As filed with the Securities and Exchange Commission on September 25, 1996

                                                      Registration No. 333-10359
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                 AMENDMENT NO. 2
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           IRON MOUNTAIN INCORPORATED
             (Exact name of registrant as specified in its charter)

          DELAWARE                            4226
  (State of incorporation)        (Primary Standard Industrial                  04-3107342
                                   Classification Code Number)       (IRS Employer Identification No.)

                      745 ATLANTIC AVENUE, BOSTON, MA 02111
                                 (617) 357-4455
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                                C. RICHARD REESE
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                           AND CHIEF EXECUTIVE OFFICER
                           IRON MOUNTAIN INCORPORATED
                               745 Atlantic Avenue
                                Boston, MA 02111
                                 (617) 357-4455
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------
                                   Copies to:

       WILLIAM J. CURRY                             ROBERT A. ZUCCARO
   SULLIVAN & WORCESTER LLP                    JONES, DAY, REAVIS & POGUE
    One Post Office Square                        599 Lexington Avenue
       Boston, MA 02109                            New York, NY 10022
        (617) 338-2800                               (212) 326-3939


                               ------------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH
STATE.

              SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1996


PROSPECTUS
            , 1996

                                  $150,000,000

[IRON MOUNTAIN LOGO]
                           IRON MOUNTAIN INCORPORATED
                      % Senior Subordinated Notes due 2006

    The % Senior Subordinated Notes due 2006 (the "Notes") are being offered (the "Offering") by Iron Mountain Incorporated (the "Company" or "Iron Mountain"). The net proceeds of the Offering will be used to repay outstanding bank debt and certain other indebtedness and to fund a portion of the purchase price of the Pending Acquisition.


   Interest on the Notes is payable on             and           , commencing
         , 1997. Except as described below, the Notes are not redeemable by
the Company prior to            , 2001. Thereafter, the Notes are redeemable at
the option of the Company, in whole or in part, at any time and from time to time, at the redemption prices set forth herein plus accrued and unpaid interest to, but excluding, the date of redemption. In addition, during the first 36 months after the date of issuance of the Notes, the Company, at its option, may redeem up to 35% of the initial principal amount of the Notes with the net proceeds of one or more Qualified Equity Offerings at a redemption price equal
to    %, plus accrued and unpaid interest to, but excluding, the date of redemption; provided that at least 65% of the initial principal amount of the Notes remains outstanding after each such redemption. Except as set forth herein, the Company is not required to make sinking fund or redemption payments with respect to the Notes at any time prior to maturity. Upon the occurrence of a Change of Control, each Holder of Notes may require the Company to repurchase such Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase.

   The Notes will be general unsecured senior subordinated obligations of the Company ranking junior to all existing and future Senior Debt of the Company. The Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated and joint and several basis (the "Subsidiary Guarantees") by substantially all of the Company's present and future Restricted Subsidiaries (collectively, the "Guarantors"). The Subsidiary Guarantees will rank junior to all existing and future Senior Debt of the Guarantors. As of June 30, 1996, on a pro forma basis after giving effect to the Transactions, the aggregate outstanding principal amount of Senior Debt of the Company and the Guarantors would have been $24.5 million.

   The Notes will not be listed on any securities exchange or included in the National Association of Securities Dealers Automated Quotation System, and there can be no assurance that there will be a secondary market therefor.

   SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------
                      Price to        Discounts and       Proceeds to the
                   the Public(1)      Commissions(2)        Company(1)(3)
- -------------------------------------------------------------------------------
Per Note                    %                   %                    %
Total              $                    $                    $
- -------------------------------------------------------------------------------

(1)Plus accrued interest, if any, on the Notes from the date of issuance.

(2)The Company and the Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3)Before deduction of expenses payable by the Company estimated to be $800,000.

   The Notes are offered by Donaldson, Lufkin & Jenrette Securities
Corporation, Bear, Stearns & Co. Inc. and Prudential Securities Incorporated (collectively, the "Underwriters") subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Notes will be made in New York, New York through the facilities of the Depository Trust Company on or about
                     , 1996, against payment therefor in immediately available funds.

Donaldson, Lufkin & Jenrette
  Securities Corporation
Bear, Stearns & Co. Inc.
Prudential Securities Incorporated

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. References to "Iron Mountain" and the "Company" include Iron Mountain Incorporated (including predecessor entities) and its consolidated subsidiaries, unless the context otherwise requires.

                                   THE COMPANY

   Iron Mountain is the largest records management company in the United States, as measured by revenues. The Company is a full-service provider of records management and related services, enabling customers to outsource records management functions. Pro forma for the Acquisitions (as defined herein), as of June 30, 1996, the Company managed approximately 29.6 million Cartons* in 103 records centers in 33 markets nationwide. The Company has a diversified base of over 19,000 customer accounts, which includes more than half of the Fortune 500 and numerous legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company provides storage and related services for all major media, including paper (which is the dominant form of records retention and which has accounted for approximately 85% of the Company's revenues since 1992), computer disks and tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. The Company's principal services include filing, retrieval and destruction of records, courier pick-up and delivery, database management and customized reporting. The Company also sells storage materials and provides consulting and other records-related services.

   The Company continues to capitalize on its leading position in the records management industry and the industry trends of increased records retention, outsourcing of records management and vendor consolidation. As a result, the Company has achieved significant increases in revenues and EBITDA (as defined herein). From 1991 to 1995, Iron Mountain's total revenues increased from $62.8 million to $104.4 million primarily from internal growth, representing a compound annual growth rate ("CAGR") of 13.5%. During the same period, storage revenues grew at a 12.9% CAGR while service and storage material sales revenues grew at a 14.6% CAGR. From 1991 to 1995, the Company's EBITDA grew from $15.0 million to $26.1 million, representing a 14.9% CAGR. Revenues and EBITDA for the six months ended June 30, 1996 increased 27.3% (10.2% from internal growth and 17.1% from acquisitions) and 24.8%, respectively, over the same period in 1995. For a discussion of the significance of EBITDA and other measures of the Company's performance determined in accordance with generally accepted accounting principles ("GAAP") and the Company's sources and applications of cash flow, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources."

Industry Overview

   According to industry sources, organizations in the United States generate an estimated four trillion documents each year, many of which must be retained and remain available for reference for many years. These records may be generally divided into two categories: active and inactive. Inactive records, which are the principal focus of the records management industry, consist of records that are not needed for immediate access but which must be retained for legal or regulatory reasons or for occasional reference to support ongoing business operations. Based on industry studies, the Company believes that inactive records make up approximately 80% of all records. The Company believes that the volume of inactive records is increasing for a number of reasons, including: (i) the rapid growth of inexpensive document producing technologies such as facsimile, desktop printing and computer networking; (ii) increased regulatory requirements; (iii) concerns over possible future litigation and the resulting increases in volume and holding periods of documentation; (iv) the high cost of reviewing records and deciding whether to retain or destroy them; and (v) the failure of many entities to adopt or follow policies on records destruction. Despite the growth of new "paperless" technologies, such as the Internet and e-mail, management believes that stored information remains predominantly paper-based and that such technologies have promoted the creation of hard copies of such electronic information.

- -------------
* The term "Carton" is defined as a measurement of volume equal to a single standard storage carton, approximately 1.2 cubic feet. The number of Cartons stored does not include storage volumes in the Company's vital records services and data protection services, which are described under "Business."

   The Company believes that it benefits from several industry fundamentals, including: (i) the historically non- cyclical nature of the records management industry; (ii) the continued trend towards corporate outsourcing of records management functions; (iii) the ability of larger records management companies to achieve economies of scale with respect to labor, real estate costs and the utilization of management information systems; and (iv) the ongoing consolidation of the records management industry.

   The Company believes that it is one of only four records management providers with a national operating presence, the balance being regional or, in most instances, single-city operators. According to the Association of Commercial Records Centers (the "ACRC"), a trade group of approximately 500 members, as of January 1994 (the latest date for which such information is available), approximately 2,600 firms offered records storage and management services in the United States. The Company believes that there is a trend toward consolidation in the records management industry and that such trend will continue to accelerate primarily because of: (i) the opportunities to achieve economies of scale; (ii) the industry's capital requirements for growth; (iii) customer demands for more sophisticated technology-based solutions; and (iv) the preference of certain large, national customers to outsource a significant portion of their records management functions to one vendor with a national presence, such as Iron Mountain.

Financial Characteristics of Iron Mountain's Business

   Iron Mountain's records management business has the following financial characteristics:

   (bullet)Recurring Revenues. Iron Mountain derives a majority of its revenues from fixed periodic (usually monthly) fees charged to customers for storage of records. Storage revenues have grown for 30 consecutive quarters and have represented approximately 60% of the Company's total revenues in each of the last five years. Once a customer places a record in storage with the Company and until that record is destroyed or permanently removed (for which the Company typically receives a service fee), the Company receives recurring payments of fixed periodic fees without incurring additional labor or marketing expenses or significant capital costs. The stable and growing storage base also provides the foundation for increases in revenues and EBITDA from service activities and sales of storage materials.

   (bullet)Historically Non-Cyclical Business. Iron Mountain has not experienced a reduction of its business as a result of past general economic downturns, although there can be no assurance that this would be the case in the future. Management believes that the outsourcing of records management may accelerate during economic downturns as companies focus on reducing costs through outsourcing non-core operating functions. In addition, management believes that companies that have outsourced records management are less likely during economic downturns to incur the move-out costs and other expenses associated with switching vendors or moving records management in-house.

   (bullet)Inherent Growth from Existing Customers. The Company's customers have on average generated additional Cartons at a faster rate than stored Cartons have been destroyed or permanently removed. From 1992 to 1995, net Cartons from existing customers grew at an average annual rate of 6.7%. The Company believes the consistent growth of its storage revenues is the result of a number of additional factors, including: (i) the trend toward increased records retention; (ii) customer satisfaction with the Company's services; and (iii) the costs and inconvenience of moving storage operations in-house or to another provider of records management services.

   (bullet)Diversified and Stable Customer Base. The Company has over 19,000 customer accounts in a variety of industries. The Company currently provides services to more than half of the Fortune 500 and numerous legal, banking, healthcare, accounting, insurance, entertainment and government organizations. Only one of the Company's customers accounted for more than 3% of revenues in 1993, 1994 or 1995. From 1992 to 1995, average annual permanent removals of Cartons represented only approximately 4% of total Cartons stored.

   (bullet)Capital Expenditures Related Primarily to Growth. The Company's business requires limited annual maintenance capital expenditures. Maintenance capital expenditures were $1.8 million, $1.2 million and $0.9 million in 1993, 1994 and 1995, respectively. From 1992 to 1995, over 90% of the Company's aggregate capital expenditures were growth-related investments, primarily in racking systems, new buildings and leasehold improvements, equipment for new facilities, management information systems and facilities restructuring. These growth-related capital expenditures are primarily discretionary and create additional capacity for increases in revenues and EBITDA.

Business Strategy

   Iron Mountain's business strategy is to increase revenues and EBITDA while maintaining a low-cost operating structure and providing premium service. The Company intends to generate growth by increasing its storage and service revenues from existing customers, adding new customers and making acquisitions. The Company's strategy is based on the following elements:

   (bullet)Provide Superior Customer Service. The Company believes it has a reputation for providing reliable, quality service based on its more than 45 years of operations, its commitment to providing premium customer service and the continuity and depth of its management team. The Company has successfully implemented a decentralized management structure that enables the Company to respond quickly and flexibly to local customer needs. Iron Mountain's proprietary Safekeeper(R) system enables it to quickly provide customized records management solutions to its customers, enhancing the quality of its services. In addition, Iron Mountain's national operating presence allows it to better service large organizations that require records management functions at multiple, geographically diverse facilities.

   (bullet)Capitalize on Operating Efficiencies. Iron Mountain pursues a low-cost operating strategy based primarily on achieving economies of scale in the areas of storage, labor and transportation, general and administrative functions and management information systems. Because occupancy costs are a major component of the Company's cost of sales, its real estate management staff aggressively seeks to minimize per Carton storage costs by designing racking systems and operating space to maximize facility storage efficiency, negotiating favorable facility leases, contracting for facilities to be built to its custom specifications, and leasing larger facilities in order to reduce operating costs per Carton. The Company seeks to increase labor efficiency by offering incentive compensation to all full-time employees based upon achieving specific operating targets. Certain operating costs, such as the maintenance of local delivery fleets, general and administrative costs and management information systems, offer economies of scale, providing the Company with operating leverage and the ability to increase its efficiency through further growth.


   (bullet)Pursue Acquisition Opportunities. The Company believes that it is well positioned to participate in the further consolidation of the records management industry. Iron Mountain's management team has successfully completed 18 acquisitions since the Company embarked on a proactive acquisition strategy in mid-1994, and one additional acquisition is currently pending. The Company intends to continue to make fold-in acquisitions to augment its operations in existing markets and to make strategic acquisitions in new geographic markets, with an emphasis on the 50 largest markets in the United States and potentially in certain markets outside the United States. Following an acquisition in a new market, the Company seeks to increase its business with the acquired customer base and to supplement that growth both with new customers and through appropriate fold-in acquisitions. In addition, the Company has successfully reduced the cost structure of its acquired operations by implementing its efficient operating strategies and leveraging its centralized administrative resources and management information systems.


   (bullet)Leverage Proprietary Safekeeper System. The Company pioneered the application of advanced information technology to the records management industry. Iron Mountain's proprietary Safekeeper system provides advanced inventory control and information access, enabling the Company to provide faster, higher quality and more flexible solutions to its customers and to lower the costs of its operations. Safekeeper has been designed to easily and effectively integrate newly acquired records management companies and offer improved levels of customer service and records management capabilities to customers acquired through acquisitions. Iron Mountain's Safekeeper system exploits bar-code technology to provide a comprehensive, standardized approach to tracking, accessing and retrieving records. Safekeeper offers state-of-the-art records management capabilities and ease of access to customers while featuring security functions to protect customer information from unauthorized access. Since 1992, the Company has invested $12.5 million to develop and refine its management information systems, including Safekeeper.

                                  THE OFFERING

Securities Offered             $150,000,000 principal amount of     % Senior Subordinated Notes due 2006
                               (the "Notes").

Maturity Date                                  , 2006

Interest Payment Dates                     and             of each year, commencing
                                               , 1997.


Guarantees                     The Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated and joint and several basis (the "Subsidiary Guarantees") by substantially all of the Company's present and future Restricted Subsidiaries
                               (collectively, the "Guarantors"). Each of the Guarantors has also guaranteed unconditionally the indebtedness outstanding under the Company's existing bank credit facility (the "Credit Agreement") and will guarantee unconditionally the indebtedness outstanding under the new bank credit facility the Company intends to enter into with its lenders (the "New
                               Credit Facility"). See "Description of the Notes--Subsidiary Guarantees."


Subordination                  The Notes will be general unsecured senior subordinated obligations of the
                               Company ranking junior to all existing and future Senior Debt of the Company, including any indebtedness that may be incurred under the Credit Agreement or the New Credit Facility. The Subsidiary Guarantees will rank junior to all existing and future Senior Debt of the Guarantors. As of June 30, 1996, on a
                               pro forma basis after giving effect to the Transactions, the aggregate outstanding principal amount of Senior Debt of the Company and the Guarantors would have been $24.5 million. See "Description of the Notes--Subordination."

Optional Redemption            Except as described below, the Notes are not redeemable by the Company prior
                               to          , 2001. Thereafter, the Notes are redeemable at the option of the
                               Company, in whole or in part, at any time and from time to time, at the redemption prices set forth herein plus accrued and unpaid interest to, but excluding, the date of redemption. In addition, during the first 36 months after the date of issuance of the Notes, the Company, at its option, may redeem up to 35% of the initial principal amount of the Notes with the net proceeds of one or more Qualified Equity Offerings at a redemption price
                               equal to      %, plus accrued and unpaid interest to, but excluding, the date of redemption; provided that at least 65% of the initial principal amount of the Notes remains outstanding after each such redemption. See "Description of the Notes--Optional Redemption."

Mandatory Redemption           Except with respect to required repurchases upon the occurrence of a Change of Control or in the event of certain Asset Sales, the Company is not required to make sinking fund or redemption payments with respect to the
                               Notes at any time prior to maturity. See "Description of the Notes--
                               Mandatory Redemption."

                                      6

Change of Control              Upon the occurrence of a Change of Control, each Holder of Notes may require the
                               Company to repurchase such Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase. See
                               "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

Certain Covenants              The Indenture governing the Notes (the "Indenture") will contain covenants restricting or limiting the ability of the Company and its Restricted
                               Subsidiaries to, among other things: (i) incur additional indebtedness, including indebtedness ranking senior to the Notes and junior to any Senior
                               Debt; (ii) pay dividends or make other restricted payments; (iii) make asset dispositions; (iv) permit liens; (v) enter into sale and leaseback transactions; (vi) enter into certain mergers; (vii) make certain investments; and (viii) enter into transactions with related persons. See
                               "Description of the Notes--Certain Covenants."

Use of Proceeds                The net proceeds of the Offering will be used to repay outstanding bank debt and certain other indebtedness and to fund a portion of the purchase price of the
                               Pending Acquisition.

                                  RISK FACTORS

   For a discussion of certain material factors that should be considered in connection with an investment in the Notes offered hereby, see "Risk Factors" on pages 10 to 14.

                  SUMMARY HISTORICAL AND PRO FORMA INFORMATION
                             (Dollars in thousands)

   The following summary historical consolidated statements of operations and balance sheet data of the Company as of and for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from the Company's audited consolidated financial statements. The summary historical consolidated statements of operations and balance sheet data of the Company for the six months ended June 30, 1995 and 1996 have been derived from the Company's unaudited condensed consolidated financial statements. The Company's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results for the entire year ending December 31, 1996. The summary historical and pro forma financial data set forth below should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information" and the Notes thereto, with "Selected Financial and Operating Information" and the Notes thereto, with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Iron Mountain's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                               Year Ended December 31,
                                            --------------------------------------------------------------
                                                                Historical
                                            --------------------------------------------------   Pro Forma
                                             1991      1992      1993        1994       1995       1995(1)
                                            -------   -------   -------    ---------    ------   ---------
Consolidated Statements of Operations Data:
Revenues:
 Storage                                    $39,510   $44,077   $48,892     $54,098    $ 64,165    $86,469
 Service and Storage Material Sales          23,330    26,596    32,781      33,520      40,271     54,431
                                            -------   -------   -------     -------    --------    -------
   Total Revenues                            62,840    70,673    81,673      87,618     104,436    140,900
Operating Expenses:
 Cost of Sales (Excluding Depreciation)      31,375    35,169    43,054      45,880      52,277     69,804
 Selling, General and Administrative         16,471    17,630    19,971      20,853      26,035     35,087
 Depreciation and Amortization                7,674     5,780     6,789       8,690      12,341     18,182
                                            -------   -------   -------     -------    --------    -------
   Total Operating Expenses                  55,520    58,579    69,814      75,423      90,653    123,073
                                            -------   -------   -------     -------    --------    -------
Operating Income                            $ 7,320   $12,094   $11,859     $12,195    $ 13,783    $17,827
                                            =======   =======   =======     =======    ========    =======
Other Data:
EBITDA (2)                                  $14,994   $17,874   $18,648     $20,885    $ 26,124    $36,009
EBITDA as a Percentage of Total Revenues       23.9%     25.3%     22.8%       23.8%       25.0%      25.6%
Capital Expenditures:
 Growth (3)                                      --   $11,226   $13,605     $15,829(4) $ 14,395         --
 Maintenance                                     --       818     1,846       1,151         858         --
                                            -------   -------   -------     -------    --------
Total Capital Expenditures                  $ 8,163   $12,044   $15,451     $16,980(4) $ 15,253         --
Approximate Cartons in Storage at End of
  Period (in millions) (5)                     10.8      12.6      15.5        17.7        23.3         --


Adjusted EBITDA and Credit Ratios:
Adjusted EBITDA (6)
Cash Interest Expense (7)
Ratio of Adjusted EBITDA to Cash Interest
  Expense
Ratio of Net Debt to Adjusted EBITDA (8)


                                               Six Months Ended June 30,
                                            ------------------------------------
                                                Historical
                                            ------------------      Pro Forma
                                             1995       1996        1996 (1)
                                            -------    -------    ---------------
Consolidated Statements of Operations Data:
Revenues:
 Storage                                    $30,748   $39,363       $ 46,224
 Service and Storage Material Sales          19,476    24,587         29,127
                                            -------   -------       --------
   Total Revenues                            50,224    63,950         75,351
Operating Expenses:
 Cost of Sales (Excluding Depreciation)      25,112    32,383         37,572
 Selling, General and Administrative         12,697    16,067         19,339
 Depreciation and Amortization                5,428     7,530          9,099
                                            -------   -------       --------
   Total Operating Expenses                  43,237    55,980         66,010
                                            -------   -------       --------
Operating Income                            $ 6,987   $ 7,970       $  9,341
                                            =======   =======       ========
Other Data:
EBITDA (2)                                  $12,415   $15,500       $ 18,440
EBITDA as a Percentage of Total Revenues       24.7%     24.2%          24.5%
Capital Expenditures:
 Growth (3)                                 $ 6,730   $10,702             --
 Maintenance                                    592       460             --
                                            -------   -------
Total Capital Expenditures                  $ 7,322   $11,162             --
Approximate Cartons in Storage at End of
  Period (in millions) (5)                     20.3      26.4           29.6


Adjusted EBITDA and Credit Ratios:                                     As of
                                                                   June 30, 1996
                                                                  -------------
Adjusted EBITDA (6) ..............................                  $ 39,018
Cash Interest Expense (7) .......................                     17,952
Ratio of Adjusted EBITDA to Cash Interest
  Expense ..........................................                    2.2x
Ratio of Net Debt to Adjusted EBITDA (8) .....                          4.4x

                                      As of June 30, 1996
                                    -----------------------
                                   Historical    Pro Forma(9)
                                   ----------    ------------
Balance Sheet Data:
Cash and Cash Equivalents           $  2,232       $  2,232
Total Assets                         212,630        268,705
Total Debt                           118,894        174,518
Stockholders' Equity                  54,729         52,501

(Footnotes on the following page)

- -------------
(Footnotes from the preceding page)


(1) Gives effect to: (i) the Completed Acquisitions (as defined herein); (ii) the Pending Acquisition (as defined herein); (iii) the consummation of the Company's initial public offering of its Common Stock, par value $0.01 per share (the "Common Stock"), which closed on February 6, 1996 (the "Initial Public Offering") and the application of the net proceeds therefrom; (iv) the closing under the New Credit Facility; and (v) the application of the estimated net proceeds from the Offering, as if each had occurred as of January 1, 1995. The Company will record, in the quarter in which the Offering is consummated, an extraordinary loss on retirement of debt, net of related tax benefit. As of June 30, 1996, the amount of such loss would have been approximately $2.2 million. The pro forma statements of operations data do not give effect to such loss. See "The Transactions," "Use of Proceeds" and "Pro Forma Condensed Consolidated Financial Information."


(2) Earnings before interest, taxes, depreciation, amortization and extraordinary charges ("EBITDA"). Based on its experience in the records management industry, the Company believes that EBITDA is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, EBITDA should not be considered an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources" for discussions of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flow.

(3) Growth capital expenditures include investments in racking systems, new buildings and leasehold improvements, equipment for new facilities, management information systems and facilities restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Investments."

(4) Includes $2,901 related to the cost of constructing a records management facility which was sold in a sale and leaseback transaction in the fourth quarter of 1994.

(5) The term "Carton" is defined as a measurement of the volume equal to a single standard storage carton, approximately 1.2 cubic feet. The number of Cartons stored does not include storage volumes in the Company's vital records services and data protection services which are described under "Business." Pro forma Carton information for 1995 is not available.


(6) Gives effect to (i) the Completed Acquisitions completed after June 30, 1996 and (ii) the Pending Acquisition. Adjusted EBITDA, as defined in the Indenture, equals the sum of (i) EBITDA of the Company and the Restricted Subsidiaries for the most recent fiscal quarter for which internal financial statements are available, multiplied by four, plus (ii) Acquisition EBITDA of each business that has been acquired by the Company since the beginning of such quarter (including any such acquisition which is occurring on the date of the calculation), multiplied by a fraction, (a) the numerator of which is three minus the number of months (and/or any portion thereof) in such quarter for which the financial results of such acquired business are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (i) above, and (b) the denominator of which is three. In addition, the effects of unusual or non-recurring items occurring in any relevant period shall be excluded in the calculation of Adjusted EBITDA. With respect to any such acquired business, Acquisition EBITDA equals the sum of (i) EBITDA of such acquired business for its last fiscal quarter for which financial statements are available, multiplied by four (or if such quarterly statements are not available, EBITDA for the last fiscal year for which financial statements are available), plus (ii) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers' Certificate filed with the Trustee, without giving effect to any operating losses of the acquired business. Such projected quantifiable savings may differ from the cost savings used to calculate the Pro Forma Condensed Consolidated Statement of Operations. Adjusted EBITDA is merely a calculation utilized for purposes of debt incurrence under the Indenture and should not be viewed as indicative of actual or future results.


(7) Cash interest expense represents total interest expense less amortization of deferred financing costs and other non-cash interest charges for the twelve months ended June 30, 1996 on a pro forma basis giving effect to the Transactions (as defined herein) as if each had occurred on July 1, 1995. The calculation of cash interest expense assumes an interest rate of 10-1/2% on the Notes.

(8) Net debt represents total debt less cash and cash equivalents and was calculated based on the pro forma net debt as of June 30, 1996 of $172.3 million.


(9) Gives effect to: (i) the Completed Acquisitions consummated after June 30, 1996; (ii) the Pending Acquisition; (iii) the closing under the New Credit Facility; and (iv) the application of the net proceeds from the Offering, as if each had occurred as of June 30, 1996. See "The Transactions," "Use of Proceeds" and "Pro Forma Condensed Consolidated Financial Information."

                                  RISK FACTORS


   Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in connection with an investment in the Notes offered hereby. Certain statements contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations," such as those regarding the goals, beliefs or current expectations of the Company and its management with respect to, among other things, revenue growth and future capital needs, and other statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward- looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors." The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


   Financial Leverage; Debt Service Requirements. The Company is highly leveraged due to the substantial indebtedness it has incurred primarily to finance acquisitions and expand its operations. As of June 30, 1996, on a pro forma basis, after giving effect to the Transactions, the Company would have had $174.5 million in total indebtedness and $52.5 million in stockholders' equity. The Company expects to continue to borrow under the New Credit Facility and possible future credit arrangements in order to finance possible future acquisitions and for general corporate purposes.

   The ability of the Company to repay the Notes and its other indebtedness will depend upon future operating performance, which is subject to the success of the Company's business strategy, prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond the Company's control. The debt service obligations of the Company could have important consequences, including the following: (i) the ability of the Company to obtain additional financing for future working capital needs or for possible future acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes; (iii) the Company may be more vulnerable to adverse economic conditions than some of its competitors and thus may be limited in its ability to withstand competitive pressures; and (iv) the Company may be more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage.

   A substantial portion of the Company's cash flow from operations is required for debt service. Management believes that cash flow from operations in conjunction with borrowings from existing and possible future credit facilities will be sufficient for the foreseeable future to meet debt service requirements and to make possible future acquisitions and capital expenditures. However, there can be no assurance in this regard, and the Company's leverage could make it vulnerable to a downturn in the operating performance of its subsidiaries, a downturn in economic conditions or, because borrowings under the New Credit Facility will bear interest at rates which fluctuate, increases in interest rates on borrowings under the New Credit Facility. If such cash flow were not sufficient to meet such debt service requirements or payments of principal, the Company could be required to sell additional equity securities, refinance its obligations or dispose of assets in order to make such scheduled payments. There can be no assurance that the Company would be able to effect any of such transactions or do so on favorable terms.

   Subordination; Guarantees. The Notes will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to the prior payment in full of all existing and future Senior Debt of the Company. At June 30, 1996, the Company had $103.6 million of indebtedness outstanding that would have constituted Senior Debt. On a pro forma basis, after giving effect to the Transactions, the Company would have had $24.5 million of Senior Debt outstanding. The Company intends to actively pursue additional acquisitions which would likely be financed through the incurrence of additional indebtedness. Such additional indebtedness may constitute Senior Debt. The Indenture allows the Company to incur Senior Debt from time to time under the New Credit Facility or otherwise, subject to certain limitations. Upon any acceleration of the maturity of the Notes or upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Debt will be first entitled to receive payment in full of all amounts due or to become due thereon before the Holders of Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. In addition, upon the occurrence of a payment default or certain other defaults in respect of outstanding Senior
Debt, Holders of Notes may be prevented from receiving payments with respect to the Notes for an extended period. See "Description of the Notes-- Subordination."


   Iron Mountain's subsidiaries have guaranteed on a senior subordinated basis its obligations under the Credit Agreement and will guarantee its obligations under the New Credit Facility. Iron Mountain's obligations under the Credit Agreement are secured by a first priority security interest in substantially all of its assets (including the stock of its subsidiaries). Iron Mountain's obligations under the New Credit Facility will be secured by a pledge of the stock of its subsidiaries. If Iron Mountain becomes insolvent or is liquidated or if the indebtedness under the Credit Agreement or the New Credit Facility is accelerated, the lenders under the Credit Agreement or the New Credit Facility would be entitled to exercise the remedies available to a secured lender. Accordingly, such lenders will have a prior claim on such assets of Iron Mountain and its subsidiaries. In such event, it is possible that there would be no assets remaining from which claims of the Holders of Notes could be satisfied or, if any assets remained, such assets might be insufficient to fully satisfy such claims. The Company may incur additional secured indebtedness in the future. See "Description of the Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens."


   Iron Mountain is a holding company, substantially all of the assets of which are the stock of its subsidiaries. Substantially all of the operations of the Company are currently conducted by Iron Mountain's direct and indirect wholly owned subsidiaries, all of which will be Guarantors, subject to the terms of the Indenture. Management of the Company believes that separate financial statements of such subsidiaries are not meaningful or material to investors and therefore such statements have not been included in this Prospectus. The Company does not currently expect that it will be required to prepare separate financial statements for any of its subsidiaries in the foreseeable future and does not expect to do so.

   Unenforceability and Release of Guarantees. Iron Mountain's obligations under the Notes will be guaranteed, jointly and severally, on a senior subordinated basis by the Guarantors. To the extent that a court were to find that (i) a Subsidiary Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (ii) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Guarantor (a) was insolvent; (b) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee; (c) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business; (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or (e) was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), then in each such case, a court could avoid or subordinate such Subsidiary Guarantee in favor of the Guarantor's other creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, a company will be considered insolvent for purposes of the foregoing if, at the time it incurs any given obligation, the sum of the company's debts (including unliquidated or contingent debt) is greater than all the company's property at a fair valuation, or if the present fair salable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts (including unliquidated or contingent debt) as they become absolute and matured.

   To the extent any Subsidiary Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, Holders of Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the Holders of Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities of such Guarantor, including without limitation, to the extent valid and enforceable, such Guarantor's guarantee of indebtedness of Iron Mountain under the Credit Agreement or the New Credit Facility, as the case may be, and any other Senior Debt of Iron Mountain guaranteed by such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the Holders of Notes relating to any voided Subsidiary Guarantee. See "Description of the Notes--Subordination."

   Based upon financial and other information currently available to it, the Company believes that the Notes and the Subsidiary Guarantees are being incurred for proper purposes and in good faith, and that the Company and each Guarantor are solvent and will continue to be solvent after issuing the Notes or the Subsidiary Guarantees, as the case may be, will have sufficient capital for carrying on their businesses after such issuance and will be able to pay their debts as they mature. There can be no assurance, however, that a court would reach the same conclusion.

   Any Guarantor may be released from its Subsidiary Guarantee at any time upon any sale, exchange or transfer in compliance with the provisions of the Indenture by the Company of the capital stock of such Guarantor or substantially all of the assets of such Guarantor and, in certain other circumstances, a Guarantor may be released from its Subsidiary Guarantee in connection with the Company's designation of such Guarantor as an Unrestricted Subsidiary. See "Description of the Notes--Certain Covenants--Additional Subsidiary Guarantees."


   Restrictions Imposed by Terms of Indebtedness. The Indenture will contain covenants restricting or limiting the ability of the Company and its Restricted Subsidiaries to, among other things: (i) incur additional indebtedness, including indebtedness ranking senior to the Notes and junior to any Senior Debt; (ii) pay dividends or make other restricted payments; (iii) make asset dispositions; (iv) permit liens; (v) enter into sale and leaseback transactions;
(vi) enter into certain mergers; (vii) make certain investments; and (viii) enter into transactions with related persons. In addition, the Credit Agreement contains, and the New Credit Facility will contain, certain other and more restrictive covenants than those contained in the Indenture. See "Description of New Credit Facility." This may adversely affect the Company's ability to pursue its acquisition strategy. The Credit Agreement also requires, and the New Credit Facility will require, the Company to maintain specific financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The breach of any of those covenants could result in a default under the New Credit Facility, the Indenture or both. In the event of a default under the New Credit Facility or the Indenture, the lenders could seek to declare all amounts outstanding under the New Credit Facility, together with accrued and unpaid interest, if any, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders under the New Credit Facility could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the New Credit Facility or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company. The Notes are subordinated to all existing and future Senior Debt of the Company, including indebtedness under the Credit Agreement or the New Credit Facility, as the case may be, and the Guarantees are subordinated to all existing and future Senior Debt of the Guarantors, including guarantees by the Guarantors of the indebtedness outstanding under the Credit Agreement or the New Credit Facility, as the case may be. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


   Holding Company Structure; Dependence Upon Operations of Subsidiaries. Substantially all of the tangible assets of the Company are held by, and substantially all of the Company's operating revenues are derived from operations of, the Company's subsidiaries. Therefore, the Company's ability to pay interest and principal when due to Holders of Notes will be dependent upon the receipt of sufficient funds from such subsidiaries. However, the Company's obligations under the Notes will be guaranteed, jointly and severally, on a senior subordinated basis, by substantially all of the Company's present and future Restricted Subsidiaries.

   Risk of Inability to Finance Change of Control Offer. In the event of a Change of Control, the Company will be required to offer to purchase all Notes then outstanding at a purchase price, in cash, equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company would be able to obtain such funds through a refinancing of the Notes to be purchased or otherwise, or that the purchase would be permitted under the Credit Agreement, the New Credit Facility or the terms of other financing instruments, as the case may be. Also, the requirement that the Company offer to purchase all Notes then outstanding in the event of a Change of Control may have the effect of deterring a third party from effecting a transaction that would constitute a Change of Control. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

   Absence of Public Market for the Notes. There is no public market for the Notes. The Notes will not be listed on any securities exchange or included in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Underwriters that, following the completion of the Offering, the Underwriters presently intend to make a market in the Notes; however, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. See "Underwriting."


   Risks Associated with Acquisition Strategy. The Company has pursued and intends to continue to pursue acquisitions of records management businesses as a key component of its growth strategy. Since mid-1994, the Company has acquired or entered into agreements to acquire 19 companies (of which 18 have been completed and one is pending) engaged in the records management and related businesses for estimated cash purchase prices aggregating $103.2 million (not including contingent payments of up to $4.6 million based upon the achievement of certain revenue targets from 1996 through 1998). See "The Transactions" and "Recent and Pending Acquisitions." Possible future acquisitions may be for purchase prices significantly larger than those paid for acquisitions consummated since mid-1994. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any completed acquisition will depend in part on Iron Mountain's ability to integrate effectively the acquired records management business into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. No assurance can be given that the Pending Acquisition will be completed, that additional suitable acquisition candidates will be identified, financed and purchased on acceptable terms, or that recent acquisitions or future acquisitions, if completed, will be successful. See "Business--Growth Strategy--Growth through Acquisitions."


   Acquisitions by the Company in excess of $25 million individually and $50 million in the aggregate per year will require the approval of the majority lenders under the Credit Agreement, and the New Credit Facility will contain similar or other restrictions on acquisitions. No assurance can be given that the lenders will consent to any acquisitions that the Company proposes to make in excess of such limits.

   The size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

   Competition; Alternative Technologies. The Company faces competition from one or more competitors in all geographic areas where it operates. The Company believes that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology, and believes that it generally competes effectively based on these factors. As a result of this competition, the records management industry has for the past several years experienced downward pricing pressures. While Iron Mountain believes that this pricing climate is stabilizing, there can be no assurance that prices will not decline further, as competitors seek to gain or preserve market share. Should a further downward trend in pricing occur or continue for an extended period of time, it could have a material adverse effect on the Company's results of operations. The Company also competes for acquisition candidates. Some of the Company's competitors may possess greater financial and other resources than the Company. If any such competitor were to devote additional resources to the records management business and such acquisition candidates or to focus its strategy on the Company's markets, the Company's results of operations could be adversely affected. In addition, the Company faces competition from the internal document handling capability of its current and potential customers. There can be no assurance that these organizations will outsource more of their document management needs or that they will not bring in-house some or all of the functions they currently outsource. See "Business--The Records Management Industry" and "Business--Competition."

   The substantial majority of the Company's revenues have been derived from the storage of paper documents and from related services. Such storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less space than paper. Such technologies include computer media, microforms, audio/video tape, film, CD-ROM and optical disk. None of these technologies has replaced paper as the principal means for storing information. However, there can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) may not in the future reduce or supplant the use of paper as a preferred medium, which could in turn adversely affect the Company's business.

   Casualty. The Company currently maintains and intends to continue to maintain, to the extent such insurance is available on commercially reasonable terms, comprehensive liability, fire, flood and earthquake (where appropriate) and extended coverage insurance with respect to the properties that it now owns or leases or that it may in the future own or lease, with customary limits and deductibles. Certain types of loss, however, may not be fully insurable on a cost-effective basis, such as losses from earthquakes, or may be altogether uninsurable, such as losses from riots. In addition, as of June 30, 1996, 24 of the Company's 89 records management facilities were located in California and the Company derived approximately 30% of its revenues for the six months ended June 30, 1996 from its operations in California. The Company has in the past suffered damages and losses from an earthquake and a riot in California, which damages and losses were substantially covered by insurance. In the future, should uninsured losses or damages occur, the Company could lose both its investment in and anticipated profits and cash flow from the affected property and may continue to be obligated on any leasehold obligations, mortgage indebtedness or other obligations related to such property. As a result, any such loss could materially adversely affect the Company. See "Business--Insurance."


   Environmental Matters. As of June 30, 1996, the Company owned or leased approximately 6.3 million square feet of facilities. Under various federal, state and local environmental laws, ordinances and regulations ("environmental laws"), an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of such substances, or the failure to properly remediate such property, may adversely affect the current property owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination.

   Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs"). Such laws may impose liability for release of ACMs and may enable third parties to seek recovery from owners or operators of real estate for personal injury associated with exposure to such substances. Certain facilities operated by the Company contain or may contain ACMs. In addition, certain of the properties formerly or currently owned or operated by the Company were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes, and in some instances, included the operation of underground storage tanks ("USTs").

   In connection with its former and current ownership or operation of certain properties, the Company may be potentially liable for environmental costs such as those discussed above and as more specifically described under "Business--Environmental Matters." The Company has from time to time conducted certain environmental investigations and remedial activities at certain of its former and current facilities, but an in-depth environmental review of the properties has not been conducted by or on behalf of the Company.

   The Company believes it is in substantial compliance with all applicable material environmental laws. The Company has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental noncompliance, liability or claim relating to hazardous substances or wastes, petroleum products or material environmental laws applicable to Company operations in connection with any of its present or former properties other than as described under "Business--Environmental Matters." However, no assurance can be given that there are, or as a result of possible future acquisitions there will be, no environmental conditions for which the Company might be liable in the future or that future regulatory action, as well as compliance with future environmental laws, will not require the Company to incur costs for or at its properties that could have a material adverse effect on the Company's financial condition and results of operations.

   Reliance on Executive Officers. The Company's success is partially dependent upon the performance and continued availability of its current executive officers. The Company does not have employment contracts with any of its current executive officers. There can be no assurance that the Company will be able to retain such officers, the loss of whom could have a material adverse effect upon the Company. See "Management."

   Recent Publicity. On September 3, 1996, The Boston Globe, a regional daily newspaper, published a business news article regarding the Company. The article contained numerous statements about the Company and quotations from the Company's Chief Executive Officer. The article did not set forth material information or cautionary statements relevant to an evaluation of the statements and quotations regarding the Company in the article. Prospective investors in the Notes should not rely on such article and should only rely upon the information and cautionary statements contained in this Prospectus, including "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE COMPANY

   Iron Mountain is the largest records management company in the United States, as measured by revenues. The Company is a full-service provider of records management and related services, enabling customers to outsource data and records management functions. Pro forma for the Acquisitions, as of June 30, 1996, the Company managed approximately 29.6 million Cartons in 103 records centers in 33 markets nationwide. The Company has a diversified base of over 19,000 customer accounts, which includes more than half of the Fortune 500 and numerous legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company provides storage and related services for all major media, including paper (which is the dominant form of records retention and which has accounted for approximately 85% of the Company's revenues since 1992), computer disks and tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. The Company's principal services include filing, retrieval and destruction of records, courier pick-up and delivery, database management and customized reporting. The Company also sells storage materials and provides consulting and other records-related services.

   Iron Mountain's operations date to 1951, when a corporate predecessor commenced storage operations in a network of underground vaults in a former iron ore mine, focusing on the maximum-security storage of corporate vital records in the Northeast. That company was acquired by Schooner Capital Corporation ("Schooner") in 1975, after which its focus shifted to more general records management. In 1988, a corporate affiliate of Schooner acquired the Bell & Howell Records Management Company and its subsidiaries ("BHRM") for approximately $75 million. At that time, BHRM conducted storage operations in various states, with significant operations in California. The current Iron Mountain was incorporated in 1990 as part of a recapitalization that consolidated the former BHRM operations with the predecessor's Northeast operations.

   The principal executive offices of the Company are located at 745 Atlantic Avenue, Boston, Massachusetts 02111. Its telephone number is (617) 357-4455.

                                THE TRANSACTIONS


   In connection with the Offering, the Company intends to: (i) repay all indebtedness outstanding under the Credit Agreement; (ii) repay its 13.42% Senior Subordinated Notes due December 14, 2000 (the "Chrysler Notes"); (iii) repay certain indebtedness incurred by the Company in connection with a 1990 acquisition and represented by two junior subordinated notes (collectively, the "FDS Notes"), one of which is held by Schooner; (iv) fund the purchase price of the Pending Acquisition described below under "Recent and Pending Acquisitions;" and (v) enter into the New Credit Facility (the foregoing, together with the Offering and the application of the net proceeds therefrom and the Completed Acquisitions consummated after June 30, 1996, are referred to collectively as the "Transactions").


Sources and Uses of Funds

   The estimated sources and uses of funds in connection with the Transactions are set forth below (in millions):

Sources of Funds:
New Credit Facility                                     $ 13.7
Senior Subordinated Notes due 2006                       150.0
                                                        ------
   Total Sources                                        $163.7
                                                        ======
Uses of Funds:
Repay Credit Agreement (1)                              $ 92.9
Repay Chrysler Notes (1)                                  14.8
Repay FDS Notes (1)                                        0.4
Purchase Price of Pending Acquisition and
  Acquisitions Completed after June 30, 1996 (2)          47.5
Estimated Fees and Expenses (3)                            8.1
                                                        ------
   Total Uses                                           $163.7
                                                        ======

                                               (Footnotes on the following page)

- -----------
(Footnotes from the preceding page)

(1) Balances are as of June 30, 1996.

(2) Acquisitions completed after June 30, 1996 were initially financed by borrowings under the Credit Agreement and a portion of the net proceeds of the Offering will be used to repay such indebtedness.

(3) Consists of estimated fees and expenses related to the Offering, the repayment of the Credit Agreement, the Chryster Notes and the FDS Notes and the closing of the New Credit Facility.


   Repayment of Credit Agreement Indebtedness. The Company is party to the Amended and Restated Credit Agreement dated as of January 31, 1995, as amended (as so amended, the "Credit Agreement") among the Company, the lenders party thereto and The Chase Manhattan Bank (National Association), as agent for such lenders. Borrowings by the Company under the Credit Agreement during the most recent twelve months were used to finance acquisitions and for working capital. The Credit Agreement has a final maturity date of July 31, 2002. The weighted average interest rate on September 3, 1996 on the indebtedness outstanding under the Credit Agreement was 8.5%.

   Repayment of Chrysler Notes. Pursuant to a Note Purchase Agreement dated as of December 14, 1990, as amended, the Company issued the Chrysler Notes in an aggregate principal amount of $15.0 million to Chrysler Capital Corporation. The Company will repay the Chrysler Notes in full with a portion of the net proceeds of the Offering; the amount shown under "Uses of Funds" above does not include related fees and expenses.

   Repayment of FDS Notes. In connection with a 1990 acquisition, the Company issued to First Document Storage Corporation of America $450,000 in principal amount of the FDS Notes, which mature in March 2000 and bear interest at the rate of 8% per annum. In 1991, Schooner acquired $382,500 in principal amount of the FDS Notes as an investment. The Company intends to use a portion of the net proceeds from the Offering to repay the FDS Notes in their entirety.


   Pending Acquisition. A portion of the net proceeds from the Offering, together with borrowings under the New Credit Facility, will be used to fund the Pending Acquisition described under "Recent and Pending Acquisitions" below.



   New Credit Facility. The Company intends to replace the Credit Agreement with the New Credit Facility. The New Credit Facility will provide the Company with revolving credit availability of up to $100 million for the Pending Acquisition and possible future acquisitions, working capital and other corporate purposes, and will terminate on September 30, 2001. As was the case with the Credit Agreement, the Company's obligations under the New Credit Facility will be guaranteed by substantially all of the Company's subsidiaries; however, unlike the Credit Agreement, the New Credit Facility will be secured only by the pledge of the stock of such subsidiaries. See "Description of New Credit Facility" for a description of the anticipated terms of the New Credit Facility. No assurance can be given that the Company will enter into the New Credit Facility on these or any other terms. The Offering is not conditioned on the closing of the New Credit Facility.

                        RECENT AND PENDING ACQUISITIONS


   As part of its growth strategy, since mid-1994 the Company has acquired or entered into agreements to acquire 19 records management businesses. Since January 1, 1995, the Company has purchased for cash 15 such businesses (the "Completed Acquisitions") and has entered into a definitive agreement to acquire one additional records management business (the "Pending Acquisition" and, together with the Completed Acquisitions, the "Acquisitions").



   The total purchase price of the Completed Acquisitions was approximately $80.1 million (not including contingent payments of up to $0.6 million based upon the achievement of certain revenue targets during 1996 and 1997), and the purchase price of the Pending Acquisition is approximately $20.2 million (not including contingent payments of up to $4.0 million based upon the achievement of certain revenue targets during 1997 and 1998). The Completed Acquisitions represent in the aggregate total annual revenues of approximately $32.0 million, and the Pending Acquisition represents total annual revenues of approximately $8.8 million (calculated in each case by reference to the revenues of each such acquired business during the twelve months ended December 31, 1995, which calculation includes an estimate of total revenues for the portion of 1995, if any, during which any such acquired business was included in the Company's results of operations). See "Pro Forma Condensed Consolidated Financial Information."



   The following table presents certain information for each acquisition completed since 1994 and for the Pending Acquisition.



                                                                               Principal
                                                                               State(s) of
Acquisition                                                                    Operation         Completion Date
- -----------                                                                    --------------    ----------------------
1994 Acquisitions
Data protection service business of Media Management Group, Inc.               Connecticut       June 1994
Data protection service business of Digital Equipment Corporation              Massachusetts     July 1994
Storage and Retrieval Concepts, Inc.                                           Ohio              October 1994

1995 Acquisitions
National Business Archives, Inc.                                               Maryland          March 1995
DataFile Services, Inc.                                                        Texas             October 1995
Brooks Records Center, Inc.                                                    Delaware          December 1995
Data Management Business Records Storage, Inc.                                 Georgia           December 1995

1996 Acquisitions
Nashville Vault Company, Ltd.                                                  Tennessee         January 1996
Florida Data Bank, Inc.                                                        Florida           January 1996
DataVault Corporation                                                          Massachusetts     February 1996
Data Storage Systems, Inc.                                                     California        March 1996
Brambles CRC, Inc.                                                             Ohio and          April 1996
                                                                                 Kentucky
Records management business of Output Technologies Central Region, Inc.        Missouri          May 1996
Records management business of The Fortress Corporation                        Massachusetts     July 1996
                                                                                 and Florida
Data Archive Services, Inc. and Data Archive Services of Miami, Inc.           Florida           August 1996
DKA Industries, Inc. (d/b/a Systems Record Storage)                            Florida           August 1996
International Record Storage and Retrieval Service, Inc.                       New Jersey        September 1996
Security Archives Corporation                                                  California        September 1996

Pending Acquisition                                                                              Status
                                                                                                 ----------------------
Mohawk Business Record Storage, Inc.                                                             Definitive
                                                                               Minnesota         Agreement


   The closing of the Pending Acquisition is subject to various conditions and no assurance can be given that the Pending Acquisition will be completed. See "Risk Factors--Risks Associated with Acquisition Strategy." The Offering is not conditioned upon the completion of the Pending Acquisition, and the Pending Acquisition is not conditioned upon completion of the Offering.

                                USE OF PROCEEDS


   The gross proceeds from the Offering will be used: (i) to repay indebtedness under the Credit Agreement, the Chrysler Notes and the FDS Notes; (ii) to fund a portion of the purchase price of the Pending Acquisition; and (iii) to pay certain fees and expenses related to the Offering. See "The Transactions" and "Recent and Pending Acquisitions." The net proceeds to the Company from the Offering are estimated to be approximately $144.7 million, after deducting underwriting discounts and commissions and estimated Offering expenses. In the event the Pending Acquisition is not consummated, the available net proceeds from the Offering will be used for possible future acquisitions and for general corporate purposes. Prior to funding the Pending Acquisition or to such other use, the net proceeds from the Offering will be invested in short-term, dividend-paying or interest-bearing investment grade securities.


                                 CAPITALIZATION
                  (Dollars in thousands, except per share data)

   The following table sets forth the capitalization of the Company at June 30, 1996 and pro forma to give effect to the Transactions as if they had occurred on June 30, 1996.

                                                                As of June 30, 1996
                                                               ---------------------
                                                               Actual     Pro Forma
                                                                -------   ----------
Cash and Cash Equivalents                                     $  2,232     $  2,232
                                                              ========     ========
Long-term Debt (Including Current Maturities):
 Credit Agreement                                             $ 92,850     $     --
 New Credit Facility                                                --       13,731
 Real Estate Mortgages                                          10,761       10,761
 Senior Subordinated Notes due 2006                                 --      150,000
 Chrysler Notes                                                 14,807           --
 FDS Notes and Other                                               476           26
                                                              --------     --------
Total Long-term Debt                                           118,894      174,518
Stockholders' Equity:
Common Stock, $0.01 par value; 13,000,000 Shares
  Authorized, 9,627,141 Issued and Outstanding                      96           96
Non-voting Common Stock, $0.01 par value;
  1,000,000 Shares Authorized, 500,000 Issued and
  Outstanding                                                        5            5
Additional Paid-in Capital                                      62,014       62,014
Accumulated Deficit                                             (7,386)      (9,614)
                                                              --------     --------
 Total Stockholders' Equity                                     54,729       52,501
                                                              --------     --------
   Total Capitalization                                       $173,623     $227,019
                                                              ========     ========

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


   The following unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared based upon the unaudited historical condensed consolidated balance sheet of Iron Mountain as of June 30, 1996 and the balance sheets as of June 30, 1996 of the Completed Acquisitions consummated after June 30, 1996 and the Pending Acquisition, and gives effect to: (i) such Completed Acquisitions and the Pending Acquisition; (ii) the closing under the New Credit Facility; and
(iii) the application of the estimated net proceeds from the Offering (after deducting underwriting discounts and commissions and estimated expenses of the Offering), as if each had occurred as of June 30, 1996. The following unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1996 and for the year ended December 31, 1995 give effect to each of the above transactions and to (i) the Completed Acquisitions which occurred before June 30, 1996 and (ii) the Initial Public Offering and the application of the net proceeds therefrom, as if each had occurred as of January 1, 1995. Pro forma adjustments are described in the accompanying notes.


   The following unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of January 1, 1995, nor do they purport to indicate the results of the Company's future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the Acquisitions. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

   The pro forma condensed consolidated financial information should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                           IRON MOUNTAIN INCORPORATED

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1996

                                 (In thousands)

                                                              Pending and                      Pro Forma
                                                 Iron          Completed                          Iron
                                              Mountain     Acquisitions (1)     Adjustments     Mountain
                                              ---------   -------------------   -----------     --------
Assets
Current Assets                                $ 25,865          $ 3,302           $   941 (A)   $ 30,108
Property, Plant and Equipment, net             103,004            6,940             4,324 (A)    114,268
Goodwill, net                                   72,213               20            36,037 (A)    108,270
Other Long-term Assets                          11,548              480             4,031 (A)     16,059
                                              --------          -------           -------       --------
 Total Assets                                 $212,630          $10,742           $45,333       $268,705
                                              ========          =======           =======       ========
Liabilities and Stockholders' Equity
Current Liabilities                           $ 23,129          $ 7,337           $(8,182)(B)   $ 22,284
Long-term Debt, net of current portion         115,700              388            58,236 (B)    174,324
Other Long-term Liabilities                      6,769            1,281            (1,219)(B)      6,831
Deferred Rent                                    7,897              242               220 (B)      8,359
Deferred Income Taxes                            4,406             --                  --          4,406
Stockholders' Equity                            54,729            1,494            (3,722)(B)     52,501
                                              --------          -------           -------       --------
 Total Liabilities and Stockholders' Equity   $212,630          $10,742           $45,333       $268,705
                                              ========          =======           =======        =======

- -----------
(1) See Schedule A for detail of the Pending and Completed Acquisitions.

                 The accompanying Notes are an integral part of
                      these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                      (In thousands, except per share data)

                                                        Pending and                    Pro Forma
                                            Iron         Completed                        Iron
                                         Mountain    Acquisitions (1)   Adjustments     Mountain
                                         --------    ----------------   -----------     --------
Revenues:
 Storage                                  $39,363         $ 6,861          $   --        $46,224
 Service and Storage Material Sales        24,587           4,540              --         29,127
                                          -------         -------          ------        -------
   Total Revenues                          63,950          11,401              --         75,351
Operating Expenses:
 Cost of Sales (Excluding Depreciation)    32,383           5,518            (329)(D)     37,572
 Selling, General and Administrative       16,067           4,454          (1,182)(E)     19,339
 Depreciation and Amortization              7,530             750             819 (F)      9,099
                                          -------         -------          ------        -------
   Total Operating Expenses                55,980          10,722            (692)        66,010
                                          -------         -------          ------        -------
Operating Income                            7,970             679             692          9,341
Interest Expense                            6,385             334           2,980 (G)      9,699
                                          -------         -------          ------        -------
Income (Loss) before Provision
  (Benefit) for Income Taxes                1,585             345          (2,288)          (358)
Provision (Benefit) for Income Taxes          888             (30)           (705)(H)        153
                                          -------         -------          ------        -------
Net Income (Loss)                             697             375          (1,583)          (511)
Accretion of Redeemable Put Warrant           280            --              (280)(I)         --
                                          -------         -------          ------        -------
Net Income (Loss) Applicable to Common
  Stockholders                            $   417         $   375         $(1,303)       $  (511)
                                          =======         =======         =======        =======
Net Income (Loss) per Common and Common
  Equivalent Share                        $  0.04                                        $ (0.05)
Weighted Average Common and Common
  Equivalent Shares Outstanding             9,899                             400 (J)     10,299

Other Data:
 EBITDA                                   $15,500         $ 1,429         $ 1,511        $18,440

- ------------
(1) See Schedule B for detail of the Pending and Completed Acquisitions.

                 The accompanying Notes are an integral part of
                      these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                      (In thousands, except per share data)

                                                          Pending and                    Pro Forma
                                              Iron         Completed                        Iron
                                           Mountain    Acquisitions (1)    Adjustments    Mountain
                                           --------    ----------------    -----------    --------
Revenues:
 Storage                                   $ 64,165         $22,304          $   --       $ 86,469
 Service and Storage Material Sales          40,271          14,897            (737)(C)     54,431
                                           --------         -------          ------        -------
   Total Revenues                           104,436          37,201            (737)       140,900
Operating Expenses:
 Cost of Sales (Excluding Depreciation)      52,277          18,581          (1,054)(D)     69,804
 Selling, General and Administrative         26,035          11,604          (2,552)(E)     35,087
 Depreciation and Amortization               12,341           2,962           2,879 (F)     18,182
                                           --------         -------          ------        -------
   Total Operating Expenses                  90,653          33,147            (727)       123,073
                                           --------         -------          ------        -------
Operating Income                             13,783           4,054             (10)        17,827
Interest Expense                             11,838           1,814           5,751 (G)     19,403
                                           --------         -------          ------        -------
Income (Loss) before Provision for
  Income Taxes                                1,945           2,240          (5,761)        (1,576)
Provision for Income Taxes                    1,697             102          (1,427)(H)        372
                                           --------         -------          ------        -------
Net Income (Loss)                               248           2,138          (4,334)        (1,948)
Accretion of Redeemable Put Warrant           2,107              --          (2,107)(I)         --
                                           --------         -------          ------        -------
Net Income (Loss) Applicable to Common
  Stockholders                             $ (1,859)        $ 2,138         $(2,227)       $(1,948)
                                           ========         =======          ======        =======
Net (Loss) per Common and Common
  Equivalent Share                         $  (0.24)                                       $ (0.19)
Weighted Average Common and Common
  Equivalent Shares Outstanding               7,784                           2,350 (J)     10,134

Other Data:
 EBITDA                                    $ 26,124         $ 7,016         $ 2,869        $36,009

- ------------
(1) See Schedule C for detail of the Pending and Completed Acquisitions.

                 The accompanying Notes are an integral part of
                      these pro forma financial statements.

                                                                      SCHEDULE A
                           IRON MOUNTAIN INCORPORATED

                 SCHEDULE OF PENDING AND COMPLETED ACQUISITIONS
                               AS OF JUNE 30, 1996

                                 (In thousands)

                                  (Unaudited)

                                             Acquisitions
                                               Completed                     Pending
                                                 after        Pending          and
                                               June 30,    Acquisition      Completed
                                                 1996        (Mohawk)      Acquisitions
                                              ----------   ------------   -------------
Assets
Current Assets                                  $1,814        $1,488         $ 3,302
Property, Plant and Equipment, net               3,135         3,805           6,940
Goodwill, net                                       20            --              20
Other Long-term Assets                             249           231             480
                                                ------        ------         -------
 Total Assets                                   $5,218        $5,524         $10,742
                                                ======        ======         =======
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities                             $3,367        $3,970         $ 7,337
Long-term Debt, net of current portion             388            --             388
Other Long-term Liabilities                      1,281            --           1,281
Deferred Rent                                      242            --             242
Stockholders' Equity (Deficit)                     (60)        1,554           1,494
                                                ------        ------         -------
 Total Liabilities and Stockholders'
  Equity                                        $5,218        $5,524         $10,742
                                                ======        ======         =======

                 The accompanying Notes are an integral part of
                      these pro forma financial statements.

                                                                      SCHEDULE B
                           IRON MOUNTAIN INCORPORATED

                 SCHEDULE OF PENDING AND COMPLETED ACQUISITIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                 (In thousands)

                                  (Unaudited)

                                                                            Pending
                                                            Pending           and
                                             Completed    Acquisition       Completed
                                        Acquisitions(1)     (Mohawk)      Acquisitions
                                        ---------------   -----------    ------------
Revenues:
 Storage                                     $4,210          $2,651         $ 6,861
 Service and Storage Material Sales           2,454           2,086           4,540
                                             ------          ------         -------
   Total Revenues                             6,664           4,737          11,401
Operating Expenses:
 Cost of Sales (Excluding Depreciation)       3,161           2,357           5,518
 Selling, General and Administrative          2,840           1,614           4,454
 Depreciation and Amortization                  391             359             750
                                             ------          ------         -------
   Total Operating Expenses                   6,392           4,330          10,722
                                             ------          ------         -------
Operating Income (Loss)                         272             407             679
Interest Expense                                209             125             334
                                             ------          ------         -------
Income before (Benefit) for Income
  Taxes                                          63             282             345
(Benefit) for Income Taxes                      (30)             --             (30)
                                             ------          ------         -------
Net Income                                   $   93          $  282         $   375
                                             ======          ======         =======
Other Data:
 EBITDA                                      $  663          $  766         $ 1,429

- -----------
(1) Represents historical results of operations for each Completed Acquisition consummated in 1996 for the period in 1996 prior to acquisition by the Company. See "Overview" in the accompanying Notes.

                 The accompanying Notes are an integral part of
                      these pro forma financial statements.

                                                                      SCHEDULE C
                          IRON MOUNTAIN INCORPORATED

                 SCHEDULE OF PENDING AND COMPLETED ACQUISITIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                 (In thousands)

                                  (Unaudited)

                                                   Completed Acquisitions (1)
                                    ----------------------------------------------------------
                                                                                                                   Pending
                                    National                                         Total         Pending           and
                                    Business       Data    Nashville               Completed    Acquisition       Completed
                                    Archives   Management     Vault      Other   Acquisitions     (Mohawk)      Acquisitions
                                    --------   ----------  ---------     -----   ------------   -----------    ------------
Revenues:
 Storage                            $  758      $2,912      $  636      $13,293      $17,599        $4,705         $22,304
 Service and Storage
   Material Sales                      471       2,308         739        7,284       10,802         4,095          14,897
                                     -----      ------      ------      -------      -------        ------         -------
   Total Revenues                    1,229       5,220       1,375       20,577       28,401         8,800          37,201
Operating Expenses:
 Cost of Sales (Excluding
   Depreciation)                       712       2,543         499       10,183       13,937         4,644          18,581
 Selling, General and
   Administrative                       89       1,418         327        6,936        8,770         2,834          11,604
 Depreciation and Amortization          55         506         122        1,621        2,304           658           2,962
                                     -----      ------      ------      -------      -------        ------         -------
   Total Operating Expenses            856       4,467         948       18,740       25,011         8,136          33,147
                                     -----      ------      ------      -------      -------        ------         -------
Operating Income                       373         753         427        1,837        3,390           664           4,054
Interest Expense                        14         494          61          976        1,545           269           1,814
                                     -----      ------      ------      -------      -------        ------         -------
Income before Provision for
  Income Taxes                         359         259         366          861        1,845           395           2,240
Provision for Income Taxes            --            87        --             15          102            --             102
                                     -----      ------      ------      -------      -------        ------         -------
Net Income                          $  359      $  172      $  366      $   846      $ 1,743        $  395         $ 2,138
                                     =====      ======      ======      =======      =======        ======         =======
Other Data:
 EBITDA                             $  428      $1,259      $  549      $ 3,458      $ 5,694        $1,322         $ 7,016

- ------------
(1) Represents historical results of operations for each Completed Acquisition for the period in 1995 prior to acquisition by the Company.
    See "Overview" in the accompanying Notes.

                 The accompanying Notes are an integral part of
                      these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

Overview


   In March 1995, the Company acquired National Business Archives, Inc. ("NBA") for $15.7 million. In October 1995, the Company acquired DataFile Services, Inc. In December 1995, the Company acquired Data Management Business Records Storage, Inc. ("Data Management") for $14.5 million. In December 1995, the Company also acquired Brooks Records Center, Inc. In January 1996, the Company acquired Nashville Vault Company, Ltd. ("Nashville Vault") for $3.5 million. In January 1996, the Company also acquired Florida Data Bank, Inc. ("FDB"). In February 1996, the Company acquired DataVault Corporation. In March 1996, the Company acquired Data Storage Systems, Inc. In April 1996, the Company acquired Brambles CRC, Inc. ("CRC"). In May 1996, the Company acquired the records management business of Output Technologies Central Region, Inc. In July 1996, the Company acquired the records management business of The Fortress Corporation. In August 1996, the Company acquired Data Archive Services, Inc. and Data Archive Services of Miami, Inc. (collectively, "DAS") and DKA Industries, Inc. In September 1996, the Company acquired International Record Storage and Retrieval Service, Inc. and Security Archives Corporation. The results of operations of the Acquisitions which were consummated prior to June 30, 1996 are included in the results of operations of the Company from their respective dates of acquisition. The historical balance sheet of the Company at June 30, 1996 includes the acquisitions consummated prior to June 30, 1996. The aggregate purchase price of the foregoing acquisitions, excluding NBA, Data Management and Nashville Vault, was $46.4 million (not including contingent payments of up to $0.6 million based upon the achievement of certain revenue targets during 1996 and
1997).



   During September 1996, the Company entered into a definitive agreement to purchase Mohawk Business Record Storage, Inc. ("Mohawk") for $20.2 million (not including contingent payments of up to $4.0 million based upon the achievement of certain revenue targets during 1997 and 1998). The closing of the Pending Acquisition is subject to various conditions, and no assurance can be given that such acquisition will be completed. All of the Completed Acquisitions have been, and the Pending Acquisition, if consummated, will be, accounted for as purchases.


   The accompanying unaudited pro forma condensed consolidated financial statements reflect the following as though each had occurred on January 1, 1995:
(i) the Initial Public Offering and the application of the net proceeds therefrom; (ii) the Offering and the application of the net proceeds therefrom;
(iii) the closing of the New Credit Facility; and (iv) the Acquisitions. The Company will record, in the quarter in which the Offering is consummated, an extraordinary loss on retirement of debt, net of related tax benefit. As of June 30, 1996, the amount of such loss would have been approximately $2.2 million. While the extraordinary charge has been reflected in the accompanying pro forma balance sheet, the pro forma statements of operations do not give effect to such loss. Such loss consists of the write-off of deferred financing costs, original issue discount, prepayment penalty and loss on termination of interest rate protection agreements.

Balance Sheet

   The aggregate consideration paid or to be paid for the Acquisitions is approximately $100.3 million in cash (not including up to $4.6 million of contingent payments based upon the achievement of certain revenue targets from 1996 through 1998). The excess of the purchase price over the book value of the net assets acquired for each of the Acquisitions has been allocated to tangible and intangible assets, based on the Company's estimate of the fair value of the net assets acquired. The allocations of the purchase price as illustrated below may change upon final appraisal of the fair value of the net assets acquired.

                                                                         (In millions)
Acquisitions Completed Prior to June 30, 1996:
 Book value of net assets acquired                                      $11.6
 Allocation of purchase price in excess of acquired assets:
  Property, Plant and Equipment (Fair Value Adjustment)                   5.4
  Other Long-term Assets (Covenants not to Compete)                       2.8
  Current Liabilities (Relocation and Other Reserves)                    (1.8)
  Deferred Rent (Unfavorable Lease Liability)                            (5.3)
  Goodwill                                                               40.1
                                                                           --
 Purchase Price of Acquisitions Completed Prior to June 30, 1996                  $ 52.8
Acquisitions Completed after June 30, 1996 and the Pending
  Acquisition:
 Book value of net assets acquired                                      $ 9.2
 Allocation of purchase price in excess of acquired assets:
  Property, Plant and Equipment (Fair Value Adjustment)                   4.8
  Other Long-term Assets (Covenants not to Compete)                       0.2
  Current Liabilities (Relocation and Other Reserves)                    (2.3)
  Deferred Rent (Unfavorable Lease Liability)                            (0.4)
  Goodwill                                                               36.0
                                                                           --
 Purchase Price of Acquisitions Pending as of June 30, 1996                         47.5
                                                                                  ------
 Total Purchase Price of Acquisitions                                             $100.3
                                                                                  ======


   The Acquisitions completed prior to June 30, 1996 were financed with long-term debt and proceeds from the Initial Public Offering. The Acquisitions completed after June 30, 1996 and the Pending Acquisition are assumed to be financed with long-term debt. The Company will fund the purchase price of the Pending Acquisition with a portion of the net proceeds from the Offering and the New Credit Facility. See "Recent and Pending Acquisitions," "The Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


   The accompanying pro forma condensed consolidated balance sheet as of June 30, 1996 has been prepared as if the Transactions had all been completed as of June 30, 1996 and reflects the following adjustments:

   (A) The pro forma adjustments to Assets consist of the following:

                                                                       Property,                   Other
                                                           Current     Plant and                 Long-term
                                                            Assets     Equipment     Goodwill     Assets
                                                           -------     ---------     --------    ---------
                                                                             (In millions)
Acquisition Entries:
Reverse assets of acquired companies not purchased         $(0.6)        $(0.2)       $  --        $(0.5)
Record estimated fair value of assets of acquired
  companies                                                  --            4.5           --           --
Record increase in intangible assets equal to the excess
  of purchase price over fair value of net assets
  acquired                                                   --             --         36.0          0.2
                                                           -----         -----        -----        -----
  Total Acquisition Entries                                 (0.6)          4.3         36.0         (0.3)
                                                           -----         -----        -----        -----

Use of Proceeds Entries:
Record deferred financing fees associated with the Notes
  and the New Credit Facility                                --             --           --          6.3
Write-off of pre-existing deferred financing costs           --             --           --         (2.0)
Tax benefit associated with extraordinary charge related
  to early retirement of pre-existing debt                   1.5            --           --           --
                                                           -----         -----        -----        -----
  Total Use of Proceeds Entries                              1.5            --           --          4.3
                                                           -----         -----        -----        -----
  Total Adjustments                                        $ 0.9         $ 4.3        $36.0        $ 4.0
                                                           =====         =====        =====        =====

(B) The pro forma adjustments to Liabilities and Stockholders' Equity consist of the following:

                                                                             Other
                                                   Current   Long-term     Long-term  Deferred    Stockholders'
                                                Liabilities      Debt    Liabilities     Rent        Equity
                                                -----------  ---------   ------------ ---------   -------------
                                                                         (In millions)
Acquisition Entries:
Reverse liabilities and equity not assumed in
  connection with Acquisitions closing after
  June 30, 1996                                     $(5.2)      $ (0.4)      $(1.2)      $(0.2)       $(1.5)
Record unfavorable lease obligation                    --           --          --         0.4           --
Record additional debt to finance
  Acquisitions closing after June 30, 1996                        47.5
                                                    -----       ------       -----       -----        -----
  Total Acquisition Entries                          (5.2)        47.1        (1.2)        0.2         (1.5)
                                                    -----       ------       -----       -----        -----

Use of Proceeds Entries:
Issuance of the Notes                                  --        150.0          --          --           --
Borrowings under New Credit Facility                   --         13.7          --          --           --
Prepayment of Credit Agreement, Chrysler
  Notes and FDS Notes                                (3.0)      (105.1)         --          --           --
Use of proceeds to repay debt issued to
  finance Acquisitions closing after June 30,
  1996                                                 --        (47.5)         --          --           --
Extraordinary charge, net of tax benefit,
  related to early retirement of pre-existing
  debt                                                 --           --          --          --         (2.2)
                                                    -----       ------       -----       -----        -----
  Total Use of Proceeds Entries                      (3.0)        11.1         --          --          (2.2)
                                                    -----       ------       -----       -----        -----
  Total Adjustments                                 $(8.2)      $ 58.2       $(1.2)      $ 0.2        $(3.7)
                                                    =====       ======       =====       =====        =====

Statements of Operations

   All of the Acquisitions, except Data Management, FDB, CRC and DAS, have a December 31 fiscal year end. Data Management's and CRC's fiscal year end is June 30, DAS's fiscal year end is May 31 and FDB's fiscal year end is August 31. Accordingly, Data Management's, CRC's, DAS's and FDB's results of operations were calendarized to the twelve months ended December 31, 1995 and the six months ended June 30, 1996.

   The accompanying pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996 have been prepared as if the Transactions and the Initial Public Offering had occurred on January 1, 1995 and reflect the following adjustments:

   (C) A pro forma adjustment has been made to eliminate a $0.7 million non-recurring gain on the sale of property and equipment by Data Management in the year ended December 31, 1995.


   (D) Pro forma adjustments for the six months ended June 30, 1996 and for the year ended December 31, 1995 have been made to reduce cost of sales by $0.3 million and $1.1 million, respectively, to eliminate specific expenses that would not have been incurred had the Acquisitions occurred at the beginning of 1995. Such cost savings relate to (i) the termination of certain employees due to the integration and consolidation of certain Acquisitions and (ii) a reduction in warehouse rent expense related to facilities the Company will vacate upon completion of certain Acquisitions.


   (E) Pro forma adjustments for the six months ended June 30, 1996 and for the year ended December 31, 1995 have been made to reduce selling, general and administrative expenses by $1.2 million and $2.6 million, respectively, to eliminate specific expenses that would not have been incurred had the Acquisitions occurred as of January 1, 1995. Such cost savings relate to (i) the termination of certain employees due to the integration and consolidation of certain Acquisitions and (ii) the elimination of related party expenses and management fees in excess of amounts that would have been incurred by the Company for the services rendered. Additional cost savings that the Company expects to realize through integration of the Acquisitions into the Company's operations have not been reflected herein.

   (F) A pro forma adjustment has been made to reflect additional depreciation and amortization expense on the fair value of the assets acquired and goodwill. Property and equipment are depreciated over three to 50 years, goodwill is amortized over 25 years and covenants not-to-compete are amortized over two to five years on a straight-line basis. Such depreciation and amortization may change upon final appraisal of the fair market value of the net assets acquired.

   (G) The pro forma adjustments to interest expense consist of the following:

                                                                                    June 30,     December 31,
                                                                                      1996           1995
                                                                                   ----------   ------------
                                                                                         (In millions)
Acquisition Entries:

Reverse interest expense on debt not assumed in connection with Acquisitions         $(0.3)         $ (1.8)
Record interest expense due to assumption of unfavorable lease liabilities in
  connection with the NBA and Mohawk acquisitions                                      0.1             0.1

Use of Proceeds Entries:

Reverse interest expense on pre-existing debt of the Company retired with
  proceeds of the Offering                                                            (5.7)          (10.3)
Record interest expense from issuance of the Notes at an assumed interest rate
  of 10-1/2%, plus amortization of deferred financing costs                            8.1            16.2
Record interest expense at an assumed interest rate of 7.85%, plus amortization
  of deferred financing fees associated with the New Credit Facility                   0.8             1.6
                                                                                     -----          ------
   Total Adjustments                                                                 $ 3.0          $  5.8
                                                                                     =====          ======

   A 1/4% increase (or decrease) in the assumed 10-1/2% interest rate with respect to the Notes would increase (or decrease) annual interest expense with respect to the Notes by $375,000. A 1/8% increase (decrease) in the interest rate with respect to the New Credit Facility would increase (decrease) annual interest expense with respect to the assumed borrowings under the New Credit Facility by approximately $17,000.

   (H) A pro forma adjustment has been made to adjust the provision for income taxes to a 40% rate on pro forma income before nondeductible goodwill amortization and other nondeductible expenses.

   (I) Pro forma adjustments of $0.3 million and $2.1 million for the periods ended June 30, 1996 and December 31, 1995, respectively, have been made to eliminate the accretion of a redeemable put warrant.

   (J) A pro forma adjustment has been made to adjust the pro forma weighted average common and common equivalent shares outstanding as if the Initial Public Offering had occurred on January 1, 1995.

    SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION (In thousands, except per share amounts and Carton data)

   The following selected consolidated statements of operations and balance sheet data of the Company as of and for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from the Company's audited consolidated financial statements. The selected consolidated statements of operations and balance sheet data of the Company for the six months ended June 30, 1995 and 1996 have been derived from the Company's unaudited condensed consolidated financial statements. The Company's unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results for the entire year ending December 31, 1996. The selected consolidated financial and operating information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Iron Mountain's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                                    Six Months Ended
                                                          Year Ended December 31,                       June 30,
                                             ---------------------------------------------------   ------------------
                                              1991      1992      1993        1994        1995      1995       1996
                                             -------    ------    ------    ---------    -------    ------   --------
Consolidated Statements of Operations Data:
Revenues:
 Storage                                    $39,510    $44,077   $48,892    $54,098     $ 64,165   $30,748    $39,363
 Service and Storage Material Sales          23,330     26,596    32,781     33,520       40,271    19,476     24,587
                                              ------     -----     -----    ---------     ------     -----    -------
   Total Revenues                            62,840     70,673    81,673     87,618      104,436    50,224     63,950
Operating Expenses:
 Cost of Sales (Excluding Depreciation)      31,375     35,169    43,054     45,880       52,277    25,112     32,383
 Selling, General and Administrative         16,471     17,630    19,971     20,853       26,035    12,697     16,067
 Depreciation and Amortization                7,674      5,780     6,789      8,690       12,341     5,428      7,530
                                              ------     -----     -----    ---------     ------     -----    -------
   Total Operating Expenses                  55,520     58,579    69,814     75,423       90,653    43,237     55,980
                                              ------     -----     -----    ---------     ------     -----    -------
Operating Income                              7,320     12,094    11,859     12,195       13,783     6,987      7,970
Interest Expense                              8,612      8,412     8,203      8,954       11,838     5,936      6,385
Income (Loss) before Provision for Income
  Taxes                                      (1,292)     3,682     3,656      3,241        1,945     1,051      1,585
Provision for Income Taxes                      105      2,095     2,088      1,957        1,697       631        888
                                              ------     -----     -----    ---------     ------     -----    -------
Net Income (Loss)                            (1,397)     1,587     1,568      1,284         248        420        697
Accretion of Redeemable Put Warrant             417        626       940      1,412        2,107       953        280
                                              ------     -----     -----    ---------     ------     -----    -------
Net Income (Loss) Applicable to Common
  Stockholders                              $(1,814)   $   961   $   628    $  (128)    $ (1,859)  $  (533)   $   417
                                              ======     =====     =====    =========     ======     =====    =======
Net Income (Loss) per Common and Common
  Equivalent Share                          $ (0.23)   $  0.12   $  0.08    $ (0.02)    $  (0.24)  $ (0.07)   $  0.04
Weighted Average Common and Common Equivalent
  Shares Outstanding                          8,038      8,052     8,067      7,984        7,784     7,790      9,899
Other Data:
EBITDA (1)                                  $14,994    $17,874   $18,648    $20,885     $ 26,124   $12,415    $15,500
EBITDA as a Percentage of Total Revenues       23.9%      25.3%     22.8%      23.8%        25.0%     24.7%      24.2%
Capital Expenditures:
 Growth (2)                                   --       $11,226   $13,605    $15,829(3)  $ 14,395   $ 6,730    $10,702
 Maintenance                                  --           818     1,846      1,151         858        592        460
                                              ------     -----     -----    ---------     ------     -----    -------
Total Capital Expenditures                  $ 8,163    $12,044   $15,451    $16,980(3)  $ 15,253   $ 7,322    $11,162
Additions to Customer Acquisition Costs     $  --      $ 1,268   $   922    $ 1,366     $  1,379   $   418    $   717
Approximate Cartons in Storage at End of
  Period (in millions) (4)                     10.8       12.6      15.5       17.7         23.3      20.3       26.4
Ratio of Earnings to Fixed Charges (5)          0.9x       1.3x      1.3x       1.2x         1.1x      1.1x       1.2x

                                               (Footnotes on the following page)

                                          As of December 31,
                             ----------------------------------------------
                                                                               As of
                                                                              June 30,
                             1991      1992      1993      1994      1995       1996
                             ------    ------    ------    ------    ------   --------
Balance Sheet Data:
Cash and Cash Equivalents  $    407  $    498  $    591  $  1,303  $  1,585   $  2,232
Total Assets                107,874   115,429   125,288   136,859   186,881    212,630
Total Debt                   68,229    73,304    78,460    86,258   121,874    118,894
Stockholders' Equity         22,291    23,419    24,047    22,869    21,011     54,729

- --------------
(Footnotes from the preceding page)

(1) Earnings before interest, taxes, depreciation, amortization and extraordinary charges ("EBITDA"). Based on its experience in the records management industry, the Company believes that EBITDA is an important tool for measuring the performance of records management companies (including potential acquisition targets) in several areas, such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating records management companies, and substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. However, EBITDA should not be considered an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources" for discussions of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flow.

(2) Growth capital expenditures include investment in racking systems, new buildings and leasehold improvements, equipment for new facilities, management information systems and facilities restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Investments."

(3) Includes $2,901 related to the cost of constructing a records management facility which was sold in a sale and leaseback transaction in the fourth quarter of 1994.

(4) The term "Carton" is defined as a measurement of the volume equal to a single standard storage carton, approximately 1.2 cubic feet. The number of Cartons stored does not include storage volumes in the Company's vital records services and data protection services which are described under "Business."

(5) The pro forma ratio of earnings to fixed charges, giving effect to the Transactions as if each had occurred as of January 1, 1995, would have been 0.9x for the year ended December 31, 1995 and 0.9x for the six months ended June 30, 1996. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $1,576 and $358 to cover its pro forma fixed charges of $26,162 and $13,272, respectively. The ratio of earnings to fixed charges was 0.9x for the fiscal year ended December 31, 1991. For such period, the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $1,292 to cover its fixed charges of $11,689.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Selected Consolidated Financial and Operating Information and Iron Mountain's Consolidated Financial Statements and the Notes thereto and the other financial and operating information included elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that include risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed below, as well as those discussed elsewhere in this Prospectus. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

   The Company's primary financial objective is to increase its EBITDA, which is a source of funds to service indebtedness and for investment in continued internal growth and growth through acquisitions. The Company has benefited from growth in EBITDA, which has increased from $17.9 million in 1992 to $26.1 million in 1995 (a CAGR of 13.5%), but other measures of the Company's financial performance, such as net income and net income applicable to common stockholders, have been negatively affected by this objective. In 1994 and 1995, the Company experienced net losses applicable to common stockholders. Such net losses are attributable in part to significant increases in non-cash charges associated with the Company's pursuit of its growth strategy, namely, (i) increases in depreciation and amortization expenses associated with expansion of the Company's storage capacity and the acquisition of certain large volume accounts and (ii) increases in goodwill amortization associated with acquisitions accounted for under the purchase method. In addition, net income available to common stockholders has been negatively affected by a non-cash charge for accretion of a redeemable put warrant, which was redeemed upon completion of the Company's Initial Public Offering. See Note 5 of Notes to the Company's Audited Consolidated Financial Statements.

   Iron Mountain's revenues consist of storage revenues and service and storage material sales revenues. Storage revenues are derived from charges for storing records (either on a per unit or a per cubic foot of records basis), and have accounted for approximately 60% of total revenues in each of the last three years and for the six months ended June 30, 1996. Service and storage material sales revenues are derived primarily from the Company's courier operations (consisting primarily of the pickup and delivery of records upon customer request), additions of new Cartons, temporary removal of records from storage, refiling of removed records, destructions of records, permanent withdrawals from storage and sales of specially designed storage containers and related supplies. Customers are generally billed on a monthly basis on contractually agreed-upon terms.

   While the Company's total revenues have increased from $70.7 million in 1992 to $104.4 million in 1995, average revenue on a per Carton basis has declined over this period. The year-over-year declines in average revenue per Carton for 1993, 1994 and 1995 were approximately 8%, 7% and 2%, respectively. Such declines were attributable to: (i) increases in sales to large volume accounts, which typically generate lower revenue per Carton (in particular the Resolution Trust Corporation (the "RTC") account, which incorporated substantial volume discounts, although such discounts were offset by revenues from special service projects during 1993 and 1994); (ii) a facilities management arrangement with a large volume account under which, prior to July 1996, the Company managed the customer's records management facility and, therefore, the charges to the customer prior to July 1996 did not include a rent component; and (iii) industry-wide pricing pressures. Despite this decline, the Company has been able to maintain its EBITDA margins through increased overall operating efficiencies and economies of scale as well as specific efficiencies realized in the servicing of large volume accounts. For 1992, 1993, 1994, 1995 and the six months ended June 30, 1996, EBITDA margins were 25.3%, 22.8%, 23.8%, 25.0% and 24.2%, respectively.

   Pursuant to its 1992 contract with the RTC, the Company participated in the consolidation and centralization of a large number of records on behalf of the RTC. This activity, which entailed extensive services and the Company's start-up of operations in two new markets, resulted in a significant increase in service and storage material sales revenues in 1993. After the labor-intensive process of assembling and inventorying the records was substantially completed in 1994, the revenue from RTC service and storage material sales began to decrease, which decrease was partially offset by increases in storage revenues due to an increase in Cartons stored. The contract has been renewed effective July 27, 1996 for a one-year term by the Federal Deposit Insurance Corporation (the "FDIC"), as successor in interest to the RTC, and may be renewed at the option of the FDIC for three further terms of one year each. Although the substantial costs of removing its records from the Company's facilities may act as a disincentive to the FDIC to select another vendor, there can be no assurance that this contract will be further renewed or that the terms of any such renewal will be as favorable to Iron Mountain as the terms of the current contract.

   Cost of sales consists primarily of wages and benefits, facility occupancy costs, vehicle and other equipment costs and supplies. Of these, the most significant are wages and benefits and facility occupancy costs. Over the past several years, Iron Mountain has been able to reduce per Carton storage costs by: (i) designing racking systems and operating space to maximize facility storage efficiency; (ii) negotiating favorable facility leases and having facilities built to its custom specifications; and (iii) leasing larger facilities, which, when filled, are less expensive per Carton to operate.

   Selling, general and administrative expenses consist primarily of management, administrative, sales and marketing wages and benefits, and also include travel, communications, professional fees, bad debts, training, office equipment and supplies expenses.

   The Company's depreciation and amortization charges result primarily from the capital-intensive nature of the records management industry and the acquisitions the Company has completed. The principal components of depreciation relate to racking systems and related equipment, new buildings and leasehold improvements, equipment for new facilities and computer system software and hardware. Amortization primarily relates to goodwill and noncompetition agreements arising from acquisitions and customer acquisition costs. The Company has accounted for all of its acquisitions under the purchase method. Since the purchase price for records management companies is usually substantially in excess of the book values of their assets, these purchases have given rise to significant goodwill and, accordingly, significant levels of amortization. Although amortization is a non-cash charge, it does decrease reported net income. Accordingly, the faster the Company expands by making such acquisitions, the more likely it will be to incur amortization charges, reducing net income.

   In February 1996, the Company received net proceeds of $33.3 million from its Initial Public Offering. The Company used $6.6 million of such net proceeds to repurchase a warrant to acquire 444,385 shares of Common Stock (the "Warrant"). For financial reporting purposes, the Company was required to record a non-cash charge (based on the estimated redemption value calculated using the effective interest rate method), resulting in substantial charges to net income applicable to common stockholders over the period the Warrant was outstanding. See Note 5 of Notes to the Company's Audited Consolidated Financial Statements. The remaining net proceeds were used by the Company to fund acquisitions (including Completed Acquisitions consummated after the closing of the Initial Public Offering), to repay indebtedness used to fund acquisitions and for working capital.

   In December 1995, the Company decided to consolidate its corporate accounting activities by transferring to Boston, Massachusetts those accounting activities previously performed in Los Angeles, California. As a result of such transfer, the Company recorded charges of $0.5 million and $0.3 million in the fourth quarter of 1995 and the first six months of 1996, respectively.

Forward-Looking Statements Regarding Revenues

   One of the Company's goals is to achieve revenue growth of five to 10 percent per year from its existing business through the end of 1997. In addition, over the same period, the Company's goal is to achieve revenue growth of between 10 to 15 percent per year as a result of acquisitions. There can be no assurance that the Company will be able to meet these goals. See "Risk Factors."

Results of Operations

   The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of operations, expressed as a percentage of revenue. There can be no assurance that the trends in revenue growth or operating results shown below will continue in the future.

                                                                         Six Months
                                            Year Ended December 31,    Ended June 30,
                                            -----------------------   --------------
                                            1993     1994     1995     1995     1996
                                             -----    -----    -----   ----   ------
Revenues:
 Storage                                     59.9%    61.7%    61.4%   61.2%    61.6%
 Service and Storage Material Sales          40.1     38.3     38.6    38.8     38.4
                                            -----    -----    -----   -----    -----
    Total Revenues                          100.0    100.0    100.0   100.0    100.0
                                            -----    -----    -----   -----    -----
Operating Expenses:
 Cost of Sales (Excluding Depreciation)      52.7     52.4     50.1    50.0     50.6
 Selling, General and Administrative         24.5     23.8     24.9    25.3     25.1
 Depreciation and Amortization                8.3      9.9     11.8    10.8     11.8
                                            -----    -----    -----   -----    -----
    Total Operating Expenses                 85.5     86.1     86.8    86.1     87.5
                                            -----    -----    -----   -----    -----
Operating Income                             14.5     13.9     13.2    13.9     12.5
Interest Expense                             10.0     10.2     11.3    11.8     10.0
                                            -----    -----    -----   -----    -----
Income before Provision for Income Taxes      4.5      3.7      1.9     2.1      2.5
Provision for Income Taxes                    2.6      2.2      1.7     1.3      1.4
                                            -----    -----    -----   -----    -----
Net Income                                    1.9%     1.5%     0.2%    0.8%     1.1%
                                            =====    =====    =====   =====    =====
EBITDA                                       22.8%    23.8%    25.0%   24.7%    24.2%

Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

   Storage revenues increased from $30.7 million for the first six months of 1995 to $39.4 million for the first six months of 1996, an increase of $8.7 million or 28.0%. Ten acquisitions completed by the Company in 1995 and the first six months of 1996 accounted for $5.5 million or 63.7% of such increase. The balance of the storage revenues growth resulted primarily from net increases in Cartons stored by existing customers and from sales to new customers.

   Service and storage material sales revenues increased from $19.5 million for the first six months of 1995 to $24.6 million for the first six months of 1996, an increase of $5.1 million or 26.2%. Acquisitions accounted for $3.4 million or 66.2% of such increase. The balance of such increase resulted from increases in service and storage material sales to existing customers and the addition of new customer accounts.

   For the reasons discussed above, total revenues increased from $50.2 million for the first six months of 1995 to $64.0 million for the first six months of 1996, an increase of $13.8 million or 27.3%. Of such increase, $8.9 million or 64.6% was attributable to acquisitions completed by the Company in 1995 and the first six months of 1996.

   Cost of sales (excluding depreciation) increased from $25.1 million for the first six months of 1995 to $32.4 million for the first six months of 1996, an increase of $7.3 million or 29.0%, and increased as a percentage of revenues from 50.0% for the first six months of 1995 to 50.6% for the first six months of 1996. The increase was primarily attributable to the increase in Cartons stored, increased expenses related to the severe winter weather on the Atlantic coast during the first quarter of 1996 and expenses related to certain facility relocations.

   Selling, general and administrative expenses increased from $12.7 million for the first six months of 1995 to $16.1 million for the first six months of 1996, an increase of $3.4 million or 26.5%, and decreased as a percentage of revenues from 25.3% for the first six months of 1995 to 25.1% for the first six months of 1996. The $3.4 million increase was primarily attributable to the costs associated with becoming a public company, with accelerated acquisition activity, including certain redundant transitional expenses as new acquisitions were integrated into the Company, and the addition of personnel needed to support the Company's growth. Additionally, the selling, general and administrative expenses of acquired companies tend to be higher than Iron Mountain's, and cost reductions and other possible synergies are not realized immediately.

   Depreciation and amortization expense increased from $5.4 million for the first six months of 1995 to $7.5 million for the first six months of 1996, an increase of $2.1 million or 38.7%, and increased as a percentage of revenues from 10.8% for the first six months of 1995 to 11.8% for the first six months of 1996. The increase was primarily attributable to the additional depreciation and amortization expense related to the aforementioned acquisitions, capital expenditures, including racking systems, information systems and improvements to existing facilities, and additions to customer acquisition costs.

   As a result of the foregoing factors, operating income increased from $7.0 million for the first six months of 1995 to $8.0 million for the first six months of 1996, an increase of $1.0 million or 14.1%. As a percentage of revenues, operating income decreased from 13.9% for the first six months of 1995 to 12.5% for the first six months of 1996.

   Interest expense increased from $5.9 million for the first six months of 1995 to $6.4 million for the first six months of 1996, an increase of $0.5 million or 7.6%. The increase was primarily attributable to increased indebtedness to finance acquisitions and capital expenditures. The decrease in interest expense as a percentage of revenues was primarily attributable to a net decrease in interest rates.

   As a result of the foregoing factors, income before provision for income taxes increased from $1.1 million (2.1% of revenues) for the first six months of 1995 to $1.6 million (2.5% of revenues) in the first six months of 1996, an increase of $0.5 million or 50.8%. Provision for income taxes increased from $0.6 million (1.3% of revenues) for the first six months of 1995 to $0.9 million (1.4% of revenues) for the first six months of 1996. The Company's effective tax rate is higher than statutory rates primarily due to the amortization of the nondeductible portion of goodwill associated with acquisitions made prior to the change in tax laws which now generally permit deduction of such expenses.

   Net income increased from $0.4 million (0.8% of revenues) for the first six months of 1995 to $0.7 million (1.1% of revenues) for the first six months of 1996, an increase of $0.3 million, or 66.0%. Net income (loss) applicable to common stockholders was a $0.5 million net loss (1.1% of revenues), after accretion of $0.9 million related to the Warrant, for the first six months of 1995 compared to net income of $0.4 million (0.7% of revenues), after accretion of $0.3 million related to the Warrant, for the first six months of 1996. The Warrant was redeemed in full in February 1996, with a portion of the proceeds from the Initial Public Offering. As a result of such redemption, there will be no future charges for such accretion.

   As a result of the foregoing factors, EBITDA increased from $12.4 million for the first six months of 1995 to $15.5 million for the first six months of 1996, an increase of $3.1 million, or 24.8%. As a percentage of revenues, EBITDA decreased from 24.7% for the first six months of 1995 to 24.2% for the first six months of 1996.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

   Storage revenues increased from $54.1 million in 1994 to $64.2 million in 1995, an increase of $10.1 million or 18.6%. Seven acquisitions completed between June 1994 and December 1995 accounted for $5.7 million or 56.7% of such increase. The balance of the storage revenues growth resulted primarily from net increases in Cartons stored by existing customers and from sales to new customers.

   Service and storage material sales revenues increased from $33.5 million in 1994 to $40.3 million in 1995, an increase of $6.8 million or 20.1%. This increase was accomplished despite a decrease of approximately $0.8 million in such revenues received from the RTC, which decrease was primarily due to a reduction in revenues from special service projects. Acquisitions accounted for $4.3 million or approximately 63.5% of such increase. The balance of such increase resulted from increases in service and storage material sales to existing customers and the addition of new customer accounts.

   For the reasons discussed above, total revenues increased from $87.6 million in 1994 to $104.4 million in 1995, an increase of $16.8 million or 19.2%. Of such increase, $10.0 million or 59.4% was attributable to acquisitions made by the Company between June 1994 and December 1995. The monthly average Cartons stored increased approximately 22% in 1995 as compared to 1994, from approximately 16.7 million Cartons to approximately 20.4 million Cartons. The percentage increase was greater than that of total revenues primarily for the reason described in the third paragraph under "Overview" above.

   Cost of sales (excluding depreciation) increased from $45.9 million in 1994 to $52.3 million in 1995, an increase of $6.4 million or 13.9%, and decreased as a percentage of revenues from 52.4% in 1994 to 50.1% in 1995. The $6.4 million increase resulted primarily from an increase in Cartons stored. The decrease as a percentage of revenues was due primarily to increased storage efficiencies resulting from relocations to, or additions of, newer, higher density facilities as well as increased utilization of storage capacity.

   Selling, general and administrative expenses increased from $20.9 million in 1994 to $26.0 million in 1995, an increase of $5.1 million or 24.9%, and increased as a percentage of revenues from 23.8% in 1994 to 24.9% in 1995. The $5.1 million increase was due primarily to increases in field management and administrative staffing, including increases due to acquisitions. Of the 1.1% increase as a percentage of revenues, $0.6 million (0.6% of revenues) resulted from a provision for a judgment in a lawsuit relating to a 1992 incident and a $0.5 million (0.5% of revenues) charge for the relocation of the corporate accounting function from Los Angeles to Boston.

   Depreciation and amortization expenses increased from $8.7 million in 1994 to $12.3 million in 1995, an increase of $3.6 million or 42.0%, and increased as a percentage of revenues from 9.9% in 1994 to 11.8% in 1995. Depreciation and amortization expenses, both in absolute dollars and as a percentage of revenues, continued to increase, primarily as a result of the Company's acquisitions and growth-related capital investments for racking systems, improvements to records management facilities, information systems and customer acquisition costs. Amortization during 1995 included a one-time charge of $0.9 million (0.9% of revenues) in connection with the write-down of the goodwill of a subsidiary due to the Company's decision to sell such subsidiary at an estimated price which is $0.9 million less than such subsidiary's book value and related goodwill. The Company subsequently decided not to sell such subsidiary.

   As a result of the foregoing factors, operating income increased from $12.2 million in 1994 to $13.8 million in 1995, an increase of $1.6 million or 13.0%, and decreased as a percentage of revenues from 13.9% to 13.2%.

   Interest expense increased from $9.0 million in 1994 to $11.8 million in 1995. This increase was due primarily to increased levels of indebtedness primarily to finance acquisitions, as well as higher interest rates and higher deferred financing charges.

   As a result of the foregoing factors, income before provision for income taxes decreased from $3.2 million (3.7% of revenues) in 1994 to $1.9 million (1.9% of revenues) in 1995, a decrease of $1.3 million or 40.0%. Provision for income taxes decreased from $2.0 million (2.2% of revenues) to $1.7 million (1.7% of revenues). The Company's effective tax rates for 1994 and 1995 were higher than statutory rates primarily due to $1.5 million and $2.5 million, respectively, of amortization of nondeductible goodwill.

   Net income decreased $1.1 million from $1.3 million (1.5% of revenues) in 1994 to $0.2 million (0.2% of revenues) in 1995 as a result of the factors outlined above.

   As a result of the foregoing factors, EBITDA increased from $20.9 million in 1994 to $26.1 million in 1995, an increase of $5.2 million or 25.1%, and increased as a percentage of revenues from 23.8% to 25.0%. These increases reflect continuing economies of scale and increased operating efficiencies, which were partially offset by the $0.6 million (0.6% of revenues) reserve relating to the judgment in the lawsuit referred to above and by the $0.5 million (0.5% of revenues) charge for the relocation of the corporate accounting function from Los Angeles to Boston.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

   Storage revenues increased from $48.9 million in 1993 to $54.1 million in 1994, an increase of $5.2 million or 10.6%. The substantial majority of the storage revenues growth resulted from sales to new customers and increases in Cartons stored from existing customers. Three acquisitions completed between June and October 1994 accounted for only $0.8 million of the increase.

   Service and storage material sales revenues increased from $32.8 million in 1993 to $33.5 million in 1994, an increase of $0.7 million or 2.3%. This increase was due primarily to an increase in services provided to existing and new customers, which was partially offset by a $0.9 million decrease in such revenues received from the RTC primarily due to a reduction in revenues from special service projects.

   For the reasons discussed above, total revenues increased from $81.7 million in 1993 to $87.6 million in 1994, an increase of $5.9 million or 7.3%. The monthly average Cartons stored increased from approximately 14.5 million in 1993 to approximately 16.7 million in 1994, an increase of approximately 15%. The percentage increase in Cartons stored was greater than that of total revenues for the reasons discussed in the third paragraph under "Overview" above.

   Cost of sales (excluding depreciation) increased from $43.1 million in 1993 to $45.9 million in 1994, an increase of $2.8 million or 6.6%, and decreased as a percentage of revenues from 52.7% in 1993 to 52.4% in 1994. The $2.8 million increase was due primarily to increases in storage capacity. The decrease as a percentage of revenues was due primarily to increased storage efficiencies.

   Selling, general and administrative expenses increased from $20.0 million in 1993 to $20.9 million in 1994, an increase of $0.9 million or 4.4%, and decreased as a percentage of revenues from 24.5% in 1993 to 23.8% in 1994. The increase in such expenses was due primarily to inflationary increases in wages and benefits, partially offset by a $0.2 million decrease in bad debt expense. The decrease as a percentage of revenues was due to operating efficiencies and the decrease of 0.3% in bad debt expense.

   Depreciation and amortization expenses increased from $6.8 million in 1993 to $8.7 million in 1994, an increase of $1.9 million or 28.0%, and increased as a percentage of revenues from 8.3% in 1993 to 9.9% in 1994. This increase, both in dollars and as a percentage of revenues, was due primarily to an increase in depreciation charges resulting from capital expenditures for racking systems and improvements to records management facilities and information systems.

   As a result of the foregoing factors, operating income increased from $11.9 million in 1993 to $12.2 million in 1994, an increase of $0.3 million or 2.8%, and decreased from 14.5% of revenues to 13.9% of revenues.

   Interest expense increased from $8.2 million in 1993 to $9.0 million in 1994, an increase of $0.8 million or 9.2%, due primarily to increased levels of indebtedness.

   As a result of the foregoing factors, income before provision for income taxes decreased from $3.7 million in 1993 (4.5% of revenues) to $3.2 million in 1994 (3.7% of revenues), a decrease of $0.5 million or 11.4%. Provision for income taxes decreased from $2.1 million in 1993 (2.6% of revenues) to $2.0 million in 1994 (2.2% of revenues). The Company's effective tax rates for financial reporting purposes for 1994 and 1993 exceeded statutory tax rates primarily because of $1.5 million of amortization of nondeductible goodwill in each year.

   Net income decreased from $1.6 million (1.9% of revenues) to $1.3 million (1.5% of revenues) as a result of the factors outlined above.

   As a result of the foregoing factors, EBITDA increased from $18.6 million in 1993 to $20.9 million in 1994, an increase of $2.3 million or 12.0%, and increased as a percentage of revenues from 22.8% to 23.8%. The increase as a percentage of revenues reflected economies of scale and increased operating efficiencies.

Recent Quarterly Financial Data

   The following table sets forth certain consolidated statements of operations data of the Company for the quarterly periods shown. The unaudited quarterly information has been prepared on the same basis as the annual financial information and, in management's opinion, includes all adjustments (consisting of normal recurring accruals) necessary to present fairly the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for the year or for any future period.

                                                            Three Months Ended
                       -----------------------------------------------------------------------------------------
                                          1994                                          1995
                       ------------------------------------------    -------------------------------------------
                       Mar. 31    June 30    Sept. 30    Dec. 31     Mar. 31     June 30    Sept. 30     Dec. 31
                       -------    -------    --------    -------     -------     -------    --------     -------
                                                             (In thousands)
Revenues:
 Storage                $12,863    $13,220    $13,855     $14,160    $14,882    $15,866     $16,246     $17,171
 Service and Storage
   Material Sales         8,452      8,489      8,171       8,408      9,456     10,020      10,324      10,471
                        -------    -------    -------     -------    -------    -------     -------     -------
Total Revenues           21,315     21,709     22,026      22,568     24,338     25,886      26,570      27,642
Operating Expenses:
 Cost of Sales
  (Excluding
   Depreciation)         11,429     11,325     11,509      11,617     12,224     12,888      12,888      14,277
 Selling, General and
   Administrative         5,146      5,113      5,329       5,265      5,849      6,848(2)    6,358       6,980(4)
 Depreciation and
   Amortization           1,845      1,936      2,526(1)    2,383      2,752      2,676       3,775(3)    3,138
                        -------    -------    -------     -------    -------    -------     -------     -------
Total Operating
  Expenses               18,420     18,374     19,364      19,265     20,825     22,412      23,021      24,395
                        -------    -------    -------     -------    -------    -------     -------     -------
Operating Income        $ 2,895    $ 3,335    $ 2,662     $ 3,303    $ 3,513    $ 3,474     $ 3,549     $ 3,247
                        =======    =======    =======     =======    =======    =======     =======     =======
EBITDA                  $ 4,740    $ 5,271    $ 5,188     $ 5,686    $ 6,265    $ 6,150(2)  $ 7,324     $ 6,385(4)


                                     1996
                            -----------------------
                             Mar. 31     June 30
                            --------     -------

Revenues:
 Storage                     $19,154     $20,209
 Service and Storage
   Material Sales             11,874      12,713
                             -------     -------
Total Revenues                31,028      32,922
Operating Expenses:
 Cost of Sales
  (Excluding
   Depreciation)              15,668      16,715
 Selling, General and
   Administrative              7,807       8,260(5)
 Depreciation and
   Amortization                3,608       3,922
                             -------     -------
Total Operating Expenses      27,083      28,897
                             -------     -------
Operating Income             $ 3,945     $ 4,025
                             =======     =======
EBITDA                       $ 7,553     $ 7,947(5)

- ------------
(1) Includes a $277 write-down relating to the closing of two facilities.
(2) Includes a $600 reserve for litigation.
(3) Includes a $900 write-down of the goodwill of a subsidiary as described in "Results of Operations."
(4) Includes a charge of $500 relating to the relocation of the Company's corporate accounting function.
(5) Includes a charge of $321 relating to the relocation of the Company's corporate accounting function.

Liquidity and Capital Resources

   In February 1996, the Company raised $33.3 million, net of underwriters' discounts and commissions and associated costs, in the Initial Public Offering. The net proceeds from the Initial Public Offering were used to retire the Warrant, to fund acquisitions, to repay debt that had been incurred to make acquisitions and for working capital.

   As the Company has sought to increase its EBITDA, it has made significant capital investments, consisting primarily of acquisitions; growth-related capital expenditures, including racking systems, information systems and improvements to existing facilities; and customer acquisition costs. Cash paid for these investments during the first six months of 1996 amounted to $19.2 million, $11.2 million and $0.7 million, respectively. These investments have been primarily funded through a portion of the net proceeds of the Initial Public Offering, cash flows from operations and borrowings under the Credit Agreement.

   Stockholders' equity has been negatively affected primarily by the accretion of the Warrant, interest expense, depreciation and amortization expenses associated with expansion of the Company's storage capacity and the acquisition of certain large volume accounts, and amortization of goodwill. In part as a result of the Initial Public Offering, the Company's ratio of total debt to stockholders' equity decreased from 3.1-to-1 at December 31, 1992 to 2.2-to-1 at June 30, 1996. On a pro forma basis (after giving effect to the Transactions), the ratio of total debt to stockholders' equity at June 30, 1996 would have been 3.3-to-1.

   The Company currently intends to apply a portion of the net proceeds from the Offering to the prepayment of the Credit Agreement, the Chrysler Notes and the FDS Notes. The Company will record, in the quarter in which the Offering is consummated, an extraordinary loss on retirement of debt, net of related tax benefit. Assuming the Transactions were to be consummated on September 30, 1996, the amount of such loss would be approximately $2.0 million. Such loss will consist of the write-down of deferred financing costs, original issue discount, prepayment penalty and loss on possible termination of certain interest rate protection agreements.

Capital Investments

   For 1994, 1995 and the six months ended June 30, 1996, the Company's growth-related capital expenditures were $15.8 million, $14.4 million and $10.7 million, respectively. Included in capital expenditures for 1994 is $2.9 million for the construction of a records management facility which was sold in a sale and leaseback transaction. Growth-related capital expenditures consist primarily of investment in racking systems, new building and leasehold improvements, equipment for new facilities, management information systems and facilities restructuring. For 1994, 1995 and the six months ended June 30, 1996, the Company's maintenance capital expenditures were $1.2 million, $0.9 million and $0.5 million, respectively.

   In addition, the Company incurs costs (net of revenues received for the initial transfer of records) related to the acquisition of large volume accounts (typically over 10,000 Cartons). For 1994, 1995 and the six months ended June 30, 1996, the Company's additions to customer acquisition costs were $1.4 million, $1.4 million and $0.7 million, respectively.

   The Company currently expects that its capital expenditures (other than capital expenditures related to future acquisitions, which cannot be presently estimated) for the second half of 1996 will be between $9 million and $10 million, and for 1997 will be between $18 million and $21 million. The Company expects to fund these expenditures and costs from cash flows from operations and by borrowings under the New Credit Facility.

Recent and Pending Acquisitions


   The Company's liquidity and capital resources have been significantly impacted by acquisitions and, given the Company's acquisition strategy, may be significantly impacted for the foreseeable future. In order to capitalize on industry consolidation, the Company in mid-1994 adopted a more active acquisition strategy. Since mid-1994, the Company has acquired or entered into agreements to acquire 19 records management businesses, 18 of which have been completed and one of which is pending, for a total purchase price of $103.2 million (not including contingent payments of up to $4.6 million based upon the achievement of certain revenue targets during 1996 through 1998). The Company has historically financed its acquisitions with borrowings under the Credit Agreement in conjunction with cash flows provided by operations and, more recently, from a portion of the proceeds of the Initial Public Offering. Net borrowings for acquisitions during 1994, 1995 and the first six months of 1996 totaled $2.1 million, $32.3 million and $19.0 million, respectively. In addition, subsequent to June 30, 1996, the Company has incurred an additional $28.3 million under the Credit Agreement to fund the Completed Acquisitions consummated after such date. The Company intends to use a portion of the net proceeds from the Offering, together with borrowings under the New Credit Facility, to fund the Pending Acquisition. The Company's future interest expense may increase significantly as a result of the additional indebtedness the Company may incur to finance possible future acquisitions. To the extent that future acquisitions are financed by additional borrowings under the New Credit Facility or other credit facilities, the resulting increase in debt and interest expense could have a negative effect on such measures of liquidity as debt to equity, EBITDA to debt and EBITDA to interest expense.


Sources of Funds

   During the six months ended June 30, 1996, the Company generated $8.1 million in cash flows from operations as compared to $8.2 million for the same period of the prior year. Such change in cash flows from operations resulted from a $3.1 million increase in EBITDA and an increase in accounts payable, which were partially offset by an increase in accounts receivable and other changes in working capital accounts. During the years ended December 31, 1994 and 1995, the Company generated cash flows from operations of $11.6 million and $15.7 million, respectively.

   At December 31, 1995, the Company had estimated net operating loss carryforwards of approximately $7.3 million for federal income tax purposes. As a result of such loss carryforwards, cash paid for income taxes has historically been substantially lower than the provision for income taxes.

   Net cash flows provided by financing activities were $6.7 million and $34.1 million in 1994 and 1995, respectively, substantially all of which was provided under the Credit Agreement, and $23.7 million for the six months ended June 30, 1996, substantially all of which was provided by the net proceeds of the Initial Public Offering and under the Credit Agreement.

Credit Arrangements of the Company

   The Credit Agreement provides for total borrowings not to exceed $130 million and consists of the following facilities: (i) a $15 million revolving working capital facility; (ii) a $10 million term loan; (iii) a $55 million revolving acquisition credit facility; and (iv) a $50 million term loan. At June 30, 1996, all borrowings under the Credit Agreement bore interest at a weighted average annual rate of 8.5%. The obligations under the Credit Agreement are secured by substantially all of the Company's assets, including the stock of its operating subsidiaries. The Company also has the Chrysler Notes outstanding. These facilities require the Company to meet certain financial covenants and ratios. See Note 3 of Notes to the Company's Audited Consolidated Financial Statements.


   The Company intends to apply a portion of the net proceeds from the Offering to prepay in its entirety all indebtedness outstanding under the Credit Agreement and the Chrysler Notes. See "The Transactions" and "Use of Proceeds." In addition, the Company intends to terminate the Credit Agreement and to enter into the New Credit Facility as a replacement bank credit facility. The New Credit Facility will provide the Company with revolving credit availability of $100 million for acquisitions, working capital and other corporate purposes. See "Description of the New Credit Facility" for a more detailed description of the anticipated terms of the New Credit Facility. No assurance can be given that the Company will enter into the New Credit Facility on these or any other terms. The Offering is not conditioned on the closing of the New Credit Facility.


   The annual maturities of Iron Mountain's indebtedness for the second half of 1996 and for 1997, 1998, 1999 and 2000 are $1.6 million, $3.4 million, $8.3 million, $8.4 million and $32.5 million, respectively. Giving pro forma effect to the Transactions, the annual maturities of Iron Mountain's indebtedness for the second half of 1996 and for 1997, 1998, 1999 and 2000 would be $0.1 million, $0.4 million, $0.4 million, $0.4 million and $7.8 million, respectively.


   As of June 30, 1996, the Company had available under the Credit Agreement $6.2 million under the working capital facility and $24.7 million under the acquisition credit facility. Subsequent to June 30, 1996, the Company borrowed $28.3 million under the acquisition credit facility to finance acquisitions, and amended the Credit Agreement to increase the acquisition credit facility by $5.0 million. As of June 30, 1996, on a pro forma basis, after giving effect to the Transactions (see "The Transactions" and "Use of Proceeds"), the Company would have had $174.5 million in total indebtedness and an aggregate of approximately $86.3 million available under the New Credit Facility.


   Under the Credit Agreement, Iron Mountain is required to use, and may in the future use, interest rate protection products to reduce its exposure to increases in interest rates. Under the New Credit Facility, Iron Mountain will also be required to use such interest rate protection products. As of June 30, 1996, the Company had $118.9 million of total debt, of which $26.0 million had fixed interest rates and $92.9 million had variable interest rates, $30.0 million of which was covered by interest rate protection products, certain of which may be terminated in connection with the repayment of the Credit Agreement. See Note 3 of Notes to the Company's Audited Consolidated Financial Statements.

Future Capital Needs

   Iron Mountain's ability to generate cash adequate to fund its needs depends generally on the results of its operations and the availability of financing. Management believes that cash flow from operations in conjunction with borrowings from existing and possible future credit facilities will be sufficient for the foreseeable future to meet debt service requirements and to make possible future acquisitions and capital expenditures. Depending on the pace of the Company's acquisitions, the Company may elect to seek additional financing during the next two years. The Company anticipates that any such financing will be debt financing, including the issuance of debt securities. However, depending on market conditions and the preferences of acquisition candidates, the Company would consider issuing equity securities. However, there can be no assurance in this regard or that the terms available for any future financing, if required, would be favorable to Iron Mountain.

Seasonality

   Historically, the Company's business has not been subject to seasonality in any material respect.

Inflation

   Certain of the Company's expenses, such as wages and benefits, occupancy costs and equipment repair and replacement, are subject to normal inflationary pressures. Although the Company to date has been able to offset inflationary cost increases through increased operating efficiencies, there can be no assurance that the Company will be able to offset any future inflationary cost increases through similar efficiencies or increased storage or service charges.

                                    BUSINESS

Introduction

   Iron Mountain is the largest records management company in the United States, as measured by revenues. The Company is a full-service provider of records management and related services, enabling customers to outsource data and records management functions. Pro forma for the Transactions, as of June 30, 1996, the Company managed approximately 29.6 million Cartons in 103 records centers in 33 markets nationwide. The Company has a diversified base of over 19,000 customer accounts, which includes more than half of the Fortune 500 and numerous legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company provides storage and related services for all major media, including paper (which is the dominant form of records retention and which has accounted for approximately 85% of the Company's revenues since 1992), computer disks and tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. The Company's principal services include filing, retrieval and destruction of records, courier pick-up and delivery, database management and customized reporting. The Company also sells storage materials and provides consulting and other records-related services.

The Records Management Industry

Overview

   Based on publicly available information, organizations in the United States generate an estimated four trillion documents each year. Many of these documents must be retained and available for reference for many years. These records may be generally divided into two categories: active and inactive. Active records relate to ongoing and recently completed activities or contain information that is frequently referenced. Active records are usually stored and managed on-site by the organization which originated them to ensure ready availability.

   Inactive records are the principal focus of the records management industry. Inactive records consist of those records which are not needed for immediate access but which must be retained for legal reasons or regulatory compliance or for occasional reference in support of ongoing business operations. Based on industry studies, the Company believes that inactive records make up approximately 80% of all records.

[TRIANGLE GRAPHIC]

ACTIVE   20%
INACTIVE 80%

Growth of Market; Outsourcing

   The Company believes that the volume of inactive records is increasing for a number of reasons, including: (i) the rapid growth of inexpensive document-producing technologies such as facsimile, desktop printing and computer networking; (ii) increased regulatory requirements; (iii) concerns over possible future litigation and the resulting increases in volume and holding periods of documentation; (iv) the high cost of reviewing records and deciding whether to retain or destroy them; and (v) the failure of many entities to adopt or follow policies on records destruction. Despite the growth of new "paperless" technologies, such as the Internet and e-mail, management believes that stored information remains predominantly paper-based and that such technologies have promoted the creation of hard copies of such electronic information.

   The Company believes that the records management industry will gain a growing share of this increased volume as more large organizations make the strategic decision to outsource their records management as part of a growing trend to outsource a wide variety of functions that can be performed more cost-effectively by third parties, though there can be no assurance in this regard. Records management companies can offer occupancy and labor cost reductions while at the same time providing greater levels of service than are typically available in-house.

Highly Fragmented Industry

   Most records management companies serve a single local market, and are often either owner-operated or ancillary to another business, such as a moving company. According to the ACRC, as of January 1994 (the latest date for which such information is available), approximately 2,600 firms offered records storage and management services in the United States. The Company believes that there are only four national providers in the industry (including the Company) and that the rest are regional or, in most instances, single-city operators.

Increasing Industry Consolidation

   The Company believes that there is a trend towards consolidation in the records management industry and that it will continue and accelerate because of the industry's capital requirements for growth, customer demands for more sophisticated technology solutions, a trend for certain large customers to contract with one vendor in multiple cities and opportunities to achieve economies of scale.

   The records management business requires significant up-front capital investment for real estate, racking systems and management information technology. Economies of scale available in these areas can reward larger initial capital investments by reducing per unit storage costs. However, such economies of scale are only realized once a facility begins storage operations and fills available capacity. Thus, larger companies with both access to capital and the ability to quickly fill a new facility enjoy a competitive cost advantage, thereby putting pressures on smaller competitors.

Financial Characteristics of Iron Mountain's Business

   Iron Mountain's records management business has the following financial characteristics:

   (bullet)Recurring Revenues. Iron Mountain derives a majority of its revenues from fixed periodic (usually monthly) fees charged to customers for storage of records. Storage revenues have grown for 30 consecutive quarters and have represented approximately 60% of the Company's total revenues in each of the last five years. Once a customer places a record in storage with the Company and until that record is destroyed or permanently removed (for which the Company typically receives a service fee), the Company receives recurring payments of fixed periodic fees without incurring additional labor or marketing expenses or significant capital costs. The stable and growing storage base also provides the foundation for increases in revenues and EBITDA from service activities and sales of storage materials.

   (bullet)Historically Non-Cyclical Business. Iron Mountain has not experienced a reduction of its business as a result of past general economic downturns, although there can be no assurances that this would be the case in the future. Management believes that the outsourcing of records management may accelerate during economic downturns as companies focus on reducing costs through outsourcing non-core operating functions. In addition, management believes that companies that have outsourced records management are less likely during economic downturns to incur the move-out costs and other expenses associated with switching vendors or moving records management in-house.

   (bullet)Inherent Growth from Existing Customers. The Company's customers have on average generated additional Cartons at a faster rate than stored Cartons have been destroyed or permanently removed. From 1992 to 1995, net Cartons from existing customers grew at an average annual rate of 6.7%. The Company believes the consistent growth of its storage revenues is the result of a number of additional factors, including: (i) the trend toward increased records retention; (ii) customer satisfaction with the Company's services; and (iii) the costs and inconvenience of moving storage operations in-house or to another provider of records management services.

   (bullet)Diversified and Stable Customer Base. The Company has over 19,000 customer accounts in a variety of industries. The Company currently provides services to more than half of the Fortune 500 and numerous legal, banking, healthcare, accounting, insurance, entertainment and government organizations. Only one of the Company's customers accounted for more than 3% of revenues in 1993, 1994 or 1995. From 1992 to 1995, average annual permanent removals of Cartons represented only approximately 4% of total Cartons stored.

   (bullet)Capital Expenditures Related Primarily to Growth. The Company's business requires limited annual maintenance capital expenditures. Maintenance capital expenditures were $1.8 million, $1.2 million and $0.9 million in 1993, 1994 and 1995, respectively. From 1992 to 1995, over 90% of the Company's aggregate capital expenditures were growth-related investments, primarily in racking systems, new buildings and leasehold improvements, equipment for new facilities, management information systems and facilities restructuring. These growth-related capital expenditures are primarily discretionary and create additional capacity for increases in revenues and EBITDA.

Growth Strategy

   Iron Mountain's growth strategy is to expand aggressively in existing and new markets through increased business from existing customers, additions of new customers and acquisitions. The Company's goal is to be one of the largest records management companies in each of its markets. In addition, through its growth strategy, the Company seeks to attain increasing economies of scale in order to provide high-quality service at competitive prices.

   The following table sets forth the Company's approximate growth in Cartons stored by existing customers, new customers and as a result of acquisitions for the three years ended December 31, 1993, 1994 and 1995 and the twelve months ended June 30, 1996. The figures for the twelve months ended June 30, 1996 are not necessarily indicative of the results that will be achieved for the twelve months ended December 31, 1996.

                           Cartons Added to Storage(1)
                                 (In millions)

                                               Year Ended December 31,    Twelve Months
                                              -----------------------     Ended June 30,
                                              1993     1994     1995          1996
                                              ----     ----     ----    ---------------
Cartons at Beginning of Period                12.6     15.5     17.7          20.3
                                              ====     ====     ====          ====
Additions from Existing Customers
 Gross Cartons Added(2)                        1.9      2.6      2.5           3.1
 Cartons Deleted:
  Destructions                                (0.6)    (0.9)    (1.0)         (1.1)
  Permanent Removals                          (0.6)    (0.6)    (0.6)         (0.8)
                                              ----     ----     ----          ----
Net Carton Growth from Existing Customers      0.7      1.1      0.9           1.2
Additions from New Customers(2)                2.2      1.0      1.4           1.8
Additions from Acquisitions                    0.0      0.1      3.3           3.1
                                              ----     ----     ----          ----
Total Carton Additions                         2.9      2.2      5.6           6.1
                                              ====     ====     ====          ====
Percentage Increase                             23%      14%      32%           30%

- -----------
(1) Excludes storage volumes attributable to the Company's vital records services and data protection services.
(2) Gross Cartons added by the RTC or its successor the FDIC were approximately 0.9 million, 0.3 million, 0.3 million and 0.3 million for 1993, 1994, 1995 and the twelve months ended June 30, 1996, respectively. RTC additions in 1993 are included in Additions from New Customers because the initial transfer of Cartons from the RTC commenced in the fourth quarter of 1992 and continued into 1993. Additions in 1994, 1995 and the twelve months ended June 30, 1996 are included in Additions from Existing Customers.

Growth from Existing Customers

   Existing Iron Mountain customers have contributed to storage and services revenue growth because they have on average generated additional Cartons at a faster rate than old Cartons are destroyed or permanently removed. In order to maximize growth opportunities from existing customers, the Company seeks to maintain high levels of customer retention by providing premium customer service through its decentralized customer support staff.

   The local customer support staff, working in conjunction with the corporate staff, is also responsible for marketing additional services to existing customers, including records tracking, indexing, customized reporting, vital records management and records management consulting services.

Additions of New Customers

   The Company's direct sales force is dedicated solely to establishing new account relationships and draws on the Company's national marketing organization and senior management. New customer sales efforts have resulted in the addition of more than 900 new customer accounts in each of the last three years.

   Iron Mountain segments its market into large volume accounts (typically over 10,000 Cartons) and standard accounts. As of June 30, 1996, large volume accounts represented more than half of the total Cartons stored. The two segments differ in complexity of service and technology needs, purchasing behavior and purchasing leverage. The Company employs different database marketing techniques, program design features and pricing structures to meet the needs of each segment. In recent years the Company's large volume account segment has grown rapidly, driven by strategic outsourcing initiatives and the Company's marketing efforts. In 1993, 1994, 1995 and the six months ended June 30, 1996, large volume accounts represented 88%, 70%, 76% and 63% respectively, of the additions of Cartons from new customers.

Growth through Acquisitions


   Iron Mountain has had a successful record of acquiring and integrating smaller records management companies. From 1990 through 1994, Iron Mountain completed five acquisitions. In order to capitalize on industry consolidation, the Company in mid-1994 adopted a more active acquisition strategy and implemented changes in its management, systems and financial infrastructure, including the consummation of the Initial Public Offering, to execute such strategy. Since June 1994, the Company has acquired or entered into agreements to acquire 19 companies, 18 of which have been completed and one of which is pending. The Company operates in 32 markets nationwide and intends to continue to make fold-in acquisitions in existing markets and to make strategic acquisitions in new geographic markets, with an emphasis on the 50 largest markets in the United States. The Company's corporate development staff is engaged in an ongoing review of acquisition candidates. As of the date hereof, the Company is in contact with approximately 40 companies, and expects that it will continue to meet several new candidates each month, although the actual number may vary from month to month and there can be no assurance that any such review will result in an acquisition. Management believes that Iron Mountain is well positioned to participate in the further consolidation of the records management industry. See "Risk Factors--Risks Associated with Acquisition Strategy" and "Recent and Pending Acquisitions."


   The Company seeks to expand its national presence, size and customer base through new-market acquisitions. Management believes that the high start-up costs of commencing operations make acquisitions an attractive means of entering new markets. The Company seeks to acquire records management companies in markets where management believes there is the potential for growth. Within such markets, the Company uses a variety of criteria to evaluate acquisition candidates, including the capacity and condition of existing storage facilities, past and current operating performance and revenues and the experience and depth of existing management. The Company is also considering investments in records management businesses outside of the United States. See "Potential International Investments."

   The Company believes that it can use its expertise and central administrative organization to leverage the acquisition candidate's local market presence, promoting the development of underperforming facilities and enhancing the value of the local assets. The Company believes that its new-market acquisition strategy could have a number of benefits, including: (i) continued growth in revenues and EBITDA and diversification across a greater number of markets; (ii) introduction of the Company's efficient storage, labor, transportation and other operating efficiencies into new markets; (iii) the increased utilization of efficiencies available through the Company's central administrative and management information functions; (iv) increased market awareness of Iron Mountain's national scope and presence; and (v) increased overall scale, which should broaden the range of and facilitate the Company's capital-raising activities. See "Risk Factors--Risks Associated with Acquisition Strategy."

   The Company also intends to continue to make fold-in acquisitions to augment its operations in existing markets. The Company's goal in its existing markets is to exploit economies of scale while maintaining high quality service. Following a new-market acquisition, the Company seeks to increase its business with the acquired customer base and to supplement that growth with new customers and, potentially, with appropriate fold-in acquisitions so that the Company may benefit from economies of scale.

Premium Service Strategy

   Organizations selecting a provider of records management services consider a number of factors in addition to price. Management believes that Iron Mountain is a "premium" brand in the marketplace based upon its reputation for reliability, customer-oriented organization, investment in technology and national operating presence. The Company seeks to exploit its strengths in each of these areas to maintain customer relationships and to attract new customers.

   Reputation for Reliability. The Company believes it has a reputation for reliability based on its more than 40 years of operations, the continuity and depth of its management, its successful historical growth, the quality and diversity of its customer base which includes more than half the Fortune 500, its technological capabilities and its size and financial resources.

   Customer-Oriented Organization and Locally Responsive Management. Iron Mountain has developed a decentralized, local management structure that brings significant management experience and stability to local markets and allows the Company to respond directly, effectively and flexibly to customers. Broad operating authority is delegated to regional Vice Presidents and to local managers. In pursuing its acquisition strategy, Iron Mountain seeks to capitalize upon the experience and strengths of existing management. In addition, all full-time union and non-union employees participate in incentive-based compensation programs that provide payments based on profits or attainment of specified objectives for the unit in which they work. Iron Mountain believes that the experience, stability and commitment of its regional and local management is integral to its ability to provide superior customer service and maximize growth potential.

   Investment in Technology. The Company has invested $12.5 million in technology since 1992 in order to provide faster and more flexible solutions for its customers and to enhance the quality and lower the costs of its own operations. The Company believes that its technological capabilities, especially its Safekeeper system, are a significant tool in attracting new customers. The Company plans to continue to invest in its proprietary technologies in the future. See "Technology and Development; Management Information Systems."

   National Operating Presence. The Company believes it is one of only four records management companies with a national operating presence. Traditionally, the purchase decision for large multi-site customers has been made at the local level. Recently, however, the Company has found that certain large organizations have sought to obtain operating and economic efficiencies by outsourcing a significant portion of their records management functions with a single records management company. The Company seeks to use its national operating presence to compete for such large multi-site customer accounts.

Low-Cost Operating Strategy

   Iron Mountain pursues a low-cost operating strategy based primarily on achieving economies of scale in the areas of storage, labor and transportation, general and administrative functions and management information systems. The Company believes that it is one of the few records management companies with the size and resources to realize significant economies of scale in these areas.

Storage Costs

   Because occupancy costs are a major component of the Company's cost of sales, reducing per Carton storage costs is a primary strategic goal of the Company and its real estate management staff. The Company seeks to minimize per Carton storage costs by: (i) designing racking systems and operating space to maximize facility storage efficiency; (ii) negotiating favorable facility leases and having facilities built to its custom specifications; and (iii) leasing larger facilities, which, when filled, are less expensive per Carton to operate. Since 1991, the Company has acquired or leased 11 custom-designed records management facilities. The average Carton density (the ratio of standard Carton storage capacity to total square feet of floor space) of these facilities is approximately twice that of the Company's overall average Carton density. As a result of these practices and after giving effect to the consummation of the Acquisitions, average Carton density in the Company's facilities increased 32% from December 31, 1992 to June 30, 1996.

Labor and Transportation Efficiency

   The Company has made significant investments in computer technologies for its service operations, resulting in greater efficiencies. In addition, by increasing its operations and customer base in a local market area, the Company seeks to maximize its courier delivery fleet usage and to increase delivery and routing efficiencies.

   The Company's incentive structure has also contributed to labor efficiency. Each of the Company's full-time employees participates in incentive compensation programs based upon achievement of specific operating targets designed to integrate the objectives and performance of records management facility employees and managers. For the six months ended June 30, 1996, the Company's employees earned incentive compensation in an amount equal to approximately 10.8% of the base wages paid by the Company.

   In part as a result of the foregoing factors, while the number of Cartons stored at the Company's facilities between January 1, 1992 and June 30, 1996 increased by approximately 15.6 million (or approximately 144%), the Company's staff increased during the same period by approximately 520 employees (or approximately 65%).

G&A and MIS Efficiencies

   The Company's corporate staff provides support to local management in the areas of acquisitions, marketing, facility acquisition and leasing, racking system purchasing, finance and accounting and human resource management. In addition, the Company's corporate staff is responsible for the design and support of all records management technology. The Company believes that central support in these areas provides local managers with competitive advantages over smaller, local competitors and results in significant economies of scale.

Technology and Development; Management Information Systems

   The Company pioneered the application of advanced information technology to the records management industry. Iron Mountain's proprietary Safekeeper system provides advanced inventory control and information access, enabling the Company to provide faster, higher quality and more flexible solutions to its customers and to lower the costs of its operations. Iron Mountain's Safekeeper system exploits bar-code technology to provide inventory integrity and a comprehensive, standardized approach to tracking, accessing and retrieving records. Safekeeper offers state-of-the-art records management capabilities and ease of access to customers while featuring security functions to protect customer information from unauthorized access. The system coordinates inventory control, order entry, billing, material sales, service activity, accounts receivable and management reporting, and features system-driven quality assurance and error-prevention. Since 1992, the Company has invested $12.5 million to develop and refine its management information systems, including Safekeeper.

   Safekeeper is built on an open systems architecture which is fully portable and can be implemented in small processing environments with several users and in large processing environments with hundreds of users. This allows the Company a substantial measure of flexibility and vendor independence, and reduces the risk of technological obsolescence.

   Safekeeper has improved the Company's customer support and operating efficiency in the following ways:

   (bullet)Acquisition System Integration. Safekeeper has been designed to easily and effectively integrate newly acquired records management companies and offer improved levels of customer service and records management capabilities to customers acquired through acquisitions. The critical components of integrating acquisition systems are the abilities to match the acquired company's carton identifiers, location identifiers, records descriptive data, and billing data. Safekeeper is designed with flexible, comprehensive capabilities in each of these areas. Consequently, an acquired company's inventory can be converted to Safekeeper without having to relabel cartons or reset and relabel inventory locations. The customers of the acquired company retain their records data and receive similar billing rate structures. In addition, acquisition customers experience minimal disruption during integration and, after conversion, gain access to advanced records management and information access capabilities. Safekeeper utilizes a suite of conversion routines to automate the conversion process and effectively translate customer and inventory information.

   (bullet)Storage Efficiency. Safekeeper enables the Company to maximize the efficient use of storage space at its facilities. When cartons are added or returned to storage, Safekeeper identifies available space and the location of the customer's other records at the facility. Because there is a continual flow of cartons into and out of the Company's facilities, Safekeeper also permits facility operators to utilize space that becomes available as soon as cartons are removed. Safekeeper can pinpoint the location of any carton, enabling facility operators to quickly determine the optimal location for new or returning cartons.

   (bullet)Inventory Integrity. Bar-coding and scanning are used to track a carton or a record throughout its life cycle at Iron Mountain. Safekeeper identifies inventory discrepancies during the order processing cycle and forces their resolution before they affect the customer. This forced discrepancy resolution means that errors must be resolved before an order can be closed; until the order is closed, billing cannot be processed. Management believes that this system-driven quality assurance is a significant advantage over the "best efforts" approach used by most of its competitors.

   (bullet)Customer Information Access. Customers can access their records management data through a variety of formats, including direct access via Safekeeper Online, access on their own PCs via Safekeeper Desktop, integration of their internal system with Safekeeper via automated file transfers and paper reports. Safekeeper Online enables a customer to place orders directly via online access, resulting in efficiencies for Iron Mountain order processing. It features robust querying and searching tools to enable customers to identify records with only partial information. Safekeeper Desktop is a PC application, run from customers' desktop or network PCs; it provides customers with an entire set of records management data along with user-friendly tools for querying, reporting, and editing. Safekeeper's suite of file transfers enable customers to automatically transfer records data and service requests from their internal system to Safekeeper. The paper reports include inventory detail and summary, service activity analysis, quality assurance, and management review.

   (bullet)Records Management Flexibility. Safekeeper offers full life-cycle records management, from file creation to destruction, enabling each customer to establish schedules for records retention and destruction as dictated by the customer's specific needs. Safekeeper can flexibly accommodate large or small amounts of records management data in accordance with customer requirements. A series of customer-specific features and options allows Iron Mountain to tailor the records management functionality and reporting to the customer's needs.

   (bullet)Security. Safekeeper incorporates strict security protocols and procedures for all customers to prevent unauthorized access to a client's records information. Advanced security features that can automatically restrict access by departmental identification and/or type of service request are available to customers that are internally set up to provide this information.

   In addition to Safekeeper, the Company's data protection services facilities utilize the Company's Media Link(tm) software, a state-of-the-art media management system which provides integrated bar-code tracking and electronic data interface between customer and Iron Mountain facilities, as well as audit trail and remote inventory query functionality. The Company plans to continue to invest in its proprietary technologies in the future in order to enhance its customer service as well as to increase its own operating efficiency.

Description of Iron Mountain Records Management Services

   Iron Mountain's records management services consist primarily of the storage operations for the management of hard copy documents. These and related services and products sold have, since 1992, accounted for approximately 85% of the Company's revenues. The balance of the Company's revenues come from the storage and service of vital records and data protection, consulting and other services.

Storage Operations

   Storage revenues accounted for approximately 60% of revenues in each of the Company's last five fiscal years. Storage charges are generally billed monthly on a per storage unit basis (usually either per unit or per cubic foot of records) and include the provision of space, racking, computerized inventory and activity tracking, physical security, environmental and climate control and fire protection.

   The storage of a carton begins by issuing Safekeeper bar-coded labels to the customer. The customer packs records in cartons and affixes the bar-coded label to each carton. Customer personnel and the Iron Mountain driver conduct a physical count of the cartons and the driver signs for the cartons, which are then transported to the records management facility. Upon delivery to the facility, the cartons are subjected to a second physical count. The cartons are delivered to available space identified by Safekeeper and the bar-coded information is scanned into the computer together with a bar-coded location identifier. At the same time, a computer operator enters the customer's data describing the stored material into the computer and the system confirms that the cartons sent match the data entered in the computer. Under the Company's computer control system, the order can only be closed out when all requisite steps and checks have been completed and counts and locations have been reconciled.

Service and Courier Operations

   Principal services include adding cartons to storage, temporary removal of files or cartons from storage, refiling of removed records, permanent withdrawals from storage and destruction of records. Service charges are generally assessed for each procedure on a per unit basis. The Safekeeper system controls the service processes from order entry through transportation and invoicing.

   Courier operations consist primarily of the pickup and delivery of records upon customer request. Courier delivery schedules can be tailored to fit customers' needs, but generally customer orders received by 4:00 p.m. on a business day are delivered the following business day. The Company also provides same-day and immediate delivery during business hours and emergency delivery at night and on weekends and holidays. Charges for courier services are based on urgency of delivery, volume and location and are billed monthly as incurred. The Company currently utilizes a fleet of approximately 250 owned or leased delivery vehicles.

Vital Records Services

   Vital records contain critical or irreplaceable data such as master audio and video recordings, film, software source code and other highly proprietary information. Vital records may require special facilities or services, either because of the data they contain or the media on which they are recorded. The Company's charges for providing enhanced security and special climate-controlled environments for vital records are higher than for typical storage functions. The Company provides the same ancillary services for vital records as it provides for its other storage operations.

Data Protection Services

   Data protection services consist of the storage, backup and archiving of computer media as part of corporate disaster and business recovery plans. Computer tapes, cartridges and disk packs are transported off-site by the Company's courier operations on a scheduled basis to secure, climate-controlled facilities, where they are available to customers 24 hours a day, 365 days a year, to facilitate data recovery in the event of a disaster. This process is managed by Iron Mountain's Media Link software, a state-of-the-art media management system which provides integrated bar-code tracking, electronic data interface between customer and Iron Mountain's facilities as well as audit trail and remote inventory query functionality. Iron Mountain also manages tape library relocation and supports disaster recovery testing and execution.

Additional Services and Products

   Iron Mountain offers a variety of additional services, which customers may request or contract for on an individual basis. These services include performing records inventories, packing records into cartons or other containers, computerized indexing of files and individual documents, developing schedules for the retention and destruction of records and records management consulting services. The Company also sells a full line of specially designed corrugated cardboard, metal and plastic storage containers.

   The Company's subsidiary, Iron Mountain Information Partners, Inc., provides professional consulting services to large customers, enabling them to develop and implement comprehensive records management programs. The Company's consulting business draws on the Company's 45 years of experience to analyze the practices of such companies and assist them in creating more effective programs of records management. The Company's consultants work with such customers to develop policies for document review, analysis and evaluation and for scheduling of document retention and destruction.

   In addition to its historical focus on the management of inactive records, the Company has recently begun to provide services for the management of active records. The Company can provide these services, which generally include document and file processing and storage, both off-site at its own facilities and by supplying its own personnel to perform management functions on-site at the customer's premises. The Company sees active records management as a potential source of future revenue growth for the Company, although there can be no assurance in this regard.

Potential International Investments

   Iron Mountain is considering capitalizing upon its expertise in the records management industry by making investments in records management businesses outside the United States. From time to time, the Company has had discussions concerning such investments. Such investments, if consummated, would be subject to risks and uncertainties relating to the indigenous political, social, regulatory, tax and economic structures of countries in those areas, as well as fluctuations in currency valuation, exchange controls, expropriation and governmental policies limiting returns to foreign investors. At this time, there can be no assurance as to whether any such investment will be made or, if made, will be successful in achieving its objectives.

Customers

   The Company's customer base is diversified in terms of revenue and industry concentration. The Company has over 19,000 customer accounts. Iron Mountain considers each invoice it delivers to its customers a separate customer account and, accordingly, an organization which receives more than one invoice represents multiple customer accounts. The chart below shows, as of June 1994, the relative amounts of revenue attributable to certain business sectors.

[PIE CHART]

Other Financial Institutions   10%
Health Care                    10%
Professional Services           7%
Government                      6%
Manufacturing                   4%
Retail                          4%
Entertainment                   2%
Other                          19%
Legal Services                 16%
Depository Institutions        14%
Insurance Companies             5%

   The Company services accounts of all sizes, from small businesses and professional groups to over half of the Fortune 500. Other than the RTC or its successor, the FDIC, which accounted for 7.4%, 6.3%, 4.8% and 3.6% of Iron Mountain's revenues for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, respectively, no account or related set of accounts generated more than 3% of Iron Mountain's revenues during any such period.

   The Company's contract with the FDIC, as successor under the contract to the RTC, was renewed effective July 27, 1996 for a one-year term, with three further annual renewal options at the election of the FDIC. Although the substantial costs of removing its records from the Company's facilities may act as a disincentive to the FDIC to select another vendor, there can be no assurance that the contract will be further renewed or that the terms of such renewal will be as favorable to Iron Mountain as the terms of the current contract. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations--Overview."

Marketing and Sales

   The Company uses database marketing and a dedicated sales force to focus exclusively on new business development. A corporate marketing organization provides sales support, training, marketing communications and product management as support functions. The program has successfully produced over 900 new customer accounts per year since 1991. The selling effort is bolstered by regional and senior managers focused on key account selling.

Properties

   As of June 30, 1996, Iron Mountain conducted operations through 77 leased and 12 owned facilities containing a total of approximately 6.3 million square feet of space. The leased facilities typically have initial lease terms of 10 years with options to renew for an additional 10 years. The weighted average remaining term of the leases on these facilities is approximately 7.0 years. In addition, many of the leases contain either a purchase option or a right of first refusal upon the sale of the property. The leases include one property leased from affiliates of the Company. See "Management--Executive Compensation--Compensation Committee Interlocks and Insider Participation" and Note 8 of Notes to the Company's Audited Consolidated Financial Statements.

   As of June 30, 1996, the Company owned or leased (directly or through its subsidiaries) the following records management facilities in the geographic locations indicated below.

                      Records
                     Management
State                Facilities
- -----                ----------
Arizona                   2
California               24
Colorado                  3
Connecticut               2
Delaware                  1
Florida                   4
Georgia                   8
Illinois                  3
Kansas                    1
Kentucky                  1
Massachusetts             7
Maryland                  3
Missouri                  2
New Hampshire             1
New Jersey                4
New York                  4
Ohio                      4
Pennsylvania              2
Rhode Island              1
Tennessee                 1
Texas                     8
Virginia                  3
                         --
    Total                89
                         ==

   The Company or its principal subsidiary is a guarantor of a substantial portion of the leases to which other subsidiaries are party. Substantially all of the property and assets currently owned and leased by the Company or its subsidiaries are pledged as security for the lenders under the Credit Agreement. It is expected that, in connection with the New Credit Facility, such liens (other than the pledge of the stock of the Company's subsidiaries) will be released. See Notes 3 and 7 of Notes to the Company's Audited Consolidated Financial Statements for additional information regarding the Credit Agreement and the minimum annual rental commitments of the Company, respectively.

Employees

   A key feature of Iron Mountain's operating strategy is its decentralized management structure and reliance on local management operating in local business environments. The Company's operations are divided into three areas comprising seven local management regions to maximize marketing and operating effectiveness and to minimize supervisory costs. The management regions, each of which is managed by a Vice President, are further divided into a total of 27 districts, each managed by a General Manager. The management regions are overseen by offices in Boston and Los Angeles, but regional Vice Presidents and General Managers have broad operating authority. The Company's headquarters staff performs a variety of central administrative and support functions in order to maximize the time and resources that local personnel can devote to customer service and client development.

   Iron Mountain had approximately 1,200 full-time employees as of June 30, 1996, of whom approximately 89% are employed at the district level, 8% at the corporate level and the balance at the area and regional levels.

   Approximately 11% of the Company's employees are represented by various Teamsters Union locals under five different agreements. Two of these agreements, representing 42 employees, have expired and are currently under negotiation. Based on its prior experience with the two union locals involved in these negotiations, the Company expects that it will enter into new agreements on satisfactory terms. The remaining three contracts expire in December 1996, March 1997 and March 1999. In addition, at two of Iron Mountain's facilities an election, subject to National Labor Relations Board regulations, was held on June 20, 1996. A majority of the approximately 40 employees voted for representation by a Teamsters Union local. The election results have not been certified as of the date hereof.

   All non-union employees are eligible to participate in the Company's benefit programs, which include medical, dental, life, short and long-term disability and accidental death and dismemberment plans. Unionized employees receive these types of benefits through their unions. In addition to base compensation and other usual benefits, all full-time union and non-union employees participate in some form of incentive-based compensation program that provides payments based on profits, collections, or attainment of specified objectives for the unit in which they work. Management believes that the Company has good relationships with its employees and unions.

Competition

   Iron Mountain competes with three other national companies as well as a large number of local and regional concerns. The Company believes that competition for customers is based on price, reputation for reliability, quality of service and scope and scale of technology, and believes that it generally competes effectively based on these factors. Management believes that, except for Pierce Leahy Corp., all of these competitors have records management revenues significantly lower than those of the Company. To accommodate growth, a records management vendor must invest in incremental storage capacity, which requires added warehouses, racking systems, and related equipment including computer systems capable of tracking increasingly large inventories. The amount of such investment is significant relative to the immediate return that can be realized, and the faster a vendor grows, the more capital is required. As a result, the industry trend toward consolidation will, in management's opinion, continue and accelerate. In addition, the Company faces competition from the internal document handling capability of its current and potential customers. There can be no assurance that these organizations will outsource more of their document management needs or that they will not bring in-house some or all of the functions they currently outsource. The Company also faces competition for acquisition candidates.

   The substantial majority of the Company's revenues have been derived from the storage of paper documents and from related services. Such storage requires significant physical space. Alternative technologies for generating, capturing, managing, transmitting and storing information have been developed, many of which require significantly less space than paper. Such technologies include computer media, microforms, audio/video tape, film, CD-ROM and optical disk. None of these technologies has replaced paper as the principal means for storing information. However, there can be no assurance that one or more non-paper-based technologies (whether now existing or developed in the future) may not in the future significantly reduce or supplant the use of paper as a preferred medium, which could in turn adversely affect the Company's business.

Insurance

   Iron Mountain carries a comprehensive property insurance policy with insurers that it believes to be reputable and in amounts that it believes to be appropriate, covering replacement cost of real and personal property, including improvements. Subject to sub-limits, the policy also covers extraordinary expenses associated with business interruption and damage or loss from flood or earthquake, subject to certain deductibles. Separate policies for California earthquake insurance carry other deductibles that may be significant. Iron Mountain also maintains general liability and excess liability insurance covering bodily injury, property damage and personal injury. See "Risk Factors--Casualty."

   The Company's standard form of contract sets forth an agreed maximum value for each carton or other storage unit held by the Company as a limitation on liability for loss or damage, as permitted under the Uniform Commercial Code. In contracts containing such limits, such values are nominal, and the Company believes that in typical circumstances its liability would be so limited in the event of loss or damage relating to the value of information stored on media held by the Company. However, certain of the Company's agreements with certain large volume accounts contain no such limits or contain higher limits or supplemental insurance arrangements.

Environmental Matters

   Under various environmental laws, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes or petroleum products. Certain such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. In addition, the presence of such substances, or the failure to properly remediate such property may adversely affect the current property owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination.

   Certain environmental laws govern the removal, encapsulation or disturbance of ACMs. Such laws may impose liability for the release of ACMs and may enable third parties to seek recovery from owners or operators of real estate for personal injury associated with exposure to such substances. The Company is aware of the presence of ACMs at some of the Company's facilities, but believes that such materials are in acceptable condition at this time. The Company believes that future costs related to any remediation of ACMs at these facilities will not be material, either on an annual basis or in the aggregate, although there can be no assurance with respect thereto.

   In addition, certain of the properties formerly or currently owned or operated by the Company were previously used for industrial or other purposes that involved the use or storage of hazardous substances or petroleum products or the generation and disposal of hazardous wastes and, in some instances, included the operation of USTs. In connection with its former and current ownership or operation of certain properties, the Company may be potentially liable for environmental costs such as those discussed above, and as more specifically described below.

   At the Company's Hollywood, California facilities, certain USTs and contaminated soils have been removed. Some additional contamination of soils and groundwater remains and may be migrating. In 1990 and 1991, the Company filed certain reports documenting its efforts and site conditions with the appropriate environmental agencies pursuant to various environmental laws. Investigations conducted on behalf of the Company in connection with its on-site remedial activities disclosed that regional groundwater contamination, unrelated to the Company's property, exists. At this time, the Company has not received any notice from any regulatory agency or third party seeking further remediation of soil or groundwater by the Company; however, there can be no assurance that such further action will not be sought in the future. The Company has accrued estimated costs of $0.8 million that it believes it may reasonably be expected to incur in connection with this site if such additional remediation were to become necessary; however, there can be no assurance as to the adequacy of such accrual. The Company believes the ultimate outcome of the foregoing will not have a material adverse effect on the Company's financial condition or results of operations. See Note 7 of Notes to the Company's Audited Consolidated Financial Statements.

   The Company has also from time to time conducted certain environmental investigations and remedial activities at certain of its other former and current facilities, but an in-depth environmental review of the properties has not been conducted by or on behalf of the Company. The Company believes that it is in substantial compliance with all applicable material environmental laws. The Company has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material noncompliance, liability or claim relating to hazardous substances or wastes, petroleum products or material environmental laws applicable to Company operations in connection with any of its present or former properties other than as described above. However, no assurance can be given that there are no environmental conditions for which the Company might be liable in the future or that future regulatory action, as well as compliance with future environmental laws, will not require the Company to incur costs for or at its properties that could have a material adverse effect on the Company's financial condition and results of operations.

Legal Proceedings

   The Company is involved in litigation from time to time in the ordinary course of business. In the opinion of management, no material legal proceedings are pending to which the Company, or any of its properties, is subject.

                                   MANAGEMENT

Directors, Executive Officers and Certain Other Officers

   The Directors, executive officers and certain other officers of the Company are as follows:

Names of Directors and Executive Officers       Age                       Position
- -----------------------------------------       ---                       --------
C. Richard Reese(1)                              50     Chairman of the Board of Directors and Chief
                                                        Executive Officer
David S. Wendell                                 42     President and Chief Operating Officer, Director
Eugene B. Doggett(1)                             60     Executive Vice President and Chief Financial
                                                        Officer, Director
Robert P. Swift                                  55     Executive Vice President
Kenneth F. Radtke, Jr.                           51     Executive Vice President
Constantin R. Boden(2)(3)                        60     Director
Arthur D. Little(2)(3)                           52     Director
Vincent J. Ryan(1)(3)                            60     Director

Names of Certain Other Officers                 Age                       Position
- -------------------------------                 ---                       --------
Jean A. Bua                                      38     Vice President and Corporate Controller
James R. Jandl                                   42     Vice President of Human Resources
John F. Kenny                                    39     Vice President of Corporate Development
Joseph J. Larizza                                54     Vice President and Chief Information Officer
John P. Lawrence                                 45     Vice President and Treasurer
Kenneth A. Rubin                                 34     Vice President of Marketing
T. Anthony Ryan                                  56     Vice President of Real Estate


- -------------
(1) Member of the Executive Committee; Mr. Ryan is the Chairman of the Executive Committee.
(2) Member of the Audit Committee; Mr. Boden is the Chairman of the Audit Committee.
(3) Member of the Compensation Committee; Mr. Little is the Chairman of the Compensation Committee.

   The Board of Directors currently consists of six directors. There are three classes of directors who serve for three-year terms and are elected on a staggered basis, one class of two directors standing for election each year. The term of the Class B Directors, C. Richard Reese and Arthur D. Little, will expire at the 1997 Annual Meeting of Stockholders, the term of the Class C Directors, Eugene B. Doggett and Constantin R. Boden, will expire at the 1998 Annual Meeting of Stockholders and the term of the Class A Directors, David S. Wendell and Vincent J. Ryan, will expire at the 1999 Annual Meeting. Directors of each class will thereafter hold office until the third annual meeting of the stockholders of the Company following their election or until their successors are elected and qualified.

   The executive officers and other officers were elected by the Board of Directors on June 14, 1996. All executive officers and other officers hold office at the discretion of the Board until the first meeting of the Iron Mountain Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Directors and Executive Officers

   C. Richard Reese is the Chairman of the Board of Directors of Iron Mountain, a position he has held since November 1995, and the Chief Executive Officer, a position he has held since December 1981. Prior to November 1995, Mr. Reese was the President of Iron Mountain, a position he had held since 1981. Mr. Reese is also a Director of Schooner. Prior to joining Iron Mountain, he lectured at Harvard Business School in "Entrepreneurship" and provided consulting services to small and medium-sized emerging enterprises. Mr. Reese has also served as president and a Director of the ACRC. He holds a Master of Business Administration degree from Harvard Business School.

   David S. Wendell is the President and Chief Operating Officer of Iron Mountain, a position he has held since November 1995. After practicing law with Brown & Wood, Mr. Wendell joined Iron Mountain in 1984, where he has served in a variety of positions. Prior to November 1995, he was Executive Vice President, Atlantic Area and prior to 1991, he was Vice President, New England Region. He holds a Master of Business Administration degree from Harvard Business School and a Juris Doctor degree from the University of Virginia.

   Eugene B. Doggett is the Executive Vice President and Chief Financial Officer of Iron Mountain, a position he has held since 1987. Mr. Doggett is also a Director of Schooner. Prior to joining the Company, he had extensive experience in commercial and investment banking, as well as financial and general management experience at senior levels. He holds a Master of Business Administration degree from Harvard Business School.

   Robert P. Swift is an Executive Vice President of Iron Mountain, a position he has held since November 1995. Prior to November 1995, Mr. Swift was the Executive Vice President, Western Area of Iron Mountain and prior to 1988, Mr. Swift was employed in various positions at Bell & Howell Records Management Company.

   Kenneth F. Radtke, Jr. is an Executive Vice President of Iron Mountain, a position that he has held since June 1996. Prior to June 1996, Mr. Radtke was Northeast Regional Vice President and prior to 1995 was Sales Manager, New York Region. Mr. Radtke has worked in the records and information industry since 1988 as President and Chief Executive Officer, Dataport Company, Inc. and Senior Vice President, Arcus, Inc. He holds a graduate degree from the University of Wisconsin, Graduate School of Banking.

   Constantin R. Boden is a Director of Iron Mountain, a position he has held since December 1990. Mr. Boden is on the advisory board of Boston Capital Ventures, a risk capital concern. For 33 years, until January 1995, Mr. Boden was employed by Bank of Boston, most recently as Executive Vice President, International Banking. He holds a Master of Business Administration degree from Harvard Business School.

   Arthur D. Little is a Director of Iron Mountain, a position he has held since November 1995. Mr. Little is a principal of The Little Investment Company, which he founded in 1992. Prior to that, he was Managing Director of and also a partner in Narragansett Capital, Inc., a private investment firm. He holds a Bachelor of Arts degree in history from Stanford University.

   Vincent J. Ryan is a Director of Iron Mountain. Mr. Ryan is the founder of Schooner and has served as Chairman and Chief Executive Officer of Schooner since 1971. Prior to November 1995, Mr. Ryan served as Chairman of the Board of Directors of Iron Mountain. Mr. Ryan also serves as a Director and member of the Executive Committee of Continental Cablevision, Inc. He holds a Bachelors of Arts degree in English from Boston University.

Certain Other Officers

   Jean A. Bua is Vice President and Corporate Controller. Ms. Bua joined Iron Mountain in such capacity in March 1996. From 1993 to 1996, Ms. Bua was the Corporate Controller for Duracraft Corp., a consumer products manufacturer. Prior to that, Ms. Bua was the accounting manager for a high-tech manufacturer and was a management consultant for Ernst & Young. She holds a Master of Business Administration degree from the University of Rhode Island. Ms. Bua is a certified public accountant.

   James R. Jandl is Vice President of Human Resources. Mr. Jandl joined Iron Mountain in 1989. For the preceding nine years he was involved in human resources management in the hospitality industry with focus on operational start-up and turn-around situations. He holds a masters degree in psychology from West Georgia College.

   John F. Kenny is Vice President of Corporate Development, with primary responsibility for implementing the Company's acquisition strategy. Mr. Kenny joined Iron Mountain in 1991. Prior to 1991, he was a Vice President of CS First Boston Merchant Bank, New York, with responsibility for risk capital, portfolio and transaction management. He holds a Master of Business Administration degree from Harvard Business School.

   Joseph J. Larizza is Vice President and Chief Information Officer, with responsibility for management information systems, including oversight of the development of Iron Mountain's Safekeeper system. Prior to joining Iron Mountain in 1996, Mr. Larizza was the chief information officer at Service America, a large food service corporation and, prior to that, chief information officer at the Advertising Checking Bureau, with responsibility for information systems and development of client-server products. He holds a Bachelors degree in management from Post College.

   John P. Lawrence is Vice President and Treasurer, with responsibility for acquisition integration, internal audit, risk management and purchasing and contracting. Mr. Lawrence has been associated with Iron Mountain since 1988.

Prior to 1988, he worked for Hewlett Packard for nine years in various management positions in finance, control, marketing and manufacturing. He holds a Master of Business Administration degree from Harvard Business School.

   Kenneth A. Rubin is Vice President of Marketing. Mr. Rubin joined Iron Mountain in 1989. Prior to 1989, he was Director of both Sales and Marketing for Leahy/Instar, a records management company. He was also a founding director of Software Escrow Security. He holds a Bachelors degree in political science from Drew University.

   T. Anthony Ryan is Vice President of Real Estate. Mr. Ryan manages the real estate department of Iron Mountain and is responsible for identifying and evaluating new facility opportunities and negotiating long-term leases. He has been involved in real estate development for 22 years. His work experience includes positions as Director of Development for Gilbane Property, Vice President of CRJ Investments and, more recently, Vice President and Partner at the Linpro Company. He holds a Bachelors degree in history from The George Washington University.


   Biographical information of the Directors, executive officers and other officers is as of September 24, 1996.


Executive Compensation

   The following table provides certain information concerning compensation earned by the Chief Executive Officer and each other executive officer serving in such capacity at December 31, 1995 who received compensation in excess of $100,000 (the "Named Executive Officers") for the years ended December 31, 1994 and December 31, 1995.

                           Summary Compensation Table

                                          Annual Compensation             Long-Term Compensation
                                          ----------------------    -----------------------------------
                                                                    Number of Shares
                                                                       Underlying          All Other
Name and Principal Position     Year(1)   Salary       Bonus            Options         Compensation(2)
- ---------------------------     ------    ------       -----        -----------------   --------------
C. Richard Reese                 1995    $261,765     $200,000                0             $1,790
 Chairman of the Board and
   Chief Executive Officer       1994    $255,400     $125,000                0             $1,623
David S. Wendell                 1995    $136,627     $ 62,731           35,469             $1,573
 President and Chief
  Operating  Officer             1994    $129,800     $ 50,000                0             $1,352
Eugene B. Doggett                1995    $192,274     $165,000                0             $1,790
 Executive Vice President
   and Chief Financial
  Officer                        1994    $187,500     $ 93,750                0             $1,623
Robert P. Swift                  1995    $131,119     $ 24,397            8,096             $1,243
 Executive Vice President        1994    $126,600     $ 16,740                0             $  865

- -----------
(1) In accordance with the requirements of Item 402(b) of Regulation S-K, information is presented for the Company's two most recent years.
(2) Reflects the Company's matching contribution to the Iron Mountain Profit Sharing Retirement Plan for each individual.

Compensation Committee Interlocks and Insider Participation

   Prior to November 1995, Iron Mountain's Compensation Committee of the Board of Directors consisted of Constantin R. Boden and Vincent J. Ryan, who was until November 17, 1995 the Chairman of the Board. The present Compensation Committee consists of Mr. Little, who is the Chairman of the Committee, and Messrs. Boden and Ryan.

   Messrs. Reese and Doggett are executive officers of Iron Mountain and are directors of Schooner. Prior to November 1995, they were also executive officers of Schooner. Mr. Ryan is the Chairman of the Board and principal stockholder of Schooner.

   In 1993, the Company paid fees of $95,927 to Vincent J. Ryan for consulting services. In each of 1994 and 1995, the Company paid fees of $111,048 to Schooner for consulting services rendered by Mr. Ryan. These services and fees terminated as of December 31, 1995.


   Iron Mountain Records Management, Inc. ("IMRM"), a subsidiary of the Company, is the tenant under a lease dated January 1, 1991 for a 31,500 square-foot building in Houston, Texas. The owner of the building is IM Houston (CR) Limited Partnership, a Texas limited partnership, of which Mountain Realty, Inc., a Massachusetts corporation whose sole stockholder is Vincent J. Ryan, is the sole general partner, and the limited partners of which are C. Richard Reese and Eugene B. Doggett. The term of the lease expires December 31, 2000, with two five-year extension options exercisable by IMRM. IMRM currently pays annual rent in the amount of approximately $94,000, subject to adjustment in 1997 and 1999 (and in the option periods if the term is extended) based upon percentage changes in the consumer price index, with a floor of 3% and a ceiling of 5%, compounded annually. As tenant, IMRM is responsible for taxes, insurance and maintenance. The space is used by IMRM as a records management facility. During 1993, 1994, 1995 and the six months ended June 30, 1996, IMRM paid rent in the annual amount of $88,000, $88,000, $93,000 and $47,000, respectively, under the lease. The lease is, in the opinion of management, on commercially reasonable terms, no less favorable to IMRM than could have been obtained from an unaffiliated party at the time of the transaction.


   The Company paid compensation of $120,000, $144,000, $154,000 and $62,000 for 1993, 1994, 1995 and the six months ended June 30, 1996, respectively, to Mr. T. Anthony Ryan. Mr. Ryan is Vice President, Real Estate, of the Company and is the brother of Mr. Vincent J. Ryan, a Director and the former Chairman of the Board of the Company. The Company believes that the terms of Mr. Ryan's employment are no less favorable to it than would be negotiable with an unrelated third party.

   Iron Mountain is indebted to Schooner in the principal amount of $382,500 under a junior subordinated note, which was incurred by Iron Mountain in 1990 in connection with an acquisition. Schooner subsequently acquired the note from the holder as an investment. The Company intends to use a portion of the net proceeds from the Offering to prepay such indebtedness in its entirety.
See "The Transactions--Repayment of FDS Notes."


   Schooner leases space from Iron Mountain at Iron Mountain's corporate headquarters. Such lease is a tenancy- at-will and may be terminated by either Iron Mountain or Schooner at any time. As consideration for such lease, Schooner pays rent to Iron Mountain based on its pro rata share of all expenses related to the use and occupancy of the premises. The rent paid by Schooner to Iron Mountain under such lease was approximately $48,000, $58,000, $49,000 and $33,000 in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively.


   Employees of Schooner were eligible to participate in the Iron Mountain Profit Sharing Retirement Plan, a Section 401(k) plan, as well as the Company's group medical, dental, life, disability and accidental death and dismemberment arrangements (the "Company Benefit Plans"). Schooner reimbursed the Company for costs incurred as a result of the participation of Schooner employees in Company Benefit Plans. Participation by Schooner employees in the Company Benefit Plans terminated shortly after the consummation of the Initial Public Offering.

Director Compensation

   Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company (each an "Eligible Director") receives an annual retainer fee of $10,000 as compensation for his or her services as a member of the Board of Directors and is also paid $2,500 per quarter (to a maximum of $10,000 per year) for attendance at meetings (the "Director's Compensation"). All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacities as directors of the Company.

Pursuant to the Iron Mountain Incorporated 1995 Stock Plan for Non-Employee Directors (the "Directors Plan"), Eligible Directors may elect to receive all or a portion of their Director Compensation in the form of Common Stock. An Eligible Director electing to receive Common Stock under the Directors Plan will, as an incentive, receive in lieu of cash an amount of Common Stock equivalent to 110% of the Director Compensation otherwise due to be paid in cash. The Company has reserved 15,000 shares of Common Stock for issuance under the Directors Plan.

Stock Option Information

   Effective November 30, 1995, Iron Mountain instituted the Iron Mountain Incorporated 1995 Stock Incentive Plan (the "Stock Option Plan"), which is administered by the Compensation Committee, as a restatement of Iron Mountain's then-existing stock option plan. The purpose of the Stock Option Plan is to encourage key employees, directors, and consultants of the Company and its subsidiaries who render services of special importance to, and who have contributed or may be expected to contribute materially to the success of, the Company or a subsidiary to continue their association with the Company and its subsidiaries by providing favorable opportunities for them to participate in the ownership of the Company and in its future growth through the granting of restricted shares ("Restricted Stock"), options to acquire Common Stock ("Options"), stock appreciation rights ("SARs") and other rights to compensation in amounts determined by the value of the Common Stock. Restricted Stock, SARs and other rights are referred to collectively as "Other Rights."

   The total number of shares of Common Stock that may be subject to Options and Other Rights under the Stock Option Plan may not exceed 1,000,000. As of June 30, 1996, options for 757,827 shares of Common Stock were outstanding under the Stock Option Plan and 213,258 shares of Common Stock were available for grants of Options and/or Other Rights under the Stock Option Plan. The duration of the Options granted under the Stock Option Plan may be specified pursuant to each respective stock option agreement, but in no event can any Option intended to qualify as an incentive stock option (an "ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), be exercisable after the expiration of 10 years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, no ISO shall be exercisable after the expiration of five years from its date of grant.

   The following table sets forth certain information concerning the grant of Options to Messrs. Wendell and Swift. Neither of the other Named Executive Officers was granted Options in 1995.

                       Option Grants in Last Fiscal Year

                                                                                                    Potential Realizable Value At
                                         Number of       % of Total                                    Assumed Annual Rates of
                                        Securities         Options                                     Stock Appreciation for
                                        Underlying       Granted to        Exercise                         Option Terms(2)
                                          Options       Employees in      Price Per   Expiration    -----------------------------
Name                                      Granted        Fiscal Year        Share         Date         5%($)           10%($)
- ----                                   ------------   --------------    -----------     --------   -----------    --------------
David S. Wendell                          35,469            21.9%          $16.125        (1)        $359,688         $911,521
 President and Chief Operating
  Officer
Robert P. Swift                            8,096             5.0%          $16.125      2/5/2006     $ 82,101         $208,066
 Executive Vice President

- ------------
(1) Options granted to Mr. Wendell with respect to 29,410 shares of Common Stock expire February 5, 2006, and options with respect to the remaining 6,059 shares expire 60 days after termination of Mr. Wendell's employment with the Company.
(2) Potential Realizable Value is based on the assumed growth rates for an assumed ten-year option term. 5% annual growth results in a Common Stock price per share of $26.27, and 10% results in a Common Stock price per share of $41.82, respectively, for such term. The actual value, if any, an executive may realize will depend on the excess of the market price of the Common Stock over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

   The following table sets forth certain information with respect to the unexercised Options granted to Messrs. Wendell and Swift. Neither of such individuals exercised any stock options during the year ended December 31, 1995. Neither of the other Named Executive Officers has any unexercised Options.

Fiscal Year End Option Values

                                                                                Value of Unexercised
                                              Number of Unexercised            In-the-Money-Options at
                                           Options at December 31, 1995         December 31, 1995(1)
                                         --------------------------------   ----------------------------
Name                                      Exercisable      Unexercisable    Exercisable    Unexercisable
- ----                                     ------------      -------------    -----------    -------------
David S. Wendell                             71,077            53,266         $676,653       $169,427
 President and Chief Operating
  Officer
Robert P. Swift                              11,566            15,806         $110,108       $ 73,399
 Executive Vice President


- ------------
(1) Based on the initial public offering price of $16.00 per share, less the exercise price.

                              CERTAIN TRANSACTIONS

   In 1993, in connection with the employment of David S. Wendell, the Company made demand loans to Mr. Wendell in an aggregate principal amount of $70,000 in connection with Mr. Wendell's purchase of a home. The loans bear interest at a rate equal to the Company's cost to borrow such funds and are secured by a second mortgage on the home. As of September 3, 1996, the principal balance of the loans was $25,000.

   See "Management--Executive Compensation--Compensation Committee Interlocks and Insider Participation" for a discussion of: (i) certain payments to Vincent
J. Ryan and Schooner for consulting services; (ii) a lease between a partnership affiliated with Messrs. Doggett, Reese and Ryan and a subsidiary of the Company;
(iii) the familial relationship between Vincent J. Ryan, an Iron Mountain Director, and T. Anthony Ryan, an Iron Mountain officer; (iv) a lease between Schooner and the Company; (v) certain indebtedness of Iron Mountain to Schooner to be repaid with a portion of the net proceeds of the Offering; and (vi) Schooner's prior participation in Iron Mountain's 401(k) plan and certain other employee benefit plans.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than five percent of the Common Stock; (ii) each director; (iii) each Named Executive Officer; and (iv) all executive officers and directors of the Company as a group. Such information is presented as of September 3, 1996.

                                           Amount of Beneficial
                                               Ownership(1)
                                      ------------------------------
                                                         Percent
Name                                     Shares           Owned
- ----------------------------------    ------------    --------------
Directors and Executive Officers:
C. Richard Reese(2)                    1,127,503           11.7%
David S. Wendell(3)                       83,815              *
Eugene B. Doggett(4)                     219,745            2.3%
Robert P. Swift(5)                        15,421              *
Constantin R. Boden(6)                    19,746              *
Arthur D. Little(7)                       98,730            1.0%
Vincent J. Ryan(8)                     3,503,250           36.4%
All Directors and executive
  officers as a group (8 persons)(9)   4,371,289           45.0%
Five Percent Stockholder:
Schooner Capital Corporation(10)       1,909,384           19.8%

- -----------
   * Less than 1%

(1) Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Mr. Reese is a director and Chairman of the Board and Chief Executive Officer of the Company. Includes 12,160 shares of Common Stock held by trusts for the benefit of Mr. Reese's children, as to which Mr. Reese disclaims beneficial ownership. Also includes 668,166 shares of Common Stock as to which Mr. Reese shares beneficial ownership with Schooner as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Reese relating to Mr. Reese's former services as President of Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner's sale or exchange of substantially all of the shares of Common Stock held by Schooner or (ii) the cessation of Mr. Reese's employment with Iron Mountain, Schooner is required to transfer such shares of Common Stock to Mr. Reese or remit to Mr. Reese cash in an amount equal to the then current fair market value of such shares of Common Stock. Schooner has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Reese. Mr. Reese's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(3) Mr. Wendell is a director and President and Chief Operating Officer of the Company. Includes 79,960 shares that Mr. Wendell has the right to acquire pursuant to currently exercisable options. See "Executive Compensation." Mr. Wendell's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(4) Mr. Doggett is a director and Executive Vice President and Chief Financial Officer of the Company. Includes 29,550 shares of Common Stock as to which Mr. Doggett shares beneficial ownership with Schooner as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Doggett relating to Mr. Doggett's former services as Chief Financial Officer of Schooner. Pursuant to such arrangement, upon the earlier to occur of (i) Schooner's sale or exchange of substantially all of the shares of Common Stock held by Schooner or (ii) the cessation of Mr. Doggett's employment with Iron Mountain, Schooner is required to transfer such shares of Common Stock to Mr. Doggett or remit to Mr. Doggett cash in an amount equal to the then current fair market value of such shares of Common Stock. Schooner has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Doggett. Mr. Doggett's address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(5) Mr. Swift is a director and Executive Vice President of the Company. Consists of shares that Mr. Swift has the right to acquire pursuant to currently exercisable options. See "Executive Compensation." Mr. Swift's address is c/o Iron Mountain Incorporated, 1340 East 6th Street, Los Angeles, California 90021.

(6) Mr. Boden is a director of the Company. Mr. Boden's address is c/o Boston Capital Ventures, 45 School Street, Boston, Massachusetts 02110.

(7) Mr. Little is a director of the Company. Consists of 49,365 shares held by The Little Family Trust and 49,365 shares held by The Little Family Foundation, as to which Mr. Little disclaims beneficial ownership. Mr. Little's address is c/o The Little Investment Company, 33 Broad Street, Boston, Massachusetts 02109.

(8) Mr. Ryan is a director of the Company. Mr. Ryan holds 1,593,866 shares of Common Stock. The remaining shares of Common Stock listed as being beneficially owned by Mr. Ryan are held by Schooner, as to which Mr. Ryan has sole voting power and investment power as the Chairman of the Board and principal stockholder of Schooner. Mr. Ryan's address is c/o Schooner Capital Corporation, 745 Atlantic Avenue, Boston, Massachusetts 02111. See footnote (10) regarding shares held by Schooner.

(9) Includes 96,156 shares that directors and executive officers have the right to acquire pursuant to currently exercisable options.

(10) Mr. Ryan is the Chairman of the Board and the principal stockholder of Schooner and, accordingly has sole voting and investment power with respect to the shares of Common Stock held by Schooner. Includes 668,166 shares of Common Stock as to which Schooner shares beneficial ownership with Mr. Reese as described in footnote (2). Also includes 29,550 shares of Common Stock as to which Schooner shares beneficial ownership with Mr. Doggett as described in footnote (4). Schooner has agreed to vote the shares of Common Stock subject to such arrangements at the direction of Mr. Reese or Mr. Doggett, as the case may be.

                            DESCRIPTION OF THE NOTES

General


   The Notes will be issued pursuant to an Indenture (the "Indenture") among the Company, the Subsidiary Gaurantors (as defined below) and First Bank National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."


Principal, Maturity and Interest

   The Notes will be general unsecured obligations of the Company, will be limited in aggregate principal amount to $150 million and will mature on
               , 2006. Interest on the Notes will accrue at the rate of   % per
annum and will be payable semi-annually in arrears on and                     ,
commencing on                  , 1997, to Holders of record on the immediately
preceding and                . Interest on the Notes will accrue from the most
recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of Notes at their addresses set forth in the register of Holders of Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

Subsidiary Guarantees


   The Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") on an unsecured senior subordinated basis by all of the Company's existing and future Restricted Subsidiaries other than the Excluded Restricted Subsidiaries (each, a "Subsidiary Guarantor"). See "Certain Covenants--Additional Subsidiary Guarantees." Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of each such Subsidiary Guarantor, which on a pro forma basis would have been $24.5 million at June 30, 1996 for all Subsidiary Guarantors. Notwithstanding the subordination provisions contained in the Indenture, the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be unconditional. See "Risk Factors--Unenforceability and Release of Guarantees."


Subordination

   The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations with respect to Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

   Upon any payment or distribution to creditors of the Company or any Subsidiary Guarantor in a liquidation or dissolution of the Company or such Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any Subsidiary Guarantor or its property, an assignment for the benefit of creditors or any marshaling of the assets and liabilities of the Company or any Subsidiary Guarantor, (a) the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not allowed as a claim in such proceeding) before the Holders of Notes will be entitled to receive any payment or distribution with respect to the Notes, and (b) until all Obligations with respect to Senior Debt are paid in full in cash, any payment or distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt.

   Neither the Company nor any Subsidiary Guarantor may make any payment or distribution upon or in respect of the Notes, including, without limitation, by way of set-off or otherwise, or redeem (or make a deposit in redemption of), defease or acquire any of the Notes for cash, properties or securities if (a) a default in the payment of any Obligation in respect of any Senior Debt occurs and is continuing or (b) any other default (or any event that, after notice or passage of time would become a default) (a "Non-Monetary Default") occurs and is continuing with respect to Senior Debt and, in the case of clause (b), the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders (or the agent or representative of such holders) of any Designated Senior Debt. Payments on the Notes may and shall be resumed (i) in the case of a payment default, on the date on which such default is cured or waived and (ii) in the case of a Non-Monetary Default, on the earlier of the date on which such Non-Monetary Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Debt has been accelerated. Any number of Payment Blockage Notices may be given, provided, however, that (A) not more than one Payment Blockage Notice may be commenced during any period of 360 consecutive days and (B) any Non-Monetary Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (to the extent the holder of Designated Senior Debt, or such trustee or agent, giving such Payment Blockage Notice had knowledge of the same) shall not be the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive days.

   The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Transactions, the principal amount of Senior Debt of the Company and the Restricted Subsidiaries outstanding at June 30, 1996 would have been $24.5 million. The Indenture will not limit the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur if certain financial tests are met. See "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

Optional Redemption

   The Notes will not be redeemable at the Company's option prior to
           , 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on of the years indicated below:

Year                       Percentage
- ----                       ----------
2001                             %
2002                             %
2003                             %
2004 and thereafter           100%

   Notwithstanding the foregoing, at any time during the first 36 months after the date of issuance of the Notes, the Company may redeem up to 35% of the initial principal amount of the Notes originally issued with the net proceeds of one or more Qualified Equity Offerings at a redemption price equal to % of the principal amount of such Notes, plus accrued and unpaid interest, if any, to but excluding the date of redemption; provided, that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that such redemption occurs within 60 days following the closing of any such Qualified Equity Offering.

Mandatory Redemption

   Except with respect to required repurchases upon the occurrence of a Change of Control or in the event of certain Asset Sales, each as described below under "Repurchase at the Option of Holders," the Company is not required to make sinking fund or redemption payments with respect to the Notes.

Repurchase at the Option of Holders

   Change of Control

   Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase (the "Change of Control Payment"). Within 30 calendar days following any Change of Control, the Company will mail a notice to each Holder stating: (a) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (b) the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the "Change of Control Payment Date"); (c) that any Note not tendered will continue to accrue interest;
(d) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;
(e) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date;
(f) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and (g) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (a) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

   Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, nor does it contain any other "event risk" protections for Holders of the Notes.

   Although the Change of Control provision may not be waived by the Company, and may be waived by the Trustee only in accordance with the provisions of the Indenture, there can be no assurance that any particular transaction (including a highly leveraged transaction) cannot be structured or effected in a manner not constituting a Change of Control.


   The Credit Agreement currently prohibits the Company from purchasing any Notes prior to the expiration of the Credit Agreement and also provides that certain change of control events with respect to the Company would constitute a default thereunder. The New Credit Facility will contain, and any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain, similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and is expected to constitute an event of default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

   "Change of Control" means the occurrence of any of the following events:

     (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of the Company;

     (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or (B) cash, securities and other property (other than Capital Stock described in the foregoing clause (A)) of the surviving or transferee Person in an amount that could be paid as a Restricted Payment as described under the "Restricted Payments" covenant and
   (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee Person;

     (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

     (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

   Asset Sales

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, (a) sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of the Indenture described above under the caption "Change of Control" and/or the provisions described below under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of this covenant), or (b) issue or sell Equity Interests of any of its Restricted Subsidiaries, that, in the case of either clause (a) or (b) above, whether in a single transaction or a series of related transactions, (i) have a fair market value in excess of $1.0 million, or (ii) result in Net Proceeds in excess of $1.0 million (each of the foregoing, an "Asset Sale"), unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee, and for Asset Sales having a fair market value or resulting in net proceeds in excess of $5.0 million, evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or like-kind assets (in each case as determined in good faith by the Company, evidenced by a resolution of the Board of Directors and certified by an Officers' Certificate filed with the Trustee); provided, however, that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause
(y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. A transfer of assets or issuance of Equity Interests by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

   Within 360 days of any Asset Sale, the Company may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either (a) to permanently reduce Senior Debt, or (b) to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged in on the date of the Indenture or in businesses similar or reasonably related thereto. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Bank Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from such Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

   If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Certain Covenants


   Restricted Payments


   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (a) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary); (c) purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the Notes or (d) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

       (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

      (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture is less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.


   The foregoing provisions will not prohibit (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (B) the redemption, repurchase, retirement or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); (C) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated or pari passu in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); (D) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated or pari passu in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness; (E) the repurchase of any Indebtedness subordinated or pari passu in right of payment to the Notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant, provided that prior to or contemporaneously with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; (F) the prepayment of the Chrysler Notes, together with premium and interest thereon; (G) the prepayment of $450,000 of junior subordinated notes issued by the Company in connection with a 1990 acquisition, together with interest thereon; and (H) additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests, provided that the aggregate amount of all such payments under this clause (H) does not exceed $500,000 in any year and $2.0 million in the aggregate.


   The Restricted Payments described in clauses (B), (C), (E) and (H) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause
(iii) of the first paragraph of this section, and the Restricted Payments described in clauses (A), (D), (F) and (G) of the immediately preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with such paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section.

   If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company's EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment.

   If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments. For the purpose of making any calculations under the Indenture, (a) an Investment will include the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and will exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary, (b) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, provided that, in each case, the fair market value of an asset or property is as determined by the Board of Directors in good faith, and (c) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors, whose good faith determination will be conclusive.

   The Board of Directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with the covenant entitled "Unrestricted Subsidiaries." Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   Incurrence of Indebtedness and Issuance of Preferred Stock

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness and may permit a Restricted Subsidiary to incur Indebtedness if at the time of such incurrence and after giving effect thereto the Leverage Ratio would be less than 6.0 to 1.0.

   The foregoing limitations will not apply to (a) the incurrence by the Company or any Restricted Subsidiary of Senior Bank Debt in an aggregate amount not to exceed $25.0 million at any one time outstanding, (b) the issuance by the Restricted Subsidiaries of Subsidiary Guarantees, (c) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness, (d) the issuance by the Company of the Notes, (e) the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations and/or additional Indebtedness constituting purchase money obligations up to an aggregate of $2.5 million at any one time outstanding, provided that the Liens securing such Indebtedness constitute Permitted Liens, (f) the incurrence of Indebtedness between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries, (g) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding, (h) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers' acceptances incurred in the ordinary course of business up to an aggregate of $2.0 million at any one time outstanding, (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock, and (j) the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness referred to in clauses (b) through (e) above, and this clause (j).

   Liens

   The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness, (2) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture, (3) the Indenture and the Notes, (4) applicable law, (5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (7) restrictions on the transfer of property subject to purchase money or Capital Lease Obligations otherwise permitted by clause (e) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," or (8) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced.

   Merger, Consolidation, or Sale of Assets


   The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless: (a) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (c) immediately after such transaction no Default or Event of Default exists; and (d) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."


   Transactions with Affiliates

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that (A) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (B) transactions between or among the Company and/or its Restricted Subsidiaries, (C) transactions permitted by the provisions of the Indenture described above under the covenant entitled "Restricted Payments" and (D) the grant of stock, stock options or other equity interests to employees and directors of the Company in accordance with duly adopted Company stock grant, stock option and similar plans, in each case, shall not be deemed Affiliate Transactions; and further provided that (1) the provisions of clause (b) shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business and (2) the provisions of clause (b) (ii) shall not apply to loans or advances to the Company or any Restricted Subsidiary from, or equity investments in the Company or any Restricted Subsidiary by, any Affiliate to the extent permitted by the provisions of the Indenture described above under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."


   Certain Senior Subordinated Debt

   The Indenture will provide that (a) the Company will not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes, and (b) the Company will not permit any Restricted Subsidiary to incur any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its Subsidiary Guarantee.

   Additional Subsidiary Guarantees

   The Indenture will provide that if any entity (other than an Excluded Restricted Subsidiary) shall become a Restricted Subsidiary after the date of the Indenture, then such Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel with respect thereto, in accordance with the terms of the Indenture.

   The Indenture will provide that no Restricted Subsidiary may consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), another Person (other than the Company) whether or not affiliated with such Restricted Subsidiary unless (a) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary under its Subsidiary Guaranty, if any, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee; (b) immediately after giving effect to such transaction, no Default or Event of Default exists; and (c) such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would be permitted to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

   The Indenture will provide that in the event of (a) a sale or other disposition of all of the assets of any Restricted Subsidiary, by way of merger, consolidation or otherwise, (b) a sale or other disposition of all of the capital stock of any Restricted Subsidiary, or (c) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the covenant entitled "Unrestricted Subsidiaries," then such Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Restricted Subsidiary or in the event of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Redemption or Repurchase at Option of Holders--Asset Sales."

   Unrestricted Subsidiaries

   The Board of Directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as: (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary; (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; (iii) any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant entitled "Restricted Payments;" (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than (A) those that might be obtained at the time from Persons who are not Affiliates of the Company or (B) administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business; and (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under the covenant entitled "Restricted Payments." Notwithstanding the foregoing, the Company may not designate as an Unrestricted Subsidiary any Subsidiary which, on the date of the Indenture, is a Significant Subsidiary, and may not sell, transfer or otherwise dispose of any properties or assets of any such Significant Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business.

   The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant and (ii) no Default or Event of Default would occur as a result of such designation.


Limitation on Sale and Leaseback Transactions.

   The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a resolution of the Board of Directors of the Company, and (b) the Company or such Restricted Subsidiary could incurr the Attributable Indebtedness in respect of such Sale and Leaseback Transaction in compliance with the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."


   Reports

   Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (b) all financial information that would be required to be included in a Form 8-K filed with the Commission if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

Events of Default and Remedies

   The Indenture will provide that each of the following constitutes an Event of
Default: (a) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (b) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (c) failure by the Company to comply with the provisions described under "Change of Control;" (d) failure by the Company or any Subsidiary Guarantor for 60 days after written notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes outstanding to comply with any of its other agreements in the Indenture, Notes or the Subsidiary Guarantees; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee exists on the date of the Indenture or is created thereafter, if (i) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness, and (ii) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $5.0 million; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days; (g) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries; and (h) except as permitted by the Indenture or the Subsidiary Guarantees, any Subsidiary Guarantee issued by a Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary or any Person acting on behalf of any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its Subsidiary Guarantee.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that if any Obligation with respect to Senior Bank Debt is outstanding pursuant to the Credit Agreement upon a declaration of acceleration of the Notes, the principal, premium, if any, and interest on the Notes will not be payable until the earlier of (i) the day which is five business days after written notice of acceleration is received by the Company and the Credit Agent, or (ii) the date of acceleration of the Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, the principal of, and premium, if any, and any accrued and unpaid interest on all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (e) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (e) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a competent jurisdiction, and (ii) all existing Events of Default, except non-payment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to , 2004 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to , 2004, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

   The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary, as such, shall have any liability for any obligations of the Company or any Restricted Subsidiary under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and the Subsidiary Guarantees waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (f) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (g) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (h) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

   A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The

Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

   The registered Holder of a Note will be treated as the owner of it for all purposes.

Book-Entry, Delivery and Form

   The Notes will be represented by one or more fully registered global notes (collectively, the "Global Note"). The Global Note will be deposited upon issuance with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), and registered in the name of the Depositary or a nominee of the Depositary (the "Global Note Registered Owner"). Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

   The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's systems is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

   The Depositary has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to that extent.

   Except as provided below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of the Notes in definitive form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

   Payments in respect of the principal of and premium, if any, and interest on any Notes registered in the name of the Global Note Registered Owner will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depositary's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants. The Depositary has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or any of its Participants in identifying the beneficial owners of the Notes, and the Company and Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

   The Global Note is exchangeable for definitive Notes: (i) if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary of the Global Note and the Company thereupon fails to appoint a successor Depositary; (ii) if the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive registered form; or (iii) if there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. Such definitive Notes shall be registered in the names of the owners of the beneficial interests in the Global Note as provided by the Participants. Upon issuance of the Notes in definitive form, the Trustee is required to register the Notes in the name of, and cause the Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owners as the Depositary shall direct.

   Settlement for purchases of beneficial interests in the Global Note upon the original issuance thereof will be required to be made by wire transfer in immediately available funds. Payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) will be made by wire transfer in immediately available funds to the accounts specified by the Global Note Registered Owner. With respect to the definitive Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer in immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to such Holder's registered address. Secondary trading in long-term notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the beneficial interests in the Global Note are expected to trade in the Depositary's Same-Day Funds Settlement System, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes): (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes in a manner adverse to the Holders of the Notes; (c) reduce the rate of or change the time for payment of interest on any Note; (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (e) make any Note payable in money other than that stated in the Notes; (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (g) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"); (h) except pursuant to the Indenture, release any Restricted Subsidiary from its obligations under its Subsidiary Guarantee, or change any Subsidiary Guarantee in any manner that would materially adversely affect the Holders; or (i) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, MA 02111, Attention: Executive Vice President/Chief Financial Officer.

Certain Definitions

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person, (a) Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (b) Indebtedness encumbering any asset acquired by such specified Person.

   "Acquisition EBITDA" means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of (a) EBITDA of such Acquisition EBITDA Entity for its last fiscal quarter for which financial statements are available at such date of determination, multiplied by four (or if such quarterly statements are not available, EBITDA for the most recent fiscal year for which financial statements are available), plus (b) projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers' Certificate filed with the Trustee, without giving effect to any operating losses of the acquired Person.

   "Acquisition EBITDA Entity" means, as of any date of determination, a business or Person (a) which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which financial results on a consolidated basis with the Company have not been made available for an entire fiscal quarter or (b) which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Adjusted EBITDA" means, as of any date of determination and without duplication, the sum of (a) EBITDA of the Company and its Restricted Subsidiaries for the most recent fiscal quarter for which internal financial statements are available at such date of determination, multiplied by four, and (b) Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction, the numerator of which is three minus the number of months (and/or any portion thereof) in such most recent fiscal quarter for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (a) above, and (ii) the denominator of which is three. The effects of unusual or non-recurring items in respect of the Company, a Restricted Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.


   "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, as of the time of determination, the greater of (a) the fair market value of the property subject to such arrangement (as determined by the Board of Directors of the Company) and (b) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining terms of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).


   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

   "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

   "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition, (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., or P-2 by Moody's Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments and having maturities of 270 days or less from the date of acquisition, (d) money market accounts or funds with or issued by Qualified Issuers and (e) Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (a) through (c) above.

   "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period, and (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

   "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs, and (v) the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries, plus (b) all interest on any Indebtedness of any other Person guaranteed and paid by the Company or any of its Restricted Subsidiaries; provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

   "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

   "Credit Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the lenders party to the Credit Agreement, or any successor or successors party thereto.

   "Credit Agreement" means that certain Credit Agreement, dated as of December 10, 1990, as amended and restated as of April 15, 1993, and as further amended and restated as of January 31, 1995, among the Company, the lenders party thereto and the Credit Agent, as the same may be refunded, replaced or refinanced by the New Credit Facility, and in each case as amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced or refinanced from time to time.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Designated Senior Debt" means (a) Senior Bank Debt and (b) other Senior Debt the principal amount of which is $50.0 million or more at the date of designation by the Company in a written instrument delivered to the Trustee; provided that Senior Debt designated as Designated Senior Debt pursuant to clause (b) shall cease to be Designated Senior Debt at any time that the aggregate principal amount thereof outstanding is $10.0 million or less.

   "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, for cash or other property (other than Capital Stock that is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the stated maturity of the Notes.

   "Dollars" and "$" mean lawful money of the United States of America.

   "EBITDA" means for any period Consolidated Adjusted Net Income for such period increased by (a) Consolidated Interest Expense for such period, plus (b) Consolidated Income Tax Expense for such period, plus (c) Consolidated Non-Cash Charges for such period.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Proceeds" means (a) with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for cash Dollars, the aggregate amount of such cash Dollars and (b) with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than cash Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

   "Excluded Restricted Subsidiary" means any Wholly Owned Restricted Subsidiary principally engaged in the records management business domiciled outside the United States of America if the issuance of a Subsidiary Guarantee by such Subsidiary would, as determined in a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, create a tax disadvantage that is material in relation to the aggregate amount of the Company's and any Restricted Subsidiary's Investment or proposed Investment therein.

   "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

   "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

   "Guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services,
(e) every Capital Lease Obligation and every obligation of such Person in respect of Sale and Leaseback Transactions that would be required to be capitalized on the balance sheet in accordance with GAAP, (f) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends (unless included in such maximum repurchase price), (g) all obligations of such Person under or with respect to Hedging Obligations which would be required to be reflected on the balance sheet as a liability of such Person in accordance with GAAP and (h) every obligation of the type referred to in clauses (a) through (g) of another Person and dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

   "Leverage Ratio" means, at any date, the ratio of (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet to
(b) Adjusted EBITDA, after giving pro forma effect, without duplication, to (i) the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company, (ii) if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness, and (iii) the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

   "Market Price" means, (a) with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the Board of Directors, and (b) with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation. The closing price for each day shall be (a) if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the New York Stock Exchange) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the New York Stock Exchange (including for this purpose the Nasdaq National Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days), or (b) if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the National Association of Securities Dealers selected reasonably and in good faith by the Board of Directors for that purpose. In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the Board of Directors.

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of (a) the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition over (b) the sum of (i) the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (ii) the reasonable out-of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company, plus (iii) provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof, plus (iv) if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

   "Obligations" means any principal, interest (including post-petition interest, whether or not allowed as a claim in any proceeding), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under or in connection with any Indebtedness.

   "Officers' Certificate" means a certificate signed, unless otherwise specified, by any two of the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Financial Officer, the Controller, or an Executive Vice President of the Company, and delivered to the Trustee.

   "Permitted Investments" means (a) any Investments in the Company or in a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company, including without limitation the Guarantee of Indebtedness permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;" (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company; (d) Investments in assets (including accounts and notes receivable) owned or used in the ordinary course of business; (e) Investments for any purpose related to the Company's records management business in an aggregate outstanding amount not to exceed $10.0 million; and (f) Investments by the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) in one or more Excluded Restricted Subsidiaries, the aggregate outstanding amount of which does not exceed 10% of the consolidated assets of the Company and its Restricted Subsidiaries.

   "Permitted Liens" means:

     (a) Liens existing as of the date of issuance of the Notes;

     (b) Liens on property or assets of the Company or any Restricted Subsidiary securing Senior Debt;

     (c) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

     (d) Liens securing the Notes or the Guarantees;

     (e) any interest or title of a lessor under any Capital Lease Obligation or Sale and Leaseback Transaction so long as the Indebtedness, if any, secured by such Lien does not exceed the principal amount of Indebtedness permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

     (f) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Debt;

     (g) Liens securing Hedging Obligations permitted to be incurred pursuant to clause (g) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

     (h) Liens arising from purchase money mortgages and purchase money security interests, or in respect of the construction of property or assets, incurred in the ordinary course of the business of the Company or a Restricted Subsidiary; provided that (i) the related Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness is created within 60 days of such acquisition or construction;

     (i) statutory Liens or landlords' and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

     (j) Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

     (k) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

     (l) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

     (m) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (n) Liens arising under options or agreements to sell assets;

     (o) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $1.0 million in the aggregate at any one time outstanding; and

     (p) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

   "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Principal Stockholders" means each of Vincent J. Ryan, Schooner Capital Corporation, C. Richard Reese, Eugene B. Doggett, and their respective Affiliates.

   "Qualified Equity Offering" means an offering of Capital Stock, other than Disqualified Stock, of the Company for Dollars, whether registered or exempt from registration under the Securities Act.

   "Qualified Issuer" means (a) any lender party to the Credit Agreement or (b) any commercial bank (i) which has capital and surplus in excess of $500,000,000 and (ii) the outstanding short- term debt securities of which are rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc. or at least P-2 by Moody's Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

   "Qualifying Sale and Leaseback Transaction" means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the Indenture.

   "Refinancing Indebtedness" means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, other Indebtedness; provided, however, that (a) the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred in connection therewith); (b) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed,
replaced or refunded or shall mature after       , 2006; (c) to the extent such
Refinancing Indebtedness refinances Indebtedness that has a final maturity date
occurring after      , 2006, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded;
(d) to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the Notes and to the extent such Refinancing Indebtedness refinances Notes or Indebtedness pari passu with the Notes, such Refinancing Indebtedness shall be pari passu with or subordinated in right of payment to the Notes, in each case on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; and (e) with respect to Refinancing Indebtedness incurred by a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Subsidiary Guarantee of such Restricted Subsidiary as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

   "Restricted Subsidiary" means (a) each direct or indirect Subsidiary of the Company existing on the date of the Indenture and (b) any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Indenture, in each case which is not designated by the Board of Directors as a "Unrestricted Subsidiary."

   "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

   "Senior Bank Debt" means all Obligations outstanding under or in connection with the Credit Agreement (including Guarantees of such Obligations by Subsidiaries of the Company).

   "Senior Debt" means (a) the Senior Bank Debt and (b) any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary, as the case may be, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is (i) on a parity with or subordinated in right of payment to the Notes or (ii) subordinated to Senior Debt on terms substantially similar to those of the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (i) any liability for federal, state, local or other taxes owed or owing by the Company,
(ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture, provided that such Indebtedness shall be deemed not to have been incurred in violation of the

Indenture for purposes of this clause (iv) if, in the case of any obligations under the Credit Agreement, the holders of such obligations or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

   "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

   "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.

                       DESCRIPTION OF NEW CREDIT FACILITY


   The Company intends to replace the Credit Agreement with the New Credit Facility. The following description is based upon the current draft credit agreement relating to the New Credit Facility. No assurances can be given that the Company will enter into the New Credit Facility on these or any other terms. The Offering is not conditioned on the closing of the New Credit Facility.


   The New Credit Facility will be a $100 million revolving credit facility with up to $2 million of availability for letters of credit. The New Credit Facility will terminate on September 30, 2001, at which time all outstanding revolving credit loans and other amounts payable thereunder will become due. Borrowings under the New Credit Facility may be used to finance possible future acquisitions, as well as for working capital and general corporate purposes. As with the Credit Agreement, the Company's obligations under the New Credit Facility will be guaranteed by substantially all of the Company's subsidiaries; however, unlike the Credit Agreement, the New Credit Facility will be secured only by the pledge of the stock of such subsidiaries. Prepayments of outstanding borrowings under the New Credit Facility will be required in certain circumstances out of the proceeds of certain insurance payments, condemnations, issuances of indebtedness and asset dispositions.


   The New Credit Facility will permit the Company to elect from time to time, as to all or any portion of the borrowings thereunder, an interest rate based upon (i) a fluctuating rate equal to the highest of (x) the prime rate of The Chase Manhattan Bank, (y) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserves and FDIC assessments), plus 1%, or
(z) the overnight federal funds rate plus 1/2 of 1% (the "Adjusted Base Rate") or (ii) the interest rates prevailing on the date of determination in the London interbank market (the "Eurodollar Rate") for the interest period selected by the Company, plus, in the case of either (i) or (ii), a margin (the "Applicable Margin") over the Adjusted Base Rate or the Eurodollar Rate. The Applicable Margins for loans bearing interest at a rate based upon the Adjusted Base Rate or the Eurodollar Rate ("Eurodollar Loans"), and commitment fees on the undrawn portion of the New Credit Facility, will vary based on the Company's achieving and maintaining specified ratios of funded indebtedness (net of cash and cash equivalents on hand) to EBITDA.


   The New Credit Facility will provide for payment by the Company in respect of letters of credit of: (i) a per annum fee equal to the Applicable Margin for Eurodollar Loans from time to time in effect; (ii) a fronting fee of 1/4 of 1%; plus (iii) customary issuing fees and expenses.


   The New Credit Facility will contain covenants restricting the ability of the Company and its subsidiaries to, among other things: (i) declare dividends or redeem or repurchase capital stock; (ii) make optional payments and modifications of subordinated and other debt instruments; (iii) incur liens and engage in sale and leaseback transactions; (iv) make loans and investments; (v) incur indebtedness and contingent obligations; (vi) make capital expenditures;
(vii) engage in mergers, acquisitions and asset sales; (viii) enter into transactions with affiliates; and (ix) make changes in their lines of business. The Company will also be required to comply with financial covenants with respect to: (i) a maximum leverage ratio; (ii) a minimum interest coverage ratio; and (iii) a minimum fixed charge coverage ratio. The Company will also be required to make certain customary affirmative covenants.


   Events of default under the New Credit Facility will include: (i) the Company's failure to pay principal or interest when due; (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents; (iii) customary cross-default provisions; (iv) events of bankruptcy, insolvency or dissolution of the Company or its subsidiaries; (v) the levy of certain judgments against the Company, its subsidiaries or their assets; (vi) certain adverse events under ERISA plans of the Company or its subsidiaries; (vii) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries; (viii) a change of control of the Company; and (ix) the creation of certain environmental liabilities.


                          DESCRIPTION OF CAPITAL STOCK

   The Company's authorized capital stock consists of 13,000,000 shares of Common Stock, 1,000,000 shares of Nonvoting Common Stock, $.01 par value per share (the "Nonvoting Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share. On September 3, 1996, 9,627,141 shares of Common Stock were outstanding and 500,000 shares of Nonvoting Common Stock were outstanding.

   Holders of shares of Common Stock are entitled to one vote per share for each matter submitted to the stockholders of the Company without cumulative voting rights in the election of Directors. Holders of Nonvoting Common Stock have no right to vote on any matter voted on by the stockholders of the Company, except as may otherwise be provided by law. In all other respects (other than as to convertibility), the rights of holders of the Common Stock and the Nonvoting Common Stock are identical. Shares of Nonvoting Common Stock are convertible, at any time at the option of the holder, on a share-for-share basis into shares of Common Stock without the payment of any additional consideration; provided that the conversion of any shares of Nonvoting Common Stock by a "bank holding company" under the Bank Holding Company Act of 1956, as amended, or an affiliate thereof is prohibited if the conversion of the total number of shares of Nonvoting Common Stock held by such holder would cause it to be in violation of such Act.

   The 2,000,000 authorized and unissued shares of Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the Board of Directors may authorize including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of the Company or the distribution of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. Although the Company has no present intention to issue shares of Preferred Stock, the issuance of Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal and the rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Bear, Stearns & Co. Inc. ("Bear Stearns") and Prudential Securities Incorporated (together with DLJ and Bear Stearns, the "Underwriters"), each of the several Underwriters has severally agreed to purchase from the Company, and the Company has agreed to sell to each of the Underwriters, the respective principal amounts of Notes set forth opposite its name below, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount:

                                                           Principal Amount
Underwriters                                                  of Notes
- ------------                                               ----------------
Donaldson, Lufkin & Jenrette Securities Corporation           $
Bear, Stearns & Co. Inc.
Prudential Securities Incorporated
                                                              ------------
                                                              $150,000,000
                                                              ============

   The Underwriting Agreement provides that the obligations of the several Underwriters are subject to certain conditions precedent, including the approval of certain legal matters by counsel. The Company and the Guarantors have agreed to indemnify the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof. The nature of the Underwriters' obligations is such that the Underwriters are committed to purchase all of the Notes if any of the Notes are purchased.

   The Underwriters have advised the Company that they propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a concession not to exceed % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, discounts not in excess of % of the principal amount of the Notes to certain other dealers. After the initial public offering of the Notes, the offering price and other selling terms may be changed by the Underwriters.

   The Notes are a new issue of securities, have no established trading market, will not be listed on any securities exchange or included in the National Association of Securities Dealers Automated Quotation System and may not be widely distributed. The Company has been advised by the Underwriters that, following the completion of this Offering, the Underwriters presently intend to make a market in the Notes as permitted by applicable laws and regulations. The Underwriters, however, are under no obligation to do so and may discontinue any market-making activities at any time at the sole discretion of the Underwriters. No assurances can be given as to the liquidity of any trading market for the Notes.

                             VALIDITY OF SECURITIES

   The validity of the securities offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts, and for the Underwriters by Jones, Day, Reavis & Pogue, New York, New York. Jas. Murray Howe, Secretary of the Company, is of counsel to Sullivan & Worcester LLP and beneficially owns 3,855 shares of Common Stock.

                                     EXPERTS

   The consolidated financial statements and schedule of Iron Mountain Incorporated and its subsidiaries for each of the three years ended December 31, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of National Business Archives, Inc. for the two years ended December 31, 1993 and 1994, included in this Prospectus and elsewhere in the Registration Statement have been audited by Wolpoff & Company, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of Data Management Business Records Storage, Inc. for the year ended June 30, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Morrison and Smith, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of Nashville Vault Company, Ltd., for the year ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Geo. S. Olive & Co. LLC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The combined financial statements of Data Archive Services, Inc. and Data Archive Services of Miami, Inc. for the year ended May 31, 1996, included in this Prospectus and elsewhere in the Registration Statement have been audited by Perless, Roth, Jonas & Hartney, CPAs, PA, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of Data Storage Systems, Inc. for the year ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of DataVault Corporation, for the year ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Robert F. Gayton, CPA, independent public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of said firm as an expert in giving said report.

   The financial statements of International Record Storage and Retrieval Service, Inc. for the year ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Rothstein, Kass & Company, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of DKA Industries, Inc., for the year ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


   The financial statements of Security Archives Corporation, for the year ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


   The financial statements of Mohawk Business Record Storage, Inc., for the year ended December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                             ADDITIONAL INFORMATION

   The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and certain other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy statements and other information filed with the Commission; the address of such site is http://www.sec.gov. Certain such reports, proxy statements and other information filed with the Commission by the Company on or after August 14, 1996 may be found at such Web site.

                         INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                         -------
Financial Statements of Iron Mountain Incorporated:
  Unaudited Condensed Consolidated Interim Financial Statements .........  F-2
  Audited Consolidated Financial Statements .............................  F-8


Financial Statements of Completed Acquisitions:
  National Business Archives, Inc. ...................................... F-24
  Data Management Business Records Storage, Inc. ........................ F-33
  Nashville Vault Company, Ltd. ......................................... F-44
  Data Archive Services, Inc. and Data Archive Services of Miami, Inc. .. F-50
  Data Storage Systems, Inc. ............................................ F-59
  DataVault Corporation ................................................. F-66
  International Record Storage and Retrieval Service, Inc. .............. F-72
  DKA Industries, Inc. d/b/a Systems Record Storage ..................... F-80
  Security Archives Corporation ......................................... F-88
Financial Statements of Pending Acquisition:
  Mohawk Business Record Storage, Inc. .................................. F-96

                           IRON MOUNTAIN INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                     ASSETS

                                                                       December 31,    June 30,
                                                                           1995          1996
                                                                        ------------   ---------
Current Assets:
 Cash and Cash Equivalents ........................................      $  1,585      $  2,232
 Accounts Receivable (Less allowance for doubtful accounts of $651
   and of $790, respectively)  ....................................        16,936        19,756
 Inventories ......................................................           682           523
 Deferred Income Taxes ............................................         1,943         2,036
 Prepaid Expenses and Other .......................................         1,862         1,318
                                                                        ------------   ---------
   Total Current Assets ...........................................        23,008        25,865
Property, Plant and Equipment:
 Property, Plant and Equipment ....................................       125,240       141,601
 Less: Accumulated Depreciation ...................................       (32,564)      (38,597)
                                                                        ------------   ---------
   Net Property, Plant and Equipment ..............................        92,676       103,004
Other Assets:
 Goodwill .........................................................        59,253        72,213
 Customer Acquisition Costs .......................................         5,210         5,671
 Deferred Financing Costs .........................................         2,638         2,268
 Other ............................................................         4,096         3,609
                                                                        ------------   ---------
   Total Other Assets .............................................        71,197        83,761
                                                                        ------------   ---------
   Total Assets ...................................................      $186,881      $212,630
                                                                        ============   =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current Portion of Long-term Debt ................................      $  2,578      $  3,194
 Accounts Payable .................................................         4,797         6,342
 Accrued Expenses .................................................        10,917        10,638
 Deferred Income ..................................................         3,108         2,454
 Other Liabilities ................................................           469           501
                                                                        ------------   ---------
   Total Current Liabilities ......................................        21,869        23,129
Long-term Debt, Net of Current Portion ............................       119,296       115,700
Deferred Rent .....................................................         7,983         7,897
Deferred Income Taxes .............................................         3,621         4,406
Other Long-term Liabilities .......................................         6,769         6,769
Commitments and Contingencies
Redeemable Put Warrant ............................................         6,332            --
Stockholders' Equity:
 Preferred Stock ..................................................             5            --
 Common Stock--Voting .............................................             0            96
 Common Stock--Non-voting .........................................            --             5
 Additional Paid-In Capital .......................................        28,809        62,014
 Accumulated Deficit ..............................................        (7,803)       (7,386)
                                                                        ------------   ---------
   Total Stockholders' Equity .....................................        21,011        54,729
                                                                        ------------   ---------
   Total Liabilities and Stockholders' Equity .....................      $186,881      $212,630
                                                                        ============   =========

 The accompanying notes are an integral part of these condensed consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands except per share data)
                                 (Unaudited)

                                                                         Three Months Ended June 30,
                                                                        -----------------------------
                                                                           1995             1996
                                                                       ------------    --------------
Revenues:
 Storage  ..........................................................      $15,866          $20,209
 Service and Storage Material Sales  ...............................       10,020           12,713
                                                                       ------------    --------------
   Total Revenues  .................................................       25,886           32,922
Operating Expenses:
 Cost of Sales (Excluding Depreciation)  ...........................       12,888           16,715
 Selling, General and Administrative  ..............................        6,848            8,260
 Depreciation and Amortization  ....................................        2,676            3,922
                                                                       ------------    --------------
   Total Operating Expenses  .......................................       22,412           28,897
                                                                       ------------    --------------

Operating Income  ..................................................        3,474            4,025
Interest Expense  ..................................................        2,868            3,091
                                                                       ------------    --------------
Income Before Provision for Income Taxes  ..........................          606              934
Provision for Income Taxes  ........................................          364              523
                                                                       ------------    --------------
Net Income  ........................................................          242              411
Accretion of Redeemable Put Warrant  ...............................          501               --
                                                                       ------------    --------------
Net Income (Loss) Applicable to Common Stockholders  ...............      $  (259)         $   411
                                                                       ============    ==============
Net Income (Loss) Per Common and Common Equivalent Share  ..........      $ (0.03)         $  0.04
                                                                       ============    ==============
Weighted Average Common and Common Equivalent Shares Outstanding  ..        7,779           10,336
                                                                       ============    ==============


 The accompanying notes are an integral part of these condensed consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands except per share data)
                                 (Unaudited)

                                                                        Six Months Ended June 30,
                                                                       --------------------------
                                                                          1995           1996
                                                                        ----------   ------------
Revenues:
 Storage  ..........................................................     $30,748        $39,363
 Service and Storage Material Sales  ...............................      19,476         24,587
                                                                        ----------   ------------
   Total Revenues  .................................................      50,224         63,950
Operating Expenses:
 Cost of Sales (Excluding Depreciation)  ...........................      25,112         32,383
 Selling, General and Administrative  ..............................      12,697         16,067
 Depreciation and Amortization  ....................................       5,428          7,530
                                                                        ----------   ------------
   Total Operating Expenses  .......................................      43,237         55,980
                                                                        ----------   ------------

Operating Income  ..................................................       6,987          7,970
Interest Expense  ..................................................       5,936          6,385
                                                                        ----------   ------------
Income Before Provision for Income Taxes  ..........................       1,051          1,585
Provision for Income Taxes  ........................................         631            888
                                                                        ----------   ------------
Net Income  ........................................................         420            697
Accretion of Redeemable Put Warrant  ...............................         953            280
                                                                        ----------   ------------
Net Income (Loss) Applicable to Common Stockholders  ...............     $  (533)       $   417
                                                                        ==========   ============
Net Income (Loss) Per Common and Common Equivalent Share  ..........     $ (0.07)       $  0.04
                                                                        ==========   ============
Weighted Average Common and Common Equivalent Shares Outstanding  ..       7,790          9,899
                                                                        ==========   ============

 The accompanying notes are an integral part of these condensed consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                 (Unaudited)

                                                                      Six Months Ended June 30,
                                                                     --------------------------
                                                                         1995          1996
                                                                      ----------   ------------
Cash Flows from Operating Activities:
 Net Income ......................................................     $    420      $    697
 Adjustments to Reconcile Net Income to Net Cash
  Provided by Operations:
  Depreciation and Amortization ..................................        5,428         7,530
  Amortization of Financing Costs ................................          756           429
  Provision for Deferred Income Taxes ............................          540           492
 Changes in Assets and Liabilities (Exclusive of Acquisitions):
  Accounts Receivable ............................................         (910)       (2,194)
  Inventories ....................................................          (29)          174
  Prepaid Expenses and Other Current Assets ......................         (195)          444
  Other Assets ...................................................          180           674
  Accounts Payable ...............................................          645         1,545
  Accrued Expenses ...............................................        1,324          (279)
  Deferred Income ................................................          127          (865)
  Other Current Liabilities ......................................          (27)         (474)
  Deferred Rent ..................................................          (86)          (86)
  Other Long-term Liabilities ....................................            1            --
                                                                      ----------   ------------
   Cash Flows Provided by Operations .............................        8,174         8,087
Cash Flows from Investing Activities:
 Capital Expenditures ............................................       (7,322)      (11,162)
 Additions to Customer Acquisition Costs .........................         (418)         (717)
 Cash Paid for Acquisitions ......................................      (15,484)      (19,187)
 Other ...........................................................           --           (25)
                                                                      ----------   ------------
   Cash Flows Used in Investing Activities .......................      (23,224)      (31,091)
Cash Flows Provided by Financing Activities:
 Repayment of Debt ...............................................       (8,369)      (29,515)
 Net Proceeds from Borrowings ....................................       25,186        26,500
 Financing Costs .................................................       (1,402)          (24)
 Proceeds from Exercise of Stock Options .........................          200            --
 Repurchase of Stock .............................................         (199)           --
 Proceeds from Initial Public Offering, Net of Costs and Expenses            --        33,302
 Retirement of Put Warrant .......................................           --        (6,612)
                                                                      ----------   ------------
   Cash Flows Provided by Financing Activities ...................       15,416        23,651
                                                                      ----------   ------------
Increase in Cash and Cash Equivalents ............................          366           647
Cash and Cash Equivalents, Beginning of Period ...................        1,303         1,585
                                                                      ----------   ------------
Cash and Cash Equivalents, End of Period .........................     $  1,669      $  2,232
                                                                      ==========   ============

 The accompanying notes are an integral part of these condensed consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     (In thousands except per share data)
                                 (Unaudited)

1. General

   The interim condensed consolidated financial statements presented herein have been prepared by Iron Mountain Incorporated ("Iron Mountain" or the "Company") without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair presentation. Interim results are not necessarily indicative of results for a full year.

   The condensed consolidated balance sheet presented as of December 31, 1995, has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, but the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed consolidated financial statements and notes included herein should be read in conjunction with the consolidated financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

2. Initial Public Offering of Common Stock

   On February 6, 1996, the Company completed the sale of 2,350 shares of its common stock in an initial public offering at a price of $16.00 per share. The proceeds from the public offering were $34,968 after underwriting discounts and commissions, and $33,302 after other expenses of the offering totaling $1,666. Such net proceeds were used to retire the redeemable put warrant for $6,612, to fund acquisitions, to repay debt that had been incurred to make acquisitions and for working capital.

3. Acquisitions and Dispositions

   During 1995, the Company purchased four records management businesses. During the six months ended June 30, 1996, the Company purchased six additional records management businesses. Each of these acquisitions was accounted for using the purchase method of accounting, and accordingly, the results of operations for each acquisition have been included in the consolidated results of the Company from the respective acquisition dates. The purchase price for the 1996 acquisitions exceeded the underlying fair value of the net assets acquired by $14,554, which has been assigned to goodwill and is being amortized over the estimated benefit period of 25 years. Funds used to make the various acquisitions were provided through the Company's acquisition credit facility and, indirectly, a portion of the net proceeds of the Company's initial public offering. A summary of the cash consideration and allocation of the purchase price as of the acquisition dates are as follows:


                                                               1996
                                                             --------
   Fair Value of Assets Acquired in 1996  ...............    $20,104
   Liabilities Assumed  .................................       (917)
                                                             --------
   Cash Paid  ...........................................    $19,187
                                                             ========

                           IRON MOUNTAIN INCORPORATED
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                      (In thousands except per share data)
                                   (Unaudited)

   The following unaudited pro forma information shows the results of the Company's operations for the year ended December 31, 1995 and the six months ended June 30, 1996, as though each of the completed acquisitions had occurred as of January 1, 1995.

                                                        1995       1996
                                                       -------   ---------
   Revenues ......................................   $123,438     $65,678
   Net Income (Loss) .............................       (348)        728
   Accretion of Redeemable Put Warrant ...........      2,107         280
                                                       -------   ---------
   Net Income (Loss) Applicable to Stockholders ..   $ (2,455)    $   448
                                                       =======   =========
   Net Income (Loss) Per Share ...................   $  (0.32)    $  0.05
                                                       =======   =========

   The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of January 1, 1995 or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the companies.

4. Long-term Debt

   Long-term debt as of December 31, 1995 and June 30, 1996, is as follows:

                                                     1995       1996
                                                    -------   --------
   Term Loans A and B .........................   $ 59,625    $ 58,750
   $50,000 Acquisition Credit Facility ........     34,400      25,300
   $15,000 Working Capital Facility ...........      1,700       8,800
   Chrysler Notes .............................     14,772      14,807
   Real Estate Mortgages ......................     10,797      10,761
   Other ......................................        580         476
                                                    -------   --------
      Total Long-term Debt ....................    121,874     118,894
   Less: Current Portion ......................     (2,578)     (3,194)
                                                    -------   --------
      Long-term Debt, Net of Current Portion ..   $119,296    $115,700
                                                    =======   ========

5. Commitments and Contingencies

Litigation

   During the second quarter of 1996, the Company paid $600 to cover the uninsured portion of a judgment previously entered by the California Workers Compensation Board against the Company relating to injuries sustained by a driver employed by a courier company used at the time by the Company. This amount had been fully reserved in the second quarter of 1995 and therefore had no impact on the results of operations for the three and six month periods ended June 30, 1996.

   Iron Mountain is presently involved as a defendant in various litigation which has occurred in the normal course of business. Management believes it has meritorious defenses in all such actions, and in any event, the amount of damages, if such matters were decided adversely, would not have a material adverse effect on Iron Mountain's financial condition or results of operations.

6. Subsequent Events


   Subsequent to June 30, 1996, the Company acquired four records management businesses for $23,523 in transactions that were accounted for as purchases.

   On August 29, 1996 the Company amended its Credit Agreement to increase its Acquisition Credit Facility from $50,000 to $55,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Iron Mountain Incorporated:

We have audited the accompanying consolidated balance sheets of Iron Mountain Incorporated (a Delaware corporation) and its subsidiaries, as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iron Mountain Incorporated and its subsidiaries, as of December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Los Angeles, California
February 26, 1996

                           IRON MOUNTAIN INCORPORATED
           CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1994 AND 1995
                                (In thousands)

                                    ASSETS

                                                                           December 31,
                                                                       --------------------
                                                                         1994       1995
                                                                        -------   ---------
Current Assets:
 Cash and Cash Equivalents ........................................   $  1,303    $  1,585
 Accounts Receivable (Less allowance for doubtful accounts of $531
  and $651 as of 1994 and 1995, respectively)  .....................    13,270      16,936
 Inventories ......................................................        503         682
 Deferred Income Taxes ............................................        778       1,943
 Prepaid Expenses and Other .......................................      1,223       1,862
                                                                        -------   ---------
   Total Current Assets ...........................................     17,077      23,008
Property, Plant and Equipment:
 Property, Plant and Equipment ....................................     99,753     125,240
 Less--Accumulated Depreciation ...................................    (24,735)    (32,564)
                                                                        -------   ---------
   Net Property, Plant and Equipment ..............................     75,018      92,676
Other Assets:
 Goodwill .........................................................     36,720      59,253
 Customer Acquisition Costs .......................................      4,273       5,210
 Deferred Financing Costs .........................................      2,247       2,638
 Other ............................................................      1,524       4,096
                                                                        -------   ---------
   Total Other Assets .............................................     44,764      71,197
                                                                        -------   ---------
Total Assets ......................................................   $136,859    $186,881
                                                                        =======   =========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current Portion of Long-term Debt ................................   $    628    $  2,578
 Accounts Payable .................................................      3,756       4,797
 Accrued Expenses .................................................      4,710      10,917
 Deferred Income ..................................................      2,096       3,108
 Other Liabilities ................................................        344         469
                                                                        -------   ---------
   Total Current Liabilities ......................................     11,534      21,869
Long-term Debt, Net of Current Portion ............................     85,630     119,296
Other Long Term Liabilities .......................................      7,296       6,769
Deferred Rent .....................................................      2,837       7,983
Deferred Income Taxes .............................................      2,468       3,621
Commitments and Contingencies
Redeemable Put Warrant ............................................      4,225       6,332
Stockholders' Equity:
 Preferred Stock ..................................................          5           5
 Common Stock .....................................................          0           0
 Additional Paid-In Capital .......................................     28,808      28,809
 Accumulated Deficit ..............................................     (5,944)     (7,803)
                                                                        -------   ---------
   Total Stockholders' Equity .....................................     22,869      21,011
                                                                        -------   ---------
Total Liabilities and Stockholders' Equity ........................   $136,859    $186,881
                                                                        =======   =========

 The accompanying notes are an integral part of these consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
                    CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (In thousands except per share data)

                                                                1993        1994         1995
                                                               --------    --------   ----------
Revenues:
Storage  ..................................................    $48,892     $54,098     $ 64,165
Service and Storage Material Sales  .......................     32,781      33,520       40,271
                                                               --------    --------   ----------
   Total Revenues  ........................................     81,673      87,618      104,436
Operating Expenses:
Cost of Sales (Excluding Depreciation)  ...................     43,054      45,880       52,277
Selling, General and Administrative  ......................     19,971      20,853       26,035
Depreciation and Amortization  ............................      6,789       8,690       12,341
                                                               --------    --------   ----------
   Total Operating Expenses  ..............................     69,814      75,423       90,653
                                                               --------    --------   ----------
Operating Income  .........................................     11,859      12,195       13,783
Interest Expense  .........................................      8,203       8,954       11,838
                                                               --------    --------   ----------
Income Before Provision for Income Taxes  .................      3,656       3,241        1,945
Provision for Income Taxes  ...............................      2,088       1,957        1,697
                                                               --------    --------   ----------
Net Income  ...............................................      1,568       1,284          248
Accretion of Redeemable Put Warrant  ......................        940       1,412        2,107
                                                               --------    --------   ----------
Net Income (Loss) Applicable to Common Stockholders  ......    $   628     $  (128)    $ (1,859)
                                                               ========    ========   ==========
Net Income (Loss) Per Common and Common Equivalent Share  .    $  0.08     $ (0.02)    $  (0.24)
Weighted Average Common and Common Equivalent Shares
  Outstanding .............................................      8,067       7,984        7,784

 The accompanying notes are an integral part of these consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     AS OF DECEMBER 31, 1993, 1994 AND 1995
                             (Dollars in thousands)

                                                                               December 31,
                                                                    ----------------------------------
                                                                      1993        1994         1995
                                                                     --------    --------   ----------
Series A1 Preferred Stock:
 Balance, Beginning of Period ..................................       $ 2         $ 2         $ 1
 Conversion of 100,000 Shares of Series A1 Preferred Stock to
  Series A2 Preferred Stock  ....................................       --          (1)         --
 Conversion of 43,500 Shares of Series A1 Preferred Stock to
  Series A3 Preferred Stock  ....................................       --          --          (1)
                                                                     --------    --------   ----------
 Balance, End of Period; (150,000, 50,000 and 6,500 Shares
  Outstanding as of December 31, 1993, 1994 and 1995,
  Respectively)  ................................................        2           1           0
Series A2 Preferred Stock:
 Balance, Beginning of Period ..................................        --          --           1
 Conversion of 100,000 Shares of Series A1 Preferred Stock to
  Series A2 Preferred Stock  ....................................       --           1          --
 Repurchase of 2,000 Shares of Series A2 Preferred Stock .......        --          --           0
                                                                     --------    --------   ----------
 Balance, End of Period; (None Outstanding as of December 31,
  1993; 100,000 and 98,000 Shares Outstanding as of December 31,
  1994 and 1995, Respectively)  .................................       --           1           1
Series A3 Preferred Stock:
 Balance, Beginning of Period ..................................        --          --          --
 Conversion of 43,500 Shares of Series A1 Preferred Stock to
  Series A3 Preferred Stock  ....................................       --          --           1
                                                                     --------    --------   ----------
 Balance, End of Period (None outstanding December 31, 1993 and
  1994; 43,500 Shares Outstanding December 31, 1995)  ...........       --          --           1
Series C Preferred Stock:
 Balance, End of Period; (351,395 Shares Outstanding as of
  December 31, 1993, 1994 and 1995, Respectively)  ..............        3           3           3
                                                                     --------    --------   ----------
  Total Preferred Stock ........................................         5           5           5
                                                                     --------    --------   ----------
Class A Common Stock:
 Balance, Beginning of Period ..................................         0           0           0
 Stock Options Exercised for 15,976 Shares of Class A Common
  Stock in 1995  ................................................       --          --           0
                                                                     --------    --------   ----------
 Balance, End of Period; 28,912, 28,912 and 44,888 Shares
  Outstanding as of December 31, 1993, 1994 and 1995,
  Respectively)  ................................................        0           0           0
Class C Common Stock:
 Balance, Beginning of Period ..................................         0           0          --
 Repurchase of 17,289 Shares of Class C Common Stock ...........        --          (0)         --
                                                                     --------    --------   ----------
 Balance, End of Period; (17,289 Shares Outstanding as of
  December 31, 1993; None Outstanding as of December 31, 1994
  and 1995)  ....................................................        0          --          --
                                                                     --------    --------   ----------
  Total Common Stock ...........................................         0           0           0
                                                                     --------    --------   ----------

 The accompanying notes are an integral part of these consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED

                                                                  December 31,
                                                          ----------------------------
                                                           1993      1994       1995
                                                           ------    ------   --------
Additional Paid in Capital:
 Balance, Beginning of Period ........................   $29,858   $29,858    $28,808
 Class C Common Stock Repurchased, 17,289 Shares .....        --    (1,050)        --
 Series A2 Preferred Stock Repurchased, 2,000 Shares .        --        --       (199)
 Class A Common Stock, Options Exercised, 15,976
  Shares  .............................................       --        --        200
                                                           ------    ------   --------
 Balance, End of Period ..............................    29,858    28,808     28,809
                                                           ------    ------   --------
Accumulated Deficit:
 Balance, Beginning of Period ........................    (6,444)   (5,816)    (5,944)
 Net Income ..........................................     1,568     1,284        248
 Accretion of Redeemable Put Warrant .................      (940)   (1,412)    (2,107)
                                                           ------    ------   --------
 Balance, End of Period ..............................    (5,816)   (5,944)    (7,803)
                                                           ------    ------   --------
Total Stockholders' Equity ...........................   $24,047   $22,869    $21,011
                                                           ======    ======   ========

 The accompanying notes are an integral part of these consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (In thousands)

                                                      1993       1994       1995
                                                     -------    -------   ---------
Cash Flows from Operating Activities:
 Net Income ....................................   $  1,568   $  1,284    $    248
 Adjustments to Reconcile Net Income to Cash
  Flows Provided by Operations:
   Depreciation and Amortization ...............      6,789      8,690      12,341
   Amortization of Financing Costs .............        954      1,046       1,135
   Loss on Sale of Fixed Assets ................        145        278         400
   Provision for Deferred Income Taxes .........      1,766      1,714       1,179
   Changes in Deferred Rent ....................        605        441        (110)
   Changes in Other Long-term Liabilities ......      1,051       (394)       (527)
 Changes in Assets and Liabilities
  (Exclusive of Acquisitions):
   Accounts Receivable .........................     (1,005)    (1,807)     (2,541)
   Inventory ...................................        (33)       (39)       (100)
   Prepaid Expenses ............................       (304)      (517)       (639)
   Accounts Payable ............................        304         83         265
   Accrued Expenses ............................        (70)     1,191       4,252
   Deferred Income .............................        971        (26)       (301)
   Other Liabilities ...........................         80       (369)        125
                                                     -------    -------   ---------
   Cash Flows Provided by Operations ...........     12,821     11,575      15,727
                                                     -------    -------   ---------
 Cash Flows from Investing Activities:
  Capital Expenditures .........................    (15,451)   (16,980)    (15,253)
  Additions to Customer Acquisition Costs ......       (922)    (1,366)     (1,379)
  Cash Paid for Acquisitions ...................         --     (2,846)    (33,048)
  Proceeds from Sale of Assets .................         14      2,973          73
  Other, Net ...................................       (209)       705          71
                                                     -------    -------   ---------
   Cash Flows Used in Investing Activities .....    (16,568)   (17,514)    (49,536)
                                                     -------    -------   ---------
Cash Flows Provided by Financing Activities:
Repayment of Debt ..............................     (4,659)   (13,642)       (812)
Net Proceeds from Borrowings ...................      9,100     21,350      36,350
Cash From Exercise of Stock Options ............         --         --         200
Repurchase of Stock ............................         --     (1,050)       (199)
Financing Costs ................................       (601)        (7)     (1,448)
                                                     -------    -------   ---------
 Cash Flows Provided by Financing Activities ...      3,840      6,651      34,091
                                                     -------    -------   ---------
Increase in Cash ...............................         93        712         282
Cash and Cash Equivalents, Beginning of Year ...        498        591       1,303
                                                     -------    -------   ---------
Cash and Cash Equivalents, End of Year .........   $    591   $  1,303    $  1,585
                                                     =======    =======   =========
Supplemental Information:
Cash Paid for Interest .........................   $  7,239   $  7,741    $  9,111
                                                     =======    =======   =========
Cash Paid for Income Taxes .....................   $    859   $    339    $  1,177
                                                     =======    =======   =========

 The accompanying notes are an integral part of these consolidated financial statements.

                           IRON MOUNTAIN INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995
                    (Amounts in thousands except share data)

1. Nature of Business

   The accompanying financial statements represent the consolidated accounts of Iron Mountain Incorporated (formerly Iron Mountain Information Services, Inc.) and its subsidiaries (collectively Iron Mountain or the Company). Iron Mountain is a full service records management company providing storage and related services for all media in various locations throughout the United States to Fortune 500 Companies and numerous legal, banking, health care, accounting, insurance, entertainment, and government organizations.

2. Summary of Significant Accounting Policies

   a. Principles of Consolidation

   The financial statements reflect the financial position and results of operations of Iron Mountain on a consolidated basis. All significant intercompany account balances and transactions with affiliates have been eliminated.

   b. Property, Plant and Equipment

   Property, plant and equipment are stated at cost and depreciated using the straight-line method with the following useful lives:

   Buildings ........................    40 to 50 years

   Leasehold improvements ...........    8 to 10 years or the
                                         life of the lease,
                                         whichever is shorter

   Racking ..........................    10 to 20 years

   Warehouse equipment/vehicles .....    5 to 10 years

   Office equipment .................    3 to 5 years

   Computer hardware and software ...    3 to 5 years

   Property, plant and equipment consist of the following:

                                          December 31,
                                       ------------------
                                        1994       1995
                                        ------   --------
Real property .....................   $33,118    $ 34,162
Leasehold improvements ............     8,958      11,206
Racking ...........................    35,977      53,348
Warehouse equipment/vehicles ......     5,238       5,810
Furniture and fixtures ............     2,411       2,754
Computer hardware and software ....     9,771      13,729
Construction in progress ..........     4,280       4,231
                                        ------   --------
                                      $99,753    $125,240
                                        ======   ========

   Minor maintenance costs are expensed as incurred. Major improvements to the leased buildings are capitalized as leasehold improvements and depreciated as described above.

   c. Revenue Recognition

   Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage for customers where storage fees are billed in advance are accounted for as deferred income and amortized over the applicable period. These amounts are included in deferred income in the accompanying financial statements.

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

   d. Goodwill

   Goodwill reflects the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method from the date of acquisition over the expected period to be benefited, currently estimated at 25 years. The Company assesses the recoverability of goodwill, as well as other long lived assets based upon expectations of future undiscounted cash flows in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of." Accumulated amortization of goodwill was $11,205 and $15,071 as of December 31, 1994 and 1995, respectively.

   e. Deferred Financing Costs

   Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. As of December 31, 1994 and 1995, deferred financing costs were $6,271, and $4,688, respectively, and accumulated amortization of those costs were $4,024, and $2,050, respectively.

   f. Customer Acquisition Costs

   Costs, net of revenues received for the initial transfer of the records, related to the acquisition of large volume accounts (accounts consisting of 10,000 or more cartons) are capitalized and amortized for an appropriate period not exceeding 12 years, unless the customer terminates its relationship with the Company, at which time the unamortized cost is charged to expense. However, in the event of such termination, the Company collects and records as income permanent removal fees that generally equal or exceed the amount of unamortized customer acquisition costs. As of December 31, 1994 and 1995 those costs were $5,114 and $6,492, respectively, and accumulated amortization of those costs were $841 and $1,282, respectively.

   g. Deferred Rent

   The Company has entered into various leases for buildings used in the storage of records. Certain leases have fixed escalation clauses or other features which require normalization of the rental expense over the life of the lease resulting in deferred rent being reflected in the accompanying balance sheets. In addition, the Company has assumed various unfavorable leases in connection with certain of its acquisitions. The discounted present value of these lease obligations in excess of market rate at the date of the acquisition was recorded as a deferred rent liability and is being amortized over the remaining lives of the respective leases.

   h. Inventories

   Inventories are carried at the lower of cost using the first-in, first-out basis or market and are comprised primarily of cartons.

   i. Accrued expenses

   Accrued expenses consist of the following:

                                                     December 31,
                                                   ----------------
                                                    1994      1995
                                                    -----   -------
   Accrued incentive compensation  .............   $1,202   $ 1,701
   Accrued vacation  ...........................      809     1,014
   Accrued interest  ...........................      145     1,737
   Accrued workers' compensation  ..............      499     2,415
   Other  ......................................    2,055     4,050
                                                    -----   -------
   Accrued expenses  ...........................   $4,710   $10,917
                                                    =====   =======

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

   j. Net Income (Loss) Per Common Share

   Net income (loss) per common share is computed based on the weighted average number of common and common stock equivalent shares outstanding during each period. Common stock equivalents consist of preferred stock that is convertible into common stock and employee options to purchase common stock. Pursuant to certain SEC regulations, the calculation of weighted average shares outstanding assumes the conversion of preferred stock for all periods presented. The stock options have not been included in the calculation of common stock equivalents because their dilutive effect was immaterial.

   k. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   l. Cash and Cash Equivalents

   The Company defines cash and cash equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days.

3. Debt

   Debt consists of the following:

                                                                         December 31,
                                                                     ------------------
                                                                       1994       1995
                                                                      ------   --------
   Working Capital Line and $36,000 Term Loan Refinanced in 1995     $59,934    $     --
   Term Loans A and B  ...........................................        --      59,625
   $50,000 Acquisition Credit Facility  ..........................        --      34,400
   $15,000 Working Capital Facility  .............................        --       1,700
   Chrysler Notes  ...............................................    14,693      14,772
   Real Estate Mortgages  ........................................    10,855      10,797
   Other  ........................................................       776         580
                                                                      ------    --------
   Long-term Debt  ...............................................    86,258     121,874
   Less -- current portion  ......................................      (628)     (2,578)
                                                                      ------    --------
   Long-term Debt, Net of Current Portion  .......................   $85,630    $119,296
                                                                      ======    ========

   During 1994, the Company had a revolving credit facility of $44,625. This facility along with a $36,000 senior term loan was refinanced on January 31, 1995 under an amended and restated credit agreement (the Credit Agreement). Interest on the $36,000 senior debt term loan and the $44,625 revolving credit facility was based, at the Company's option, on a choice of base rates plus a margin. The margin varied depending upon the base rate selected.

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

   The Credit Agreement is with a syndicate of lenders and provides for four separate credit facilities representing an aggregate commitment of $125,000 as follows:

                                                              Maturity
                                                     Amount     Date
                                                     ------   --------
        Term Loan A  ............................   $10,000     2000
        Term Loan B  ............................    50,000     2002
        Working Capital Facility  ...............    15,000     2000
        Acquisition Credit Facility  ............    50,000     2002

   Commencing in 1996, Term Loans A and B are payable in quarterly installments of $625 and $125, respectively. Term Loan B has a balloon payment due upon maturity of $46,375. The Working Capital Facility is due in full upon maturity and the Acquisition Credit Facility is payable in eight quarterly installments equal to one-eighth of the outstanding balance commencing in 2000.

   Interest rates on all four facilities under the Credit Agreement are based, at the Company's option, on a choice of base rates plus a margin. The margin varies for each facility depending upon the base rate selected. The margins are subject to adjustment after January 1996 based on the Company's ability to meet certain financial covenant targets. At December 31, 1995, the effective interest rates for Term Loans A and B were 8.22% and 8.72%, respectively, and for the Working Capital Facility and Acquisition Credit Facility were 9.75% and 8.72%, respectively. There is a commitment fee of 1/2% per year on the unused portion of the Working Capital Facility and Acquisition Credit Facility.

   The $15,000 Chrysler Notes were issued in 1990 and mature in 2000. Annual principal payments of $5,000 commence in 1998. A warrant was issued in connection with the Chrysler Notes to which management assigned an initial value of $750 for financial reporting purposes (see Note 5). The value of the warrant is being accounted for as an original issue discount of the Chrysler Notes and is being amortized as interest expense over the life of the loan using the effective interest rate method. The note is junior only to the Credit Agreement and has an effective interest rate of 13.7%.

   The Credit Agreement and Chrysler Notes specify certain minimum or maximum relationships between operating cash flows (earnings before interest, taxes, depreciation and amortization) and interest, total debt and fixed charges. There are restrictions on dividends, sales or pledging of assets, capital expenditures and change in business and ownership; cash dividends are effectively prohibited. The Company was in compliance with the applicable provisions of these agreements at December 31, 1995. Loans under the Credit Agreement are secured by substantially all of the stock and assets of the Company's subsidiaries, with the exception of a secondary position on two owned properties encumbered by first mortgages.

   The real estate mortgages consist of an $8,037, 10 year, 11% mortgage based on 30 year amortization with a balloon payment due October, 2000 and a $3,000, 8% note that is payable in various installments commencing in 1996 and maturing in November, 2006.

   The Company is required to maintain interest rate protection under the Credit Agreement. In 1988, the Company entered into an interest rate swap (which expired in October 1995) whereby the Company paid a fixed interest rate of 9.28% and received a rate equal to the 3-month LIBOR rate. The interest was based on the outstanding notional principal amount which was $2,338 at December 31, 1994. The Company has also purchased two interest rate caps under which it will receive payments in the event that the three month LIBOR rate exceeds those specified in the caps. Each cap covers $10,000 of notional principal amount. One had a rate cap of 6.5% and expired on August 11, 1995 and the other has a rate cap of 7.5% and expires August 12, 1997.

   On March 24, 1995, the Company entered into two three-year interest rate collar swap transactions. Under these agreements, interest costs for the debt covered by the notional amount of these contracts will essentially float when the three-month LIBOR is between 6% and 7.5% but the Company will receive a payment from the bank in the event that the three month LIBOR interest rate exceeds 7.5%, or make a payment to the bank if such rate

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

is below 6%. Each transaction covers $10,000 of notional principal amount which will result in a maximum interest cost (including margin and transaction costs) of approximately 10.54% and 10.67%, respectively, for the covered amounts. In the event of non-performance by the counterparty, the Company would be exposed to additional interest rate risk if the variable interest rate were to exceed the ceiling (7.5%) under the terms of the swap agreement.

   Maturities of long-term debt are as follows:

 Year                                            Amount
 ----                                           --------
1996  .......................................   $  2,578
1997  .......................................      3,386
1998  .......................................      8,320
1999  .......................................      8,366
2000  .......................................     28,824
Thereafter  .................................     70,400
                                                   ------
                                                $121,874
                                                   ======

   Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the Company has estimated the following fair values for its long-term debt and swap agreements as of December 31, 1995 as follows:

                                  Carrying       Fair
                                   Amount        Value
                                   --------   ----------
Credit Agreement  .............   $(95,725)    $(95,725)
Chrysler Notes  ...............    (14,772)     (15,737)
Real Estate Mortgages  ........    (10,797)     (11,849)
Other  ........................       (580)        (580)
Swap Agreements  ..............         25         (638)

   The fair value of the various swap agreements is based on the estimated amount a bank would charge to terminate the various swap agreements.

4. Acquisitions and Dispositions

   During 1994, the Company purchased substantially all of the assets, and assumed certain liabilities, of three separate records management businesses. During 1995, the Company purchased substantially all of the assets, subject to certain liabilities, of four records management businesses. Each of these acquisitions was accounted for using the purchase method of accounting and accordingly, the results of operations for each acquisition have been included in the consolidated results of the Company from the respective acquisition dates. The excess of the purchase price over the underlying fair value of the assets and liabilities of each acquisition has been assigned to goodwill ($2,484 and $26,054 in 1994 and 1995, respectively) and is being amortized over the estimated benefit period of 25 years. Funds used to make the various acquisitions were provided through the Company's acquisition credit facilities. A summary of the cash consideration and allocation of the purchase price as of the acquisition dates are as follows:

                                        1994      1995
                                        -----   --------
Fair value of assets acquired .....   $3,223    $41,286
Liabilities assumed ...............     (377)    (8,238)
                                         ---      ------
Cash paid .........................   $2,846    $33,048
                                         ===      ======

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

The following unaudited pro forma combined information shows the results of the Company's operations for the years ended December 31, 1994 and 1995 as though each of the completed acquisitions had occurred as of January 1, 1994.

                                                           1994       1995
                                                          -------    -------
Revenues  ............................................   $103,644   $112,675
Net income (loss)  ...................................        574       (577)
Accretion of redeemable Put Warrant  .................      1,412      2,107
                                                            -----      -----
Net loss applicable to Common Stockholders  ..........   $   (838)  $ (2,684)
                                                            =====      =====
Net loss per common share  ...........................    $(0.10)    $(0.34)

The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of January 1, 1994 or the results that may occur in the future. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the companies.

In 1995, the Company made a decision to sell one of its subsidiaries and has estimated that the purchase price will be $900 less than the book value of the assets and related goodwill. Consequently, the Company has recorded an impairment of the related goodwill in the accompanying statement of operations for 1995.

5. Common and Preferred Stock and Redeemable Put Warrant

   During 1995, the Company declared a 15.4215-for-1 stock split of the Class A and Class B Common Stock in the form of a stock dividend payable on November 29, 1995 to stockholders of record on November 28, 1995. All weighted average common share and stock related data in the consolidated financial statements have been retroactively restated to reflect the stock split.

   The Company has authorized the following eight classes of capital stock as of December 31, 1995:

                                                       Number of Shares
                                                   -------------------------
                                          Par                    Issued and
Equity Type                              Value    Authorized    Outstanding
- -----------------------------------     --------    ---------   ------------
Class A Common (voting) ...........      $0.01    13,000,000       44,888
Class B Common (non-voting) .......      $0.01    10,300,000           --
Class C Common (non-voting) .......      $0.01             1           --
Series A1 Preferred (non-voting) ..      $0.01         6,500        6,500
Series A2 Preferred (non-voting) ..      $0.01        98,000       98,000
Series A3 Preferred (voting) ......      $0.01        43,500       43,500
Series B Preferred (voting) .......      $0.01       148,000           --
Series C Preferred (voting) .......      $0.01       351,395      351,395

   Upon consummation of the underwritten public offering of common stock (See
Note 10), all shares of preferred stock were automatically converted into shares of common stock. The number of common shares received upon conversion were as follows:

                                      Preferred      Common
                                        --------   ----------
Series A1 and Series A3 ...........      50,000      987,314
Series A2 .........................      98,000    1,935,146
Series C ..........................     351,395    4,809,793

   The preferred stock is entitled to weighted average anti-dilution protection and receives dividends on a common stock equivalent basis.

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

In anticipation of the public offering, the Board of Directors approved and the shareholders ratified a recapitalization plan as follows:

The designation of three new classes of stock:

                                                          Authorized
Class                                                       Shares
- -----                                                     -----------
Preferred Stock, $0.01 par value  ....................     2,000,000
Common Stock, $0.01 par value  .......................    13,000,000
Nonvoting Common Stock, $0.01 par value  .............     1,000,000

In connection with the issuance of the Chrysler Notes, the Company also issued a warrant, dated December 14, 1990 (the Warrant), exercisable for 444,385 shares of common stock for nominal consideration upon the occurrence of certain specified events, including the effectiveness of an underwritten public offering of the Company's capital stock, and at any time after December 14, 1995. Chrysler Capital had the right to put (the Put) all or any part of the Warrant to the Company at any time after December 14, 1995, at the higher of a formula price based on a specified multiple of the Company's operating cash flow for the preceding 12 months, subject to certain adjustments, or fair market value of the Company (the Put Price). The Put was to terminate upon the consummation of an underwritten public offering which yielded net proceeds of not less than $10 million to the Company. Chrysler Capital and the Company reached an agreement pursuant to which Chrysler Capital would not exercise the Warrant or the Put until April 30, 1996 and the Company would redeem the Warrant upon completion of the closing of the public offering (See Note 10). On February 7, 1996, the Warrant was redeemed for $6,612. This Warrant has been accreted each year using the effective interest rate method based on the Warrant's estimated redemption value at its estimated redemption date of February 15, 1996 and is reflected as a redeemable put warrant in the accompanying balance sheets.

In September, 1991 the Company created a non-qualified stock option plan pursuant to which up to 444,385 shares of Class A common stock of the Company can be issued at the discretion of the stock option committee to key employees, consultants and directors.

The following is a summary of stock option transactions during the applicable periods:


                                                              Option Price
                                                Options         Per Share
                                                 -------    ------------------
Options outstanding, December 31, 1992  .....   302,040       $6.48 - $12.58
 Expired  ...................................   (18,506)           6.48
                                                   -----
Options outstanding, December 31, 1993  .....   283,534        6.48 - 12.58
 Expired  ...................................   (23,903)           6.48
                                                   -----
Options outstanding, December 31, 1994  .....   259,631        6.48 - 12.58
 Granted  ...................................   162,184        12.58 - 16.00
 Exercised  .................................   (15,976)           12.58
 Expired  ...................................    (6,370)           12.58
                                                   -----
Options outstanding, December 31, 1995  .....   399,469       $6.48 - $16.00
                                                   =====

The stock options were granted at an amount equal to or greater than the fair market value at the date of grant as determined by the Board of Directors. There are no shares available for grant under the 1991 plan as of December 31, 1995. The majority of options become exercisable ratably over a period of five years unless the holder terminates employment. As of December 31, 1995, 175,380 of the options outstanding were exercisable.

Effective November 30, 1995, the Board of Directors approved the adoption of the 1995 Stock Incentive Plan (the Stock Option Plan), which replaced the previous stock option plan. A total of 1,000,000 shares of Class A Common Stock are available for grant as options and other rights under the Stock Option Plan, including the options issued under the 1991 plan. The number of options available for grant at December 31, 1995 was 555,615.

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

6. Income Taxes

   The Company accounts for income taxes in accordance with SFAS No. 109 which requires the recognition of deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax and financial reporting bases of assets and liabilities.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                              December 31,
                                                         --------------------
                                                           1994        1995
                                                          -------   ---------
Current deferred tax assets:
 Accrued liabilities  ................................    $   527    $  1,585
 Other  ..............................................        251         358
                                                            -----      -------
Current deferred tax assets  .........................    $   778    $  1,943
                                                            =====      =======
Non-current deferred tax assets (liabilities):
 Accrued liabilities  ................................    $ 1,147    $  3,462
 Net operating loss carryforwards  ...................      3,280       2,522
 AMT credit  .........................................        206         628
 Deferred income  ....................................        791         360
 Other  ..............................................        511         792
                                                            -----      -------
Non-current deferred tax assets  .....................      5,935       7,764
                                                            -----      -------
 Other assets principally due to differences in
  amortization .......................................     (1,165)     (2,051)
 Plant and equipment, principally due to differences
  in  depreciation ...................................     (5,383)     (7,201)
 Customer acquisition costs  .........................     (1,335)     (1,716)
 Other  ..............................................       (520)       (417)
                                                            -----      -------
Non-current deferred tax liabilities  ................     (8,403)    (11,385)
                                                            -----      -------
Net non-current deferred tax liability  ..............    $(2,468)   $ (3,621)
                                                            =====      =======

   The Company and its subsidiaries file a consolidated Federal income tax return. The provision for income taxes consists of the following components:

                                                Years ended December 31,
                                                ------------------------
                                                 1993     1994     1995
                                                 -----    -----   ------
Federal -- current  .........................   $  131   $   68   $  422
Federal -- deferred  ........................    1,645    1,416      837
State -- current  ...........................      191      175       96
State -- deferred  ..........................      121      298      342
                                                   ---      ---      ----
                                                $2,088   $1,957   $1,697
                                                   ===      ===      ====

   A reconciliation of total income tax expense and the amount computed by applying the U.S. Federal income tax rate of 34% to income before income taxes is as follows:

                                                   1993     1994     1995
                                                   -----    -----   ------
Computed "expected" tax provision ............    $1,243   $1,102   $  661
Increase in income taxes resulting from:
 State taxes .................................       206      312      289
 Non-deductible Goodwill amortization ........       521      521      843
 Other .......................................       118       22      (96)
                                                     ---      ---      ----
                                                  $2,088   $1,957   $1,697
                                                     ===      ===      ====

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

   The Company has estimated Federal net operating loss carryforwards of $7,296 at December 31, 1995 to reduce future Federal income taxes, if any, which begin to expire in 2005.

   The Company has estimated state net operating loss carryforwards of approximately $441 to reduce future state income taxes, if any.

   The Company has alternative minimum tax credit carryforwards of $628 which have no expiration date and are available to reduce future income taxes, if any.

7. Commitments and Contingencies

   a. Leases

   Iron Mountain leases most of its facilities under various operating leases. A majority of these leases have renewal options of five to ten years and have either fixed escalation clauses or Consumer Price Index escalation. The Company also leases equipment under operating and capital leases, primarily computers which have an average lease life of three years. Trucks and office equipment are also leased and have remaining lease lives ranging from one to five years. Rent expense was $12,680, $13,555, and $15,661 for the years ended December 31, 1993, 1994 and 1995, respectively.

   Minimum future lease payments are as follows:

 Year                                                     Operating
 -----------------------------------------------------   ----------
1996  ................................................    $ 18,278
1997  ................................................      15,571
1998  ................................................      13,585
1999  ................................................      13,332
2000  ................................................      13,537
Thereafter  ..........................................      53,465
                                                            --------
Total minimum lease payments  ........................    $127,768
                                                            ========

   b. Litigation

   In 1992, the Company was named co-defendant in a suit alleging personal injuries sustained in an automobile collision with a driver employed by a courier company used at the time by Iron Mountain. The courier company subsequently filed for bankruptcy. In March, 1995, a judgment was entered against the Company in the Superior Court of the State of California for County of Los Angeles. The Company has accrued $600 in the accompanying financial statements which approximates the uninsured portion of the judgment.

   Iron Mountain is presently involved as a defendant in various litigation which has occurred in the normal course of business. Management believes it has meritorious defenses in all such actions, and in any event, the amount of damages, if such matters were decided adversely, would not have a material adverse effect on Iron Mountain's financial condition or results of operations.

   c. Other

   The Company may be responsible for environmental clean-up costs at certain of its facilities. Estimated costs of $800 to perform the necessary remediation work are included in other liabilities in the accompanying balance sheets. In 1994, the Company incurred losses at one of its facilities in California, resulting from the Northridge earthquake. The Company has filed a claim for reimbursement with its insurance carrier and has received partial reimbursement to date, with the balance of $1,400 expected to be received upon the insurance company's completion of its review of the pending claim. Management believes the ultimate outcome of the above issues will not have a material adverse effect on Iron Mountain's financial condition or results of operations.

                           IRON MOUNTAIN INCORPORATED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                    (Amounts in thousands except share data)

8. Related Party Transactions

   a. Rental Arrangements

   Iron Mountain leases space to an affiliated company, Schooner Capital Corporation (Schooner) for its corporate headquarters located in Boston, Massachusetts. Accordingly, for the years ended December 31, 1993, 1994 and 1995, Schooner paid Iron Mountain rent totaling $48, $58, and $49, respectively. Iron Mountain leases one facility from a landlord which is a related party. Total rental payments for the years ended December 31, 1993, 1994 and 1995 for this facility totaled $88, $88, and $93, respectively. In the opinion of management, both of these leases were entered into at market prices and terms.

   b. Long Term Debt

   Iron Mountain is obligated in the amount of $383 on a junior subordinated note bearing interest at 8%, payable in March, 2000. This note, originally issued in connection with an acquisition, was purchased by and is now held by Schooner.

9. Profit Sharing Retirement Plan

   The Company has a defined contribution plan which covers all non-union employees meeting certain service requirements. Eligible employees may elect to defer from 1 to 15% of compensation per pay period up to the amount allowed by the Internal Revenue Code. The Company makes matching contributions based on the amount of the employee contribution and years of credited service, according to a schedule as described in the Plan documents. The Company has expensed $131, $146, and $294, for the years ended
December 31, 1993, 1994 and 1995, respectively.

10. Subsequent Events

   In January and February 1996, the Company acquired three records services businesses for $10,047 in transactions that will be accounted for as purchases.

   On February 6, 1996, the Company completed an initial public offering of its stock. The net proceeds from the public offering of $34,968 were used to repay $28,313 of indebtedness and interest under the acquisition credit facility, to retire a warrant of $6,612, and for working capital.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 National Business Archives, Inc.:
 Towson, Maryland.

We have audited the accompanying balance sheet of National Business Archives, Inc. as of December 31, 1993 and 1994, and the related statements of income, stockholder's equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Business Archives, Inc. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                          Wolpoff & Company, LLP

Baltimore, Maryland
November 3, 1995

                        NATIONAL BUSINESS ARCHIVES, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                    December 31,
                                               -----------------------
                                                  1993         1994
                                                ---------   ----------
Current Assets:
Cash--Note 1 ..............................   $       --    $    1,000
Note Receivable, Related Party--Note 2 ....           --     1,416,148
Accounts Receivable--Note 1 ...............      714,974       687,645
Inventory--Note 1 .........................       75,620        69,149
Prepaid Expenses ..........................      149,724        44,362
                                                 -------      --------
   Total Current Assets ...................      940,318     2,218,304
                                                 -------      --------
Property, Plant and Equipment--Notes 1 and
  4:
Shelving ..................................    2,702,645     3,153,726
Motor Vehicles ............................      479,961       498,011
Computers and Software ....................      195,033       212,830
Furniture, Fixtures and Equipment .........      148,638       195,544
Leasehold Improvements ....................       76,820       318,258
                                                 -------      --------
                                               3,603,097     4,378,369
Less Accumulated Depreciation .............    1,083,347     1,255,781
                                                 -------      --------
   Property, net ..........................    2,519,750     3,122,588
                                                 -------      --------
Other Assets ..............................        7,498        56,001
                                                 -------      --------
   Total Assets ...........................   $3,467,566    $5,396,893
                                                 =======      ========

The notes to financial statements are an integral part of this statement.

                        NATIONAL BUSINESS ARCHIVES, INC.
                                 BALANCE SHEETS
                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

                                                                December 31,
                                                          ------------------------
                                                             1993          1994
                                                           ----------   ----------
Current Liabilities:
Accounts Payable .....................................   $   171,566    $  302,222
Accrued Expenses .....................................       176,355       238,354
Deferred Revenue--Note 1 .............................       977,212     1,201,314
Long-term Liabilities, Current Portion--Notes 2 and 4        652,584        63,092
Note Payable, Related Party--Note 2 ..................       150,000            --
Dividends Payable--Note 3 ............................        11,064            --
                                                            --------      --------
   Total Current Liabilities. ........................     2,138,781     1,804,982
                                                            --------      --------
Long-term Liabilities:
Note Payable, Bank--Note 3 ...........................            --     2,333,901
Notes Payable, Stockholder--Note 2 ...................     1,913,333       355,000
Motor Vehicle Loans Payable--Note 4 ..................       171,636       100,582
                                                            --------      --------
                                                           2,084,969     2,789,483
Less Current Portion .................................       652,584        63,092
                                                            --------      --------
   Total Long-term Liabilities .......................     1,432,385     2,726,391
                                                            --------      --------
Deferred Rent--Note 5 ................................     1,068,904     1,007,488
                                                            --------      --------
Total Liabilities ....................................     4,640,070     5,538,861
                                                            --------      --------
Commitments--Notes 2 and 5
Stockholder's Equity (Deficit):
Common Stock .........................................           100           100
Accumulated Deficit ..................................    (1,172,604)     (142,068)
                                                            --------      --------
   Total Stockholder's Equity (Deficit) ..............    (1,172,504)     (141,968)
                                                            --------      --------
   Total Liabilities and Stockholder's
    Equity (Deficit)  .................................  $ 3,467,566    $5,396,893
                                                            ========      ========

  The notes to financial statements are an integral part of this statement.

                        NATIONAL BUSINESS ARCHIVES, INC.
                             STATEMENTS OF INCOME

                                          Year Ended December 31,
                                          ------------------------
                                             1993         1994
                                           ---------   -----------
Revenue:
Storage ..............................   $3,406,317    $3,872,529
Service and Storage Material Sales ...    2,586,223     2,825,546
                                            -------      ---------
   Total Revenue .....................    5,992,540     6,698,075
                                            -------      ---------
Operating Expenses:
Cost of Sales (Excluding Depreciation)    3,273,478     3,866,897
Selling, General and Administrative ..    1,040,057     1,093,935
Depreciation and Amortization ........      286,843       344,800
                                            -------      ---------
   Total Operating Expenses ..........    4,600,378     5,305,632
                                            -------      ---------
Operating Income .....................    1,392,162     1,392,443
Interest Expense .....................      187,115       101,490
                                            -------      ---------
Net Income--Note 1 ...................   $1,205,047    $1,290,953
                                            =======      =========

  The notes to financial statements are an integral part of this statement.

                        NATIONAL BUSINESS ARCHIVES, INC.
                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                               Year Ended December 31,
                                                             ---------------------------
                                                                 1993           1994
                                                              -----------   ------------
Common Stock:
5,000 Shares Authorized, 100 Shares Issued and
  Outstanding,
  No Par Value  ..........................................   $       100    $       100
                                                               ---------      ----------
Retained Earnings (Deficit):
Beginning Balance .......................................     (2,283,254)    (1,172,604)
Net Income ..............................................      1,205,047      1,290,953
Dividends ...............................................        (94,397)      (260,417)
                                                               ---------      ----------
Ending Balance ..........................................     (1,172,604)      (142,068)
                                                               ---------      ----------
Total Stockholder's Equity (Deficit) ....................    $(1,172,504)   $  (141,968)
                                                               =========      ==========

  The notes to financial statements are an integral part of this statement.

                        NATIONAL BUSINESS ARCHIVES, INC.
                           STATEMENTS OF CASH FLOWS

                                                              Year Ended December 31,
                                                             --------------------------
                                                                1993           1994
                                                              ----------   ------------
Cash Flows From Operating Activities:
Net Income ..............................................   $ 1,205,047    $ 1,290,953
                                                               --------      ----------
Adjustments to Reconcile Net Income to Net Cash Provided
  by Operating Activities
 Depreciation and Amortization ..........................       286,843        344,800
 (Gain) Loss on Disposal of Assets ......................        (1,115)         3,818
 Increase in Accounts Payable ...........................        26,685        130,656
 Increase in Accrued Expenses ...........................       145,939         61,991
 Change in Accounts Receivable ..........................      (121,414)        27,329
 Change in Inventory ....................................       (19,161)         6,471
 Change in Prepaid Expenses .............................       (27,949)       105,362
 Decrease in Deferred Rent Payable ......................       (62,830)       (61,416)
 Increase in Deferred Revenue ...........................       154,985        224,102
                                                               --------      ----------
   Total Adjustments ....................................       381,983        843,113
                                                               --------      ----------
    Net Cash Provided by Operating Activities ...........     1,587,030      2,134,066
                                                               --------      ----------
Cash Flows From Investing Activities:
Property and Equipment Expenditures .....................      (534,070)      (955,924)
Proceeds from Disposal of Assets ........................         7,783         12,973
Other Assets ............................................            --        (57,000)
Loan to Related Party ...................................            --     (1,416,148)
                                                               --------      ----------
   Net Cash Used by Investing Activities ................      (526,287)    (2,416,099)
                                                               --------      ----------
Cash Flows From Financing Activities:
Stockholder Loan Proceeds ...............................       672,222             --
Stockholder Note Principal Payments .....................      (580,558)    (1,558,333)
Net Bank Loan Proceeds ..................................            --      2,333,901
Bank Loan Principal Payments ............................    (1,218,662)            --
Motor Vehicle Loan Proceeds .............................       106,226         21,419
Repayment of Motor Vehicle Loans ........................      (106,638)       (92,473)
Net Proceeds to Related Party ...........................       150,000       (150,000)
Dividends Paid ..........................................       (83,333)      (271,481)
                                                               --------      ----------
   Net Cash Used by Financing Activities ................    (1,060,743)       283,033
                                                               --------      ----------
Net Change in Cash ......................................            --          1,000
Cash at Beginning of Year ...............................            --             --
                                                               --------      ----------
Cash at End of Year .....................................   $        --    $     1,000
                                                               ========      ==========
Supplemental Disclosures of Cash Flow Information:
 Cash Paid During the Year for Interest .................   $   166,875    $   106,965
                                                               ========      ==========

  The notes to financial statements are an integral part of this statement.

                        NATIONAL BUSINESS ARCHIVES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1994

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Activity

   National Business Archives, Inc. was incorporated under the laws of Maryland pursuant to Articles of Incorporation dated June 18, 1987. The Company provides record storage and management services in the Baltimore-Washington area.

Cash

   Cash in excess of the minimum balance required is swept daily to and offset against the revolving loan (see Note 3).

Allowance for Doubtful Accounts

   The Company established an allowance for doubtful accounts of $120,000 in the current year.

Inventory

   Inventory is stated at the lower of cost or market and is comprised of computer tape cases and records and storage boxes used in the business.

Property, Plant and Equipment

   Property is recorded at cost. Depreciation is computed using either the straight-line method or accelerated methods with useful lives ranging from 5 to 7 years for equipment, 20 years for shelving and 31.5 to 39 years for leasehold improvements.

Revenue Recognition

   Revenue is recognized when earned. Storage revenue is billed either monthly, quarterly or annually, depending on the terms of the lease. The estimated amount of storage revenue collected in advance as of December 31, 1993 and 1994, is shown as deferred revenue.

Income and Taxes

   The shareholder has elected under Subchapter S of the Internal Revenue Code to report the Company's income at the shareholder level. Accordingly, no provision for income taxes is included herein.

NOTE 2--RELATED PARTY TRANSACTIONS

Note Receivable, Related Party

   In December 1994, the Company advanced $1,416,148 to James F. Knott Development Corp., an entity related to the shareholder. The unsecured loan is due on demand and bears interest at 9.5%. The note was repaid in January 1995.

   On May 19, 1994, the loan remaining from the sole shareholder was repaid when the revolving loan was modified. The interest expense in 1993 and 1994 was $108,652 and $39,037.

                        NATIONAL BUSINESS ARCHIVES, INC.

NOTE 2--RELATED PARTY TRANSACTIONS -- (Continued)

   The sole shareholder loaned an additional $355,000 to the Company. This unsecured loan is subordinated to the bank loans. The terms are as follows:

                           Balance
                     --------------------
     Lender          12/31/93    12/31/94   Interest Rate       Terms        Maturity Date
 ----------------    ---------    -------   -------------     ----------    ----------------
Stockholder  ....   $1,558,333   $    -0-    Prime + 2%           *          October 1, 1996
Stockholder  ....      355,000    355,000         --         Non-interest    October 1, 1996
                                                                bearing
                       -------      -----
                    $1,913,333   $355,000
                       =======      =====

* Principal was payable in consecutive monthly installments of $45,833 commencing on November 1, 1993 (36 X $45,833 = $1,650,000).

   The remaining stockholder note balance of $355,000 matures in 1996.

Note Payable, Related Party

   James F. Knott Development Corp., an entity related to the shareholder, advanced the Company various amounts in 1993 and 1994. The loans were due on demand and bear interest at 6.5%. The balance at December 31, 1993 and 1994, was $150,000 and $-0-, respectively. Interest on the unsecured loans for 1993 and 1994 was $7,228 and $23,807, respectively.

Office and Warehouse Leases

   See Note 5.

NOTE 3--NOTE PAYABLE, BANK

   On December 19, 1994, the revolving loan was modified for the second time and the amount available was increased to $3,000,000. The balance at December 31, 1993 and 1994, was $-0- and $2,333,901, respectively. The terms of the loan are interest only at prime + 1/2% (prime at December 31, 1994, was 8.5%) until maturity on December 31, 1996. The loan is secured by all property and assets of the Company. The maximum unpaid outstanding principal available under the revolving loan is $2,500,000 and $1,500,000 as of December 31, 1995 and 1996, respectively. Interest on this loan was $51,408 and $25,049 in 1993 and 1994, respectively.

   Under the loan agreement, the Company is permitted to pay dividends to its sole shareholder in an aggregate amount equal to the amount of federal and state income taxes due on the taxable income of the Company, as if such taxable income was the sole taxable income of the shareholder.

NOTE 4--MOTOR VEHICLE LOANS PAYABLE

   Pertinent information on the motor vehicle loans payable is as follows:

                                Balance
                           ------------------
                                                            Total
                                               Interest    Monthly
        Lender           12/31/93   12/31/94      Rate    Payments    Maturity       Collateral
- ----------------------     -------    -------    -------    -------    --------    ----------------
Ford Motor Credit ....                                                               Automobiles/
                         $171,636   $100,582    6.42-12%    $9,442   3/95-8/97          Trucks
Less Current Portion .    103,077     63,092
                            -----      -----
                         $ 68,559   $ 37,490
                            =====      =====

                        NATIONAL BUSINESS ARCHIVES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 4--MOTOR VEHICLE LOANS PAYABLE -- (Continued)

   Interest on these loans was $15,077 and $11,825 in 1993 and 1994, respectively.

   The remaining principal payments on these loans are as follows:

1995 ..............................    $ 63,092
1996 ..............................      33,596
1997 ..............................       3,894
                                         ------
                                       $100,582
                                         ======

NOTE 5--COMMITMENTS

Deferred Rent

   Office and warehouse leases:

                                     Square  Effective          Lease            Free       Expiration
             Lessor*                  Feet       Date           Term             Rent          Date
- ---------------------------------     ------    -------    ----------------    ----------   ----------
B.W.I.P. Associates Limited                                  11 Yrs. 7.5
   Partnership  ..................   68,200   12/01/87         Mths.**          8 Mths.       7/15/99
Dorsey Run Industrial Park                                    10 Yrs. 9
  Limited Partnership (DRIP)  ....  142,885   11/01/89          Mths.           14 Mths.      7/31/00
DRIP ............................    42,413    9/01/94         5 Years             --         8/31/99
DRIP ............................    97,587    3/01/95      4 Yrs. 6 Mths.         --         8/31/99

 * Lessors are related to sole shareholder.

** Lease term was extended 1 year and 7.5 months in the current year.

   Annual rental expense recognized on the straight-line basis on the above leases for 1993 and 1994 was $1,092,132 and $1,146,564, respectively.

   Future minimum annual rental payments are as follows:

   1995 ......................................      $1,764,714
   1996 ......................................       1,825,706
   1997 ......................................       1,834,600
   1998 ......................................       1,826,606
   1999 ......................................       1,427,525
   2000 ......................................         510,099
                                                    ----------
Total minimum future rental payments .........      $9,189,250
                                                    ==========

NOTE 6--SUBSEQUENT EVENT

   On March 1, 1995, the Company sold all of its assets to Iron Mountain Records Management, Inc. and all debt was repaid from the proceeds of the sale. In addition, the Company's assets were released from security interests held by the bank with the full payment of the note payable (see Note 3).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Data Management Business Records Storage, Inc.:

We have audited the accompanying balance sheet of Data Management Business Records Storage, Inc. as of June 30, 1995 and the related statement of operations and retained earnings (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Management Business Records Storage, Inc. as of June 30, 1995 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                              MORRISON AND SMITH

Tuscaloosa, Alabama
September 18, 1995
(except for Note 14, as
to which the date is
December 1, 1995)

DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.

                                BALANCE SHEETS

                                                             June 30,     September 30,
                                                               1995           1995
                                                             ----------   -------------
                                                                           (unaudited)
                         ASSETS
Cash ...................................................   $   125,982     $   626,578
Accounts receivables, net ..............................       576,979         517,903
Materials inventory ....................................         7,909           7,909
Prepaid expenses .......................................        11,744          12,867
Other ..................................................       115,154             374
                                                              --------      -----------
   Total current assets ................................       837,768       1,165,631
                                                              --------      -----------
Plant, property and equipment, net .....................     3,334,017       2,435,362
                                                              --------      -----------
Intangible assets ......................................       572,558         533,228
Notes receivable, intercompany .........................       316,551         373,082
Deferred income tax ....................................       810,431         554,752
Other ..................................................        11,748          11,748
                                                              --------      -----------
                                                             1,711,288       1,472,810
                                                              --------      -----------
     Total assets ......................................   $ 5,883,073     $ 5,073,803
                                                              ========      ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable--trade ................................   $    92,193     $    61,592
Accrued expenses .......................................       136,505         137,043
Unearned income ........................................       309,735         309,735
Current portion--leases ................................        68,242          63,240
Current portion--notes .................................     5,353,941       4,428,159
                                                              --------      -----------
   Total current liabilities ...........................     5,960,616       4,999,769
                                                              --------      -----------
Leases payable, long-term ..............................       114,216          96,885
Notes payable, long-term ...............................     1,328,764       1,292,495
Notes payable, intercompany ............................        50,000          38,760
Deferred compensation payable ..........................        12,115              --
Earnest money deposit ..................................       154,988              --
                                                              --------      -----------
   Total long-term liabilities .........................     1,660,083       1,428,140
                                                              --------      -----------
     Total liabilities .................................     7,620,699       6,427,909
Stockholders' equity (deficit)
Common stock ...........................................           500             500
Paid-in capital ........................................     1,321,809       1,321,809
Retained earnings (deficit) ............................    (3,059,935)     (2,676,415)
                                                              --------      -----------
                                                            (1,737,626)     (1,354,106)
                                                              ========      ===========
     Total liabilities and stockholders'
        equity (deficit)  ...............................  $ 5,883,073     $ 5,073,803
                                                              ========      ===========

The accompanying notes are an integral part of these financial statements.

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.
            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                                    Three
                                                  Year Ended    Months Ended
                                                   June 30,     September 30,
                                                     1995           1995
                                                  -----------   -------------
                                                                 (Unaudited)
Revenues:
 Storage ....................................    $ 3,143,737     $   797,715
 Services and storage material sales ........      1,683,035         414,650
 Net gain (loss) on sale of assets ..........         (4,045)        738,049
                                                   ---------      -----------
  Total Revenues ............................      4,822,727       1,950,414
                                                   ---------      -----------
Operating expenses:
 Cost of sales (excluding depreciation) .....        891,293         310,610
 Selling, administrative and general expenses      2,730,013         767,702
 Depreciation and amortization ..............        510,831         115,653
                                                   ---------      -----------
  Total operating expenses ..................      4,132,137       1,193,965
                                                   ---------      -----------
Operating income ............................        690,590         756,449
Interest expense ............................       (551,569)       (121,915)
Other income (expense), net .................            611           4,664
                                                   ---------      -----------
Income before provision for income taxes ....        139,632         639,198
Provision for income taxes ..................         55,589         255,678
                                                   ---------      -----------
Net income ..................................         84,043         383,520
Retained earnings (deficit)--beginning ......     (3,143,978)     (3,059,935)
                                                   ---------      -----------
Retained earnings (deficit)--ending .........    $(3,059,935)    $(2,676,415)
                                                   =========      ===========

  The accompanying notes are an integral part of these financial statements.

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                              Three
                                                                            Year Ended    Months Ended
                                                                             June 30,     September 30,
                                                                               1995           1995
                                                                             ----------   -------------
                                                                                           (Unaudited)
Cash Flow from Operating Activities:
 Cash received from customers and affiliates ...........................   $ 4,769,087     $1,271,441
 Cash paid for cost of sales ...........................................      (873,587)      (218,510)
 Cash paid for operating expenses ......................................    (2,693,965)      (805,400)
 Interest expense ......................................................      (550,807)      (113,677)
 Income taxes paid .....................................................            --           (457)
 Interest and dividends received .......................................         1,082          3,691
 Other income (expense) ................................................          (471)           973
                                                                              --------      -----------
   Net Cash from Operating Activities ..................................       651,339        138,061
                                                                              --------      -----------
Cash Flow from Investing Activities:
 Proceeds from escrow money deposit ....................................       154,988             --
 Proceeds from sale of assets and equipment ............................        12,117      1,686,742
 Payments for purchase of property and equipment .......................      (554,247)      (280,623)
 Payments (to) from employees for advances .............................        (9,635)         9,670
 Payments (to) from affiliates for advances ............................      (151,360)       (67,771)
 Payments for investments and intangibles ..............................        (3,494)          (726)
 Payments for deposits .................................................            --           (374)
                                                                              --------      -----------
   Net Cash from Investing Activities ..................................      (551,631)     1,346,918
                                                                              --------      -----------
Cash Flows from Financing Activities:
 Proceeds from borrowings ..............................................       272,330             --
 Repayment of debt .....................................................      (276,748)      (984,383)
                                                                              --------      -----------
   Net Cash from Financing Activities ..................................        (4,418)      (984,383)
                                                                              --------      -----------
Net change in cash and cash equivalents ................................        95,290        500,596
Cash and cash equivalents at beginning of period .......................        30,692        125,982
                                                                              --------      -----------
Cash and cash equivalents at end of period .............................   $   125,982     $  626,578
                                                                              ========      ===========
Reconciliation of net income to net cash provided by operating activities:
 Net income ............................................................   $    84,043     $  383,520
 Depreciation and amortization .........................................       510,831        115,653
 Deferred compensation .................................................         6,304             --
 (Gain) loss on sale of assets .........................................         4,045       (738,049)
 (Increase) decrease in accounts receivable ............................       (72,453)        59,076
 (Increase) in inventory ...............................................        (1,581)            --
 (Increase) decrease in prepayments and escrow .........................       (49,272)       104,361
 Increase (decrease) in accounts payable, accrued expenses and
    unearned income  ....................................................      114,290        (42,178)
 Decrease in deferred tax benefit ......................................        55,132        255,678
                                                                              --------      -----------
Net cash provided by operating activities ..............................   $   651,339     $  138,061
                                                                              ========      ===========

  The accompanying notes are an integral part of these financial statements.

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1995

NOTE 1--ORGANIZATIONAL HISTORY OF THE COMPANY

   Data Management Business Records Storage, Inc. ("the Company"), organized in 1985, provides data management and storage ("DMS") services in the Atlanta, Georgia market. The Company currently has 1,447,024 cubic feet of warehouse capacity.

   The Company is a wholly owned subsidiary of Outdoor West, Inc., a management and holding company. Outdoor West, Inc. also owns two subsidiaries which operate in the outdoor advertising business, Outdoor West, Inc. of Georgia and Outdoor West, Inc. of Tennessee.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

   The Company's financial statements are presented on the accrual basis.

Cash Equivalents

   For purposes of reporting cash flows, cash and cash equivalents include money market accounts and highly liquid debt instruments purchased with a maturity of three months or less.

   The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances held in accounts at the Company's primary lender aggregate $25,982 at June 30, 1995.

Allowance for Doubtful Trade Receivables

   Bad debts are accounted for on the reserve method. The allowance for doubtful accounts at June 30, 1995 was $837.

Materials Inventory

   Materials inventory is valued at cost using the first-in, first-out method.

Property and Depreciation

   Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

   Major classifications of property and equipment and their respective depreciable lives are summarized below:

                                                          Years
                                                         ------
Buildings  ...........................................    15-40
Leasehold improvements  ..............................     5-40
Autos and trucks  ....................................      3-6
Equipment, construction  .............................     5-12
Shelving  ............................................       12
Computer equipment  ..................................        5
Office furniture and fixtures  .......................     5-10
Leased assets  .......................................     7-25

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

Intangible Assets

   In acquisitions of record storage businesses, agreements not to compete and goodwill were part of the purchase price. Non-compete agreements are amortized over the lives of the agreements ranging from ten to twenty years; goodwill is amortized over forty years. Loan costs are amortized over the lives of the loans.

Income Taxes

   The Company is included in a consolidated federal income tax return of an affiliated group. Income tax expense in the Company's statement of operations has been allocated based on the ratio that each member's separate taxable income bears to the sum of the separate taxable incomes of all members having taxable income for the year. Unused net operating losses and tax credits available for carryforward to future years are detailed in Note 4.

NOTE 3--INTANGIBLE ASSETS

   Intangible assets as of June 30, 1995 consist of:

                                                    Accumulated
                                          Cost     Amortization       Net
                                        ---------    -----------   ---------
Non-compete agreements ............   $  698,000      $418,282     $279,718
Loan costs ........................      257,197       166,422       90,775
Goodwill ..........................      253,781        51,716      202,065
                                         -------      ---------      -------
   Total ..........................   $1,208,978      $636,420     $572,558
                                         =======      =========      =======

NOTE 4--FEDERAL INCOME TAXES

   The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards Number 109, "Accounting for Income Taxes". Under the provisions of Statement No. 109, a current tax liability or asset is recognized for the estimated taxes currently payable or refundable for the current year and a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards. Temporary differences represent the difference between the book and tax bases of assets or liabilities that will result in taxable or deductible amounts in future years when the asset or liability is recovered or settled.

   Summary of the provision for income tax expense (benefit) for the year ended June 30, 1995 is as follows:

Currently payable  ...................................    $   457
Deferred  ............................................     (4,595)
Utilization of operating loss carryforward  ..........     59,727
                                                            ------
Provision for income tax expense  ....................    $55,589
                                                            ======

   A reconciliation of income tax at the statutory rate to the Company's effective rate is as follows:

Computed at the expected statutory rate  .............    38.0%
Officer's life insurance  ............................      .9
Amortization of goodwill  ............................     1.7
Deferred compensation  ...............................     1.7
Other differences  ...................................    (2.5)
                                                            ----
Effective rate  ......................................    39.8%
                                                            ====

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 4--FEDERAL INCOME TAXES -- (Continued)

   For the year ended June 30, 1995, the Company was included in a consolidated federal income tax return. The Company had carryovers as follows:

   Carryover                        Amount      Expiration
    ---------------------------    ---------   -----------
   Net operating loss  ........   $2,109,000    2004-2009
   Contributions  .............        5,510    1996-1999

   The deferred tax benefit consisted of the following at June 30, 1995:

 Deferred tax benefit:
  Net operating loss carryforward  ..........    $801,420
  Other temporary differences  ..............       9,011
                                                   -------
                                                  810,431
  Valuation allowance  ......................       -0-
                                                   -------
  Net deferred tax benefit  .................    $810,431
                                                   =======

   Even though the Company has net operating loss carryforwards from fiscal years ended June 30, 1985 through June 30, 1994, management believes that it is more likely than not that it will generate taxable income sufficient to realize the tax benefit associated with net operating loss and tax credit carryforwards. This belief is based upon, among other factors, expectations of continued growth in sales and changes in operations, as well as consideration of available tax planning strategies. Specifically, the Company has plans to consolidate operations in the DMS business by selling a warehouse and moving files to an existing leased facility. The sale of the warehouse facility is expected to result in a significant gain as the facility's best use, due to its location and structure, is other than warehouse space. Additionally, the Company has plans to sell the operating assets of the DMS business at a significant gain. Management believes that no valuation allowance is appropriate given the current estimates of future taxable income. If the Company is unable to generate sufficient taxable income in the future through operating results, or through the sales discussed in Note 14, increases in the valuation allowance will be required through a charge to income tax expense.

NOTE 5--CAPITAL STOCK

   Common stock of the Company has a par value of $0.10 per share; 5,000 shares were authorized, issued and outstanding.

NOTE 6--PROPERTIES AND FACILITIES

                                                             1995
                                                         ------------

Land  ................................................    $   364,657
Buildings  ...........................................      1,831,905
Leasehold improvements  ..............................        126,501
Autos and trucks  ....................................        355,032
Equipment  ...........................................        110,916
Shelving  ............................................      2,586,900
Computer equipment  ..................................        334,018
Office furniture and fixtures  .......................        128,503
Leased assets  .......................................        313,667
                                                            ----------
                                                            6,152,099
Less accumulated depreciation  .......................     (2,818,082)
                                                            ----------
                                                          $ 3,334,017
                                                            ==========

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 7--NOTES PAYABLE

                                                                       Interest         Balance
 Maturity                Collateral and Repayment Terms                  Rate        June 30, 1995
- ----------     ---------------------------------------------------    ------------   --------------

6/96           Substantially all of assets of the Company except
               those subject to prior liens and the outstanding
               stock of the Company pari passu with other major
               lender. Interest due monthly and principal
               payments of approximately $60,000 due 9/30/95;              7.62%-
               12/31/95 and 3/31/96. Remaining principal balance           LIBOR+
               due 6/30/96.                                                 3.25%      $5,124,242

2/01-3/01      Certain assets of DMS on purchase money
               contracts, non-competes; due $16,667 monthly                10.00%       1,071,038

9/99           Real estate of DMS due $4,152 monthly                        9.00%         384,892

9/94-4/96      Rolling stock and equipment, principal and
               interest of approximately $9,000 due monthly               Various         102,533
                                                                                       ------------
                                                                                       $6,682,705
                                                                                       ============

   Principal maturities of notes payable for the five years ending after June 30, 1995 are:

   6/30/96  .............................................    $ 5,353,941
   6/30/97  .............................................        195,314
   6/30/98  .............................................        196,611
   6/30/99  .............................................        522,343
   6/30/00  .............................................        272,365
   Maturities after 5 years  ............................        142,131
                                                               ----------
      Total maturities  .................................      6,682,705
   Less current maturities  .............................     (5,353,941)
                                                               ----------
      Long term maturities  .............................    $ 1,328,764
                                                               ==========

   At June 30, 1995, a substantial portion of the Company's notes payable were due within one year. However, as discussed in Note 14, substantially all of the operating assets of the Company were sold effective November 30, 1995. The proceeds of this sale were sufficient to pay all of the Company's notes payable.

Additional Restrictions Required by Long-Term Debt

   The Company, its parent and affiliates entered into loan agreements with Massachusetts Mutual Life Insurance Company and National Westminster Bank USA. The affiliated group is required to comply with certain restrictive covenants which require, among other things, limitations on capital expenditures and corporate overhead and a deadline for providing audited financial statements. While the affiliated group was in violation of these agreements, the two lenders have issued waivers for the covenant violations as of June 30, 1995.

NOTE 8--TRANSACTIONS WITH RELATED PARTIES

   The Company has various lease and management agreements with affiliates. The Company's parent, Outdoor West, Inc., charges the Company a management fee which covers executive management supervision in addition to general management services which include leasing, accounting, finance, personnel and general supervision

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.

NOTE 8--TRANSACTIONS WITH RELATED PARTIES -- (Continued)

responsibilities. Amounts included in the statement of operations with respect to transactions with affiliates for June 30, 1995 are:

                                          Outdoor
                                           West,      The Eagle
                                            Inc.        Group
                                          ---------   ----------
Income
 Land Lease .........................    $      --    $   4,900
Expenses
Management fees .....................      398,000           --
Interest ............................           --       13,932
Building rental .....................           --      103,875
                                           -------      --------
Net transactions with related parties    $(398,000)   $(112,907)
                                           =======      ========

Receivables from and payables to affiliates as of June 30, 1995 are:

   Accounts receivable from:
     Outdoor West, Inc.  .........................   $316,551
                                                       =======
   Notes payable to:
     Outdoor West, Inc. of Georgia  ..............   $ 50,000
                                                       =======

   Charles H. Renfroe is Chairman of the Board of Directors of the Company. The Eagle Group is a sole proprietorship, owned by Mr. Renfroe, which operates a mini-warehouse project and leases office and warehouse space to Outdoor West, Inc. of Georgia and to the Company. In addition, the Eagle Group owns 19 parcels of land leased to Outdoor West, Inc. of Georgia and Tennessee.

   In the opinion of management, all of the transactions with related parties are at rates and terms equivalent to those that prevail in arm's-length transactions.

NOTE 9--UNEARNED INCOME

   Unearned income represents primarily income billed one month in advance for record storage. Most of this was recognized as income in July, 1995.

NOTE 10--OBLIGATIONS UNDER CAPITAL LEASE

   The Company is the lessee of property under capital leases with expirations as disclosed in the following table. Assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 1995.

   Interest rates on capitalized leases vary and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return.

General Description of Capital Leases

                                            June 30,
                                              1995         Termination
   Leased Property                          Balance           Dates
   ---------------                          -----------   ----------------
   Equipment .........................      $182,457    10/05/96-12/19/99
                                            =========

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 10--OBLIGATIONS UNDER CAPITAL LEASE -- (Continued)

Net Obligations Under Capital Leases at June 30, 1995:

                                      Capital     Less:      Balance
                                       Lease     Imputed      Sheet
                                      Balance    Interest    Values
                                       -------    -------   --------
   Current liabilities  ...........   $ 84,078   $15,836    $ 68,242
                                         =====      =====      ======
   Long-term liabilities  .........   $129,366   $15,150    $114,216
                                         =====      =====      ======

   Gross Assets and Accumulated Depreciation

                                          June 30, 1995
                                          --------------
   Equipment and automobiles .........       $313,667
   Less accumulated depreciation .....        (68,721)
                                            ------------
                                             $244,946
                                            ============

Minimum Future Lease Payments

   Years Ended June 30
   -------------------
     1996  ..............................................   $ 84,078
     1997  ..............................................     73,109
     1998  ..............................................     30,229
     1999  ..............................................     17,352
     2000  ..............................................      8,676
                                                               ------
       Total minimum lease payments  ....................    213,444
   Less imputed interest  ...............................     30,986
                                                               ------
   Present value of net minimum lease payments  .........   $182,458
                                                               ======

NOTE 11--OBLIGATIONS UNDER OPERATING LEASES

   The Company leases real estate under operating leases expiring in various years through January 31, 2008.

   Minimum future rental payments under non-cancellable operating leases having remaining terms in excess of one year as of June 30, 1995 for each of the next five years in the aggregate are:

   Years Ended June 30                                        Amount
    ------------------                                       ----------
     1996  ..............................................   $  745,918
     1997  ..............................................      528,299
     1998  ..............................................      425,770
     1999  ..............................................      428,208
     2000  ..............................................      418,197
     Subsequent to 2000  ................................    3,373,556
                                                               --------
                                                            $5,919,948
                                                               ========

   Rental expense under all operating leases for the fiscal year ended June 30, 1995:

   Rental Expense  ......................................   $491,139
                                                               ======

   The Company leases real estate from affiliates. The leases are classified as operating leases and provide for minimum annual rentals of $103,875 with expirations ranging from February 28, 1996 to January 6, 2000. See Note 8.

                 DATA MANAGEMENT BUSINESS RECORDS STORAGE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 12--COMMITMENTS AND CONTINGENCIES

   The Company began a self-insured program for its group health plan
January 1, 1990. The Company is liable for claims up to $20,000 per employee annually and aggregate claims up to $154,861 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an actuarially determined estimated liability for claims incurred but not reported.

NOTE 13--PROFIT SHARING PLAN

   Effective January 1, 1994, the Company implemented a profit sharing plan described in Internal Revenue Code Section 401(k). All employees of the Company are eligible to participate once they meet the eligibility and participation requirements of the plan. Employees become eligible for participation in the plan after attaining age 21 and completing 12 months of service.

   Under the terms of the plan, participants may contribute a portion of their compensation to the plan on a tax deferred basis. Employee contributions may not exceed the annual limitations established by the Treasury. The Company matches 10% of the first 6% of compensation contributed by each participant. During the year ended June 30, 1995 the cost of the plan to the Company totaled $7,128.

NOTE 14--SUBSEQUENT EVENTS

   On July 31, 1995 the Company sold a warehouse and distribution facility. Proceeds from the sale were $1,850,000. The transaction resulted in a gain of approximately $740,000 which will be included in net income from operations for the fiscal year ending June 30, 1996.

   On December 1, 1995, the Company sold, effective November 30, 1995, substantially all of its operating assets.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners Nashville Vault Company, Ltd.:

We have audited the accompanying balance sheet of Nashville Vault Company, Ltd. (a Tennessee limited partnership) as of December 31, 1995, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nashville Vault Company, Ltd. at December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                       Geo. S. Olive & Co. LLC

Indianapolis, Indiana
January 16, 1996

                         NASHVILLE VAULT COMPANY, LTD.
                      (A TENNESSEE LIMITED PARTNERSHIP)
                                BALANCE SHEET

                                             December 31,
                                                 1995
                                             ------------
                  ASSETS
Current assets:
Cash and cash equivalents ...............     $  275,806
Accounts receivable--trade ..............        180,609
Prepaid expenses ........................             60
                                               ----------
  Total current assets ..................        456,475
Property and equipment:
Building and improvements ...............      1,148,652
Furniture and equipment .................        269,798
Vehicles ................................         88,386
                                               ----------
                                               1,506,836
Accumulated depreciation and amortization       (833,520)
                                               ----------
                                              $  673,316
                                               ----------
                                              $1,129,791
                                               ==========
               LIABILITIES
Current liabilities:
Accounts payable and accrued expenses ...     $  104,662
Deferred revenue ........................         43,253
Convertible notes payable ...............        325,000
                                               ----------
  Total current liabilities .............        472,915
PARTNERS' CAPITAL .......................        656,876
                                               ----------
                                              $1,129,791
                                               ==========

  The accompanying notes are an integral part of these financial statements.

                         NASHVILLE VAULT COMPANY, LTD.
                        (A TENNESSEE LIMITED PARTNERSHIP)
                               STATEMENT OF INCOME

                                                            Year Ended
                                                           December 31,
                                                               1995
                                                         ----------------
Revenue:
  Storage  ...........................................      $  636,302
  Service and storage material sales  ................         738,338
                                                            --------------
     Total revenue  ..................................      $1,374,640
Operating expenses:
  Cost of sales (excluding depreciation)  ............         499,389
  Selling, general and administrative expenses  ......         326,674
  Depreciation and amortization  .....................         122,021
                                                            --------------
     Total operating expenses  .......................         948,084
                                                            --------------
Operating income  ....................................         426,556
Other income (expense):
  Interest income  ...................................          18,994
  Interest expense  ..................................         (80,022)
                                                            --------------
                                                               (61,028)
                                                            --------------
Net income  ..........................................      $  365,528
                                                            ==============
            STATEMENT OF PARTNERS' CAPITAL

Balance, Beginning of Year  ..........................      $  306,499
  Net income  ........................................         365,528
  Cash distributions  ................................         (15,151)
                                                            --------------
Balance, End of Year  ................................      $  656,876
                                                            ==============

  The accompanying notes are an integral part of these financial statements.

                         NASHVILLE VAULT COMPANY, LTD.

                      (A TENNESSEE LIMITED PARTNERSHIP)

                           STATEMENT OF CASH FLOWS

                                                                   Year Ended
                                                                  December 31,
                                                                      1995
                                                                ----------------
Operating Activities:
  Net income ...............................................       $ 365,528
  Items not affecting net cash provided by operating
    activities:
     Depreciation and amortization .........................         122,021
     Gain on disposal of property and equipment ............            (141)
     Changes in other items:
        Accounts receivable--trade .........................            (333)
        Prepaid expenses ...................................          16,761
        Accounts payable and accrued expenses ..............          41,230
        Deferred revenue ...................................          (2,012)
                                                                  --------------
        Net cash provided by operating activities ..........       $ 543,054
Investing Activities:
  Purchase of property and equipment .......................         (30,908)
  Proceeds from sale of property and equipment .............           2,300
  Proceeds from sale of investments ........................         310,000
  Purchase of investments ..................................        (210,000)
                                                                  --------------
        Net cash provided by investing activities ..........          71,392
Financing Activities:
  Payments on debt .........................................        (489,969)
  Cash distribution to partners ............................         (15,151)
                                                                  --------------
        Net cash used by financing activities ..............        (505,120)
                                                                  --------------
Net increase in Cash and Cash Equivalents ..................         109,326
Cash and Cash Equivalents, Beginning of Year ...............         166,480
                                                                  --------------
Cash and Cash Equivalents, End of Year .....................       $ 275,806
                                                                  ==============
Supplemental Cash Flows Information:
  Cash paid during the year for interest ...................       $  80,022
  Equipment acquired with installment note .................          48,854

  The accompanying notes are an integral part of these financial statements.

                         NASHVILLE VAULT COMPANY, LTD.
                        (A TENNESSEE LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS

1. Nature of Operations

   Nashville Vault Company, Ltd. (the "Partnership") is a limited partnership formed pursuant to the Uniform Limited Partnership Act of Tennessee on February 21, 1985 to renovate, own and operate a maximum security facility containing safe deposit boxes and secured storage vaults in Nashville.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Summary of Significant Accounting Policies

Cash Equivalents

   The Partnership considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1995, cash equivalents consisted of savings accounts. From time to time during the year, the Partnership's cash accounts exceeded federally insured limits.

Property and Equipment

   Property and equipment are carried at cost, and such cost is being recovered using straight-line and accelerated methods of depreciation, with useful lives of 15 to 31.5 years for building and improvements, 5 to 7 years for furniture and equipment, and 5 years for vehicles.

Revenue Recognition

   Revenue is recognized when earned. Revenue billed in advance is shown as deferred revenue.

Advertising Costs

   The Partnership expenses advertising costs as incurred. Advertising costs were $6,787 in 1995.

Income Tax Status

   Since the entity is a partnership, it is not subject to federal and state income taxes and, accordingly, no provision for federal and state taxes on income is required. The partners include their allocable share of the net income or loss in their respective income tax returns.

3. Convertible Notes Payable

   The 12% convertible notes, payable to certain limited partners, are convertible into limited partnership units at a conversion price of $12,500 for one limited partnership unit. On January 1, 1996, all convertible notes were converted into 26 limited partnership units.

4. Employee Benefits

   On January 1, 1994, the Partnership established a 401(k) defined contribution plan for the benefit of substantially all of its employees, which allows for both employee and Partnership contributions. The Partnership contribution consists of a matching contribution of 25 percent of employee contributions, up to 3.75 percent of eligible employee compensation. The Partnership contribution to the plan was $3,924 for 1995. This plan was terminated on December 31, 1995.

                         NASHVILLE VAULT COMPANY, LTD.
                (A TENNESSEE LIMITED PARTNERSHIP) -- (Continued)

5. Partnership Agreement

   The Agreement of Limited Partnership (as amended) specifies the allocation of profits, losses, and distributions to be allocated 1% to the General Partner and 99% to the Investor Limited Partners.

   Under the agreement, the limited partners are not liable for any debts of the Partnership nor are they required to make any additional capital contributions.

6. Related Party Transactions

   The Partnership leases the ground on which its building is located from family members of stockholders of the General Partner and pays real estate taxes and other related expenses under the lease which expires November 30, 2000. On January 1, 1996, the Partnership exercised an option to purchase the land for $250,000. Rent expense in 1995 was $29,000.

   The General Partner, USA Vault Corporation, is guaranteed a monthly management fee for the operation of the Partnership. The fee begins at $1,000 per month increasing to $2,000 and $3,000 monthly when annual gross revenue exceeds $200,000 and $300,000, respectively. The Partnership incurred management fees to the General Partner of $32,000 in 1995.

   The Partnership pays fees to a company owned by the president of USA Vault Corporation for accounting and bookkeeping services. Fees paid totaled $12,000 for 1995.

7. Major Customer

   Sales from a major customer approximated 10% of sales and 19% of accounts receivable at December 31, 1995.

8. Subsequent Event

   On January 4, 1996, the Partnership sold, effective January 1, 1996, substantially all of its operating assets for approximately $3,450,000 to Iron Mountain Record Management, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Directors and Stockholders
 Data Archive Services, Inc. and Data Archive Services of Miami, Inc.:



We have audited the accompanying combined balance sheet of Data Archive Services, Inc. and Data Archive Services of Miami, Inc. (Florida Corporations) as of May 31, 1996, and the related combined statements of operations and retained earnings, and cash flows for the year then ended. These combined financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Data Archive Services, Inc. and Data Archive Services of Miami, Inc. as of May 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



The combined financial statements include the financial statements of Data Archive Services, Inc. and Data Archive Services of Miami, Inc., which are related through controlled ownership and management.


                                      Perless, Roth, Jonas & Hartney, CPAs, PA

Miami, Florida
July 30, 1996
(except for Note 11,
for which the date
is August 9, 1996)

                          DATA ARCHIVE SERVICES, INC.
                             COMBINED BALANCE SHEET
                                  MAY 31, 1996

                    ASSETS
Current Assets:
Cash ........................................   $  155,435
Accounts Receivable .........................      291,711
Due from Related Party ......................       19,379
Inventories .................................        4,061
Prepaid Expenses ............................       45,673
Income Taxes Receivable .....................       34,485
                                                   -------
   Total Current Assets .....................      550,774
Property, Plant and Equipment:
Shelving ....................................      565,513
Office Furniture and Equipment ..............      217,686
Vaults ......................................      110,139
Leasehold Improvements ......................       61,914
Vehicle .....................................       18,237
                                                   -------
                                                   973,489
Less: Accumulated Depreciation ..............     (490,025)
                                                   -------
   Property, Plant and Equipment, Net .......      483,464
Other Assets ................................       46,730
                                                   -------
   Total Assets .............................   $1,080,938
                                                   =======
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current Portion of Long-Term Liabilities ....   $  129,407
Accounts Payable ............................      251,207
Accrued Expenses ............................      126,909
Loan Payable to Stockholder .................      165,154
Deferred Revenue ............................      170,140
Income Taxes Payable ........................        8,365
                                                   -------
   Total Current Liabilities ................      851,182
Long-Term Liabilities:
Lease Obligation Payable ....................        7,117
Installment Obligations Payable .............      145,298
Line of Credit Payable to Bank ..............      100,000
Less: Current Portion of Long-Term
  Liabilities  ...............................    (129,407)
                                                   -------
   Total Long-Term Liabilities ..............      123,008
Stockholders' Equity:
Capital Stock ...............................       11,000
Additional Paid-in Capital ..................       50,050
Retained Earnings ...........................       45,698
                                                   -------
   Total Stockholders' Equity ...............      106,748
                                                   -------
   Total Liabilities and Stockholders' Equity   $1,080,938
                                                   =======

  The accompanying notes are an integral part of these financial statements.

                          DATA ARCHIVE SERVICES, INC.
             COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                         FOR THE YEAR ENDED MAY 31, 1996

Revenues:
Storage  .............................................    $1,106,051
Service and Storage Material Sales  ..................       609,955
                                                            ---------
  Total Revenues  ....................................     1,716,006
Operating Expenses:
Cost of Sales (Excluding Depreciation)  ..............       962,801
Selling, General and Administrative  .................       919,022
Depreciation and Amortization  .......................        38,285
                                                            ---------
  Total Operating Expenses  ..........................     1,920,108
                                                            ---------
Operating Loss  ......................................      (204,102)
Interest Expense, Net  ...............................        (3,177)
Loss Before Income Tax Benefit  ......................      (207,279)
Income Tax Benefit  ..................................         1,190
                                                            ---------
Net Loss  ............................................      (206,089)
Retained Earnings--Beginning of Year  ................       251,787
                                                            ---------
Retained Earnings--End of Year  ......................    $   45,698
                                                            =========

  The accompanying notes are an integral part of these financial statements.

                          DATA ARCHIVE SERVICES, INC.

                       COMBINED STATEMENT OF CASH FLOWS

                       FOR THE YEAR ENDED MAY 31, 1996

Cash Flows From Operating Activities:
Net Loss  ............................................    $(206,089)
Adjustments to Reconcile Net Loss to Net
 Cash Provided by Operating Activities:
 Depreciation and Amortization  ......................       38,285
 Loss on Abandonment of Assets  ......................       26,725
 Increase in Accounts Receivable  ....................      (82,260)
 Increase in Inventories  ............................       (1,146)
 Increase in Prepaid Expenses  .......................       (6,538)
 Increase in Income Taxes Receivable  ................      (34,485)
 Decrease in Due from Related Party  .................       49,793
 Decrease in Other Assets  ...........................       29,875
 Increase in Accounts Payable  .......................      166,391
 Increase in Accrued Expenses  .......................       72,577
 Increase in Deferred Revenue  .......................       52,710
 Increase in Income Taxes Payable  ...................        6,624
                                                            ---------
   Total Adjustments  ................................      318,551
                                                            ---------
   Net Cash Provided by Operating Activities  ........      112,462
                                                            ---------
Cash Flows From Investing Activities:
Property, Plant and Equipment Expenditures  ..........     (369,522)
Cash Flows From Financing Activities:
Advances from Stockholder  ...........................      288,050
Repayments to Stockholder  ...........................     (122,896)
Proceeds from Line of Credit  ........................      100,000
Proceeds from Lease and Installment Obligations  .....      150,337
Repayments on Lease and Installment Obligations  .....      (48,190)
                                                            ---------
   Net Cash Provided by Financing Activities  ........      367,301
                                                            ---------
Net Increase in Cash  ................................      110,241
Cash at Beginning of Year  ...........................       45,194
                                                            ---------
Cash at End of Year  .................................    $ 155,435
                                                            =========
Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Year for Interest  ..............    $   7,485
                                                            =========
Cash Paid During the Year for Income Taxes  ..........    $  13,443
                                                            =========

  The accompanying notes are an integral part of these financial statements.

                          DATA ARCHIVE SERVICES, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  MAY 31, 1996

NOTE 1--NATURE OF BUSINESS


   The accompanying financial statements represent the combined accounts of Data Archive Services, Inc. and Data Archive Services of Miami, Inc. (Affiliate). Data Archive Services, Inc. and Affiliate (the Companies) are records management companies providing storage and related services primarily in Dade, Broward and Palm Beach Counties.


NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

   a. Principles of Combination


   The financial statements reflect the financial position and results of operations of the Companies on a combined basis. All significant intercompany balances and transactions have been eliminated.


   b. Property and Equipment

   Property and equipment are recorded at cost and depreciated using the straight-line and declining balance methods with the following useful lives:

                                      Years
                                       ------
Leasehold Improvements                14-20
Shelving                               8-33
Vaults and Security Systems            8-10
Office Furniture and Equipment          5-7
Vehicle                                   6

   Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which significantly extend the useful lives of existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

   c. Allowance for Doubtful Trade Receivables

   Bad debts are accounted for on the reserve method. As at May 31, 1996, no reserve for doubtful accounts was required.

   d. Revenue Recognition

   Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage for customers when storage fees are billed in advance are accounted for as deferred revenue and amortized over the applicable period. These amounts are included in deferred revenue in the accompanying financial statements.

   e. Inventories

   Inventories are carried at the lower of cost using the first-in, first-out basis, or market and are comprised primarily of boxes.

   f. Cash and Cash Equivalents


   The Companies define cash and cash equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days.

                          DATA ARCHIVE SERVICES, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)

g. Financial Statements Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. Actual results may differ from these estimates.

h. Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting For Income Taxes". Under SFAS No. 109, an asset and liability approach is required. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

NOTE 3--LONG-TERM LIABILITIES

   Long-Term Liabilities consist of the following:
   Line of Credit with Bank--$100,000
     Line of Credit Secured by Substantially all of the Assets. Interest,
     Paid Monthly, Calculated at 1% above Published Prime. Principal
     Balance is due and Payable March 22, 1997  ............................     $100,000
   Financing, Primarily for Shelving
     Principal and Interest Calculated at 12.27%, Paid in Monthly
     Installments of $3,184  ...............................................      140,552(A)
   Other Financing for Shelving, Equipment, and a Vehicle. Principal and
     Interest Ranging from 9.82% to 13.19%, Paid in Monthly Installments of
     $734  .................................................................       11,863
                                                                                 ----------
   Long-Term Liabilities ..................................................       252,415
   Less: Current Portion ..................................................       129,407
                                                                                 ----------
   Long-Term Liabilities, Net of Current Portion ..........................      $123,008
                                                                                 ==========

   The scheduled repayment of long-term liabilities is as follows:

   Year                                                                      Amount
   -----                                                                    ---------
   1997  ...............................................................    $129,407
   1998  ...............................................................      27,891
   1999  ...............................................................      30,144
   2000  ...............................................................      32,000
   2001  ...............................................................      32,973
                                                                              -------
                                                                            $252,415
                                                                              =======

   (A) This obligation is non-cancelable with no offset. Therefore the payoff amount, if Data Archive Services, Inc. cancels this agreement, is based upon the remaining payments. The cancellation amounts versus the outstanding indebtedness for the 12 months ended May 31 are as follows:

                        Number
                          of
                      Remaining   Outstanding     Cancellation
   Year                Payments   Indebtedness    Indebtedness
    ----------------    -------    -----------   -------------
   1996                   59        $140,552        $187,856
   1997                   47         118,363         149,648
   1998                   35          93,294         111,440
   1999                   23          64,971          73,232
   2000                   11          32,971          35,024

                          DATA ARCHIVE SERVICES, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)

NOTE 4--CONTINGENCIES AND COMMITMENTS

Obligations Under Operating Leases


   The Companies presently lease all their facilities under various operating leases. Several of these leases have renewal options of three (3) years and have consumer price index escalation clauses. The Companies also lease computer equipment and warehouse equipment under operating leases expiring at various dates within a two (2) year period. Rent expense for the year ended May 31, 1996 is as follows:


 Rent--Premises  ......................................   $432,742
                                                            =======
 Rent--Computer and Warehouse Equipment  ..............   $ 91,537
                                                            =======

   Minimum future lease payments for the 12 months ended May 31, are as follows:

                                                         Lease
                                                        Computer
                                                          and
                                            Lease      Warehouse
   Year                                    Premises    Equipment
   -----------------------------------     ---------   ----------
   1997 ..............................   $  358,263     $ 79,658
   1998 ..............................      356,291       32,840
   1999 ..............................      356,291           --
   2000 ..............................      356,291           --
   2001 ..............................      356,291           --
   Thereafter ........................    3,767,123           --
                                            -------      --------
                                         $5,550,550     $112,498
                                            =======      ========


   Certain of the operating leases contracted for by the companies are contracted with the controlling shareholder of the Companies. This is discussed more fully in Note 7 "Transactions With Related Parties".


Concentration of Credit Risk


   The Companies maintain their bank accounts with FDIC financial institutions. As at May 31, 1996, the cash balance in one (1) of the accounts exceeded the insured limits by approximately $42,000.


NOTE 5--PROFIT SHARING PLAN


   Effective January 1, 1995, the Companies implemented a profit sharing plan described in Internal Revenue Code Section 401(k). All employees of the Companies are eligible to participate once they meet the eligibility and participation requirements of the plan. Employees become eligible for participation in the plan after attaining age 21 and completing 12 months of service.


   Under the terms of the plan, participants may contribute a portion of their compensation to the plan on a tax deferred basis. Employee contributions may be made with a maximum deferral up to 15 percent of compensation, not to exceed the annual limitations established by the Treasury.


   The Companies are required to make contributions to the plan, but the amount of the contribution is determined by the Companies. During the year ended May 31, 1996, the Companies contributed $12,013 to the plan.


NOTE 6--CAPITAL STOCK

   Common stock of Data Archive Services, Inc. has a par value of $1.00 per share; 1,000 shares are authorized, issued and outstanding. Common stock of Data Archive Services of Miami, Inc. (Affiliate) has a par value of $0.01 per share; 1,000,000 shares are authorized, issued and outstanding. There have been no changes in the capital stock of both companies during the fiscal year ended May 31, 1996.

                          DATA ARCHIVE SERVICES, INC.

NOTE 7--TRANSACTIONS WITH RELATED PARTIES


   P. Douglas McCraw, chief operating officer and controlling shareholder of the Companies has entered into certain lease and loan arrangements with the Companies. The Companies have entered into various lease and loan arrangements either through Mr. McCraw or other companies controlled by Mr. McCraw.


   These lease and loan arrangements are as follows:

                                                                 Number
                                                                   of
                                                    Lease        Months
                                                   Expense     Remaining      Total
                                                   May 31,         on         Lease
   Lessor and Description                            1996        Lease      Obligation
    ------------------------------------------    -----------    -------   -----------
   DAS Imaging Systems, Inc.
      Computer Equipment .....................     $73,140         17       $  103,615
   P. Douglas McCraw
      Ft. Lauderdale Storage Facility ........      22,366        238        4,478,446
   Galt Ocean Mile Partnership
      Ft. Lauderdale Storage Facility ........      27,943         87          120,147
   P. Douglas McCraw                                              Month
      Lower Matecumbe Facility ...............                      to
                                                    10,845        Month             --
   P. Douglas McCraw
     Miami Storage Facility ..................      84,241         84          628,766
   P. Douglas McCraw
      Miami Storage Facility .................      28,603        160          321,221
   Receivables from and Payables to Related
     Parties:
     Loan Receivable from:
      DAS Imaging Systems, Inc.  .............                              $   19,379
                                                                              =========
     Loan Payble to:
      P. Douglas McCraw--Non-Interest
       Bearing Loan  .........................                              $  165,154
                                                                              =========
     Amounts Included in Accounts Payable:
      P. Douglas McCraw--Lease--Miami
       Storage Facilities  ...................                              $   27,559
      Galt Ocean Mile Partnership--Lease
       Ft. Lauderdale Storage Facility  ......                                   7,308
      P. Douglas McCraw--Lease--Other
       Facilities  ...........................                                   4,518
                                                                              ---------
                                                                            $   39,385
                                                                              =========

NOTE 8--INCOME TAXES

   The income tax benefit (provision) consisted of the following:

   Current Federal Credit  ..............................    $ 24,615
   Current Federal Provision  ...........................     (18,532)
   Current State Provision  .............................      (4,893)
                                                               -------
      Total Current Credit  .............................    $  1,190
                                                               =======

   At May 31, 1996, there are no temporary differences which would give rise to deferred tax assets and liabilities except as follows. Data Archive Services, Inc. has a federal operating loss carryforward of $167,621, and a state

                          DATA ARCHIVE SERVICES, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- (Continued)


operating loss carryforward of $318,682, which will expire in 2011. Realization of the deferred tax asset of $75,000 associated with the loss carryforwards is dependent upon the future earnings of this company. Because of the uncertainty of realization of this asset, a valuation allowance has been recognized for the entire deferred tax asset.


NOTE 9--FAIR VALUE OF FINANCIAL INSTRUMENTS


   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." These estimates have been determined by the Companies using available market information and appropriate valuation techniques based on information as of May 31, 1996. As considerable judgment is inherent in the development of these estimates, they are not necessarily indicative of the amounts that the companies could realize in the current market exchange.


   The recorded amounts and fair values are as follows:

                                                         May 31, 1996
                                                     --------------------
                                                    Recorded      Fair
                                                      Amount      Value
                                                      -------   ---------
   Assets:
    Cash ........................................   $155,435    $155,435
    Due from Related Party ......................     19,379      19,379
   Liabilities:
    Current Portion of Long-Term Liabilities ....    129,407     129,407
    Long-Term Liabilities .......................    123,008     123,008

NOTE 10--SIGNIFICANT COMPONENTS OF COMBINED FINANCIAL STATEMENTS

   The significant components of the entities, before elimination, comprising the combined financial statements are as follows:

                                                       Data
                                                     Archive      Data Archive
                                                    Services,      Services of
                                                       Inc.        Miami, Inc.
                                                    -----------   ------------
   Total Assets  ...............................    $  953,885      $255,729
                                                      =========      ==========
   Total Liabilities  ..........................    $1,000,747      $102,119
                                                      =========      ==========
   Total Stockholders'
      Equity (Deficit)  ........................    $  (46,862)     $153,610
                                                      =========      ==========
   Net Income (Loss)  ..........................    $ (276,619)     $ 70,530
                                                      =========      ==========

NOTE 11--SUBSEQUENT EVENTS


   Effective August 1, 1996, all of the outstanding capital stock of the Companies was sold to Iron Mountain Records Management, Inc. All debt of the Companies will be repaid from the proceeds of the sale.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Iron Mountain Incorporated:

   We have audited the accompanying balance sheet of Data Storage Systems, Inc. (a California corporation) as of December 31, 1995, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Storage Systems, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                           Arthur Andersen LLP

San Jose, California
May 17, 1996

                           DATA STORAGE SYSTEMS, INC.
                                BALANCE SHEET
                              DECEMBER 31, 1995

                                     Assets
Current Assets:
Cash .........................................    $   185,278
Accounts receivable ..........................        243,923
Prepaid expenses and other ...................         23,624
                                                    ----------
    Total current assets .....................        452,825
Property and Equipment:
Equipment and improvements ...................      1,020,762
Less--Accumulated depreciation ...............        828,074
                                                    ----------
Net property and equipment ...................        192,688
Other Assets .................................         12,297
                                                    ----------
    Total assets .............................    $   657,810
                                                    ==========
                      Liabilities and Shareholders' Deficit
Current Liabilities:
Accounts payable .............................    $    27,822
Accrued liabilities ..........................         70,876
Deferred revenue .............................         65,504
Notes payable ................................        993,402
Accrued interest .............................        313,875
                                                    ----------
    Total current liabilities ................      1,471,479
                                                    ----------
Shareholders' Deficit:
Series A preferred stock, no par value-
  Authorized--1,000,000 shares
  Outstanding--1,000,000 shares  ..............     1,000,000
Series B preferred stock, no par value-
  Authorized--500,000 shares
  Outstanding--266,666 shares  ................       365,333
Series C preferred stock, no par value-
  Authorized--2,000,000 shares
  Outstanding--1,083,334 shares  ..............       650,000
Common stock, no par value-
  Authorized--137,000,000 shares
  Outstanding--110,756,630 shares  ............     1,178,967
Accumulated deficit ..........................     (4,007,969)
                                                    ----------
    Total shareholders' deficit ..............       (813,669)
                                                    ----------
    Total liabilities and shareholders'
  deficit  ....................................   $   657,810
                                                    ==========

The accompanying notes are an integral part of these financial statements.

                           DATA STORAGE SYSTEMS, INC.
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Revenues:
Storage  .............................................   $  739,177
Service and storage material sales  ..................      586,673
                                                            --------
                                                          1,325,850
                                                            --------
Operating Expenses:
Cost of sales (excluding depreciation)  ..............      556,092
Selling, general, and administrative  ................      316,905
Depreciation and amortization  .......................      131,314
                                                            --------
    Total operating expenses  ........................    1,004,311
                                                            --------
Operating Income  ....................................      321,539
Interest Expense  ....................................      127,477
                                                            --------
Net income  ..........................................   $  194,062
                                                            ========

                        STATEMENT OF SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                              Series     Series
                                 Series A       B          C                                       Total
                                Preferred  Preferred  Preferred      Common     Accumulated    Shareholders'
                                  Stock       Stock      Stock       Stock        Deficit         Deficit
                                 ---------    -------    -------    ---------    -----------   -------------
Balance at December 31, 1994   $1,000,000   $365,333   $650,000   $   79,333    $(4,202,031)    $(2,107,365)
  Issuance of common stock
    on conversion of notes
    payable  ................          --         --         --    1,099,634             --       1,099,634
  Net income ...............           --         --         --           --        194,062         194,062
                                  -------      -----      -----      -------      ---------      -----------
Balance at December 31, 1995   $1,000,000   $365,333   $650,000   $1,178,967    $(4,007,969)    $  (813,669)
                                  =======      =====      =====      =======      =========      ===========

                           DATA STORAGE SYSTEMS, INC.
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

 Cash Flows from Operating Activities:
  Net income ....................................................    $ 194,062
  Adjustments to reconcile net income to net cash
      used in operating activities--
      Depreciation and amortization  .............................      69,575
      Net changes in assets and liabilities-
        Accounts receivable  .....................................       2,361
       Inventory  ...............................................       (3,300)
       Prepaids and other  ......................................       12,337
       Accounts payable  ........................................     (142,056)
       Accrued liabilities  .....................................     (179,529)
                                                                       --------
         Net cash used in operating activities ..................      (46,550)
                                                                       --------
Cash Flows from Financing Activities:
  Proceeds from notes payable ...................................      206,258
                                                                       --------
Net Increase in Cash ............................................      159,708
Cash at Beginning of Period .....................................       25,570
                                                                       --------
Cash at End of Period ...........................................    $ 185,278
                                                                      ========
Supplemental Disclosure of Noncash Financing Activities:
  The Company issued 109,963,296 shares of common stock on conversion of notes payable amounting to $1,099,634


  The accompanying notes are an integral part of these financial statements.

                           DATA STORAGE SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

1. ORGANIZATION OF THE COMPANY:

Data Storage Systems, Inc. (a California corporation) operates a records-storage warehouse in San Jose, California.


The Company entered into a merger agreement with Iron Mountain Records Management, Inc. in November 1995. The merger was effective as of February 29, 1996. Iron Mountain is the surviving entity and the Company became a wholly owned subsidiary of Iron Mountain.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash

   For purposes of the statements of cash flows, the Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

Equipment and Improvements

   Equipment and improvements are stated at cost and depreciated using the straight-line method over the estimated useful lives (ranging from three to seven years) or over the shorter of the estimated useful life of the asset or its lease term for leasehold improvements. Equipment and improvements consist of the following:

       Warehouse equipment  .................................   $  931,814
       Office equipment  ....................................       68,006
       Improvements  ........................................       20,942
                                                                   --------
                                                                $1,020,762
                                                                   ========

Revenue Recognition

   Revenue is recognized ratably over the time that the Customer's records are in storage. Customers are billed one month in advance for storage and in arrears for service. Advance billings for storage are recorded as deferred revenue.

Income Taxes

   The Company accounts for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined using the current applicable enacted tax rate and provisions of the enacted tax law.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. NOTES PAYABLE AND RELATED PARTIES:


   At December 31, 1995, the Company had several notes payable totaling $993,402 to shareholders with varying interest rates ranging from 10.0% to 18.8%. These notes are payable upon demand. The fair value of the notes

                           DATA STORAGE SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

payable does not materially differ from the carrying value. On February 29, 1996, these notes and the related accrued interest were converted to shares of common stock in connection with the acquisition of the Company by Iron Mountain Records Management, Inc.


4. PREFERRED STOCK:

Series A, Series B, and Series C Convertible Preferred Stock

   The Convertible Preferred Stock outstanding consists of 1,000,000, 266,666, and 1,083,334 shares of Series A Convertible Preferred Stock ("Series A"), Series B Convertible Preferred Stock ("Series B"), and Series C Convertible Preferred Stock ("Series C"), respectively.

   The rights and preferences of the Series A, Series B and Series C Convertible Preferred Stock are as follows:

Dividends

   The holders of the Series C shall be entitled when and if declared by the Board of Directors, to dividends at a rate of $0.05 per share, per annum, payable in preference and priority to payment of any dividend to the holders of Series A, Series B or Common Stock. The holders of the Series A shall be entitled when and if declared by the Board of Directors, to dividends at a rate of $0.09 per share, per annum, payable in preference and priority to payment of any dividend to the holders of Series B or Common Stock. The holders of the Series B shall be entitled when and if declared by the Board of Directors, to dividends at a rate of $0.12 per share, per annum, payable in preference and priority to payment of any dividend to the holders of Common Stock. After an equal amount per share has been paid on all Common and Preferred Stock, the holders of Series B shall be entitled to dividends in an amount per share equal to any further dividend on Common Stock. Dividends are not cumulative.

Liquidation Preference

   In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner:

   The holders of the Series C shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Series A, Series B or Common Stock, an amount equal to $0.60 per share for each share of Series C held by them. If the assets and funds are insufficient to permit the payment of the entire preferential amount, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of Series C.

   The holders of the Series A shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Series B or Common Stock, an amount equal to $1.00 per share for each share of Series A held by them. If the remaining assets and funds are insufficient to permit the payment of the entire preferential amount, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of Series A.

   The holders of the Series B shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of Common Stock, an amount equal to $1.37 per share for each share of Series B held by them. If the remaining assets and funds are insufficient to permit the payment of the entire preferential amount, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of Series B.

   After the distribution of the preferential amounts to the preferred shareholders, the holders of Common Stock shall be entitled to receive an amount equal to $0.40 per share for each share of Common Stock held by them. After the aforementioned distributions to the holders of Preferred and Common Stock, all remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Common and

                           DATA STORAGE SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

Preferred Stock based on the number of shares of Common, Series A, B and C (on an as converted basis) then issued and outstanding.

Conversion

   Each share of Series A, B and C shall be convertible into the number of shares of Common Stock which results from dividing $1.00 in the case of Series A and B, and $0.60 in the case of Series C by the conversion price per share applicable to such series of Preferred Stock at the time of conversion. The conversion rate is subject to adjustment for anti-dilution as defined in the Certificate of Incorporation.

   Each share of Series A, B and C shall automatically be converted into shares of Common Stock immediately upon the closing of the issuance of shares following the effectiveness of a registration statement under the Securities Act of 1933 when the net proceeds equal or exceed $5,000,000 and the price per share of Common Stock is not less than $4.00.

   Additionally, Series B shall automatically be converted into shares of Common Stock: (1) immediately upon the closing of any sale or sales of its Preferred Stock when the aggregate gross proceeds equal or exceeds $1,000,000 and the price per share of Preferred Stock is not less than $1.00, (2) the last day of any fiscal year in which the Company realizes gross revenues of at least $1,000,000 and (3) the last day of any fiscal year in which the Company realizes after-tax operating income of at least $200,000. Because of the pending merger of the Company, no conversion of the Series B took place.

5. COMMITMENTS:

   The Company leases its facility under an operating lease which expires in December 1997. Future minimum rental payments as of December 31, 1995 under this lease are $432,000, ($216,000 for 1996 and $216,000 for 1997). Facility
rent expense for the year ended December 31, 1995 was $218,420.

6. INCOME TAXES:

   As of December 31, 1995, the Company had Federal net operating loss ("NOL") carryforwards for tax purposes of approximately $2,538,548 which expire in fiscal years 2004 and 2008. The Company had a net deferred tax asset at December 31, 1995 of approximately $1,057,000. Realization of the deferred tax asset is dependent upon the Company achieving adequate levels of taxable income. A valuation allowance has been recognized against the entire net deferred tax asset because of uncertainty of realization of the asset. The use of the NOL is limited to maximum amounts each year as a result of the change in control to Iron Mountain.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Iron Mountain Incorporated:

I have audited the accompanying balance sheet of DataVault Corporation as of December 31, 1995 and the related statements of income and accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DataVault Corporation as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                         Robert F. Gayton, CPA

Natick, Massachusetts
August 7, 1996

                             DATAVAULT CORPORATION
                                  BALANCE SHEET
                                DECEMBER 31, 1995

                            ASSETS

Current Assets:
Cash .........................................    $  115,492
Accounts receivable ..........................       315,555
Prepaid expenses and supplies ................        45,828
                                                    ---------
   Total current assets ......................       476,875
Property, Plant and Equipment (Note 2):
Land .........................................       130,000
Building and improvements ....................     1,224,857
Furniture and equipment ......................     1,125,925
                                                    ---------
                                                   2,480,782
Less--Accumulated depreciation ...............     1,228,376
                                                    ---------
   Property, plant and equipment, net ........     1,252,406
Other Assets:
Customer acquisition costs ...................        45,600
Deferred financing costs .....................        49,014
                                                    ---------
   Total other assets ........................        94,614
                                                    ---------
Total Assets .................................    $1,823,895
                                                    =========
             LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current portion of long-term debt ............    $   44,450
Accounts payable .............................        17,890
Deferred income ..............................        47,438
                                                    ---------
   Total current liabilities .................       109,778
Long-Term Debt (Note 2):
Mortgage note payable--bank ..................       665,076
Mortgage note payable--bank ..................        70,001
Mortgage note payable--SBA ...................       609,003
Equipment notes payable ......................         7,558
                                                    ---------
                                                   1,351,638
Less--Current portion ........................        44,450
                                                    ---------
   Total long-term debt, net of current
  portion  ....................................    1,307,188
Notes Payable to Stockholder (Note 3) ........       379,499
                                                    ---------
   Total Liabilities .........................     1,796,465
                                                    ---------
Commitments and Contingencies (Note 4)
Stockholders' Equity:
Common stock, no par value --
  Authorized--30,000 shares
  Issued and outstanding--15,000 shares ......         7,500
Additional paid-in capital ...................        50,000
Accumulated deficit ..........................       (30,070)
                                                    ---------
   Total Stockholders' Equity ................        27,430
                                                    ---------
Total Liabilities and Stockholders' Equity ...    $1,823,895
                                                    =========

  The accompanying notes are an integral part of these financial statements.

                             DATAVAULT CORPORATION
                   STATEMENT OF INCOME AND ACCUMULATED DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Revenue:
Storage  .............................................    $1,637,995
Service  .............................................       519,479
                                                            ---------
   Total revenue  ....................................     2,157,474
Operating Expenses:
Cost of sales (excluding depreciation)  ..............       410,860
Selling, general and administrative  .................     1,333,609
Depreciation and amortization  .......................       198,901
                                                            ---------
   Total operating expenses  .........................     1,943,370
                                                            ---------
   Operating Income  .................................       214,104
Interest Expense  ....................................       124,270
                                                            ---------
   Income before income tax  .........................        89,834
Provision for State Income Tax  ......................           456
                                                            ---------
   Net income  .......................................        89,378
Cash distribution of Subchapter S Earnings  ..........       (24,309)
Accumulated Deficit--Beginning  ......................       (95,139)
                                                            ---------
Accumulated Deficit--Ending  .........................    $  (30,070)
                                                            =========

  The accompanying notes are an integral part of these financial statements.

                             DATAVAULT CORPORATION
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash Flows From Operating Activities:
Net income ....................................................    $  89,378
Adjustments to reconcile net income to cash provided by
  operating activities--
 Depreciation and amortization ................................      198,901
 Changes in:
  Accounts receivable .........................................       28,467
  Prepaid expenses and supplies ...............................       27,626
  Accounts payable ............................................      (23,081)
  Deferred income .............................................       (1,356)
                                                                     --------
   Cash provided by operating activities ......................      319,935
Cash Flows From Investing Activities:
Acquisition of fixed assets ...................................      (43,970)
Cash Flows from Financing Activities:
Repayment of notes ............................................     (184,915)
Repayment of shareholder loan .................................      (67,598)
Distribution of Subchapter S earnings .........................      (24,309)
                                                                     --------
   Cash used by financing activities ..........................     (276,822)
                                                                     --------
   Net decrease in cash .......................................         (857)
   Cash--beginning of year ....................................      116,349
                                                                     --------
   Cash--end of year ..........................................    $ 115,492
                                                                     ========
Supplemental disclosure of cash flow information:
Cash paid for interest ........................................    $ 124,270
Cash paid for taxes ...........................................          456

  The accompanying notes are an integral part of these financial statements.

                             DATAVAULT CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1995

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

   Organization--DataVault Corporation (the Company) is a Massachusetts corporation. The Company provides record storage and management services in the New England area.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition--Revenue is recognized when the services are provided. Amounts related to future storage that have been billed in advance are recorded as deferred revenue and recognized over the applicable period.

   Plant and Equipment--Plant and equipment are recorded at cost. Maintenance and repairs are charged to expense and major improvements are capitalized. Depreciation is computed on the straight line and declining balance methods over estimated useful lives as follows:

   Building and improvements  ..................      15-31 years
   Furniture and fixtures  .....................          5 years
   Equipment  ..................................          5 years

   Deferred Costs--Deferred financing costs are amortized over the life of the related debt. Customer acquisition costs related to the initial transfer of records are amortized over the term of the initial storage agreement.

   Income Taxes--The Company has elected to be taxed as a Small Business Corporation. Accordingly, net income and other items of Federal and state tax significance are reported on the income tax returns of the individual shareholders.

NOTE 2--LONG-TERM DEBT

   During 1993, the Company constructed an addition to the records storage facility. The Company refinanced the existing mortgage loan in conjunction with supplemental financing for the addition. The refinanced mortgage will be paid in monthly installments over a 20 year period. The interest rate will be 9% adjustable every three years with initial monthly payments of $6,361.

   The additional bank mortgage note of $70,001 is due in monthly installments of $640 over 20 years at an interest rate of 8.75%, adjustable every three years.

   Additional financing for the records storage facility has been obtained from Bay Colony Development Corp., a Certified Development Company. This financing has been funded by debentures issued by the development company and guaranteed by the Small Business Administration. Monthly payments of $5,290 will be made over 20 years and include interest at 6.359% and a service fee.

   The mortgage notes are secured by land, buildings and business assets of the Corporation and the personal guaranty of the sole shareholder.

   The equipment notes are payable in monthly installments of approximately $2,100 over various periods up to five years at interest rates from 8% to 14%. The notes are secured by certain furniture and equipment.

                             DATAVAULT CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)
                                DECEMBER 31, 1995

   Maturities of long-term debt are as follows:

   Year                                                       Amount
    -----------------------------------------------------   ----------
   1996                                                     $   44,450
   1997                                                         38,660
   1998                                                         40,570
   1999                                                         42,610
   2000                                                         44,800
   Thereafter                                                1,140,548
                                                               --------
                                                            $1,351,638
                                                               ========

   The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", approximates the carrying value of amounts presented in the balance sheet.

NOTE 3--NOTES PAYABLE TO STOCKHOLDER

   Stockholder notes are due on demand, bear interest at rates varying from 7.5% to 12% and are subordinated to mortgage and term notes payable.

NOTE 4--COMMITMENTS AND CONTINGENCIES

   In addition to the storage facility referred to in Note 2, the Company operates an additional data storage facility and maintains its corporate headquarters in premises leased through the year 2000 at an annual rental of approximately $84,000.

NOTE 5--RENTALS UNDER STORAGE AGREEMENTS

   The following is a schedule by years of approximate minimum future rentals under non-cancellable storage agreements as of December 31, 1995:

   Year                                                        Amount
   ----                                                      ---------
   1996  ................................................    $1,345,000
   1997  ................................................     1,183,000
                                                               ---------
                                                             $2,528,000
                                                               =========

NOTE 6--SUBSEQUENT EVENT

   Effective February 1, 1996, the Company sold all of its assets to Iron Mountain Records Management, Inc. All debt was repaid from the proceeds of the sale.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Directors
 Iron Mountain Incorporated:


We have audited the accompanying balance sheet of International Record Storage and Retrieval Service, Inc. as of December 31, 1995 and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Record Storage and Retrieval Service, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                               Rothstein, Kass & Company, P.C.

Roseland, New Jersey
July 19, 1996

            INTERNATIONAL RECORD STORAGE AND RETRIEVAL SERVICE, INC.
                                 BALANCE SHEETS


                                                               December
                                                                  31,         June 30,
                                                                 1995           1996
                                                               ----------   ------------
                                                                            (Unaudited)
                                     ASSETS
Current assets:
  Cash ...................................................   $   134,340    $    66,151
  Accounts receivable, less allowance for doubtful
  accounts   of $16,000 in 1995 and 1996  .................      255,276        264,020
  Inventories ............................................        13,505         12,997
  Prepaid expenses and other .............................        24,690         33,576
                                                                --------      ----------
    Total current assets .................................       427,811        376,744
Equipment and improvements, less accumulated depreciation
  of $244,831 in 1995 and $277,428 in 1996  ...............      437,522        452,340
Deferred income taxes ....................................       171,000        160,000
Other assets .............................................        21,667         21,667
                                                                --------      ----------
                                                             $ 1,058,000    $ 1,010,751
                                                                ========      ==========
                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Current portion of long-term debt ......................   $    13,474    $    14,459
  Accounts payable .......................................         5,449         31,757
  Accrued expenses .......................................        62,558         69,714
  Due affiliates .........................................       617,173        513,261
  Deferred income ........................................        86,096         89,529
  Deferred compensation, current portion .................        40,401         41,940
                                                                --------      ----------
    Total current liabilities ............................       825,151        760,660
                                                                --------      ----------
Notes payable, net of current portion ....................         7,572             --
Deferred compensation, net of current portion ............       772,518        751,156
Deferred rent ............................................       236,035        233,254
Commitments and contingency
Stockholders' deficiency:
  Common stock, no par value, authorized, issued and
    outstanding 100 shares  ...............................          100            100
  Additional paid-in capital .............................       970,792        970,792
  Accumulated deficit ....................................    (1,754,168)    (1,705,211)
                                                                --------      ----------
    Total stockholders' deficiency .......................      (783,276)      (734,319)
                                                                --------      ----------
                                                             $ 1,058,000    $ 1,010,751
                                                                ========      ==========

See independent public accountants' report and notes to financial statements.

            INTERNATIONAL RECORD STORAGE AND RETRIEVAL SERVICE, INC.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                Six Months Ended
                                                                    June 30,
                                                           ---------------------------
                                                Year
                                               Ended
                                              December
                                                31,
                                                1995           1995           1996
                                             -----------    -----------   ------------
                                                           (Unaudited)    (Unaudited)
Revenues:
 Storage ...............................    $   962,463    $   462,275    $   528,604
 Service and storage material sales ....        620,428        322,215        312,739
                                              ---------      ---------      ----------
   Total revenues ......................      1,582,891        784,490        841,343
                                              ---------      ---------      ----------
Operating expenses:
 Costs of sales (excluding depreciation)        790,127        380,347        430,969
 Selling, general and administrative ...        427,748        212,704        247,085
 Depreciation and amortization .........         72,723         36,065         34,741
                                              ---------      ---------      ----------
   Total operating expenses ............      1,290,598        629,116        712,795
                                              ---------      ---------      ----------
Operating income .......................        292,293        155,374        128,548
Interest expense .......................         66,681         34,536         32,591
                                              ---------      ---------      ----------
Income before provision for income taxes        225,612        120,838         95,957
Provision for income taxes .............         21,000         13,000         11,000
                                              ---------      ---------      ----------
Net income .............................        204,612        107,838         84,957
Accumulated deficit:
Beginning of period ....................     (1,908,780)    (1,908,780)    (1,754,168)
Dividends ..............................        (50,000)            --        (36,000)
                                              ---------      ---------      ----------
End of period ..........................    $(1,754,168)   $(1,800,942)   $(1,705,211)
                                              =========      =========      ==========

See independent public accountants' report and notes to financial statements.

            INTERNATIONAL RECORD STORAGE AND RETRIEVAL SERVICE, INC.
                            STATEMENTS OF CASH FLOWS

                                                                           Six Months Ended
                                                                               June 30,
                                                                        ----------------------
                                                             Year
                                                             Ended
                                                           December
                                                              31,
                                                             1995         1995         1996
                                                           ----------    --------   ----------
                                                                     (Unaudited)   (Unaudited)
Cash Flows from Operating Activities:
 Net income ..........................................     $ 204,612    $107,838    $  84,957
 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Provision for doubtful accounts ....................         8,000       8,000           --
  Depreciation .......................................        72,723      36,065       34,741
  Provision for deferred income taxes ................        21,000      13,000       11,000
  Gain on disposal of property and equipment .........        (7,468)     (7,468)          --
  Increase (decrease) in cash attributable to changes
  in assets and liabilities:
   Accounts receivable ...............................      (102,421)    (82,045)      (8,744)
   Inventories .......................................         1,825      (4,824)         508
   Prepaid expenses and other ........................       (22,921)    (33,881)      (8,886)
   Accounts payable ..................................        (8,110)     40,228       26,308
   Accrued expenses ..................................        42,810      27,031        7,156
   Deferred income ...................................        13,016       8,074        3,433
   Deferred compensation and other liabilities .......       (50,195)    (31,099)     (19,823)
   Deferred rent .....................................        20,452       5,281       (2,781)
                                                            --------      ------      --------
Net Cash Provided by Operating Activities ............       193,323      86,200      127,869
                                                            --------      ------      --------
Cash Flows from Investing Activities:
 Proceeds from the sale of property and equipment ....        17,565      17,565           --
 Acquisitions of property and equipment ..............       (67,810)    (67,027)     (49,559)
                                                            --------      ------      --------
Net Cash used in Investing Activities ................       (50,245)    (49,462)     (49,559)
                                                            --------      ------      --------
Cash Flow from Financing Activities:
 Repayment of notes payable ..........................       (59,089)    (42,814)      (6,587)
 Advances from (repayments to) affiliates ............        81,310      61,673     (103,912)
 Dividends paid ......................................       (50,000)         --      (36,000)
                                                            --------      ------      --------
Net Cash Provided by (used in) Financing Activities ..       (27,779)     18,859     (146,499)
                                                            --------      ------      --------
Increase (Decrease) in Cash ..........................       115,299      55,597      (68,189)
Cash, beginning of period ............................        19,041      19,041      134,340
                                                            --------      ------      --------
Cash, end of period ..................................     $ 134,340    $ 74,638    $  66,151
                                                            ========      ======      ========
Supplemental Disclosure of Cash Flow Information, cash                  $
  paid during the period for interest ................     $  66,681      34,536    $  32,591
                                                            ========      ======      ========

See independent public accountants' report and notes to financial statements.

            INTERNATIONAL RECORD STORAGE AND RETRIEVAL SERVICE, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS:

   The Company is engaged principally in the storage of records for customers in the New Jersey-New York area and providing ancillary services in conjunction with such records.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition

   Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. The Company invoices storage charges to its customers in advance and these advanced billings are recorded as accounts receivable and the related revenues are included as deferred income in the accompanying financial statements.

   Inventories


   Inventories are carried at the lower of cost or market using the first-in first-out basis and are comprised primarily of cartons.


   Income Taxes

   The Company has elected to be treated as an "S" Corporation under the applicable sections of the Internal Revenue Code. Under these sections, corporate income or loss is allocated to the stockholders for inclusion in their personal income tax returns. Accordingly, there is no provision for federal income tax in the accompanying financial statements. State income taxes are recorded in accordance with Statement of Financial Accounting Standards
No. 109.

   Equipment and Improvements

   Equipment and improvements are stated at cost and depreciated using the straight-line method with the following useful lives:

   Office Equipment  ....................................     5 years
   Transportation equipment  ............................     5 to 10 years
   Shelving and warehouse improvements  .................     10 to 15 years

   Impairment of Long-Lived Assets

   The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

   Deferred Rent

   The Company's lease for its building used in the storage of records has fixed escalation clauses which require the normalization of rental expense over the life of the lease, resulting in deferred rent being reflected in the accompanying balance sheets.

            INTERNATIONAL RECORD STORAGE AND RETRIEVAL SERVICE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

   Fair Value of Financial Instruments

   The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments", approximates the carrying amounts presented in the balance sheets.

   Unaudited Financial Statements

   The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the unaudited financial statements include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The results of operations for the six months ended June 30, 1995 and 1996 are not necessarily indicative of the results expected for the full year.

NOTE 3--EQUIPMENT AND IMPROVEMENTS:

   Equipment and improvements consist of the following:

                                                    December
                                                       31,        June 30,
                                                      1995          1996
                                                    ----------   ----------
                                                                (Unaudited)
   Office equipment  ...........................    $  97,919     $ 106,427
   Transportation equipment  ...................      108,217       108,217
   Shelving and warehouse improvements  ........      476,217       515,124
                                                      --------      --------
                                                      682,353       729,768
   Less accumulated depreciation  ..............     (244,831)     (277,428)
                                                      --------      --------
                                                    $ 437,522     $ 452,340
                                                      ========      ========

NOTE 4--NOTES PAYABLE:

   Long-term debt consists of various loans payable in monthly installments of approximately $1,200 including interest at rates ranging between 8.4% and 10.2% with the final payment June 1997. The loans are collateralized by certain equipment.

   Aggregate principal payment requirements in each of the years subsequent to December 31, 1995 are as follows:

   1996  ................................................    $13,474
   1997  ................................................      7,572

NOTE 5--RELATED PARTY TRANSACTIONS:

   The Company is affiliated, through common ownership, with a real estate management company, International Management Services, Inc. (IMS). IMS provides certain administrative services to the Company under agreements designed to reimburse IMS for the approximate cost of providing such services. Amounts due affiliates are non-interest bearing and have no specific repayment terms.

   The Company incurred charges for management fees to IMS of approximately $90,000 for the year ended December 31, 1995 and $44,000 and $50,000 for the six months ended June 30, 1995 (unaudited) and 1996 (unaudited), respectively.

            INTERNATIONAL RECORD STORAGE AND RETRIEVAL SERVICE, INC.

NOTE 6--DEFERRED COMPENSATION:

   The Company is obligated under an Income Continuation agreement dated October 1, 1994 with a former employee providing for a payment of $100,000 annually for the life of the employee. In 1994, the Company recorded an expense of $864,297 representing the present value of the benefits for the employee's life expectancy discounted at the rate of 7.5% per annum. Payments commenced in September 1994 and amounted to $100,000 for the year ended December 31, 1995 and $50,000 for each of the six month periods ended June 30, 1995 (unaudited) and 1996 (unaudited).

NOTE 7--INCOME TAXES:

   The provision for income taxes in the accompanying statements of operations consists of the following:

                                         Year
                                         Ended          Six Months Ended
                                       December             June 30,
                                          31,        ----------------------
                                         1995         1995         1996
                                       ----------    --------   ----------
                                                  (Unaudited)  (Unaudited)
    State income taxes deferred  ...     $21,000      $13,000      $11,000
                                         ========      ======      ========

   A reconciliation of total income tax expense and the amount computed by applying the state income tax rate of 9% to income before income taxes is as follows:

                                       Year
                                       Ended         Six Months Ended
                                     December            June 30,
                                        31,       ----------------------
                                       1995         1995         1996
                                     ----------    --------   ----------
                                                (Unaudited)  (Unaudited)
   Computed "expected" tax
     provision ..................     $20,000      $11,000      $ 9,000
   Other  .......................       1,000        2,000        2,000
                                       --------      ------      --------
                                      $21,000      $13,000      $11,000
                                       ========      ======      ========

   The Company has approximately $1,000,000 of net operating loss carryforwards for state income tax purposes at December 31, 1995. These carryforwards, which management expects will be fully utilized, expire through the year 2000.

   The components of the Company's deferred tax assets and liabilities are as follows:

                                                      Year           Six
                                                      Ended        Months
                                                    December        Ended
                                                       31,        June 30,
                                                      1995          1996
                                                    ----------   ----------
                                                                (Unaudited)
   Deferred Tax Assets:
    Tax benefit attributable to:
     Net operating loss carryforwards  .........    $ 89,000      $ 80,000
     Deferred rent  ............................      21,000        21,000
     Deferred compensation  ....................      73,000        71,000
     Other  ....................................       2,000         2,000
    Deferred tax liability, tax depreciation in
     excess of book depreciation  ..............     (14,000)      (14,000)
                                                      --------      --------
    Net Deferred Tax Asset  ....................    $171,000      $160,000
                                                      ========      ========

            INTERNATIONAL RECORD STORAGE AND RETRIEVAL SERVICE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

NOTE 8--RETIREMENT PLANS:

   The Company maintains a 401(k) plan for the benefit of its employees. The Company contributes to the plan annually, at their discretion, up to 4% of each participant's compensation. The expense amounted to $4,311 for the year ended December 31, 1995 and $1,960 and $1,839 for the six months ended June 30, 1995 (unaudited) and 1996 (unaudited), respectively.

NOTE 9--LEASE COMMITMENTS:

   The Company occupies general office and warehouse facilities under an operating lease expiring December 31, 2002, providing for minimum annual rentals as follows:

 Year ending
 December 31,
   1996  ................................................   $  318,000
   1997  ................................................      318,000
   1998  ................................................      318,000
   1999  ................................................      318,000
   2000  ................................................      350,000
   Thereafter  ..........................................      700,000
                                                               --------
                                                            $2,322,000
                                                               ========

   Rent expense for facilities charged to operations was $273,791 for the year ended December 31, 1995 and $113,556 and $158,506 for the six months ended June 30, 1995 (unaudited) and 1996 (unaudited), respectively.


NOTE 10--CONTINGENCY:

   The Company is a defendant in a legal proceeding with the lessor of its office and warehouse facilities relating to alleged damages suffered in connection with the cancellation of a proposed sale of the property to a third party. The claim does not specify an amount of damages and the Company has responded to the complaint and made a counter claim. It is management's opinion that the outcome of this litigation will not have a material effect on the Company's financial position or results of operations.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors of
 Iron Mountain Incorporated:



We have audited the accompanying balance sheet of DKA Industries, Inc. d/b/a Systems Record Storage (a Florida corporation) as of December 31, 1995, and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DKA Industries, Inc. d/b/a Systems Record Storage as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Arthur Andersen LLP


Orlando, Florida
August 30, 1996

                             DKA INDUSTRIES, INC.



                         d/b/a SYSTEMS RECORD STORAGE



             BALANCE SHEETS--DECEMBER 31, 1995, AND JUNE 30, 1996



                                    ASSETS


                                                                  December 31,      June 30,
                                                                      1995            1996
                                                                 --------------   ----------
                                                                                  (Unaudited)
Current Assets:
Cash                                                               $  24,665       $  22,083
Accounts receivable                                                  121,064         170,858
Inventories                                                            3,049           5,286
Prepaid expenses and other                                            11,695          11,320
                                                                   ---------       ---------
   Total current assets                                              160,473         209,547
Property and Equipment, net                                          150,729         141,362
Goodwill, net                                                         20,625          20,312
                                                                   ---------       ---------
   Total assets                                                    $ 331,827       $ 371,221
                                                                   =========       =========
                            LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Current maturities of notes payable                                $  89,013       $  47,411
Note payable to related party                                        285,000         285,000
Accounts payable and accrued expenses                                 10,807          21,959
Deferred income                                                       58,617          69,074
                                                                   ---------       ---------
   Total current liabilities                                         443,437         423,444
Notes payable, less current maturities                               218,781         215,310
Deferred income                                                       63,401          55,167
Deferred rent                                                         10,318           8,598
                                                                   ---------       ---------
   Total liabilities                                                 735,937         702,519
                                                                   ---------       ---------
Commitments and Contingencies
Stockholders' Deficit:
Common stock, $1 par value, 1,000 shares authorized, issued
  and outstanding                                                      1,000           1,000
Accumulated deficit                                                 (405,110)       (332,298)
                                                                   ---------       ---------
   Total stockholders' deficit                                      (404,110)       (331,298)
                                                                   ---------       ---------
   Total liabilities and stockholders' deficit                     $ 331,827       $ 371,221
                                                                   =========       =========


  The accompanying notes are an integral part of these financial statements.

                             DKA INDUSTRIES, INC.



                         d/b/a SYSTEMS RECORD STORAGE



               STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT



                    FOR THE YEAR ENDED DECEMBER 31, 1995,
                 AND THE SIX-MONTH PERIOD ENDED JUNE 30, 1996



                                                                Year         Six Months
                                                               Ended           Ended
                                                            December 31,      June 30,
                                                                1995            1996
                                                           --------------   ----------
                                                                            (Unaudited)
Revenues:
Storage                                                      $  638,442      $ 358,150
Service and storage material sales                              386,637        219,328
                                                             ----------      ---------
   Total revenues                                             1,025,079        577,478
                                                             ----------      ---------
Operating Expenses:
Costs of sales (excluding depreciation and
  amortization)                                                 462,387        224,599
Selling, general and administrative                             400,310        200,031
Depreciation and amortization                                    72,625         36,313
                                                             ----------      ---------
   Total operating expenses                                     935,322        460,943
                                                             ----------      ---------
Operating Income                                                 89,757        116,535
Interest Expense                                                 56,387         30,023
                                                             ----------      ---------
   Net income                                                    33,370         86,512
Accumulated Deficit, beginning of period                       (425,768)      (405,110)
Distributions                                                   (12,712)       (13,700)
                                                             ----------      ---------
Accumulated Deficit, end of period                           $ (405,110)     $(332,298)
                                                             ==========      =========


  The accompanying notes are an integral part of these financial statements.

                             DKA INDUSTRIES, INC.



                         d/b/a SYSTEMS RECORD STORAGE



                           STATEMENTS OF CASH FLOWS



                    FOR THE YEAR ENDED DECEMBER 31, 1995,
                 AND THE SIX-MONTH PERIOD ENDED JUNE 30, 1996



                                                             Year         Six Months
                                                            Ended           Ended
                                                         December 31,      June 30,
                                                             1995            1996
                                                        --------------   ----------
                                                                         (Unaudited)
Cash Flows From Operating Activities:
Net income                                                $  33,370        $ 86,512
Adjustments to reconcile net income to net cash
   provided by operating activities--
  Depreciation and amortization                              72,625          36,313
Changes in assets and liabilities--
  Accounts receivable                                         8,819         (49,794)
  Inventories                                                (1,430)         (2,237)
  Prepaid expenses and other                                  --                375
  Accounts payable and accrued expenses                     (12,079)         11,152
  Deferred income                                               128           2,223
  Deferred rent                                              (3,440)         (1,720)
                                                          ---------       ---------
   Net cash provided by operating activities                 97,993          82,824
                                                          ---------       ---------
Cash Flows used in Investing Activities:
Acquisitions of property and equipment                      (75,528)        (26,633)
                                                          ---------       ---------
Cash Flow From Financing Activities:
Repayment on notes payable                                 (253,660)        (45,073)
Additional borrowing on notes payable                       268,522           --
Distributions to shareholders                               (12,712)        (13,700)
                                                          ---------       ---------
   Net cash provided by (used in) financing
  activities                                                  2,150         (58,773)
                                                          ---------       ---------
Net increase (decrease) in cash                              24,615          (2,582)
Cash, beginning of period                                        50          24,665
                                                          ---------       ---------
Cash, end of period                                       $  24,665        $ 22,083
                                                          =========       =========
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest                  $  56,387        $ 30,023


  The accompanying notes are an integral part of these financial statements.

                                DKA INDUSTRIES
                         d/b/a SYSTEMS RECORD STORAGE
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995
1. Nature of Business


   DKA Industries, Inc. d/b/a Systems Record Storage (the Company) provides record storage and management services in the Orlando, Florida, area.


2. Summary of Significant Accounting Policies


   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition

   Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage for customers where storage fees are billed in advance are accounted for as deferred income and recognized in the applicable period.

   Inventories


   Inventories are carried at the lower of cost or market using the first-in, first-out basis, and are comprised primarily of cartons.


   Goodwill


   Goodwill is amortized over 40 years. For 1995, amortization was $625. As of December 31, 1995, there was $4,375 of accumulated amortization.


   Income Taxes


   The Company has elected to be treated as an S corporation under the applicable sections of the Internal Revenue Code. Under these sections, corporate income or loss is allocated to the stockholders for inclusion in their personal income tax returns. Accordingly, there is no provision for federal income taxes in the accompanying financial statements.


   Property and Equipment


   Equipment and improvements are stated at cost and depreciated or amortized using accelerated methods with the following useful lives:



                                       Years
                                       ------
Office and computer equipment            5-7
Transportation equipment                   5
Warehouse equipment and
  improvements                          7-10

   Deferred Rent


   The Company's lease for its building used in the storage of records has uneven rental payments which requires the normalization of rental expense over the life of the lease, resulting in deferred rent being reflected in the accompanying balance sheet.

                                 DKA INDUSTRIES
                         d/b/a SYSTEMS RECORD STORAGE
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)


   Fair Value of Financial Instruments

   The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," approximates the carrying amounts presented in the balance sheet.


   Unaudited Financial Statements


   The unaudited financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited financial statements include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The results of operations for the six months ended June 30, 1996, are not necessarily indicative of the results expected for the full year.



3. Significant Customer



   One major customer accounted for approximately 38 percent of revenue during 1995 and 27 percent of accounts receivable at December 31, 1995.



4. Property and Equipment



   Property and equipment consisted of the following:



                                                   December 31,
                                                       1995
                                                   ------------

Office and computer equipment                       $  68,250
Transportation equipment                               60,976
Warehouse equipment and improvements                  388,636
                                                    ---------
                                                      517,862
Less -- Accumulated depreciation and
  amortization                                       (367,133)
                                                    ---------
                                                    $ 150,729
                                                    =========


5. Notes Payable



   Notes payable consisted of the following at December 31, 1995:


                                                                                          Amount
                                                                                         ---------
Line of credit agreement with maximum borrowing of $50,000, bearing interest at prime plus 1% (9.5% at December 31, 1995), collateralized by accounts receivable, inventory, equipment and improvements. The line of credit is payable upon demand and expires September 23, 1996. As of December 31, 1995, the Company had $35,000
  available on the line of credit.                                                        $15,000

                                     F-85


                                 DKA INDUSTRIES
                         d/b/a SYSTEMS RECORD STORAGE
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)

                                                                                          Amount
Note payable, collateralized by accounts receivable, inventory, equipment and improvements, due in monthly installments through November 29, 2000, of $3,357, plus
  interest at prime plus 1% (9.5% at December 31, 1995).                                $ 201,387
Note payable, collateralized by the purchased assets of the Company, due in monthly
  principal and interest payments of $2,500 through October 1998, interest at 11%.         71,686
Other notes payable, collateralized by certain transportation equipment of the
  Company, principal due in monthly installments of $887 through August 1998,
  interest at prime plus 1% (9.5% at December 31, 1995).                                   19,721
                                                                                         --------
                                                                                          307,794
Less -- Current maturities                                                                (89,013)
                                                                                         --------
                                                                                         $218,781
                                                                                         ========

   Aggregate principal payment requirements in each of the years subsequent to December 31, 1995, are as follows:



Year Ending
December 31,     Amount
- -------------    --------
1996             $ 89,013
1997               71,751
1998               66,495
1999               40,284
2000               40,251
                 --------
                 $307,794
                 ========


   All the notes payable were paid in full subsequent to December 31, 1995, in connection with the acquisition described in Note 9.



6. Related Party Transactions



   As of December 31, 1995, the Company had a $285,000 note payable to a former owner of the Company. The note payable is due on demand. The interest on the note payable is 10 percent and payable monthly. The note payable was paid in full subsequent to December 31, 1995, in connection with the acquisition described in Note 9.



7. Retirement Plans



   The Company maintains a 401(k) plan for the benefit of its employees. All employees who have completed 12 months of service, 1,000 hours and attained the age of 21 are eligible to enroll in the plan. Employees may contribute up to 15 percent of their pay. Employees are always 100 percent vested in their contributions. The Company matches 25 percent of employee salary deferral contribution, up to a maximum of 4 percent. Employees are 20 percent vested in employer contributions after three years of service and become an additional 20 percent vested for each subsequent year of service. The employer matching contribution expense amounted to $1,941 for the year ended December 31, 1995. Subsequent to December 31, 1995, the plan was terminated (see Note 9).

                                DKA INDUSTRIES
                         d/b/a SYSTEMS RECORD STORAGE
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)



8. Lease Commitments



   The Company occupies office and warehouse facilities and rents a vehicle under operating leases that expire during December 1998, providing for minimum annual rentals as follows:



Year Ending
December 31,          Amount
- -------------
1996                 $238,438
1997                  238,438
1998                  237,940
                     --------
                     $714,816
                     ========


   Rent expense for facilities charged to operations was $232,960 for the year ended December 31, 1995.



9. Subsequent Event



   Effective August 1, 1996, substantially all of the Company's assets and certain liabilities were acquired by Iron Mountain Records Management, Inc. Proceeds from the sale were used to repay all the outstanding notes payable, and the remainder was distributed to the owners.

                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
 Iron Mountain Incorporated:



We have audited the accompanying balance sheet of Security Archives Corporation (a Minnesota corporation) as of December 31, 1995, and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Archives Corporation as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


Arthur Andersen LLP



Minneapolis, Minnesota
August 23, 1996
(except for Note 6, as
to which the date is
September 6, 1996)

                        SECURITY ARCHIVES CORPORATION



                                BALANCE SHEETS



                                    ASSETS


                                                                   December 31,      June 30,
                                                                       1995            1996
                                                                  --------------   ----------
                                                                                   (Unaudited)
Current Assets:
  Cash and cash equivalents                                         $  32,819      $    49,044
  Accounts receivable, net of allowance for doubtful accounts
  of   $49,382 and $4,408                                             140,950          165,006
  Inventories                                                           9,905           23,229
  Prepaid expenses                                                     33,192           31,710
                                                                    ---------      -----------
     Total current assets                                             216,866          268,989
                                                                    ---------      -----------
Property and Equipment                                                997,992        1,067,355
  Less -- Accumulated depreciation                                   (358,283)        (418,255)
                                                                    ---------      -----------
     Net property and equipment                                       639,709          649,100
                                                                    ---------      -----------
Other Assets:                                                          37,818           27,410
                                                                    ---------      -----------
                                                                    $ 894,393      $   945,499
                                                                    =========      ===========
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Accounts payable                                                  $  10,992      $    36,554
  Current portion of long-term debt --
   Capital leases and other debt                                       21,747          206,313
   Related parties                                                     59,437          611,600
  Accrued expenses                                                     44,875           31,499
                                                                    ---------      -----------
     Total current liabilities                                        137,051          885,966
                                                                    ---------      -----------
Long-term Notes Payable                                               257,891              --
Long-term Notes Payable -- related parties                            768,926           34,346
Commitments and Contingencies
Stockholder's Equity:
  Capital stock 25,000 shares, $1 par 1,200 shares issued and
    outstanding                                                         1,200            1,200
  Paid-in capital                                                     646,229          646,229
  Accumulated deficit                                                (916,904)        (622,242)
                                                                    ---------      -----------
     Total stockholder's equity (deficit)                            (269,475)          25,187
                                                                    ---------      -----------
                                                                    $ 894,393      $   945,499
                                                                    =========      ===========


  The accompanying notes are an integral part of these financial statements.

                        SECURITY ARCHIVES CORPORATION



               STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT



                                             Year Ended        Six Months Ended June
                                            December 31,                30
                                                             -----------------------
                                                1995            1995          1996
                                           ---------------    ---------   ----------
                                                                    (Unaudited)
Revenues:
 Storage                                     $   917,637     $ 459,566    $ 497,501
 Service and storage materials sales             500,989       222,107      489,278
                                             -----------     ---------    ---------
    Total revenues                             1,418,626       681,673      986,779
                                             -----------     ---------    ---------
Operating Expenses:
 Cost of sales (excluding depreciation)         669,017        328,210      388,016
 Selling, general and administrative            525,518        234,249      197,393
 Depreciation and amortization                   99,159         46,080       59,972
                                             -----------     ---------    ---------
    Total operating expenses                  1,293,694        608,539      645,381
                                             -----------     ---------    ---------
    Income from operations                      124,932         73,134      341,398
                                             -----------     ---------    ---------
 Interest expense                                92,988         46,815       46,736
Net Income                                       31,944         26,319      294,662
Accumulated Deficit, beginning of
  period                                       (948,848)      (948,848)    (916,904)
                                            -----------      ---------    ---------
Accumulated Deficit, end of period          $  (916,904)     $(922,529)   $(622,242)
                                            ===========      =========    =========


  The accompanying notes are an integral part of these financial statements.

                        SECURITY ARCHIVES CORPORATION



                           STATEMENTS OF CASH FLOWS



                                                     Year Ended          Six Months Ended
                                                    December 31,             June 30
                                                                     ----------------------
                                                        1995            1995         1996
                                                   ---------------    --------   ----------
                                                                           (Unaudited)
Operating Activities:
 Net income
                                                      $   31,944     $  26,319    $ 294,662
 Adjustments to reconcile net income to net
  cash  provided by operating activities --
   Depreciation and amortization                         99,159         46,080       59,972
 Changes in assets and liabilities:
  Accounts receivable                                    (2,424)       (31,408)     (24,056)
  Inventories                                             1,538         (2,292)     (13,324)
  Prepaid expenses                                       (4,962)        (4,558)       1,482
  Accounts payable and accrued expenses                   1,565          6,884       12,186
  Other                                                  10,068          6,958       10,408
                                                      ---------       --------    ---------
   Net cash provided by operating activities            136,888         47,983      341,330
                                                      ---------       --------    ---------
Investing Activities:
 Purchase of property and equipment                    (193,797)      (103,791)     (69,363)
                                                      ---------       --------    ---------
Financing Activities:
 Proceeds from notes payable                            227,000        112,284       49,983
 Principal payments on notes payable                   (161,606)       (56,122)    (305,725)
                                                      ---------       --------    ---------
   Net cash provided by (used for) financing
     activities                                          65,394         56,162     (255,742)
                                                      ---------       --------    ---------
Net increase in Cash                                      8,485            354       16,225
Cash and cash equivalents, at beginning of
  period                                                 24,334         24,334       32,819
                                                      ---------       --------    ---------
Cash and cash equivalents, at end of period           $  32,819      $  24,688    $  49,044
                                                      =========      =========    =========
Supplemental Disclosure:
 Interest paid                                        $  92,989       $ 46,815    $  41,815
                                                      =========       ========    =========


  The accompanying notes are an integral part of these financial statements.

                        SECURITY ARCHIVES CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995



1. Organization of Business and Significant Accounting Policies



   Security Archives Corporation (the Company), a Minnesota corporation, is a full service records management company providing storage and related services for all media. The Company serves numerous legal, banking, healthcare, accounting, insurance, entertainment and retail organizations in the Los Angeles, California metropolitan area.



Inventories



   Inventories are carried at the lower of cost (using the first-in, first-out basis) or market and are comprised primarily of cartons.



Property and Equipment



   Depreciation and amortization of property and equipment are recorded using the straight-line and accelerated methods. Property and equipment consist of the following:



                                                Useful         December 31,
                                                Lives              1995
                                          ------------------   ------------
Warehouse and disintegration equipment     9 years               $645,326
Leasehold improvements                     10 years               103,928
Transportation equipment                   5 years                112,946
Office equipment                           5 to 10 years          135,792
                                                                 --------
                                                                 $997,992
                                                                 ========


   Minor maintenance costs are expensed as incurred. Major improvements are capitalized and depreciated as described above.



Revenue Recognition



   Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. The Company has two customers which accounted for 25% of revenues for the year ended December 31, 1995.



Cash and Cash Equivalents



   The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.



Other Assets



   Other assets consist of customer acquisition costs. Costs, net of revenues received for the initial transfer of records, related to the acquisition of accounts are capitalized and amortized for an appropriate period not exceeding three years, unless the customer terminates its relationship with the Company, at which time the unamortized cost is charged to expense. However, in the event of such termination, the Company collects and records as income permanent removal fees that generally equal or exceed the amount of unamortized customer acquisition costs.



Financial Instruments



   Unless otherwise noted, financial instruments are stated at cost, which approximates fair value.

                        SECURITY ARCHIVES CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)



Use of Estimates



   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates relate primarily to the realizability of accounts receivable and the adequacy of certain accrued expenses. Actual results could differ from those estimates.



Unaudited Financial Information



   The financial information as of June 30, 1996 and for the six-month periods ended June 30, 1996 and 1995 is unaudited and has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, such information reflects all normal recurring adjustments necessary for a fair presentation. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. Included in service and storage materials sales for the six months ended June 30, 1996 is $250,000 of fees paid to the Company for removal of cartons for a large customer that transferred its business to Iron Mountain Incorporated.



2. Notes Payable



   Notes payable consisted of the following:


                                                                      December 31,
                                                                          1995
                                                                      ------------
Long-term revolving note payable, providing for borrowings of up to $600,000, interest payable monthly at 8.25%, principal due
  May 31, 1997                                                         $  234,554
Obligations under capital leases, payable in various installments
  through 1999, 8.75-9.25% imputed interest                                45,084
Long-term revolving note payable, providing for borrowings of up to $50,000, interest payable monthly at the prime rate plus 1%
  (9.5% at December 31, 1995), principal due May 31, 1997                  --
Unsecured notes payable to stockholder, principal due in various installments through 2000, interest payable monthly at rates
  varying from 9.75-10%                                                   826,695
Other related party obligations                                             1,668
                                                                       ----------
Total notes payable                                                     1,108,001
Less -- Current maturities                                                (81,184)
                                                                       ----------
Notes payable, net of current maturities                               $1,026,817
                                                                       ==========

                        SECURITY ARCHIVES CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)



   Maturities of long-term debt are as follows:



    Year     Amount
1996        $   81,184
1997           904,709
1998            76,989
1999            41,778
2000             3,341
            $1,108,001
            ==========

3. Operating Leases


   Future minimum payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1995:



                Minimum
   Year         Payment
 --------      ----------
 1996         $  367,452
 1997            367,452
 1998            367,452
 1999            367,452
 2000            367,452
Thereafter       926,022
 Total        $2,763,282
              ==========


The Company's rent expense for operating leases was $380,832 for the year ended December 31, 1995, and $204,210 for the six month period ended June 30, 1996.



4. Income Taxes


   The Company accounts for income taxes in accordance with SFAS No. 109 which requires the recognition of deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax and financial reporting bases of assets and liabilities.


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):



 Deferred income tax assets        $ 312
Deferred income tax liabilities      (42)
Valuation allowance                 (270)
                                   -----
                                   $  --
                                   =====


   As of December 31, 1995, the Company has NOL carryforwards of $745,106 which expire in varying amounts through 2009. The primary deferred tax liabilities consist of tax over book depreciation. The valuation allowance relates to uncertainties surrounding the realization of the NOL carryforwards.

                        SECURITY ARCHIVES CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)


5. Related Party Transactions



   The Company provides management services to affiliated entities in exchange for a management fee. Management fee revenue was $92,040 for the year ended December 31, 1995 and $28,020 for the six months ended June 30, 1996.


   In addition, the Company has notes payable to a related party. Interest expense on related party notes payable was $58,302 for the year ended December 31, 1995 and $31,907 for the six months ended June 30, 1996.


6. Sale of Operating Assets



   On September 6, 1996 the Company entered into an agreement to sell substantially all of its operating assets to Iron Mountain Records Management, Inc. All debt of the Company will be repaid from the proceeds of the sale.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
 Iron Mountain Incorporated:



We have audited the accompanying balance sheet of Mohawk Business Record Storage, Inc. (a Minnesota corporation) as of December 31, 1995, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mohawk Business Record Storage, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


Arthur Andersen LLP



Minneapolis, Minnesota
September 6, 1996

                     MOHAWK BUSINESS RECORD STORAGE, INC.



                                BALANCE SHEETS



                                    ASSETS



                                                                     December 31,       June 30,
                                                                         1995             1996
                                                                    --------------   ------------
                                                                                      (Unaudited)
Current Assets:
Cash and cash equivalents                                            $   223,478      $   112,547
Accounts receivable (less allowance for doubtful accounts of
  $5,000 and $9,000 in 1995 and 1996, respectively)                    1,186,858        1,228,167
Notes receivable, stockholder                                            100,000           --
Inventories                                                               31,548           49,009
Prepaid expenses and other                                                51,110           81,718
Current portion of note receivable, related company                       15,996           15,996
                                                                     -----------      -----------
   Total current assets                                                1,608,990        1,487,437
                                                                     -----------      -----------
Property and Equipment                                                 9,049,148        9,160,561
Less -- Accumulated depreciation                                      (5,013,510)      (5,355,137)
                                                                     -----------      -----------
   Net property and equipment                                          4,035,638        3,805,424
                                                                     -----------      -----------
Other Assets:
Other                                                                     15,000           15,000
Long-term note receivable, related company                               222,004          216,004
                                                                     -----------      -----------
                                                                         237,004          231,004
                                                                     -----------      -----------
                                                                     $ 5,881,632      $ 5,523,865
                                                                     ===========      ===========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                                     $    47,887      $    64,378
Notes payable--
  Bank                                                                 1,625,000        1,000,000
  Related parties                                                        333,200        2,024,100
Accrued expenses                                                         507,450          442,461
Deferred revenue                                                         551,947          439,255
                                                                      ----------      -----------
   Total current liabilities                                           3,065,484        3,970,194
                                                                      ----------      -----------
Long-term Notes Payable, stockholders                                  1,400,000               --
Commitments and Contingencies (Note 4)                                    --                   --
Stockholders' Equity:
Common stock, 25,000 shares, $1 par, 4,000 shares issued and
  outstanding                                                              4,000            4,000
Paid-in capital                                                           46,000           46,000
Retained earnings                                                      1,366,148        1,503,671
                                                                     -----------       ----------
   Total stockholders' equity                                          1,416,148        1,553,671
                                                                     -----------       ----------
                                                                     $ 5,881,632       $5,523,865
                                                                     ===========       ==========


  The accompanying notes are an integral part of these financial statements.

                     MOHAWK BUSINESS RECORD STORAGE, INC.



                STATEMENTS OF OPERATIONS AND RETAINED EARNINGS



                                           Year Ended
                                          December 31,      Six Months Ended June 30
                                              1995            1995          1996
                                         ---------------    ---------   -----------
                                                                  (Unaudited)
Revenues:
Storage                                    $4,705,253     $2,310,469     $ 2,651,026
Service and storage material sales          4,094,977      2,053,952       2,085,531
                                           ----------     ----------     -----------
   Total revenues                           8,800,230      4,364,421       4,736,557
                                           ----------     ----------     -----------
Operating Expenses:
Cost of sales (excluding
  depreciation)                             4,644,836      2,387,642       2,356,940
Selling, general and administrative         2,833,687      1,535,504       1,613,978
Depreciation and amortization                 657,586        218,298         358,670
                                           ----------     ----------     -----------
   Total operating expenses                 8,136,109      4,141,444       4,329,588
                                           ----------     ----------     -----------
Operating Income                              664,121        222,977         406,969
Interest Expense                              297,868        141,785         134,918
Interest Income                                28,382         16,448           9,968
                                           ----------     ----------     -----------
Net Income                                    394,635         97,640         282,019
Retained Earnings, beginning of
period                                      1,262,433      1,262,433       1,366,148
Dividend Distributions                       (290,920)            --        (144,496)
                                           ----------     ----------     -----------
Retained Earnings, end of period           $1,366,148     $1,360,073     $ 1,503,671
                                           ==========     ==========     ===========


  The accompanying notes are an integral part of these financial statements.

                     MOHAWK BUSINESS RECORD STORAGE, INC.



                           STATEMENTS OF CASH FLOWS



                                                   Year Ended
                                                  December 31,      Six Months Ended June 30
                                                      1995            1995           1996
                                                 ---------------    ----------   ----------
                                                                          (Unaudited)
Operating Activities:
Net income                                          $  394,635      $   97,640     $ 282,019
Adjustments to reconcile net income to
   net cash provided by operating
  activities--
  Depreciation and amortization                        657,586         218,298       358,670
  Gain (Loss) on sale of assets                         (6,662)         31,138       (11,955)
Changes in assets and liabilities:
  Accounts receivable                                  (38,848)        168,318       (41,309)
  Inventories                                           (2,299)         (8,245)      (17,461)
  Prepaid expenses and other                           (29,817)       (101,092)      (30,608)
  Deferred revenue                                      69,238        (115,562)     (112,692)
  Accounts payable and accrued expenses                233,202          97,613       (48,498)
                                                   -----------      ----------     ---------
   Net cash provided by operating activities         1,277,035         388,108       378,166
                                                   -----------      ----------     ---------
Investing Activities:
Purchase of property and equipment                  (1,869,325)     (1,251,924)     (128,456)
Notes receivable                                        12,000         (52,500)      106,000
Proceeds from sale of assets                            31,143          20,500        11,955
Other                                                  (15,000)        (15,000)          --
                                                   -----------      ----------     ---------
   Net cash used for investing activities           (1,841,182)     (1,298,924)      (10,501)
                                                   -----------      ----------     ---------
Financing Activities:
Proceeds from notes payable                          1,659,482       1,292,745       343,880
Principal payments on notes payable                   (744,582)       (204,100)     (677,980)
Dividend distributions                                (290,920)            --       (144,496)
                                                   -----------      ----------     ---------
   Net cash provided by (used for) financing
     activities                                        623,980       1,088,645      (478,596)
                                                   -----------      ----------     ---------
Net Increase (Decrease) in Cash                         59,833         177,829      (110,931)
Cash and Cash Equivalents, beginning of
period                                                 163,645         163,645       223,478
                                                   -----------     -----------    ----------
Cash and Cash Equivalents, end of period           $   223,478     $   341,474    $  112,547
                                                   ==========      ===========    ==========
Supplemental Disclosure:
Interest paid                                      $   301,018     $   144,935    $  134,918
                                                   ===========     ===========    ==========


  The accompanying notes are an integral part of these financial statements.

                     MOHAWK BUSINESS RECORD STORAGE, INC.
                        NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 1995



1. Organization of Business and Significant Accounting Policies



   Mohawk Business Record Storage, Inc. (the Company), a Minnesota corporation, is a full-service records management company providing storage and related services for all media. The Company serves numerous legal, banking, healthcare, accounting, insurance, entertainment and retail organizations in the Minneapolis and Saint Paul, Minnesota metropolitan areas.



Property and Equipment



   Depreciation and amortization of property and equipment are recorded using the straight-line and accelerated methods. Property and equipment consist of the following:


                                                             December 31,
                                           Useful Lives          1995
                                         -----------------   ------------
Warehouse and disintegration
  equipment                               7 to 10 years      $ 5,585,597
Leasehold improvements                    10 to 39 years       1,441,291
Transportation equipment                  5 to 10 years          723,603
Office equipment                          5 to 10 years        1,298,657
                                                              ----------
                                                              $9,049,148
                                                              ==========


   Minor maintenance costs are expensed as incurred. Major improvements to the leased buildings are capitalized as leasehold improvements and depreciated as described above.



Revenue Recognition



   Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage for customers where storage fees are billed in advance are accounted for as deferred revenue and amortized over the applicable period. These amounts are included in deferred revenue in the accompanying balance sheet. The Company has one customer which accounted for 13% of revenues for the year ended December 31, 1995.



Cash and Cash Equivalents



   The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.



Inventories



   Inventories are carried at the lower of cost (first-in, first-out basis) or market and are comprised primarily of cartons.



Accrued Expenses



   Accrued expenses consisted of the following:


                                   December 31,
                                       1995
                                 ----------------
Accrued incentive
  compensation                      $ 307,621
Accrued profit sharing                160,000
Other                                  39,829
                                  --------------
  Accrued expenses                   $507,450
                                  ==============

                     MOHAWK BUSINESS RECORD STORAGE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)



Income Taxes



   The Company has elected to be taxed as an S corporation under the applicable Internal Revenue Code sections. The net income of the Company is included in the individual income tax returns of the stockholders. Accordingly, there is no provision for federal income taxes in the accompanying financial statements.



Financial Instruments



   Unless otherwise noted, financial instruments are stated at cost, which approximates fair value.



Use of Estimates



   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates relate primarily to the realizability of accounts receivable and the adequacy of certain accrued expenses. Actual results could differ from those estimates.



Concentrations of Credit Risk



   Credit risk with respect to accounts receivable is generally spread across a large number of customers with dispersion across different businesses. As of December 31, 1995, one customer accounted for 17% of outstanding accounts receivable.



Unaudited Financial Information



   The financial information as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 is unaudited and has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, such information reflects all normal recurring adjustments necessary for a fair presentation. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.



2. Debt



Notes Payable
Notes payable consisted of the following:



                                                                                            December 31,
                                                                                                1995
                                                                                            ------------
Unsecured notes payable to stockholders, principal due February 1997, interest payable
  monthly at the prime rate (8.5% at December 31, 1995)                                      $1,400,000
Unsecured notes payable to related parties, due on demand, interest payable monthly at
  the prime rate (8.5% at December 31, 1995)                                                    333,200
                                                                                             ----------
  Total notes payable                                                                         1,733,200
Less -- Current maturities                                                                     (333,200)
                                                                                             ----------
Notes payable, net of current maturities                                                     $1,400,000
                                                                                             ==========

                     MOHAWK BUSINESS RECORD STORAGE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)



Line of Credit


   The Company has a $2,000,000 revolving credit agreement with a bank which is payable on demand. Borrowings bear interest at the prime rate and are collateralized by property and equipment, certain intangible assets and the personal guarantees of the Company's stockholders.


   The line-of-credit agreement contains various covenants which require the Company to maintain certain specified financial ratios. The Company was in compliance with these covenants as of December 31, 1995.



   Additional information relating to the line of credit is as follows:



                                                   1995
                                                -----------
Borrowings outstanding at year-end              $1,625,000
Available borrowings at year-end                   375,000
Average borrowings outstanding during the
  year                                           1,436,000
Range of interest rates during the year          8.5%-9.0%


3. Notes Receivable



Stockholder



   The Company loaned $452,300 to one of its stockholders on May 12, 1992. Interest is being paid monthly to the Company at the prime rate. Principal is payable upon demand. The balance due to the Company under this agreement as of December 31, 1995 was $100,000 and was repaid during the six-month period ended June 30, 1996.



Related Company



   The Company loaned $400,000 to a related partnership certain of whose partners are also stockholders of the Company. The proceeds of this loan were used to purchase a building that the Company is renting from this partnership (see Note 4). Interest is payable monthly by the partnership at the prime rate. Monthly principal payments are $1,333. Principal outstanding at December 31, 1995 was $238,000.



4. Commitments and Contingencies



Operating Leases -- Related Parties



   The Company has lease agreements for warehouse and office space with a partnership whose partners are also stockholders of the Company. The leases are operating leases with varying terms expiring between May 1998 and November 2009. The Company pays all maintenance, insurance and utilities. Rent expense under these leases was $509,000 for 1995.



   The Company has another lease agreement for additional warehouse space with a partnership, certain of whose partners are also stockholders of the Company. The lease is an operating lease with a term of 10 years through July 2000. The Company pays all taxes, maintenance, insurance and utilities. Rent expense under this lease was $472,000 for 1995.

                     MOHAWK BUSINESS RECORD STORAGE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)


   Future minimum lease payments on these operating leases for each of the next five years and thereafter are as follows:



1996                        $  980,000
1997                           980,000
1998                           857,000
1999                           769,000
2000 and thereafter          3,226,000
                            $6,812,000
                            ==========


Purchase Order Commitment


   In June 1996, the Company committed to purchase approximately $450,000 in additional warehouse storage racking.


5. Employee Benefits



Profit-Sharing Plan



   The Company has a profit-sharing plan covering substantially all of its full-time employees. Contributions are determined annually by the board of directors. Benefits are provided upon retirement, disability or death on the basis of funds added to the trust accounts and earnings during periods of participation. The total contribution to this plan was $160,000 for the year ended December 31, 1995.



Employee Benefit Plan



   The Company has adopted a salary deduction benefit plan which provides child care, medical and dental premiums, and other unreimbursed medical expenses. All regular employees who complete more than 25 hours per week of service are eligible to participate on a voluntary basis. The Company does not match employee contributions.



Bonus Plans



   The Company has agreed to pay bonuses to each of two of its stockholders equal to 20% of the net profits of the Company, as defined. Two other stockholders and a member of senior management each are entitled to receive bonuses equal to 5% of the net profits of the Company. In addition, the vice president of one of the Company's divisions receives a bonus equal to 10% of that division's net profits, as defined. Bonus expense for the year ended December 31, 1995 was $703,000.



6. Sale of Operating Assets



   On September 6, 1996, the Company entered into an agreement to sell substantially all of its operating assets to Iron Mountain Records Management, Inc.

No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the Notes offered hereby, nor does it constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

              TABLE OF CONTENTS

                                             Page
Prospectus Summary                              3
Summary Historical and Pro Forma
  Information                                   8
Risk Factors                                   10
The Company                                    15
The Transactions                               15
Recent and Pending Acquisitions                17
Use of Proceeds                                18
Capitalization                                 18
Pro Forma Condensed Consolidated
  Financial Information                        19
Selected Consolidated Financial and
  Operating Information                        30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                   32
Business                                       42
Management                                     55
Certain Transactions                           60
Principal Stockholders                         61
Description of the Notes                       63
Description of New Credit Facility             84
Description of Capital Stock                   85
Underwriting                                   86
Validity of Securities                         86
Experts                                        86
Additional Information                         87
Index to Financial Statements                 F-1


                                  $150,000,000

                              [IRON MOUNTAIN LOGO]

                                  IRON MOUNTAIN
                                  INCORPORATED

                           % Senior Subordinated Notes
                                    due 2006

                               -------------------
                               P R O S P E C T U S
                               -------------------

                          Donaldson, Lufkin & Jenrette
                             Securities Corporation
                            Bear, Stearns & Co. Inc.
                       Prudential Securities Incorporated

                                      , 1996

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.


Securities and Exchange Commission
 fee                                     $ 51,725
NASD filing fee                            15,500
Blue Sky fees and expenses                 15,000
Rating Agency fees and expenses            80,000
Printing and engraving fees               200,000
Accountants' fees and expenses            300,000
Legal fees and expenses                   100,000
Trustee's fees and expenses                 6,000
Miscellaneous                              31,775
                                         --------
Total                                    $800,000
                                         ========

The foregoing, except for the Securities and Exchange Commission fee and the NASD filing fee, are estimated.

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonable entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

   Article Sixth of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify each person who is or was an officer or director of the Company to the fullest extent permitted by
Section 145 of the DGCL.

   Article Seventh of the Company's Amended and Restated Certificate of Incorporation states that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect when such breach occurred.

   Reference is made to Section 7 of the Underwriting Agreement filed as Exhibit 1 hereto, pursuant to which the underwriters have agreed to indemnify officers and directors of the Company against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

   The Company's Amended and Restated Certificate of Incorporation provides for 16,000,000 shares of authorized capital stock, each with par value $.01 per share, as follows: 13,000,000 shares of authorized Common Stock, 1,000,000 shares of authorized Nonvoting Common Stock and 2,000,000 shares of Preferred Stock. On February 6, 1996, simultaneously with the consummation of the Company's Initial Public Offering and without any action on the part of the holders thereof, all outstanding shares of the Company's Series A1 Convertible Preferred Stock, par value $0.01 per share ("Series A1 Preferred Stock"), Series A2 Convertible Preferred Stock, par value $0.01 per share, Series A3 Convertible Preferred Stock, par value $0.01 per share, and Series C Convertible Preferred Stock, par value $0.01 per share (the "Old Preferred Stock"), was automatically converted into shares of Common Stock (or, in the case of one holder, shares of Common Stock and 500,000 shares of Nonvoting Common Stock). All of the shares of Common Stock and Nonvoting Common Stock issued as a result of such conversion were issued by the Company in reliance on the exemptions provided by Sections 3(a)(9) and 4(2) of the Securities Act. No commission or other remuneration was paid or given by the Company directly or indirectly for effecting the exchange.

   On January 31, 1994, one shareholder of the Company exchanged 98,000 shares of Series A1 Preferred Stock for an equal number of shares of Series A2 Preferred Stock. On November 28, 1995, another shareholder of the Company exchanged 43,500 shares of Series A1 Preferred Stock for an equal number of shares of Series A3 Preferred Stock. All such shares were issued by the Company in reliance on the exemptions provided by Sections 3(a)(9) and 4(2) of the Securities Act. No commission or other remuneration was paid or given by the Company directly or indirectly for effecting the exchange.

   In 1995, the Company (i) issued options to acquire an aggregate of 162,184 shares of its Class A Common Stock pursuant to its stock option plan to certain of its officers and employees and (ii) issued to one employee an aggregate of 1,036 shares of Class A Common Stock pursuant to the exercise of stoock options granted under the Company's stock option plan for an aggregate purchase price of $200,984. In 1995, the Company also issued options to acquire an aggregate of 65,152 shares of its Common Stock pursuant to its stock option plan to certain of its officers and employees (which grants were conditioned on the consummation of the Initial Public Offering). In April 1996, the Company issued options to acquire an additional 361,452 shares. All securities referred to in this paragraph were issued by the Company in reliance on the exemption provided by
Section 4(2) of the Securities Act or Rule 701 promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.


   Each exhibit marked by an asterisk (*) is incorporated by reference to the Company's Registration Statement No. 33-99950 filed with the Securities and Exchange Commission on December 1, 1995. Each exhibit marked with a double asterisk (**) is incorporated by reference to Amendment No. 2 to the Company's Registration Statement filed with the Securities and Exchange Commission on January 11, 1996. Each exhibit marked with a triple asterisk (***) is incorporated by reference to the Company's Registration Statement No. 333-10359 filed with the Securities and Exchange Commission on August 16, 1996. Each exhibit marked with a quadruple asterisk (****) is incorporated by reference to Amendment No. 1 to the Company's Registration Statement filed with the Securities and Exchange Commission on September 11, 1996. Exhibit 3.2 is incorporated by reference to the Company's Quarterly Report on Form 10-Q (File No. 0-27584) filed with the Securities and Exchange Commission on August 14, 1996. Exhibit numbers in parentheses refer to the exhibit numbers in the applicable filing.


(a) Exhibits

Exhibit
Number        Item                                                                           Exhibit
- ------        ----                                                                           -------
1             Form of Underwriting Agreement                                                 **** (1)
3.1           Amended and Restated Certificate of Incorporation of the Company               * (3.1)
3.1A          Certificate of Incorporation of Iron Mountain Records Management, Inc.         Filed herewith as
                                                                                             Exhibit 3.1A
3.1B          Certificate of Incorporation of Metro Business Archives, Inc.                  Filed herewith as
                                                                                             Exhibit 3.1B
3.1C          Certificate of Incorporation of Criterion Atlantic Property, Inc.              **** (3.1C)
3.1D          Certificate of Incorporation of Criterion Property, Inc.                       **** (3.1D)
3.1E          Articles of Incorporation of Hollywood Property, Inc.                          **** (3.1E)
3.1F          Certificate of Incorporation of IM San Diego, Inc.                             **** (3.1F)
3.1G          Certificate of Incorporation of Iron Mountain Information Partners, Inc.       **** (3.1G)
3.1H          Articles of Organization of Iron Mountain Data Protection Services, Inc.       **** (3.1H)


                                      II-2

Exhibit
Number        Item                                                                           Exhibit
- ------        ----                                                                           -------
3.1I          Articles of Incorporation of Iron Mountain Records Management of               Filed herewith as
              Maryland, Inc.                                                                 Exhibit 3.1I
3.1J          Articles of Incorporation of Iron Mountain Records Management of Ohio,         Filed herewith as
              Inc.                                                                           Exhibit 3.1J
3.1K          Certificate of Incorporation of Iron Mountain Wilmington, Inc.                 **** (3.1K)
3.1L          Articles of Incorporation of Data Storage Systems, Inc.                        Filed herewith as
                                                                                             Exhibit 3.1L
3.1M          Certificate of Formation of Iron Mountain Records Management of Missouri       **** (3.1M)
              LLC
3.1N          Articles of Organization of Iron Mountain Records Management of Boston,        **** (3.1N)
              Inc.
3.1O          Articles of Incorporation of Data Archive Services, Inc.                       Filed herewith as
                                                                                             Exhibit 3.1O
3.1P          Articles of Incorporation of Data Archives Services of Miami, Inc.             **** (3.1P)
3.2           Bylaws of the Company, as amended                                              * (3)
3.2A          Bylaws of Iron Mountain Records Management, Inc.                               **** (3.2A)
3.2B          Bylaws of Metro Business Archives, Inc.                                        **** (3.2B)
3.2C          Bylaws of Criterion Atlantic Property, Inc.                                    **** (3.2C)
3.2D          Bylaws of Criterion Property, Inc.                                             **** (3.2D)
3.2E          Bylaws of Hollywood Property, Inc.                                             **** (3.2E)
3.2F          Bylaws of IM San Diego, Inc.                                                   **** (3.2F)
3.2G          Bylaws of Iron Mountain Information Partners, Inc.                             **** (3.2G)
3.2H          Bylaws of Iron Mountain Data Protection Services, Inc.                         **** (3.2H)
3.2I          Bylaws of Iron Mountain Records Management of Maryland, Inc.                   Filed herewith as
                                                                                             Exhibit 3.2I
3.2J          Bylaws of Iron Mountain Records Management of Ohio, Inc.                       Filed herewith as
                                                                                             Exhibit 3.2J
3.2K          Bylaws of Iron Mountain Wilmington, Inc.                                       **** (3.2K)
3.2L          Bylaws of Data Storage Systems, Inc.                                           Filed herewith as
                                                                                             Exhibit 3.2L
3.2M          Limited Liability Company Agreement of Iron Mountain Records Management        **** (3.2M)
              of Missouri LLC
3.2N          Bylaws of Iron Mountain Records Management of Boston, Inc.                     **** (3.2N)
3.2O          Bylaws of Data Archives Services, Inc.                                         Filed herewith as
                                                                                             Exhibit 3.2O
3.2P          Bylaws of Data Archive Services of Miami, Inc.                                 **** (3.2P)
4.1           Registration Rights Agreement between the Company and certain                  * (4.1)
              Stockholders, dated as of December 14, 1990
4.2           Form of Indenture for the Notes                                                **** (4.2)
5             Opinion of Sullivan & Worcester LLP                                            Filed herewith as
                                                                                             Exhibit 5
10.1          Credit Agreement between the Company and Chase Manhattan Bank (N.A.) as        * (10.1)
              Agent, dated as of December 10, 1990, amended and restated as of April
              15, 1993 and further amended and restated as of January 31, 1995
10.2          Consent and Amendment No. 1 to the Credit Agreement, dated as of November      * (10.2)
              1, 1995 between the Company and Chase Manhattan Bank (N.A.) as Agent

                                      II-3

Exhibit
Number        Item                                                                           Exhibit
- ------        ----                                                                           -------
10.3          Consent and Amendment No. 2 to the Credit Agreement, dated as of November      * (10.3)
              2, 1995 between the Company and Chase Manhattan Bank (N.A.) as Agent
10.3A         Amendment No. 3 to the Credit Agreement, dated as of August 29, 1996,          **** (10.3A)
              among the Company, the lenders party thereto and The Chase Manhattan
              Bank, as Agent
10.3B         Draft of Credit Agreement, dated as of September 30, 1996, among               Filed herewith
              the Company, the lenders party thereto and The                                 as Exhibit 10.3B
              Chase Manhattan Bank, as Administrative Agent
10.4          Note Purchase Agreement between the Company and Chrysler Capital               * (10.4)
              Corporation, dated as of December 14, 1990, as amended
10.4A         Letter agreement, dated July 15, 1996, between the Company and Chrysler        *** (10.4A)
              Capital Corporation
10.5          Subordinated Term Note between the Company and Schooner Capital                * (10.5)
              Corporation, dated February 11, 1991
10.6          Iron Mountain Incorporated 1995 Stock Incentive Plan                           * (10.6)
10.7          Form of Iron Mountain Incorporated 1995 Stock Plan for Non-Employee            ** (10.7)
              Directors
10.8          Asset Purchase and Sale Agreement, dated as of July 8, 1994, between Iron      * (10.8)
              Mountain Data Protection Services, Inc. and Digital Equipment Corporation
10.9          Asset Purchase and Sale Agreement, dated as of October 31, 1994, among         * (10.9)
              Iron Mountain Records Management of Ohio, Inc., Storage and Retrieval
              Concepts, Inc., Thomas Waldon and Dann Scheiferstein
10.10         Asset Purchase and Sale Agreement, dated as of February 28, 1995, among        * (10.10)
              Iron Mountain Records Management ("IMRM"), National Business Archives,
              Inc., and James F. Knott
10.11         Asset Purchase Agreement, dated July 19, 1995, among IMRM, DataFile            * (10.11)
              Services, Inc. and Cynthia and Lee Macklin
10.12         Asset Purchase and Sale Agreement, dated as of October 5, 1995, among          * (10.12)
              IMRM, Brooks Records Center, Inc. and Forty Acres, Ltd.
10.13         Asset Purchase and Sale Agreement, dated as of November 1, 1995, among         * (10.13)
              IMRM, Nashville Vault Company, Ltd. and USA Vault Corporation
10.14         Asset Purchase and Sale Agreement, dated November 14, 1995, among IMRM,        * (10.14)
              Data Vault Corporation and Ralph Stoddard III
10.15         Merger Agreement, dated as of November 17, 1995, among IMRM, Temp DSSI,        * (10.15)
              Inc. and Data Storage Systems, Inc.
10.16         Asset Purchase and Sale Agreement, dated November 17, 1995, among IMRM,        * (10.16)
              Florida Data Bank, Inc., Carl J. Strang III, Carl J. Strang II and 6/10
              Corporation
10.17         Asset Purchase and Sale Agreement, dated November 22, 1995 among IMRM,         * (10.17)
              Data Management Business Records Storage, Inc. and Outdoor West, Inc.
10.18         Record Center Storage Services Agreement between IMRM and Resolution           * (10.18)
              Trust Corporation, dated July 31, 1992
10.19         Lease between IMRM and IM Houston (CR) Limited Partnership, dated January      * (10.19)
              1, 1991
10.20         Asset Purchase and Sale Agreement, dated July 11, 1996, among IMRM,            ***(10.20)
              The Fortress Corporation and certain subsidiaries

                                      II-4

Exhibit
Number        Item                                                                           Exhibit
- ------        ----                                                                           -------
10.21         Stock Purchase and Sale Agreement, dated as of August 9, 1996,                 *** (10.21)
              among IMRM  and the shareholders of Data Archive Services of
              Miami, Inc. and Data Archives Services, Inc.
10.22         Asset Purchase and Sale Agreement, dated August 13, 1996, among IMRM,          *** (10.22)
              International Record Storage and Retrieval Service, Inc. and Laurance
              Winnerman, Sanford Winnerman and Penny Novak
10.23         Asset Purchase Agreement, dated as of September 6, 1996, among IMRM,           **** (10.23)
              Mohawk Business Record Storage, Inc., Michael M. Rabin, Richard K. Rabin,
              Herman Ladin and Sidney Ladin
11            Statement re: computation of per share earnings                                *** (11)
12            Statement re: computation of ratio of earnings to fixed charges                **** (12)
21            Subsidiaries of the Company                                                    Filed herewith as
                                                                                             Exhibit 21
23.1          Consent of Sullivan & Worcester LLP                                            Contained in
                                                                                             Exhibit 5 filed
                                                                                             herewith
23.2          Consent of Arthur Andersen LLP                                                 **** (23.2)
23.3          Consent of Wolpoff & Company, LLP                                              **** (23.3)
23.4          Consent of Morrison and Smith                                                  **** (23.4)
23.5          Consent of Geo. S. Olive & Co. LLC                                             **** (23.5)
23.6          Consent of Robert F. Gayton, CPA                                               **** (23.6)
23.7          Consent of Perless, Roth, Jonas & Hartney, CPAs, PA                            **** (23.7)
23.8          Consent of Rothstein, Kass & Company, P.C.                                     **** (23.8)
24            Powers of Attorney                                                             **** Previously
                                                                                             filed as Exhibit
                                                                                             24 and on Pages
                                                                                             II-6 and II-7 of
                                                                                             the Registration
                                                                                             Statement
25            Statement re eligibility of trustee                                            **** (25)

(b) Financial Statement Schedules

   The following Financial Statement Schedule is filed herewith:

   Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrants, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrants hereby undertake that:

   (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, Iron Mountain Incorporated has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 25, 1996.


                                  IRON MOUNTAIN INCORPORATED



                                  By: /s/ C. Richard Reese
                                      -----------------------------
                                      Name: C. Richard Reese
                                      Title: Chairman of the Board of Directors
                                      and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registrant's Registration Statement on Form S-1 relating to Iron Mountain Incorporated's Senior Subordinated Notes and the guarantees thereof has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                       Title                             Date
     ---------                       -----                             ----
/s/ C. Richard Reese       Chairman of the Board of Directors        September 25, 1996
- ----------------------      and Chief Executive Officer
C. Richard Reese

         *                 President, Chief Operating Officer        September 25, 1996
- ----------------------      and Director
David S. Wendell

         *                 Executive Vice President, Chief           September 25, 1996
- ----------------------      Financial Officer and Director
Eugene B. Doggett

         *                 Director                                  September 25, 1996
- ----------------------
Constantin R. Boden

         *                 Director                                  September 25, 1996
- ----------------------
Arthur D. Little

         *                 Director                                  September 25, 1996
- ----------------------
Vincent J. Ryan

         *                 Vice President and Corporate              September 25, 1996
- ----------------------      Controller
Jean A. Bua

*By: /s/ C. Richard Reese
     --------------------
     C. Richard Reese
     Attorney-in-fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, their undersigned Registrants have each duly caused this amendment to their Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 25, 1996.


IRON MOUNTAIN RECORDS MANAGEMENT, INC.
METRO BUSINESS ARCHIVES, INC.
CRITERION ATLANTIC PROPERTY, INC.
CRITERION PROPERTY, INC.
HOLLYWOOD PROPERTY, INC.
IM SAN DIEGO, INC.
IRON MOUNTAIN INFORMATION PARTNERS, INC.
IRON MOUNTAIN DATA PROTECTION SERVICES, INC.
IRON MOUNTAIN RECORDS MANAGEMENT OF MARYLAND, INC.

IRON MOUNTAIN RECORDS MANAGEMENT OF OHIO, INC.
IRON MOUNTAIN WILMINGTON, INC.
DATA STORAGE SYSTEMS, INC.
IRON MOUNTAIN RECORDS MANAGEMENT OF MISSOURI LLC
IRON MOUNTAIN RECORDS MANAGEMENT OF BOSTON, INC.
DATA ARCHIVE SERVICES, INC.


By: /s/ C. Richard Reese
    --------------------
    Name:  C. Richard Reese
    Title: Chairman of the Board of Directors
           and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registrants' Registration Statement on Form S-1 relating to Iron Mountain Incorporated's Senior Subordinated Notes and the guarantees thereof has been signed below by the following persons in the capacities and on the dates indicated and each of the undersigned officers and directors or managers of Iron Mountain Records Management of Maryland, Inc., Iron Mountain Records Management of Ohio, Inc., Data Storage Systems, Inc., and Data Archive Services Inc., hereby severally constitutes and appoints C. Richard Reese, David
S. Wendell and Eugene B. Doggett, and each of them, to sign for him or her, and in his or her name in the capacity indicated below, such Registration Statement for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, including without limitation any registration statement or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.


     Signature                          Title                           Date
     ---------                          -----                           ----
/s/ C. Richard Reese       Chairman of the Board and Director,      September 25, 1996
- ---------------------        and Chief Executive Officer
    C. Richard Reese

/s/ Eugene B. Doggett      Executive Vice President and Chief       September 25, 1996
- ---------------------        Financial Officer, and Manager of
    Eugene B. Doggett        Iron Mountain Records Management
                             of Missouri, LLC

/s/ Jean A. Bua            Vice President and Corporate             September 25, 1996
- ---------------------        Controller
    Jean A. Bua

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Iron Mountain Incorporated:

   We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Iron Mountain Incorporated for each of the three years in the period ended December 31, 1995 and have issued our report thereon dated February 26, 1996. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The accompanying supplemental schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and regulations under the Securities and Exchange Act of 1934 and is not a required part of the basic financial statements. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


                                       ARTHUR ANDERSEN LLP

Los Angeles, California
February 26, 1996

                                  SCHEDULE II

                           IRON MOUNTAIN INCORPORATED
                        VALUATION AND QUALIFYING ACCOUNTS
                  Years Ended December 31, 1993, 1994 and 1995
                                 (In thousands)

                                     Balance at                                  Balance
                                     beginning       Charged to                  at end
                                      of year         expense      Deductions    of year
                                     ----------      ----------    ----------    -------
Year ended December 31, 1993
 Allowance for doubtful accounts        $424            $581         $(503)       $502
Year ended December 31, 1994
 Allowance for doubtful accounts        $502            $356         $(327)       $531
Year ended December 31, 1995
 Allowance for doubtful accounts        $531            $630         $(510)       $651

                                 Exhibit Index

Exhibit
Number        Item                                                                           Exhibit
- -------       ----                                                                           -------
1             Form of Underwriting Agreement                                                 **** (1)
3.1           Amended and Restated Certificate of Incorporation of the Company               * (3.1)
3.1A          Certificate of Incorporation of Iron Mountain Records Management, Inc.         Filed herewith as
                                                                                             Exhibit 3.1A
3.1B          Certificate of Incorporation of Metro Business Archives, Inc.                  Filed herewith as
                                                                                             Exhibit 3.2B
3.1C          Certificate of Incorporation of Criterion Atlantic Property, Inc.              **** (3.1C)
3.1D          Certificate of Incorporation of Criterion Property, Inc.                       **** (3.1D)
3.1E          Articles of Incorporation of Hollywood Property, Inc.                          **** (3.1E)
3.1F          Certificate of Incorporation of IM San Diego, Inc.                             **** (3.1F)
3.1G          Certificate of Incorporation of Iron Mountain Information Partners, Inc.       **** (3.1G)
3.1H          Articles of Organization of Iron Mountain Data Protection Services, Inc.       **** (3.1H)
3.1I          Articles of Incorporation of Iron Mountain Records Management of               Filed herewith as
              Maryland, Inc.                                                                 Exhibit 3.1I
3.1J          Articles of Incorporation of Iron Mountain Records Management of Ohio,         Filed herewith as
              Inc.                                                                           Exhibit 3.1J
3.1K          Certificate of Incorporation of Iron Mountain Wilmington, Inc.                 **** (3.1K)
3.1L          Articles of Incorporation of Data Storage Systems, Inc.                        Filed herewith as
                                                                                             Exhibit 3.1L
3.1M          Certificate of Formation of Iron Mountain Records Management of Missouri       **** (3.1M)
              LLC
3.1N          Articles of Organization of Iron Mountain Records Management of Boston,        **** (3.1N)
              Inc.
3.1O          Articles of Incorporation of Data Archive Services, Inc.                       Filed herewith as
                                                                                             Exhibit 3.1O
3.1P          Articles of Incorporation of Data Archives Services of Miami, Inc.             **** (3.1P)
3.2           Bylaws of the Company, as amended                                              * (3)
3.2A          Bylaws of Iron Mountain Records Management, Inc.                               **** (3.2A)
3.2B          Bylaws of Metro Business Archives, Inc.                                        **** (3.2B)
3.2C          Bylaws of Criterion Atlantic Property, Inc.                                    **** (3.2C)
3.2D          Bylaws of Criterion Property, Inc.                                             **** (3.2D)
3.2E          Bylaws of Hollywood Property, Inc.                                             **** (3.2E)
3.2F          Bylaws of IM San Diego, Inc.                                                   **** (3.2F)
3.2G          Bylaws of Iron Mountain Information Partners, Inc.                             **** (3.2G)
3.2H          Bylaws of Iron Mountain Data Protection Services, Inc.                         **** (3.2H)
3.2I          Bylaws of Iron Mountain Records Management of Maryland, Inc.                   Filed herewith as
                                                                                             Exhibit 3.2I
3.2J          Bylaws of Iron Mountain Records Management of Ohio, Inc.                       Filed herewith as
                                                                                             Exhibit 3.2J
3.2K          Bylaws of Iron Mountain Wilmington, Inc.                                       **** (3.2K)
3.2L          Bylaws of Data Storage Systems, Inc.                                           Filed herewith as
                                                                                             Exhibit 3.2L
3.2M          Limited Liability Company Agreement of Iron Mountain Records Management        **** (3.2M)
              of Missouri LLC
3.2N          Bylaws of Iron Mountain Records Management of Boston, Inc.                     **** (3.2N)
3.2O          Bylaws of Data Archives Services, Inc.                                         Filed herewith as
                                                                                             Exhibit 3.2O
3.2P          Bylaws of Data Archive Services of Miami, Inc.                                 **** (3.2P)
4.1           Registration Rights Agreement between the Company and certain                  * (4.1)
              Stockholders, dated as of December 14, 1990
4.2           Form of Indenture for the Notes                                                **** (4.2)


Exhibit
Number        Item                                                                           Exhibit
- -------       ----                                                                           -------
5             Opinion of Sullivan & Worcester LLP                                            Filed herewith as
                                                                                             Exhibit 5
10.1          Credit Agreement between the Company and Chase Manhattan Bank (N.A.) as        * (10.1)
              Agent, dated as of December 10, 1990, amended and restated as of April
              15, 1993 and further amended and restated as of January 31, 1995
10.2          Consent and Amendment No. 1 to the Credit Agreement, dated as of November      * (10.2)
              1, 1995 between the Company and Chase Manhattan Bank (N.A.) as Agent
10.3          Consent and Amendment No. 2 to the Credit Agreement, dated as of November      * (10.3)
              2, 1995 between the Company and Chase Manhattan Bank (N.A.) as Agent
10.3A         Amendment No. 3 to the Credit Agreement, dated as of August 29, 1996,          **** (10.3A)
              among the Company, the lenders party thereto and The Chase Manhattan
              Bank, as Agent
10.3B         Draft of Credit Agreement, dated as of September 30, 1996, among the Filed herewith as Company, the parties lender thereto and The
              Chase Manhattan Bank, as Exhibit 10.3B Administrative Agent
10.4          Note Purchase Agreement between the Company and Chrysler Capital               * (10.4)
              Corporation, dated as of December 14, 1990, as amended
10.4A         Letter agreement, dated July 15, 1996, between the Company and Chrysler        *** (10.4A)
              Capital Corporation
10.5          Subordinated Term Note between the Company and Schooner Capital                * (10.5)
              Corporation, dated February 11, 1991
10.6          Iron Mountain Incorporated 1995 Stock Incentive Plan                           * (10.6)
10.7          Form of Iron Mountain Incorporated 1995 Stock Plan for Non-Employee            ** (10.7)
              Directors
10.8          Asset Purchase and Sale Agreement, dated as of July 8, 1994, between Iron      * (10.8)
              Mountain Data Protection Services, Inc. and Digital Equipment Corporation
10.9          Asset Purchase and Sale Agreement, dated as of October 31, 1994, among         * (10.9)
              Iron Mountain Records Management of Ohio, Inc., Storage and Retrieval
              Concepts, Inc., Thomas Waldon and Dann Scheiferstein
10.10         Asset Purchase and Sale Agreement, dated as of February 28, 1995, among        * (10.10)
              Iron Mountain Records Management ("IMRM"), National Business Archives,
              Inc., and James F. Knott
10.11         Asset Purchase Agreement, dated July 19, 1995, among IMRM, DataFile            * (10.11)
              Services, Inc. and Cynthia and Lee Macklin
10.12         Asset Purchase and Sale Agreement, dated as of October 5, 1995, among          * (10.12)
              IMRM, Brooks Records Center, Inc. and Forty Acres, Ltd.
10.13         Asset Purchase and Sale Agreement, dated as of November 1, 1995, among         * (10.13)
              IMRM, Nashville Vault Company, Ltd. and USA Vault Corporation
10.14         Asset Purchase and Sale Agreement, dated November 14, 1995, among IMRM,        * (10.14)
              Data Vault Corporation and Ralph Stoddard III
10.15         Merger Agreement, dated as of November 17, 1995, among IMRM, Temp DSSI,        * (10.15)
              Inc. and Data Storage Systems, Inc.
10.16         Asset Purchase and Sale Agreement, dated November 17, 1995, among IMRM,        * (10.16)
              Florida Data Bank, Inc., Carl J. Strang III, Carl J. Strang II and 6/10
              Corporation
10.17         Asset Purchase and Sale Agreement, dated November 22, 1995 among IMRM,         * (10.17)
              Data Management Business Records Storage, Inc. and Outdoor West, Inc.
10.18         Record Center Storage Services Agreement between IMRM and Resolution           * (10.18)
              Trust Corporation, dated July 31, 1992
10.19         Lease between IMRM and IM Houston (CR) Limited Partnership, dated January      * (10.19)
              1, 1991

Exhibit
Number        Item                                                                           Exhibit
- -------       ----                                                                           -------
10.20         Asset Purchase and Sale Agreement, dated July 11, 1996, among IMRM,            ***(10.20)
              The Fortress Corporation and certain subsidiaries
10.21         Stock Purchase and Sale Agreement, dated as of August 9, 1996,                 *** (10.21)
              among IMRM  and the shareholders of Data Archive Services of
              Miami, Inc. and Data Archives Services, Inc.
10.22         Asset Purchase and Sale Agreement, dated August 13, 1996, among IMRM,          *** (10.22)
              International Record Storage and Retrieval Service, Inc. and Laurance
              Winnerman, Sanford Winnerman and Penny Novak
10.23         Asset Purchase Agreement, dated as of September 6, 1996, among IMRM,           **** (10.23)
              Mohawk Business Record Storage, Inc., Michael M. Rabin, Richard K. Rabin,
              Herman Ladin and Sidney Ladin
11            Statement re: computation of per share earnings                                *** (11)
12            Statement re: computation of ratio of earnings to fixed charges                **** (12)
21            Subsidiaries of the Company                                                    Filed herewith as
                                                                                             Exhibit 21
23.1          Consent of Sullivan & Worcester LLP                                            Contained in
                                                                                             Exhibit 5 filed
                                                                                             herewith
23.2          Consent of Arthur Andersen LLP                                                 **** (23.2)
23.3          Consent of Wolpoff & Company, LLP                                              **** (23.3)
23.4          Consent of Morrison and Smith                                                  **** (23.4)
23.5          Consent of Geo. S. Olive & Co. LLC                                             **** (23.5)
23.6          Consent of Robert F. Gayton, CPA                                               **** (23.6)
23.7          Consent of Perless, Roth, Jonas & Hartney, CPAs, PA                            **** (23.7)
23.8          Consent of Rothstein, Kass & Company, P.C.                                     **** (23.8)
24            Powers of Attorney                                                             **** Previously
                                                                                             filed as Exhibit
                                                                                             24 and on Pages
                                                                                             II-6 and II-7 of
                                                                                             the Registration
                                                                                             Statement
25            Statement re eligibility of trustee                                            **** (25)


   Each exhibit marked by an asterisk (*) is incorporated by reference to the Company's Registration Statement No. 33-99950 filed with the Securities and Exchange Commission on December 1, 1995. Each exhibit marked with a double asterisk (**) is incorporated by reference to Amendment No. 2 to the Company's Registration Statement filed with the Securities and Exchange Commission on January 11, 1996. Each exhibit marked with a triple asterisk (***) is incorporated by reference to the Company's Registration Statement No. 333-10359 filed with the Securities and Exchange Commission on August 16, 1996. Each exhibit marked with a quadruple asterisk (****) is incorporated by reference to Amendment No. 1 to the Company's Registration Statement filed with the Securities and Exchange Commission on September 11, 1996. Exhibit 3.2 is incorporated by reference to the Company's Quarterly Report on Form 10-Q (File No. 0-27584) filed with the Securities and Exchange Commission on August 14, 1996. Exhibit numbers in parentheses refer to the exhibit numbers in the applicable filing.